As filed with the Securities and Exchange Commission on September 6, 2024.

Registration No. 333-281722

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BICARA THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	85-2903745
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

116 Huntington Avenue, Suite 703

Boston, MA 02116

617-468-4219

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Claire Mazumdar

Chief Executive Officer

116 Huntington Avenue, Suite 703

Boston, MA 02116

617-468-4219

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kingsley L. Taft, Esq. Gabriela Morales-Rivera, Esq. Amarilice Young, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Lara Meisner Chief Legal Officer and Corporate Secretary Bicara Therapeutics Inc. 116 Huntington Avenue, Suite 703 Boston, MA 02116 617-468-4219	Thomas J. Danielski, Esq. Raymond Grant, Esq. Ropes & Gray LLP 800 Boylston Street Boston, MA 02199 (617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2024

PRELIMINARY PROSPECTUS

11,765,000 Shares

Common Stock

This is the initial public offering of shares of common stock of Bicara Therapeutics Inc.

We are offering 11,765,000 shares of our common stock. Prior to this offering, there has been no public market for our common stock. We expect the initial public offering price to be between $16.00 and $18.00 per share. We have applied to list our common stock on The Nasdaq Global Market, or Nasdaq, under the symbol “BCAX.” We believe that upon the completion of this offering, we will meet the standards for listing on The Nasdaq Global Market, and the completion of this offering is contingent upon such listing.

We are an “emerging growth company” and “smaller reporting company” as defined under the U.S. federal securities laws and will be subject to reduced public company reporting requirements for this prospectus and future filings. See the section titled “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves a high degree of risk. Please see the section titled “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See the section titled “Underwriting” for additional information regarding underwriting compensation payable to the underwriters.

At our request, the underwriters have reserved up to 5% of the common stock offered by this prospectus for sale, at the initial public offering price, to certain individuals identified by us. See “Underwriting - Directed Share Program.”

We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase an additional 1,764,750 shares of common stock at the initial offering price, less the underwriting discounts and commissions.

The underwriters expect to deliver the shares of common stock on or about     , 2024.

Morgan Stanley	TD Cowen	Cantor	Stifel

Prospectus dated    , 2024

Through and including    , 2024 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor the underwriters have authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or in any applicable free writing prospectus is current only as of the date on the front cover of this prospectus, regardless of its time delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

We own various U.S. federal trademark applications, registered and unregistered trademarks, and trade names including our company name. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

For investors outside of the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

The estimates, statistical and market data and certain other information concerning our industry, market and competitive position used throughout this prospectus are based on our own internal estimates and research, independent industry publications, governmental publications, reports by market research firms or other independent sources that we believe to be reliable sources. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosures contained in this prospectus, and we believe that these sources are reliable; however, we have not independently verified the information contained in such publications. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section titled “Risk Factors” and elsewhere in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus. You should also consider, among other things, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case appearing elsewhere in this prospectus. Unless the context otherwise requires, the terms “Bicara,” “the Company,” “we,” “us,” and “our” in this prospectus refer to Bicara Therapeutics Inc. and its wholly owned subsidiary, or either or both of them as the context may require.

Overview

We are a clinical-stage biopharmaceutical company committed to bringing transformative bifunctional therapies to patients with solid tumors. Our lead program ficerafusp alfa is a bifunctional antibody that combines two clinically validated targets, an epidermal growth factor receptor, or EGFR, directed monoclonal antibody with a domain that binds to human transforming growth factor beta, or TGF-b. Through this dual-targeting mechanism, ficerafusp alfa has the potential to exert potent anti-tumor activity by simultaneously blocking both cancer cell-intrinsic EGFR survival and proliferation, as well as the immunosuppressive TGF-b signaling within the tumor microenvironment, or TME. Ficerafusp alfa directs the TGF-b inhibitor into the immediate TME through the binding of EGFR on tumor cells, which we believe will lead to durable responses and an increase in overall survival, or OS, while reducing the adverse effects typically associated with systemic TGF-b inhibition. Ficerafusp alfa is initially being developed in head and neck squamous cell carcinoma, or HNSCC, where there remains a significant unmet need. We intend to initiate a pivotal Phase 2/3 trial of ficerafusp alfa in combination with pembrolizumab as a first-line therapy in recurrent/metastatic, or R/M, HNSCC excluding patients associated with human papillomavirus infection, or HPV-positive patients, with oropharyngeal squamous cell carcinoma, or OPSCC, late in the fourth quarter of 2024 or early in the first quarter of 2025.

We are conducting an ongoing Phase 1/1b trial of ficerafusp alfa in the U.S., which includes a cohort of HNSCC patients who were treatment-naïve in the R/M setting. In this cohort, treatment with ficerafusp alfa in combination with pembrolizumab resulted in a 54% (21/39) overall response rate, or ORR, in the efficacy evaluable population, and a 64% (18/28) ORR in patients not associated with human papillomavirus infection, or HPV-negative patients. The historical response rate observed in a Phase 3 trial with pembrolizumab monotherapy, the current standard of care in R/M HNSCC, was 19%. Furthermore, treatment with ficerafusp alfa in combination with pembrolizumab demonstrated an 18% (5/28) complete response rate, or CR rate, and a median progression-free survival, or mPFS, of 9.8 months in HPV-negative patients. With at least 12 months of follow-up, median OS and median duration of response, or mDOR, have not yet been reached, and we expect to announce updated interim Phase 1/1b data at future medical meetings in 2025. Based on the clinical data generated to date, we believe that ficerafusp alfa in combination with pembrolizumab has the potential to become a first-line standard of care therapy in HPV-negative R/M HNSCC.

We also believe ficerafusp alfa has the potential to provide meaningful clinical benefit in other solid tumors where there is a strong biologic rationale for the dual inhibition of both EGFR and TGF-b, such as colorectal cancer and other squamous cell carcinomas which typically overexpress EGFR and TGF-b pathways. We have demonstrated preliminary activity of ficerafusp alfa in combination with pembrolizumab or as a monotherapy across several squamous cell carcinomas, including cutaneous squamous cell carcinoma, or CSCC. Within our Phase 1/1b dose expansion cohorts conducted in the U.S. and Canada, we have observed to date a preliminary 42% (5/12) ORR with ficerafusp alfa monotherapy in relapsed and/or refractory CSCC patients.

We have built a platform designed to facilitate the development of bifunctional therapies that precisely target the tumor and deliver a tumor-modulating payload to the tumor site. This dual-targeting approach both enhances drug exposure within the TME and limits systemic toxicity. This approach was deployed in the development of ficerafusp alfa, where we believe the bifunctional design can improve upon the therapeutic profile of immunotherapies and targeted therapies by addressing resistance mechanisms and limiting off-target toxicity, therefore, enhancing the treatment effect and tolerability for targeted patient populations with cancer.

HNSCC Background

HNSCC is one of the most common cancers in the U.S. and globally with a rising incidence anticipated to reach one million new global cases annually by 2030. There are approximately 67,000 cases of HNSCC each year in the U.S with a 13% 5-year survival rate. Ten percent of HNSCC patients are diagnosed with metastatic disease and up to 30% develop a recurrence or metastases over time after initial treatment for advanced HNSCC. There are approximately 23,000 cases of R/M HNSCC each year in the U.S. Median OS for patients with R/M HNSCC is only 12 months. Most cases of HNSCC are believed to arise from mutations that accumulate due to carcinogenic exposure, such as tobacco smoke, or by HPV. Approximately 80% of patients with R/M HNSCC are HPV-negative, a status associated with a worse prognosis. Pembrolizumab monotherapy is the standard of care for R/M HNSCC patients who have evidence of PD-L1 expressing tumors is pembrolizumab monotherapy. The KEYNOTE-048 Phase 3 trial of pembrolizumab conducted by Merck & Co. Inc., or Merck & Co, demonstrated an ORR of 19% with a mPFS of 3.2 months in a population of HPV-negative and HPV-positive patients with combined positive scores, or CPS, greater than or equal to one. For patients with a CPS less than one and no PD-L1 expression within their TME, the typical standard of care is the EXTREME regimen, a combination of cetuximab and chemotherapy, which has low response rates and survival, as well as a difficult tolerability profile.

We believe the poor prognoses in HPV-negative R/M HNSCC and the low ORR associated with available therapies may be attributed to the elevated levels of TGF-b observed in these patients. It has been shown in translational studies that EGFR inhibition leads to further increases in TGF-b levels which result in the development of resistance to EGFR-targeted therapeutics. We believe blocking TGF-b has the potential to prevent resistance and improve the anti-tumor activity of anti-EGFR therapies, leading to more durable responses and an increase in OS. Similarly, inhibiting TGF-b may reduce the fibrosis and immune-exclusion within the TME that could be responsible for the low efficacy seen with checkpoint inhibitors in these immunosuppressive, or “cold” tumors. We believe promoting immune activation via TGF-b blockade may translate to significant increases in anti-tumor efficacy, particularly in the depth and durability of responses in combination with anti-PD1 therapies.

Our Dual-Targeting Mechanism: EGFR and TGF-b

EGFR is the primary member of a larger family of cell-surface growth factor receptors harboring intrinsic tyrosine kinase function. EGFR is involved in many tumor-promoting pathways. Its overexpression has been linked to multiple squamous cell cancers, including HNSCC, where EGFR expression has been shown to be greater than 90%. EGFR has been a long-standing focus for cancer drug development due to the correlation between EGFR expression, poor prognosis and resistance to therapy. Cetuximab is an EGFR-directed monoclonal antibody approved for HNSCC and colorectal cancer that drives anti-tumor responses by inhibiting EGFR signaling and through antibody-dependent cell-mediated cytotoxicity, or ADCC. However, acquired resistance mechanisms to cetuximab can prevent durable responses. We believe that there is a significant market opportunity for EGFR targeted therapies with improved efficacy, durability and OS compared to cetuximab.

TGF-b is a cytokine that controls a range of biological functions and is widely understood to play a critical role in cancer. TGF-b perpetuates tumor survival by promoting tumor cell proliferation, migration, invasion and metastasis. TGF-b also serves as an immunosuppressant, inhibiting both natural killer, or NK, cells and cytotoxic T cells. The inhibition of TGF-b has been demonstrated to improve anti-tumor responses in vivo. However, these findings have not been translated into substantial improvements in clinical efficacy, which we believe may be due to the inability to sufficiently inhibit TGF-b directly within the TME. Increased TGF-b expression within the TME contributes to an immune-excluded environment.

Ficerafusp alfa is a bifunctional antibody that combines the well-established biologies of both the clinically validated anti-EGFR antibody cetuximab and a TGF-b binding domain to deliver a potent anti-tumor therapy, sequestering TGF-b directly to EGFR-expressing tumors with the goal of limiting off-target toxicity. We have shown both in vitro and in vivo that ficerafusp alfa performs as expected, by binding to both targets, localizing to the tumor, inhibiting tumor growth and suppressing TGF-b levels within tumors.

Ficerafusp alfa was designed to overcome key shortcomings of prior approaches to targeting EGFR and TGF-b. Specifically, we believe that ficerafusp alfa is differentiated from previous and existing approaches given the following:

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ficerafusp alfa localizes TGF-b inhibition directly to EGFR expressing tumor cells. We believe this will lead to higher concentrations within the TME to increase the inhibition, reduce overall dose and enhance tolerability.

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ficerafusp alfa may help prevent acquired resistance to EGFR-targeted therapies. Dual targeting of TGF-b alongside EGFR may prevent key resistance mechanisms driven by upregulation of TGF-b and may drive durable tumor responses.

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ficerafusp alfa synergizes with anti-PD-1 therapies. Targeting TGF-b directly in the TME may relieve immune cell suppression and exclusion and enhance both the immune response as well as the activity of anti-PD-1 therapies.

Ficerafusp alfa clinical results

We are conducting an ongoing Phase 1/1b trial in patients with EGFR-driven solid tumors. This trial has the goal of establishing safety and tolerability, as well as the recommended dose for expansion for both ficerafusp alfa monotherapy and ficerafusp alfa in combination with pembrolizumab across various tumor types. Data from our Phase 1/1b dose expansion cohort evaluating 1500mg of ficerafusp alfa in combination with pembrolizumab in efficacy-evaluable first-line R/M HNSCC patients with a CPS greater than or equal to one was first presented in an oral presentation at an American Society of Clinical Oncology meeting in June 2023. We demonstrated a meaningful 54% (21/39) ORR across both HPV-negative and HPV-positive R/M HNSCC. We also observed a markedly higher ORR of 64% (18/28) in the HPV-negative subset. This is consistent with the HPV-negative subset having elevated levels of EGFR and TGF-b, where we believe ficerafusp alfa has potential to achieve differentiated clinical outcomes.

As depicted in the Figure below, in the HPV-negative subset, response rates of more than 50% were observed in both the CPS 1 through 19 and CPS greater than or equal to 20 subgroups. This is notable as pembrolizumab is known to have a lower efficacy in the CPS 1-19 subset. We also observed that 18% (5/28) of HPV-negative patients achieved a CR and several other patients achieved deep partial responses, including 5 other patients with responses greater than 80%. The CR rate of approximately 3-5% was previously reported in investigator-sponsored trials, or ISTs, of cetuximab in combination with pembrolizumab or nivolumab, as well as the KEYNOTE-048 study with pembrolizumab in patients with CPS greater than or equal to one. Since the ficerafusp alfa Phase 1/1b clinical trial was a single arm study, the Company cannot derive statistical significance.

Figure. Anti-tumor responses of HPV-negative HNSCC patients treated with ficerafusp alfa and pembrolizumab

In addition to the high ORR and deep partial responses, we observed that the responses in the combination trial were durable and suggestive of enhanced immunological memory and the mPFS in HPV-negative subjects was 9.8 months. The PFS benefit in historical published data for pembrolizumab monotherapy was 3.2 months in an HPV-negative and HPV-positive population, and the PFS benefit for cetuximab and anti-PD-1 combination ISTs was 6.2 to 6.5 months in an HPV-negative and HPV-positive population. We aim to replicate this Phase 1b data in a pivotal randomized Phase 2/3 trial as we believe that ficerafusp alfa in combination with pembrolizumab has the potential to become a first-line standard of care therapy in HPV-negative R/M HNSCC.

We are working to bring ficerafusp alfa, a potentially transformative therapy, to patients as quickly as possible. We have designed a double-blinded placebo-controlled Phase 2/3 trial in R/M HNSCC patients, excluding patients with HPV-positive OPSCC, which we believe is sufficiently powered to achieve results that may lead to accelerated approval. While such accelerated approval pathway could expedite the development or approval process, there’s no guarantee that it will and it does not generally change the standards for approval. This trial will enroll approximately 750 patients with a PD-L1 CPS greater than or equal to one, and who have not received systemic therapy in the R/M setting. We intend to conduct an interim analysis to determine if the ORR is sufficient to seek accelerated approval and will continue the trial with the goal of demonstrating a statistically significant improvement in OS. We anticipate initiating this trial late in the fourth quarter of 2024 or early in the first quarter of 2025 and project that the ORR interim analysis may occur in 2027.

Our Strengths

Our company was founded with the goal of bringing transformative bifunctional therapies to patients with solid tumors. To advance that goal, we are focusing our efforts on the development of our lead program, ficerafusp alfa, for the treatment of R/M HNSCC, where there remains a significant unmet need. We believe the following competitive strengths will allow us to successfully develop, commercialize and maximize the impact of ficerafusp alfa:

•	Validated dual-targeting mechanism of action with potential to exert potent and durable anti-tumor activity.

Ficerafusp alfa is a bifunctional antibody designed to simultaneously block both cancer cell-intrinsic EGFR survival and proliferation, as well as the well-understood immunosuppressive TGF-b signaling within the TME. Ficerafusp alfa leverages the established biology of the clinically validated anti-EGFR antibody cetuximab. However, ficerafusp alfa is differentiated from existing therapies through the targeting of TGF-b, which localizes the ligand to EGFR expressing tumor cells, potentially increasing its activity at the tumor site and limiting systemic toxicity. Importantly, TGF-b inhibition synergizes with EGFR, which we believe will prevent resistance to treatment and lead to more durable responses.

•	Clinical data generated to date representing meaningful improvements over standard of care.

We have generated compelling interim clinical data for ficerafusp alfa in a Phase 1/1b trial of R/M HNSCC patients. In this trial, treatment with ficerafusp alfa in combination with pembrolizumab led to a 64% (18/28) ORR in HPV-negative patients. The combination also demonstrated an 18% (5/28) CR rate and mPFS to 9.8 months in the same patient population. With at least 12 months of follow-up, median OS and mDOR have not yet been reached, and we expect to announce updated interim Phase 1/1b data at future medical meetings in 2025. We believe that ficerafusp alfa in combination with pembrolizumab has the potential to become a first-line standard of care therapy in HPV-negative R/M HNSCC.

•	Potential to address significant unmet need in HPV-negative R/M HNSCC with clear development pathway.

HNSCC is one of the most common cancers, accounting for approximately 4% of all cancers in the U.S. An estimated 80% of R/M HNSCC cases are HPV-negative, a status associated with significantly worse outcomes compared to HPV-positive patients. We are prioritizing our initial development efforts in HPV-negative R/M HNSCC given the significant unmet need for durable therapies in this patient population. We also believe that ficerafusp alfa will be most effective in this patient subset given the (1) high expression of EGFR, (2) elevated levels of TGF-b and (3) current preclinical and clinical data, including from our own Phase 1/1b study, supporting increased activity within HPV-negative patients. We believe our deliberate patient selection strategy provides the best opportunity to demonstrate the potential of ficerafusp alfa as a first-line therapy. We plan to initiate a pivotal Phase 2/3 trial of ficerafusp alfa in combination with pembrolizumab as a first-line therapy in HPV-negative R/M HNSCC late in the fourth quarter of 2024 or early in the first quarter of 2025.

•	Potential to expand the clinical development of ficerafusp alfa in additional patient populations within HNSCC and other solid tumors of squamous cell origin.

Beyond our initial development plans, we believe there are significant opportunities to expand the clinical development of ficerafusp alfa to other populations of HNSCC patients with greater than 60,000 cases each year in the U.S., including for the treatment of locally advanced HPV-negative HNSCC and in the neoadjuvant or adjuvant setting. We also believe ficerafusp alfa has the potential to provide meaningful clinical benefit in other EGFR-expressing solid tumors of squamous cell origin, such as colorectal cancer and other squamous cell carcinomas where there is a strong biologic rationale for the dual-inhibition of EGFR and TGF-b pathways. We plan to explore these additional development opportunities to maximize the potential of ficerafusp alfa for the treatment of cancer.

•	Strong and experienced team with deep expertise in clinical development.

We have assembled a seasoned leadership team with extensive and highly relevant experience in the field of oncology drug development. Our organization is comprised of scientific, clinical and business leaders with broad biotechnology expertise. We have a strong track record of study design and execution, exemplified by the rapid enrollment of our Phase 1/1b study. Our mission-driven team will continue to dedicate our collective efforts and resources to our shared goal of delivering transformative therapies to cancer patients.

Our Team

We have assembled a seasoned leadership team of scientific, clinical and business leaders with broad expertise in biotechnology. Claire Mazumdar, Ph.D., M.B.A., our Chief Executive Officer, was previously part of the founding team and led business development and corporate strategy at Rheos Medicines, Inc. Dr. Mazumdar served as a Senior Associate at Third Rock Ventures, LLC, where she focused on company formation and supported business development for their portfolio companies. Ryan Cohlhepp, Pharm.D., our President and Chief Operating Officer, was a founding executive at Rheos Medicines, Inc., and prior to that, was Vice President of Marketing, Operations and Analytics at Takeda Oncology where he was responsible for the company’s commercial oncology portfolio in the U.S. David Raben, M.D., our Chief Medical Officer, is currently a board-certified radiation oncologist with more than 25 years of biopharma and academic translational oncology experience. His prior roles include Vice President of Global Product Development and Product General Manager of Oncology at Amgen, Inc. and Vice President and Franchise Leader of Clinical Oncology at Genentech, Inc. focused on non-small cell lung cancer, or NSCLC, skin cancer and HNSCC. Ivan Hyep, our Chief Financial Officer, previously served as Head of Finance at MOMA Therapeutics and Director of Finance at Third Rock Ventures, LLC after 10 years at Bain Capital, LP. Lara Meisner, J.D., our Chief Legal Officer, previously served as Chief Legal Officer at Viridian Therapeutics, Inc. and in various senior legal roles at Astria Therapeutics, Inc. and Verastem Oncology, Inc.

Our team is supported by a group of investors who have shared our vision and commitment to developing transformative bifunctional therapies for patients with solid tumors. Since our inception, we have raised $353 million, including a $165 million Series C financing in December 2023. Our leading syndicate of investors includes RA Capital Management, Red Tree Venture Capital, Omega Funds, Invus and TPG, as well as Biocon Limited, a global biopharmaceutical company and leader in the development of biologics. Prospective investors should not rely on the investment decisions of our existing investors, as these investors may have different risk tolerances and have received their shares in prior offerings at prices lower than the price offered to the public in this offering. See “Certain Relationships and Related Party Transactions” for more information.

Summary of Material Risks Associated with our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks include, but are not limited to, the following:

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We are a clinical-stage biopharmaceutical company with a limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability. We have incurred significant financial losses since our inception and anticipate that we will continue to incur significant financial losses for the foreseeable future.

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Even if this offering is successful, we will require additional funding in order to finance operations. If we are unable to raise capital when needed, or on acceptable terms, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

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Our business is highly dependent on the success of ficerafusp alfa. If we are unable to successfully complete clinical development, obtain regulatory approval for or commercialize ficerafusp alfa, or if we experience delays in doing so, our business will be materially harmed.

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The regulatory approval processes of the U.S. Food and Drug Administration and comparable foreign authorities are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be materially harmed.

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Clinical development involves a lengthy and expensive process with uncertain outcomes. We may incur additional costs and experience delays in developing and commercializing or be unable to develop or commercialize ficerafusp alfa and any future product candidates.

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Ficerafusp alfa or any future product candidates may cause undesirable side effects or have other properties when used alone or in combination with other approved products or investigational new drugs that could halt their clinical development, delay or prevent their regulatory approval, limit their commercial potential or result in significant negative consequences.

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The commercial success of ficerafusp alfa or any future product candidates will depend upon the degree of market acceptance of such product candidates by physicians, patients, healthcare payors and others in the medical community.

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Our ability to develop product candidates, leverage our potential and our future growth depends on attracting, hiring and retaining our key personnel and recruiting additional qualified personnel. If we are not successful in attracting, motivating and retaining highly qualified personnel, we may not be able to successfully implement our business strategy. Additionally, we will need to grow the size of our organization, and we may experience difficulties in managing this growth.

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We rely, and expect to continue to rely, on third parties, including independent clinical investigators and CROs, to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

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We currently and in the future may depend on other third-party collaborators for the discovery, development and commercialization of ficerafusp alfa and any of our future product candidates. If our collaborations are not successful, we may not be able to capitalize on the market potential of these product candidates.

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We have not yet demonstrated an ability to generate revenue, obtain regulatory approval, manufacture any product on a commercial scale or arrange for a third party to do so on our behalf or conduct sales and marketing activities necessary for successful product commercialization.

The summary risk factors described above should be read together with the text of the full risk factors in the section titled “Risk Factors” and the other information set forth in this prospectus, including our consolidated financial statements and the related notes, as well as in other documents that we file with the Securities and Exchange Commission, or the SEC. The risks summarized above or described in full elsewhere in this prospectus are not the only risks that we face. Additional risks and uncertainties not presently known to us, or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations, and future, growth prospects.

Corporate History

We were incorporated under the laws of the State of Delaware on December 12, 2018 under the name “Bicara Therapeutics Inc.” Our principal corporate office is located at 116 Huntington Avenue, Suite 703, Boston, MA 02116, and our telephone number is 617-468-4219. We have one subsidiary, Bicara Securities Corporation, formed in October 2023 under the laws of the Commonwealth of Massachusetts. Our website address is www.bicara.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

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being permitted to present only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	not being required to hold advisory votes on executive compensation or to obtain stockholder approval of any golden parachute arrangements not previously approved;

•

an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and

•

an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on financial statements.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. As a result of these elections, the information that we provide in this prospectus including our financial statements, may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in our share price.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that (i) our voting and non-voting common stock held by non-affiliates is $250 million or more, measured on the last business day of our second fiscal quarter, or (ii) our annual revenues are $100 million or more, during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more, measured on the last business day of our second fiscal quarter.

THE OFFERING

Common stock offered	11,765,000 shares.

Underwriters’ option to purchase additional shares

We have granted a 30-day option to the underwriters to purchase up to 1,764,750 additional shares of common stock from us at the public offering price, less underwriting discounts and commissions on the same terms as set forth in this prospectus.

Common stock to be outstanding immediately after this offering	46,025,925 shares (or 47,790,675 shares if the underwriters exercise their option to purchase additional shares of common stock in full).

Use of proceeds

We estimate that the net proceeds from the sale of shares of our common stock in this offering will be approximately $182.0 million, or $209.9 million if the underwriters exercise their option to purchase additional shares of common stock in full, assuming an initial public offering price of $17.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The principal purposes of this offering are to create a public market for our common stock and thereby facilitate future access to the public equity markets, increase our visibility in the marketplace and obtain additional capital. We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, for the following: (i) advance the development of ficerafusp alfa in head and neck squamous cell carcinoma, or HNSCC, and fund our pivotal Phase 2/3 trial for the filing of a Biologics License Application; (ii) fund expansion of ficerafusp alfa development in additional HNSCC patient populations such as those with combined positive scores less than one and locally advanced HNSCC; (iii) advance the development of ficerafusp alfa in additional solid tumors, such as colorectal cancer and other squamous cell carcinomas including the initiation of clinical trials, clinical research outsourcing and drug manufacturing; and (iv) the remainder for working capital and other general corporate purposes. See section titled “Use of Proceeds” on page 79 for additional information.

Directed share program

At our request, the underwriters have reserved up to 588,250 shares, or 5% of the shares being offered by this prospectus, for sale, at the initial public offering price, to certain of our directors, officers, employees and persons having business relationships with us. The number of shares of common stock available for sale to the general public will be reduced to the extent these parties purchase any of such reserved shares. Any reserved shares of common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Please see the section titled “Underwriting—Directed Share Program” for additional information.

Risk factors	You should carefully read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.

Proposed Nasdaq Global Market symbol	BCAX

The number of shares of our common stock to be outstanding after this offering is based on 34,260,925 shares of our common stock (which includes 14,006 shares of unvested restricted common stock and 12,502 shares of unvested early exercise stock options) outstanding as of June 30, 2024, after giving effect to the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 33,210,876 shares of our common stock immediately prior to the completion of this offering, and excludes:

•

4,608,707 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2024 under our 2019 Stock Option and Grant Plan, as amended, or 2019 Plan (which number excludes 12,502 shares of unvested early exercise stock options), at a weighted average exercise price of $4.62 per share;

•	3,240,096 shares of common stock issuable upon the exercise of stock options granted after June 30, 2024 pursuant to our 2019 Plan, at a weighted average exercise price of $9.24 per share;

•

338,126 shares of common stock reserved for future issuance as of June 30, 2024 under the 2019 Plan (which number was reduced to 73,076 after giving effect to (i) a plan amendment approved and adopted by the Board and shareholders of the Company after June 30, 2024 and (ii) the issuance of options to purchase up to 3,240,096 shares of common stock granted after June 30, 2024), which shares will cease to be available for issuance at the time our 2024 Stock Option and Grant Plan, or 2024 Plan, becomes effective;

•

507,383 shares of common stock reserved for future issuance under our 2024 Employee Stock Purchase Plan, or ESPP, which will become effective on the date immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP; and

•

2,453,616 shares of our common stock reserved for future issuance under our 2024 Plan, which will become effective on the date immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2024 Plan and any shares underlying outstanding stock awards granted under the 2019 Plan that expire or are repurchased, forfeited, cancelled, or withheld.

Unless otherwise indicated, all information in this prospectus reflects or assumes the following:

•

the automatic conversion of all 306,985,117 outstanding shares of our redeemable convertible preferred stock into an aggregate of 33,210,876 shares of common stock immediately prior to the closing of this offering;

•	no exercise of the outstanding options described above after June 30, 2024;

•	no exercise by the underwriters of their option to purchase up to 1,764,750 additional shares of common stock in this offering;

•	a one-for-9.2435 reverse stock split of our common stock, effected on September 5, 2024; and

•

the filing and effectiveness of our fifth amended and restated certificate of incorporation immediately prior to the closing of this offering and the effectiveness of our amended and restated bylaws upon the effectiveness of the registration statement of which this prospectus is a part.

SUMMARY FINANCIAL DATA

The following table sets forth our statements of operations for the years ended December 31, 2023 and 2022 and for the six months ended June 30, 2024 and 2023 and our summary consolidated balance sheet data as of June 30, 2024. The summary consolidated statements of operations data for the years ended December 31, 2023 and 2022 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary condensed consolidated statements of operations data for the six months ended June 30, 2024 and 2023 and summary condensed consolidated balance sheet data as of June 30, 2024 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that should be expected in any future periods, and our interim results are not necessarily indicative of the results that may be expected for the full year or any other period. Our unaudited interim financial statements were prepared on the same basis as our audited financial statements and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, that are necessary for the fair statement of the financial information set forth in those financial statements. You should read the following summary financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The summary consolidated financial data included in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by our consolidated financial statements and the related notes included elsewhere in this prospectus.

SUMMARY CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,		Six months Ended June 30,
	2023	2022	2024	2023
			(unaudited)
	(in thousands, except share and per share data)
Operating expenses:
Research and development costs—related party	$9,244	$12,936	$5,091	$4,238
Research and development	21,373	18,376	22,782	8,874
General and administrative	9,272	6,344	7,251	3,560

Total operating expenses	39,889	37,656	35,124	16,672

Loss from operations	(39,889)	(37,656)	(35,124)	(16,672)
Other (expenses) income:
Interest expense—related party	—	(112)	—	—
Interest income	1,314	4	5,568	—
Change in fair value of Series B preferred stock tranche rights liability	(13,405)	—	—	(28)
Other miscellaneous expense, net	—	(80)	—	—

Total other expenses	(12,091)	(188)	5,568	(28)

Net Loss before income taxes	(51,980)	(37,844)	(29,556)	(16,700)
Income tax expense	(5)	(1)	(1)	—

Net loss	$(51,985)	$(37,845)	$(29,557)	$(16,700)

Net Loss per share, basic and diluted	$(89.61)	$(88.20)	$(38.19)	$(30.58)

Weighted-average number common shares outstanding, basic and diluted	580,109	429,084	774,012	546,171

Pro forma net loss per common share, basic and diluted(1)	$(3.37)		$(0.87)

Pro forma weighted-average number of common shares outstanding, basic and diluted(1)	15,440,460		33,984,930

	As of June 30, 2024
	Actual	Pro forma(1)	Pro forma as adjusted(2)
	(Unaudited, in thousands except shares and per share data)
Balance Sheet Data:
Cash and cash equivalents	$203,855	$203,855	$385,805
Working capital(3)	190,011	190,011	371,961
Total assets	208,784	208,784	390,734
Convertible preferred stock	367,277	—	—
Total stockholders’ (deficit) equity	(174,776)	192,501	374,451

(1)

Gives effect to the automatic conversion of all 306,985,117 outstanding shares of our redeemable convertible preferred stock in the aggregate into an aggregate of 33,210,876 shares of our common stock immediately prior to the completion of this offering, and the filing and effectiveness of our fifth amended and restated certificate of incorporation, which will occur immediately prior to the completion of this offering.

(2)

Gives effect to (i) the pro forma adjustments set forth in footnote (1) above and (ii) the issuance and sale of 11,765,000 shares of our common stock in this offering at an assumed initial public offering price of $17.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Pro forma as adjusted balance sheet data is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ (deficit) equity by approximately $10.9 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ (deficit) equity by approximately $15.8 million, assuming no change in the assumed initial public offering price per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)

We define working capital as current assets less current liabilities. See our financial statements and the related notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as the other information in this prospectus, including our consolidated financial statements and the related notes appearing elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to invest in our common stock. The risks described below are not the only ones facing us. The following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, results of operations and growth prospects. In such an event, the trading price of our common stock could decline, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Our actual results could differ materially from those anticipated in our forward-looking statements as a result of specific factors, including the risks and uncertainties described below.

Risks Related to Our Limited Operating History, Financial Condition and Need for Additional Capital

We are a clinical-stage biopharmaceutical company with a limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability. We have incurred significant financial losses since our inception and anticipate that we will continue to incur significant financial losses for the foreseeable future.

We are a clinical-stage biopharmaceutical company with a limited operating history. We were formed in December 2018, and our operations to date have been limited to pre-commercial activities. We have not yet demonstrated an ability to generate revenue, obtain regulatory approval, manufacture any product on a commercial scale or arrange for a third party to do so on our behalf or conduct sales and marketing activities necessary for successful product commercialization. Our limited operating history as a company makes any assessment of our future success and viability subject to significant uncertainty. We will encounter risks and difficulties frequently experienced by early-stage biopharmaceutical companies in rapidly evolving fields, and we have not yet demonstrated an ability to successfully overcome such risks and difficulties. If we do not address these risks and difficulties successfully, our business will suffer.

We have no products approved for commercial sale and have not generated any revenue from product sales to date. We will continue to incur significant research and development and other expenses related to our preclinical and clinical development and ongoing operations. As a result, we are not profitable and have incurred losses in each period since our inception. Net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital. Our net losses totaled $52.0 million and $37.8 million for the years ended December 31, 2023 and 2022, respectively, and $29.6 million and $16.7 million for the six months ended June 30, 2024 and 2023, respectively. As of June 30, 2024, we have not yet generated revenues. We expect to continue to incur significant losses for the foreseeable future, and we expect these losses to increase as we continue our research and development of, and seek regulatory approvals for, ficerafusp alfa.

We anticipate that our expenses will increase substantially if, and as, we:

•	advance ficerafusp alfa through clinical development;

•	seek regulatory approvals for ficerafusp alfa and any future our product candidates that successfully complete clinical trials;

•	hire additional clinical, quality control, medical, scientific and other technical personnel to support the clinical development of ficerafusp alfa and any future product candidate;

•	experience an increase in headcount as we expand our research and development organization and market development and pre-commercial planning activities;

•	undertake any pre-commercial or commercial activities to establish sales, marketing and distribution capabilities;

•

advancing any future product candidates into clinical development; seek to identify, acquire and develop additional product candidates, including through business development efforts to invest in or in-license other technologies or product candidates;

•	maintain, expand and protect our intellectual property portfolio;

•	make any payments due under our license agreements and any potential milestones, royalties or other payments due under any future in-license or collaboration agreements; and

•	make milestone, royalty, interest or other payments due under any future financing or other arrangements with third parties.

Biopharmaceutical product development entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval, secure market access and reimbursement and become commercially viable, and therefore any investment in us is highly speculative. Accordingly, before making an investment in us, you should consider our prospects, factoring in the costs, uncertainties, delays and difficulties frequently encountered by companies in clinical development, especially clinical-stage biopharmaceutical companies such as ours. Any predictions you make about our future success or viability may not be as accurate as they would otherwise be if we had a longer operating history or a history of successfully developing and commercializing pharmaceutical products. We may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving our business objectives.

Additionally, our expenses could increase beyond our expectations if we are required by the U.S. Food and Drug Administration, or the FDA, Health Canada, the European Medicines Agency, or the EMA, or other comparable regulatory authorities to perform clinical trials in addition to those that we currently expect, or if there are any delays in establishing appropriate manufacturing arrangements for or in completing our clinical trials or the development of any of our product candidate.

Even if this offering is successful, we will require additional funding in order to finance operations. If we are unable to raise capital when needed, or on acceptable terms, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

Developing biopharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. We expect our expenses to continue to increase in connection with our ongoing activities, particularly as we conduct clinical trials of, and seek regulatory and marketing approval for, ficerafusp alfa. Even if ficerafusp alfa or any future product candidates are approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. To date, we have funded our operations principally through private financings. We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the clinical and preclinical development of ficerafusp alfa, continue to develop and deploy our bifunctional approach, commence additional preclinical studies and clinical trials, and continue to identify and develop additional product candidates either through internal development or through acquisitions or in-licensing product candidates.

As of December 31, 2023 and June 30, 2024, we had $230.4 million and $203.9 million of cash and cash equivalents, respectively. Based upon our current operating plan, we believe that our existing cash and cash equivalents, together with the estimated net proceeds from this offering, will enable us to fund our operating expenses and capital expenditure requirements through at least the next 12 months. In addition, based upon our current operating plan, we believe that the net proceeds from this offering together with our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements through the first half of 2028. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. We may also raise additional financing on an opportunistic basis in the future. For example, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Attempting to secure additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to develop ficerafusp alfa. Our future capital requirements will depend on many factors, including but not limited to:

•	the scope, timing, progress, costs and results of discovery, preclinical development and clinical trials for ficerafusp alfa or any future product candidates;

•	the number of clinical trials required for regulatory approval of ficerafusp alfa or future product candidates;

•	the costs, timing and outcome of regulatory review of ficerafusp alfa or any future product candidates;

•

the costs associated with acquiring or licensing additional product candidates, technologies or assets, including the timing and amount of any milestones, royalties or other payments due in connection with our acquisitions and licenses;

•	the cost of manufacturing clinical and commercial supplies of ficerafusp alfa or any future product candidates;

•

the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims, including any claims by third parties that we are infringing upon their intellectual property rights;

•	the effectiveness of our approach at identifying target patient populations and utilizing our approach to enrich our patient population in our clinical trials;

•

our ability to maintain existing, and establish new, strategic collaborations or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;

•	the costs and timing of future commercialization activities, including manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

•	the revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval;

•	expenses to attract, hire and retain skilled personnel;

•	the costs of operating as a public company;

•	our ability to establish a commercially viable pricing structure and obtain approval for coverage and adequate reimbursement from third-party and government payors;

•	the effect of macroeconomic trends including inflation and rising interest rates;

•	addressing any potential supply chain interruptions or delays;

•	the effect of competing technological and market developments; and

•	the extent to which we acquire or invest in business, products and technologies.

Because of the numerous risks and uncertainties associated with research and development of product candidates, we are unable to predict the timing or amount of our working capital requirements. In addition, if we obtain regulatory approval for ficerafusp alfa, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution which make it difficult to predict when or if we will be able to achieve or maintain profitability. Furthermore, upon the completion of this offering, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in order to support our continuing operations. Our ability to raise additional funds will depend on financial, economic, political and market conditions and other factors, over which we may have no or limited control. Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If we fail to obtain necessary capital when needed on acceptable terms, or at all, it could force us to delay, limit, reduce or terminate our product development programs, future commercialization efforts or other operations.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to ficerafusp alfa.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations with our existing cash and cash equivalents, the net proceeds from this offering, short-term investments, or any future equity or debt financings and upfront and milestone and royalties payments, if any, received under any future licenses or collaborations. In the future, if we raise additional capital through the sale of equity or convertible debt securities or issue any equity or convertible debt securities in connection with a collaboration agreement or other contractual arrangement, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a holder of our common stock. In addition, the possibility of such issuance may cause the market price of our common stock to decline. Debt financing, if available, may result in increased fixed payment obligations and involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends or acquiring, selling or licensing intellectual property rights or assets, which could adversely impact our ability to conduct our business.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties in the future, we may have to relinquish valuable rights to our intellectual property, technologies, future revenue streams or product candidates or grant licenses on terms that may not be favorable to us. We could also be required to seek funds through arrangements with collaborators or others at an earlier stage than otherwise would be desirable. Any of these occurrences may have a material adverse effect on our business, operating results and prospects.

We maintain the majority of our cash and cash equivalents in accounts with major U.S. and multi-national financial institutions, and our deposits at certain of these institutions exceed insured limits. Market conditions and changes in financial regulations and policies can impact the viability of these institutions. In the event of failure of any of the financial institutions where we maintain our cash and cash equivalents, there can be no assurance that we would be able to access uninsured funds in a timely manner or at all. Any inability to access or delay in accessing these funds could adversely affect our business and financial position. In addition, changes in regulations governing financial institutions are beyond our control and difficult to predict; consequently, the impact of such changes on our business and results of operations is difficult to predict and may have an adverse effect on us.

Risks Related to Our Business Operations and Industry

Our business is highly dependent on the success of ficerafusp alfa. If we are unable to successfully complete clinical development, obtain regulatory approval for or commercialize ficerafusp alfa, or if we experience delays in doing so, our business will be materially harmed.

To date, as an organization, we have not completed the development of any product candidates and ficerafusp alfa remains in clinical or preclinical development. Our future success and ability to generate revenue from ficerafusp alfa is dependent on our ability to successfully develop and commercialize ficerafusp alfa or any of our future product candidates. If any of our product candidates encounters safety or efficacy problems, development delays or regulatory issues or other problems, our development plans and business would be materially harmed.

We may not have the financial resources to continue development of ficerafusp alfa if we experience any issues that delay or prevent regulatory approval of, or our ability to commercialize, ficerafusp alfa, including:

•	our inability to demonstrate to the satisfaction of the FDA, Health Canada, EMA or other comparable regulatory authorities that ficerafusp alfa is safe and effective;

•	delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial or a suspension, termination, or hold, of a clinical trial once commenced;

•	conditions imposed by the FDA, Health Canada, the EMA or other comparable regulatory authorities regarding the scope or design of our clinical trials;

•	delays or failures in reaching agreement on acceptable terms with clinical trial sites or contract research organizations, or CROs;

•	poor effectiveness of ficerafusp alfa during clinical trials;

•	better than expected performance of control arms, such as placebo groups, which could lead to negative or inconclusive results from our clinical trials;

•	higher than anticipated clinical trial or manufacturing costs;

•	unfavorable FDA, Health Canada, EMA or other comparable regulatory authority inspection and review of our clinical trial sites;

•

failure of our CROs, clinical trial sites, or investigators to comply with regulatory requirements or the clinical trial protocol or otherwise meet their contractual obligations in a timely manner, or at all;

•

delays and changes in regulatory requirements, policies and guidelines, including the imposition of additional regulatory oversight around clinical testing generally or with respect to our therapies in particular; or

•	varying interpretations of data by the FDA, Health Canada, EMA and other comparable regulatory authorities.

We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

The biotechnology industry is intensely competitive and subject to rapid and significant technological change. ficerafusp alfa or any future product candidates may face competition from major pharmaceutical companies, specialty pharmaceutical companies, universities and other research institutions and from products and therapies that currently exist or are being developed, some of which products and therapies we may not currently know about. Many of our competitors have significantly greater financial, manufacturing, marketing, product development, technical and human resources than we do. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining marketing approvals, recruiting patients and manufacturing pharmaceutical products, and they may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or FDA, Health Canada, the EMA or other regulatory approval or discovering, developing and commercializing products in our field before we do, which could result in our competitors establishing a strong market position before we are able to enter the market.

Our competitors may obtain FDA, Health Canada, the EMA or other regulatory approval of their product candidates more rapidly than we may or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize ficerafusp alfa. Our competitors may also develop drugs or discovery platforms that are more effective, more convenient, more widely used or less costly than ficerafusp alfa or, in the case of drugs, have a better safety profile than ficerafusp alfa. These competitors may also be more successful than us in manufacturing and marketing their products and have significantly greater financial resources and expertise in research and development.

There are a large number of companies developing or marketing treatments for cancer, including many major pharmaceutical and biotechnology companies. In addition, numerous compounds are in clinical development for cancer treatment. Many of these companies are well-capitalized and have significant clinical experience. More specifically, we expect to compete with commercially available therapies for the treatment of head and neck squamous cell carcinoma, or HNSCC, including pembrolizumab (marketed as Keytruda by Merck & Co); the combination of pembrolizumab, platinum chemotherapy and 5-fluorouracil; and the combination of cetuximab (marketed as Erbitux by Eli Lilly in the US and by Merck KGaA outside of the US), platinum chemotherapy and 5-fluorouracil. In addition, there are numerous companies that are developing new treatments for HNSCC, including Merck & Co, Pfizer Inc., Genmab A/S, Exelixis, Inc., Merus N.V., Iovance Biotherapeutics, Inc., Kura Oncology, Inc. and ALX Oncology Holdings, Inc.

Smaller and other early-stage companies may also prove to be significant competitors. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, ficerafusp alfa and any future product candidates. In addition, the biopharmaceutical industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render ficerafusp alfa obsolete, less competitive or uneconomical.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient, have a broader label, are marketed more effectively, are reimbursed or are less expensive than any products that we may develop. Our competitors may also obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize ficerafusp alfa. Even if ficerafusp alfa achieves marketing approval, it may be priced at a significant premium over competitive products if any have been approved by then, resulting in reduced competitiveness. If we do not compete successfully, we may not generate or derive sufficient revenue from any product candidate for which we obtain marketing approval and may not become or remain profitable.

Due to the significant resources required for the development of our pipeline, and depending on our ability to access capital, we must prioritize the development of certain product candidates over others. Moreover, we may fail to expend our limited resources on product candidates or indications that may have been more profitable or for which there is a greater likelihood of success.

Our lead program, ficerafusp alfa, is initially being developed in HNSCC. We intend to initiate a pivotal Phase 2/3 trial of ficerafusp alfa in combination with pembrolizumab as a first-line therapy in recurrent/metastatic HNSCC excluding patients with HPV-positive oropharyngeal squamous cell carcinoma, or OPSCC, and, more generally, we seek to bring transformative bifunctional therapies to patients with solid tumors.

Due to the significant resources required for the development of our product candidates, we must decide which product candidates and indications to pursue and advance and the amount of resources to allocate to each. Our decisions concerning the allocation of research, development, collaboration, management and financial resources toward particular product candidates, therapeutic areas or indications may not lead to the development of viable commercial products and may divert resources away from better opportunities. If we make incorrect determinations regarding the viability or market potential of any of our product candidates or misread trends in the pharmaceutical industry, in particular for disorders of the brain and nervous system, our business, financial condition and results of operations could be materially and adversely affected. As a result, we may fail to capitalize on viable commercial products or profitable market opportunities, be required to forego or delay pursuit of opportunities with other product candidates or other diseases and disease pathways that may later prove to have greater commercial potential than those we choose to pursue, or relinquish valuable rights to such product candidates through collaboration, licensing or royalty arrangements in cases in which it would have been advantageous for us to invest additional resources to retain sole development and commercialization rights.

We may seek to grow our business through acquisitions or investments in new or complementary businesses, products or technologies, through the licensing of products or technologies from third parties or other strategic alliances. The failure to manage acquisitions, investments, licenses or other strategic alliances, or the failure to integrate them with our existing business, could have a material adverse effect on our operating results, dilute our stockholders’ ownership, increase our debt or cause us to incur significant expense.

Our success depends on our ability to continually enhance and broaden our product offerings in response to changing clinician and patients’ needs, competitive technologies and market pressures. Accordingly, from time to time we may consider opportunities to acquire, make investments in or license other technologies, products and businesses that may enhance our capabilities, complement our existing products and technologies or expand the breadth of our markets or customer base. Potential and completed acquisitions, strategic investments, licenses and other alliances involve numerous risks, including:

•	difficulty assimilating or integrating acquired or licensed technologies, products, employees or business operations;

•	issues maintaining uniform standards, procedures, controls and policies;

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unanticipated costs associated with acquisitions or strategic alliances, including the assumption of unknown or contingent liabilities and the incurrence of debt or future write-offs of intangible assets or goodwill;

•	diversion of management’s attention from our core business and disruption of ongoing operations;

•	adverse effects on existing business relationships with suppliers, sales agents, health care facilities, surgeons and other health care providers;

•	risks associated with entering new markets in which we have limited or no experience;

•	potential losses related to investments in other companies;

•	potential loss of key employees of acquired businesses; and

•	increased legal and accounting compliance costs.

We do not know if we will be able to identify acquisitions or strategic relationships we deem suitable, whether we will be able to successfully complete any such transactions on favorable terms, if at all, or whether we will be able to successfully integrate any acquired business, product or technology into our business or retain any key personnel, suppliers, sales agent, health care facilities, physicians or other health care providers. Our ability to successfully grow through strategic transactions depends upon our ability to identify, negotiate, complete and integrate suitable target businesses, technologies or products and to obtain any necessary financing. These efforts could be expensive and time-consuming and may disrupt our ongoing business and prevent management from focusing on our operations.

To finance any acquisitions, investments or strategic alliances, we may choose to issue shares of our common stock as consideration, which could dilute the ownership of our stockholders. If the price of our common stock is low or volatile, we may be unable to consummate any acquisitions, investments or strategic alliances using our common stock as consideration. Additional funds may not be available on terms that are favorable to us, or at all.

Our employees, independent contractors, consultants and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other illegal activity by our current and any future employees, independent contractors, consultants, contract manufacturing organizations, or CMOs, and vendors. Misconduct by these parties could include intentional, reckless, and/or negligent conduct that fails to comply with FDA, Health Canada, the EMA or other regulations, provide true, complete and accurate information to the FDA, Health Canada, EMA and other comparable regulatory authorities, comply with manufacturing standards we may establish, comply with healthcare fraud and abuse laws and regulations, report financial information or data accurately, or disclose unauthorized activities to us. If we obtain FDA approval of any of our product candidates and begin commercializing those products in the U.S., our potential exposure under these laws will increase significantly, and our costs associated with compliance with these laws are likely to increase. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a material and adverse effect on our business, financial condition, results of operations, and prospects.

We, our collaborators and our service providers are subject to a variety of privacy and data security laws, regulations and contractual obligations, which may require us to incur substantial compliance costs, and any failure or perceived failure by us to comply with them could expose us to significant fines and other penalties and otherwise harm our business and operations.

The legislative and regulatory framework for the collection, use, safeguarding, sharing, transfer and other processing of personal information worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Globally, several jurisdictions, including those in which we operate or collect personal information, have established their own data security and privacy frameworks with which we must comply. In the U.S., numerous federal and state laws and regulations, including federal health information privacy laws, state information security and data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of health-related and other personal information, could apply to our operations or the operations of our collaborators and service providers. In particular, regulations promulgated pursuant to HIPAA establish privacy and security standards that limit the use and disclosure of individually identifiable health information, or protected health information, and impose requirements regarding the privacy and security of individually identifiable health information, including mandatory contractual terms, for covered entities, or certain healthcare providers, health plans and healthcare clearinghouses, and their business associates that provide services to the covered entity that involve individually identifiable health information and their subcontractors that use, disclose or otherwise process individually identifiable health information. While pharmaceutical and biotechnology companies are typically not directly regulated by HIPAA, our business may be indirectly impacted by HIPAA in our interactions with providers, payors, and others that have HIPAA compliance obligations. If we are unable to properly protect the privacy and security of protected health information, we could be found to have violated these privacy and security laws and/or breached certain contracts. Further, if we fail to comply with applicable privacy laws, including applicable HIPAA privacy and security standards, we could face significant civil and criminal penalties. U.S. Department of Health & Human Services, or HHS, enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources.

At the state level, numerous states have or are in the process of enacting or considering comprehensive data privacy and security laws, rules and regulations while other states have focused on more narrow aspects of privacy. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies. The existence of comprehensive privacy laws in different states in the country would make our compliance obligations more complex and costly and may increase the likelihood that we may be subject to enforcement actions or otherwise incur liability for noncompliance. In the state of Washington, for example, the My Health My Data Act, which has a private right of action that further increases the relevant compliance risk, requires regulated entities to obtain consent to collect health-related information and grants consumers certain rights, including to request deletion of their information. Connecticut and Nevada have also passed similar laws regulating consumer health data. In addition, other states have proposed and/or passed legislation that regulates the privacy and/or security of certain specific types of information. For example, a small number of states have passed laws that regulate biometric data specifically. Although many of the existing state privacy laws exempt clinical trial information and health information governed by HIPAA, future privacy and data protection laws may be broader in scope. These various privacy and security laws may impact our business activities, including our identification of research subjects, relationships with business partners and ultimately the marketing and distribution of our products. State laws are changing rapidly and there is discussion in the U.S. Congress of a new comprehensive federal data privacy law to which we may likely become subject, if enacted.

If we conduct clinical trials in the European Economic Area, or the EEA, and/or the United Kingdom, or the U.K., we will be subject to additional, more stringent privacy laws in other jurisdictions, such as the General Data Protection Regulation, or the EU GDPR, as well as other national data protection legislation in force in relevant European Union, or EU, member states. The EU GDPR imposes strict regulations and establishes a series of requirements regarding the collection, transfer, storage and processing of personal data. Following the U.K.’s withdrawal from the EU on January 31, 2020 and the end of the transitional arrangements agreed between the U.K. and EU as of January 1, 2021, the EU GDPR has been incorporated into U.K. domestic law by virtue of section 3 of the European Union (Withdrawal) Act 2018 and amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, or the U.K. GDPR, and, together with the EU GDPR, the GDPR. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including strict requirements relating to processing of sensitive data (such as health data), ensuring there is a legal basis or condition to justify the processing of personal data, where required strict requirements relating to obtaining consent of individuals, disclosures about how personal information is to be used, limitations on retention of information, implementing safeguards to protect the security and confidentiality of personal data, where required providing notification of data breaches, maintaining records of processing activities, documenting data protection impact assessments where there is high risk processing and taking certain measures when engaging third-party processors.

The GDPR also imposes strict rules on the transfer of personal data to countries outside the EEA or the U.K., including the United States (see below), and permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million (£17.5 million GBP) or 4% of annual global revenues, whichever is greater. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. Non-compliance could also result in the imposition of orders to stop data processing activities, which could have a material adverse effect on our business, financial position and results of operations.

When subject to GDPR, we will be required to put in place mechanisms to ensure compliance, including as implemented by national laws of EU Member States which may partially deviate from the EU GDPR and impose different and more restrictive obligations from country to country. Compliance with the GDPR will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European and U.K. activities.

The U.K. GDPR and the U.K. Data Protection Act 2018 set out the U.K.’s data protection regime, which is independent from but, currently, aligned to the EU’s data protection regime. The European Commission, or the EC, has adopted an adequacy decision in respect of transfers of personal data to the U.K. for a four-year period (until June 27, 2025). Similarly, the U.K. has determined that it considers all of the EEA to be adequate for the purposes of data protection. This ensures that data flows between the U.K. and the EEA remain unaffected. The U.K. Government has also introduced a Data Protection and Digital Information Bill (or the UK Bill) into the UK legislative process with the intention for this bill to reform the U.K.’s data protection regime which will likely have the effect of further altering the similarities between the U.K. and EU data protection regime.

In addition, we will be required to implement adequate safeguards to enable the transfer of personal data outside of the EEA or the U.K., in particular to the U.S., in compliance with the GDPR. In some cases, we may rely upon the EC’s approved standard contractual clauses to legitimize transfers of personal data out of the EEA from controllers or processors established outside the EEA (and not subject to the GDPR). The U.K. is not subject to the EC’s standard contractual clauses but has published its own transfer mechanism, the International Data Transfer Addendum/Agreement, which enables transfers from the U.K. Changes with respect to any of these matters may lead to additional costs and increase our overall risk exposure. The EU and U.S. have adopted its adequacy decision for the EU U.S. Data Privacy Framework, or the Framework, which entered into force on July 11, 2023. This Framework provides that the protection of personal data transferred between the EU and the U.S. is comparable to that offered in the EU. Moreover, the U.K. Government adopted the Data Protection (Adequacy) Regulations 2023, also referred to as the “UK-U.S. Data Bridge”, which, since 12 October 2023 allows companies to transfer personal data from the U.K. to the U.S. on the basis of the Framework. This provides a further avenue to ensuring transfers to the U.S. are carried out in line with GDPR. However, the long-term validity of the Framework remains uncertain and it has already been challenged before European courts.

All of these evolving compliance and operational requirements impose significant costs, such as costs related to organizational changes, implementing additional protection technologies, training employees and engaging consultants and legal advisors, which are likely to increase over time. In addition, such requirements may require us to modify our data processing practices and policies, utilize management’s time and/or divert resources from other initiatives and projects. Any failure or perceived failure by us to comply with any applicable federal, state or foreign laws and regulations relating to data privacy and security could result in damage to our reputation, as well as proceedings or litigation by governmental agencies or other third parties, including class action privacy litigation in certain jurisdictions, which would subject us to significant fines, sanctions, awards, injunctions, penalties or judgments. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to protect the confidentiality of our proprietary information, the value of ficerafusp alfa could be adversely affected.

In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets and/or confidential know-how, unpatented know-how and/or other proprietary information. We may rely on other proprietary rights, including protection of trade secrets, confidential know-how, unpatented know-how and/or other proprietary information to protect ficerafusp alfa, especially where patent protection is believed to be of limited value. However, trade secrets and/or confidential know-how are difficult to maintain as confidential. To maintain the confidentiality of this type of information, it is our policy to enter into confidentiality agreements with our employees, consultants, advisors, collaborators, contractors (including CROs), and others upon the commencement of their relationships with us. These agreements require that all confidential information developed by the individual(s) or made known to the individual by us during the course of the individual’s relationship or work with us be kept confidential and not disclosed to third parties. Our agreements with employees and our personnel policies also provide that any inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms, intentionally or unintentionally. Thus, despite such agreement, such inventions may become assigned to third parties. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for our trade secrets or other confidential information. To the extent that our employees, consultants, contractors or others use technology or know-how owned by third parties in their work for us, disputes may arise between us and those third parties as to the rights in related inventions. To the extent that an individual who is not obligated to assign rights in intellectual property to us or a current or future licensor is rightfully an inventor of intellectual property, we may need to obtain an assignment or a license to that intellectual property from that individual, or a third party or from that individual’s assignee. Such assignment or license may not be available on commercially reasonable terms or at all. The disclosure of our trade secrets could impair our competitive position and may materially harm our business, financial condition and results of operations.

Enforcing a claim that a third party obtained illegally and is using trade secrets and/or confidential know-how is expensive, time consuming and unpredictable. The enforceability of confidentiality agreements and theft of trade secret claims may vary from jurisdiction to jurisdiction. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret. As such, adequate remedies may not exist in the event of unauthorized use or disclosure of our proprietary information.

In addition, others may independently discover or develop our trade secrets and proprietary information, and the existence of our own trade secrets affords no protection against such independent discovery. Such persons may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, such persons could limit our use of our trade secrets and/or confidential know-how. Under certain circumstances and to guarantee our freedom to operate, we may also decide to publish some know-how to prevent others from obtaining patent rights covering such know-how.

The use of new and evolving technologies, such as artificial intelligence, or AI, in our operations may result in spending material resources and presents risks and challenges that can impact our business including by posing security and other risks to our confidential information, proprietary information and personal information, and as a result we may be exposed to reputational harm and liability.

We may integrate AI into our operations, and this innovation presents risks and challenges that could affect its adoption, and therefore our business. The use of certain artificial intelligence technology can give rise to intellectual property risks, including compromises to proprietary intellectual property and intellectual property infringement. Additionally, we expect to see increasing government and supranational regulation related to artificial intelligence use and ethics, which may also significantly increase the burden and cost of research, development and compliance in this area. For example, the EU’s Artificial Intelligence Act, or the AI Act—the world’s first comprehensive AI law — is anticipated to enter into force in 2024 and, with some exceptions, become effective 24 months thereafter. This legislation imposes significant obligations on providers and deployers of high risk artificial intelligence systems, and encourages providers and deployers of artificial intelligence systems to account for EU ethical principles in their development and use of these systems. If we deploy AI systems that are governed by the AI Act, we may be required to adopt higher standards of data quality, transparency, and human oversight, and adhere to specific and potentially burdensome and costly ethical, accountability, and administrative requirements. The rapid evolution of AI will require the application of significant resources to design, develop, test and maintain our products and services to help ensure that AI is implemented in accordance with applicable law and regulation and in a socially responsible manner and to minimize any real or perceived unintended harmful impacts. Our vendors may in turn incorporate AI tools into their own offerings, and the providers of these AI tools may not meet existing or rapidly evolving regulatory or industry standards, including with respect to privacy and data security. Further, bad actors around the world use increasingly sophisticated methods, including the use of AI, to engage in illegal activities involving the theft and misuse of personal information, confidential information and intellectual property. Any of these effects could damage our reputation, result in the loss of valuable property and information, cause us to breach applicable laws and regulations, and adversely impact our business.

Risks Related to the Discovery and Development of ficerafusp alfa or Future Product Candidates

Our business is dependent on our ability to advance ficerafusp alfa and future product candidates through clinical trials, obtain marketing approval and ultimately commercialize them.

We are early in our development efforts as ficerafusp alfa remains in clinical development. Our ability to generate product revenues, which we do not expect will occur for several years, if ever, will depend heavily on the successful development and eventual regulatory approval and commercialization of our current products or future product candidates we develop, which may never occur. Our current product candidate, ficerafusp alfa, and any future product candidates we develop will require additional preclinical or clinical development, management of clinical, preclinical and manufacturing activities, marketing approval in the U.S., Canada and other jurisdictions, demonstration of effectiveness to pricing and reimbursement authorities, sufficient manufacturing supply for both preclinical and clinical development and commercial production, building of a commercial organization and substantial investment and significant marketing efforts before we generate any revenues from product sales.

The clinical and commercial success of ficerafusp alfa and any future product candidates will depend on several factors, including the following:

•	timely and successful completion of our clinical trials;

•	sufficiency of our financial and other resources to complete the necessary preclinical studies and clinical trials;

•	our plans to successfully submit new Investigational New Drug, or IND, applications with the FDA for ficerafusp alfa and any future product candidates;

•	our ability to complete preclinical studies for ficerafusp alfa or any future product candidates;

•	successful enrollment in, and completion of clinical trials;

•	successful data from our clinical program that supports an acceptable risk-benefit profile of our product candidates in the intended patient populations;

•	our ability to establish agreements with third-party manufacturers on a timely and cost-efficient manner;

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whether we are required by the FDA, Health Canada, the EMA or comparable foreign regulatory authorities to conduct additional clinical trials or other studies beyond those planned or anticipated to support approval of our product candidates;

•	acceptance of our proposed indications and the primary endpoint assessments evaluated in the clinical trials of our product candidates by the FDA and comparable foreign regulatory authorities;

•	receipt and maintenance of timely marketing approvals from applicable regulatory authorities;

•	successfully launching commercial sales of our product candidates, if approved;

•	the prevalence, duration and severity of potential side effects or other safety issues experienced with our product candidates, if approved;

•	entry into collaborations to further the development of our product candidates;

•	obtaining and maintaining patent and trade secret protection or regulatory exclusivity for our product candidates;

•	acceptance of the benefits and uses of our product candidates, if approved, by patients, the medical community and third-party payors;

•	maintaining a continued acceptable safety, tolerability and efficacy profile of the product candidates following approval;

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our compliance with any post-approval requirements imposed on our products, such as post-marketing studies, a Risk Evaluation and Mitigation Strategy, or REMS, or additional requirements that might limit the promotion, advertising, distribution or sales of our products or make the products cost prohibitive;

•	competing effectively with other therapies;

•	obtaining and maintaining healthcare coverage and adequate reimbursement from third-party payors; and

•	enforcing and defending intellectual property rights and claims.

These factors, many of which are beyond our control, could cause us to fall behind our competitors, experience significant delays or an inability to obtain regulatory approvals or commercialize ficerafusp alfa or future product candidates, and could otherwise materially harm our business. Successful completion of preclinical studies and clinical trials does not mean that ficerafusp alfa or any future product candidates we develop will receive regulatory approval. Even if regulatory approvals are obtained, we could experience significant delays or an inability to successfully commercialize our current and any future product candidates we develop, which would materially harm our business. If we are not able to generate sufficient revenue through the sale of ficerafusp alfa or any future product candidate, we may not be able to continue our business operations or achieve profitability.

Clinical development involves a lengthy and expensive process with uncertain outcomes. We may incur additional costs and experience delays in developing and commercializing or be unable to develop or commercialize ficerafusp alfa and any future product candidates.

To obtain the requisite regulatory approvals to commercialize any of our product candidates, we must demonstrate through extensive preclinical studies and clinical trials that our product candidates are safe, pure and potent in humans and have a favorable risk-benefit profile. Clinical trials are expensive and can take many years to complete, with a highly uncertain outcome. Failure can occur at any time during the clinical trial process and our future clinical trial results may not be successful. We may experience delays in completing our clinical trials or preclinical studies and initiating or completing additional clinical trials. We cannot be certain the ongoing and planned preclinical studies or clinical trials for ficerafusp alfa or any other future product candidates will begin on time, not require redesign, enroll an adequate number of subjects on time or be completed on schedule, if at all. We may also experience numerous unforeseen events during our clinical trials that could delay or prevent our ability to receive marketing approval or commercialize the product candidates we develop, including:

•	results from preclinical studies or clinical trials may not be predictive of results from later clinical trials of any product candidate;

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the FDA, Health Canada, the EMA or other regulatory authorities, Institutional Review Boards, or IRBs, or independent ethics committees may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

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the FDA, Health Canada, the EMA or regulatory authorities may require us to submit additional data such as long-term toxicology studies, or impose other requirements on us, before permitting us to initiate a clinical trial;

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we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective CROs, as the terms of these agreements can be subject to extensive negotiation and vary significantly among different CROs and trial sites;

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clinical trials of any product candidate may fail to show safety, purity or potency, or may produce negative or inconclusive results, which may cause us to decide, or regulators to require us, to conduct additional nonclinical studies or clinical trials or which may cause us to decide to abandon product candidate development programs;

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the number of patients required for clinical trials may be larger than we anticipate, or we may have difficulty in recruiting and enrolling patients to participate in clinical trials, including as a result of the size and nature of the patient population, the proximity of patients to clinical trial sites, eligibility criteria for the clinical trial, the nature of the clinical trial protocol, the availability of approved effective treatments for the relevant disease and competition from other clinical trial programs for similar indications and clinical trial subjects;

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enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials or may fail to return for post-treatment follow-up at a higher rate than we anticipate;

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our CROs and other third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

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we may elect to, or regulators, IRBs or ethics committees may require that we or our investigators, suspend or terminate clinical research or trials for various reasons, including noncompliance with regulatory requirements or a finding that participants are being exposed to unacceptable health risks;

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any of our product candidates could cause undesirable side effects that could result in significant negative consequences, including the inability to enter clinical development or receive regulatory approval;

•	the cost of preclinical or nonclinical testing and studies and clinical trials of any product candidates may be greater than we anticipate;

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we may face hurdles in addressing subject safety concerns that arise during the course of a trial, causing us or our investigators, regulators, IRBs or ethics committees to suspend or terminate trials, or reports may arise from nonclinical or clinical testing of other cancer therapies that raise safety or efficacy concerns about our product candidates;

•	the supply, quality or timeliness of delivery of materials for product candidates we develop or other materials necessary to conduct clinical trials may be insufficient or inadequate; and

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we may need to change the manufacturing site and potentially the CMO for our product candidates from those that are able to produce clinical supply for our clinical trials to those with the capacity and ability to perform commercial manufacturing and/or the production of clinical material for our later stage clinical trials.

We could encounter delays if a clinical trial is suspended or terminated by us, or by the IRBs of the institutions in which such trials are being conducted, ethics committees or the Data and Safety Monitoring Board, or the DSMB, for such trial or by the FDA, Health Canada, the EMA or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA, Health Canada, the EMA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of marketing approval of our product candidates. The FDA, Health Canada, the EMA or other regulatory authorities may change the requirements for approval even after they have reviewed and commented on the design for our clinical trials. Further, the FDA, Health Canada, the EMA or other regulatory authorities may disagree with our clinical trial design and our interpretation of data from clinical trials. For example, we are conducting and may in the future conduct additional “open-label” clinical trials. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational product candidate or either an existing approved drug or placebo. Most typically, open-label clinical trials test only the investigational product candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. Moreover, patients selected for early clinical trials often include the most severe sufferers and their symptoms may have been bound to improve notwithstanding the new treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge. For example, in our ongoing Phase 1/1b trial, objective response rate as determined using RECIST 1.1 criteria is assessed by the trial investigators who may be aware of the trial treatment, patient history or other information that could impact their choices in applying the rules and conventions of RECIST 1.1. The published literature demonstrates a consistent decrease in response rate when investigator assessed response rates are verified by independent radiology review.

Principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and may receive cash or other compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, or a regulatory authority concludes that the financial relationship may have affected the interpretation of the trial, the integrity of the data generated at the applicable clinical trial site may be questioned and the utility of the clinical trial itself may be jeopardized, which could result in the delay or rejection of the marketing application we submit. Any such delay or rejection could prevent or delay us from commercializing ficerafusp alfa or any future product candidates.

If we experience delays in the completion, or termination, of any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down the development and approval process for our product candidates and jeopardize our ability to commence product sales and generate revenues. Significant clinical trial delays could also allow our competitors to bring products to market before we do or shorten any periods during which we have the exclusive right to commercialize our product candidates.

Any such events would impair our ability to successfully commercialize our product candidates and may harm our business and results of operations.

Any of these occurrences may significantly harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates or result in the development of our product candidates stopping early.

Preclinical development is uncertain. Any preclinical programs we pursue may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all.

The risk of failure for product candidates still in the discovery or preclinical stage is high. In addition, any one or more of our product candidates that have not yet entered the clinic may never advance into clinical development. In order to obtain FDA approval to market a new biologic we must demonstrate proof of safety, purity and potency, including efficacy, in humans. To meet these requirements, we will have to conduct adequate and well-controlled clinical trials. Before we can commence clinical trials for a product candidate, we must complete extensive preclinical testing and studies that support our planned clinical trials in humans. We cannot be certain of the timely completion or outcome of our preclinical testing and studies and cannot predict if the FDA will accept our proposed clinical programs or if the outcome of our preclinical testing and studies will ultimately support the further development of ficerafusp alfa or any future product candidates. As a result, we cannot be sure that we will be able to submit INDs or similar applications for our preclinical programs on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in the FDA, Health Canada, the EMA or other regulatory authorities allowing clinical trials to begin.

Conducting preclinical testing is a lengthy, time-consuming and expensive process. The length of time of such testing may vary substantially according to the type, complexity and novelty of the program, and often can be several years or more per program. Delays associated with programs for which we are conducting preclinical testing and studies may cause us to incur additional operating expenses. The commencement and rate of completion of preclinical studies and clinical trials for a product candidate may be delayed by many factors, including but not limited to:

•	an inability to generate sufficient preclinical or other in vivo or in vitro data to support the initiation of clinical trials;

•	delays in reaching a consensus with regulatory agencies on trial design; and

•	the FDA, Health Canada, the EMA or foreign regulatory authorities not permitting the reliance on preclinical or other data from published scientific literature.

We are currently conducting, and may in the future conduct, clinical trials for ficerafusp alfa or any future product candidates outside the U.S., and the FDA and comparable foreign regulatory authorities may not accept data from such trials.

We are currently conducting, and may in the future conduct, clinical trials for ficerafusp alfa or any future product candidates outside the U.S., and the FDA and comparable foreign regulatory authorities may not accept data from such trials. We are currently conducting clinical trials in the U.S. and Canada, and we expect to continue to conduct trials internationally in the future. The acceptance of data from clinical trials conducted outside the U.S. or another jurisdiction by the FDA, Health Canada, the EMA or comparable foreign regulatory authority may be subject to certain conditions or may not be accepted at all. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the U.S., the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the U.S. population and U.S. medical practice, (ii) the trials were performed by clinical investigators of recognized competence and pursuant to good clinical practice, or GCP, regulations, and (iii) the FDA is able to validate the data through an on-site inspection or other appropriate means. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory authorities have similar approval requirements. In addition, such foreign trials are subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA, Health Canada, the EMA or any comparable foreign regulatory authority will accept data from trials conducted outside of the U.S. or the applicable jurisdiction. If the FDA, Health Canada, the EMA or any comparable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which could be costly and time-consuming, and which may result in ficerafusp alfa or any future product candidates that we may develop being delayed or not receiving approval for commercialization in the applicable jurisdiction.

Positive results from preclinical studies and early-stage clinical trials may not be predictive of future results. Initial positive results in any of our clinical trials may not be indicative of results obtained when the trial is completed or in later stage trials.

The results of preclinical studies may not be predictive of the results of clinical trials. Preclinical studies and early-stage clinical trials are primarily designed to (i) test safety, (ii) study pharmacokinetics and pharmacodynamics and (iii) understand the side effects of product candidates at various doses and schedules, and the results of any early-stage clinical trials may not be predictive of the results of later-stage, large-scale efficacy clinical trials. In addition, initial success in clinical trials may not be indicative of results obtained when such trials are completed. There can be no assurance that any of our current or future clinical trials will ultimately be successful or support further clinical development of any of our product candidates. There is a high failure rate for drugs and biological products proceeding through clinical trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier studies, and any such setbacks in our clinical development could have a material adverse effect on our business and operating results.

Even if our clinical trials are completed, the results may not be sufficient to obtain regulatory approval for our product candidates. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, the results of our preclinical studies may not be predictive of the results of outcomes in human clinical trials. For example, ficerafusp alfa or any future product candidates may demonstrate different chemical, biological and pharmacological properties in patients than they do in laboratory studies or may interact with human biological systems in unforeseen or harmful ways. Product candidates in later stages of clinical trials may fail to show desired pharmacological properties or produce the necessary safety and efficacy results despite having progressed through preclinical studies and initial clinical trials. Even if we are able to initiate and complete clinical trials, the results may not be sufficient to obtain regulatory approval for our product candidates. In addition, we may experience regulatory delays or rejections as a result of many factors, including changes in regulatory policy during the period of our product candidate development. Any such delays could negatively impact our business, financial condition, results of operations and prospects.

Interim and preliminary results from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit, validation and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim data, including interim top-line results or preliminary results from our clinical trials. Interim data and results from our clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or top-line results also remain subject to audit, validation and verification procedures that may result in the final data being materially different from the interim and preliminary data we previously published. As a result, interim and preliminary data may not be predictive of final results and should be viewed with caution until the final data are available. Differences between preliminary or interim data and final data could significantly harm our business prospects and may cause the trading price of our common stock to fluctuate significantly.

Furthermore, third parties, including regulatory authorities, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could delay or prevent regulatory approval of, or limit commercial prospects for, the particular product candidate. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine to disclose. If regulatory authorities disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, financial condition, results of operations and prospects.

Ficerafusp alfa or any future product candidates may cause undesirable side effects or have other properties when used alone or in combination with other approved products or investigational new drugs that could halt their clinical development, delay or prevent their regulatory approval, limit their commercial potential or result in significant negative consequences.

Before obtaining regulatory approvals for the commercial sale of our product candidates, we must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that our product candidates are safe, pure and potent for use in each target indication, and failures can occur at any stage of testing. As with most biological products, use of ficerafusp alfa or any future product candidates could be associated with side effects or adverse events which can vary in severity from minor reactions to death and in frequency from infrequent to prevalent. There have been serious adverse side effects reported in response to product therapeutics and bispecifics in oncology.

EGFR-targeted drugs have been observed to cause side effects, predominantly related to skin toxicity and rash, and TGF-b inhibitors have been shown to have side effects primarily related to bleeding. While we have observed these side effects during our studies, the severity of these has been minimal but additional or more severe treatment-related side effects may emerge at a later time in our trials. In addition to any potential side effects caused by the product or product candidate, the administration process or related procedures also can cause adverse side effects. If unacceptable adverse events occur, our clinical trials or any future marketing authorization could be suspended or terminated. Additionally, we may be required to repeat or conduct additional clinical trials or nonclinical studies for our product candidates beyond those that we currently contemplate. There can be no assurance that ficerafusp alfa or any future product candidates will not demonstrate unacceptable toxicities in later testing that may render it unsafe or intolerable.

If unacceptable side effects arise in the development of our product candidates, we, the FDA, the IRBs at the institutions in which our trials are conducted or the DSMB could suspend or terminate our clinical trials or the FDA, Health Canada, the EMA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of our product candidates for any or all targeted indications. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete any of our clinical trials or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. We expect to have to train medical personnel using our product candidates to understand the side effect profiles for our clinical trials and upon any commercialization of any of our product candidates. Inadequate training in recognizing or managing the potential side effects of our product candidates could result in patient injury or death. Any of these occurrences may harm our business, financial condition and prospects significantly.

Although ficerafusp alfa and future product candidates have undergone and will undergo safety testing to the extent possible and, where applicable, under such conditions discussed with regulatory authorities, not all adverse effects of drugs can be predicted or anticipated. Antibody therapeutics and bispecifics and their method of action of harnessing the body’s immune system are powerful and could lead to serious side effects that we only discover in clinical trials or during commercial marketing. Unforeseen side effects could arise either during clinical development or after our product candidates have been approved by regulatory authorities and the approved product has been marketed, resulting in the exposure of additional patients. So far, we have not demonstrated that ficerafusp alfa is safe in humans, and we cannot predict if ongoing or future clinical trials will do so. If ficerafusp alfa or any future product candidates fail to demonstrate safety and efficacy in clinical trials or do not gain marketing approval, we will not be able to generate revenue and our business will be harmed.

In addition, we intend to pursue our product candidates in combination with other therapies and may develop future product candidates in combination with other therapies, which exposes us to additional risks relating to undesirable side effects or other properties. For example, the other therapies may lead to toxicities that are improperly attributed to our product candidates or the combination of our product candidates with other therapies may result in toxicities that the product candidate or other therapy does not produce when used alone.

Even if we successfully advance our product candidates through clinical trials, such trials will likely only include a limited number of subjects and limited duration of exposure to our product candidates. As a result, we cannot be assured that adverse effects of our product candidates will not be uncovered when a significantly larger number of patients are exposed to the product candidate. Further, any clinical trial may not be sufficient to determine the effect and safety consequences of taking our product candidates over a multi-year period.

Even if we successfully develop a product candidate and it receives marketing approval, the FDA could require us to adopt a REMS to ensure that the benefits of treatment outweigh the risks for each potential patient, which may include, among other things, a medication guide outlining the risks of the product for distribution to patients, a communication plan to health care practitioners, extensive patient monitoring, or distribution systems and processes that are highly controlled, restrictive, and more costly than what is typical for the industry. If any of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may limit, suspend, or withdraw their approval of the product or may refuse to approve supplemental applications for such product;

•	we may be required to recall a product or change the way such product is administered to patients;

•	additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;

•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication;

•	we may be required to implement a REMS or create a medication guide outlining the risks of such side effects for distribution to patients;

•	we could be sued and held liable for harm caused to patients;

•	the product may become less competitive; and

•	our reputation may suffer.

Any of the foregoing events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and result in the loss of significant revenues, which would materially harm our business. In addition, if one or more of our product candidates or our antibody therapeutic development approach generally prove to be unsafe, our entire technology platform and pipeline could be affected, which would also materially harm our business.

As an organization, we have limited experience designing and implementing clinical trials and we have never conducted pivotal clinical trials. Failure to adequately design a trial, or incorrect assumptions about the design of the trial, could adversely affect the ability to initiate the trial, enroll patients, complete the trial or obtain regulatory approval on the basis of the trial results, as well as lead to increased or unexpected costs and in delayed timelines.

The design and implementation of clinical trials is a complex process. We have limited experience designing and implementing clinical trials, and we may not successfully or cost-effectively design and implement clinical trials that achieve our desired clinical endpoints efficiently, or at all. A clinical trial that is not well designed may delay or even prevent initiation of the trial, can lead to increased difficulty in enrolling patients, may make it more difficult to obtain regulatory approval for the product candidate on the basis of the trial results, or, even if a product candidate is approved, could make it more difficult to commercialize the product successfully or obtain reimbursement from third-party payors. Additionally, a trial that is not well-designed could be inefficient or more expensive than it otherwise would have been, or we may incorrectly estimate the costs to implement the clinical trial, which could lead to a shortfall in funding. We also expect to continue to rely on third parties to conduct our clinical trials. Consequently, we may be unable to successfully and efficiently execute and complete clinical trials that are required for biologics license application, or BLA, submission and FDA approval of ficerafusp alfa or any future product candidates. We may require more time and incur greater costs than our competitors and may not succeed in obtaining regulatory approvals of product candidates that we develop.

If we or our collaborators encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise be adversely affected.

The successful and timely completion of clinical trials in accordance with their protocols depends on, among other things, our ability to enroll a sufficient number of patients who remain in the trial until the trial’s conclusion, including any follow-up period. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The enrollment of patients depends on many factors, including:

•	the patient eligibility criteria defined in the protocol;

•	the nature and size of the patient population required for analysis of the trial’s primary endpoints and the process for identifying patients;

•	the number and location of participating and available clinical sites or patients;

•	delays in, inability, or failure to add new clinical trial sites;

•	the design of the trial;

•	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

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clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidate being studied in relation to other available therapies, including any new products that may be approved for the indications we are investigating;

•	the availability of competing commercially available therapies;

•	our ability to obtain and maintain patient informed consents for participation in our clinical trials; and

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the risk that patients enrolled in clinical trials will drop out of the trials before completion or, because they may be late-stage cancer patients, will not survive the full terms of the clinical trials.

In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our current and potential future product candidates. It is also likely that we may compete with competitors developing product candidates in the same therapeutic areas for clinical trial sites. This competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such sites. Moreover, because our current and potential future product candidates may represent a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy, rather than enroll patients in our ongoing or any future clinical trial.

Delays of difficulties in patient enrollment may result in increased costs or may affect the timing, outcome or completion of clinical trials, which would adversely affect our ability to advance the development of the product candidates we develop.

Failure to successfully develop and commercialize companion diagnostics with third party contractors for use with our product candidates could harm our ability to commercialize our product candidates.

We plan to develop, or engage third parties to develop, companion diagnostics for our product candidates where appropriate. At least in some cases, the FDA and similar regulatory authorities outside the United States may request or require the development and regulatory approval of a companion diagnostic as a condition to approving one or more of our product candidates. Companion diagnostics are subject to regulation by the FDA and comparable foreign regulatory authorities as medical devices and require separate clearance or approval prior to their commercialization. We do not have experience or capabilities in developing or commercializing diagnostics and are relying, and in the future plan to continue to rely, in large part on third parties to perform these functions.

In most cases, we will likely outsource the development, production and commercialization of companion diagnostics to third parties. By outsourcing these companion diagnostics to third parties, we become dependent on the efforts of our third-party contractors to successfully develop and commercialize these companion diagnostics. Our contractors:

•	may not perform their obligations as expected;

•	may encounter production difficulties that could constrain the supply of the companion diagnostic;

•	may have difficulties gaining acceptance of the use of the companion diagnostic in the clinical community;

•	may not commit sufficient resources to the marketing and distribution of such product; and

•	may terminate their relationship with us.

We and our third-party collaborators may encounter difficulties in developing and obtaining approval for these companion diagnostics. Any delay or failure by us or third- party collaborators to develop or obtain regulatory approval of a companion diagnostic could delay or prevent approval of our related product candidates. Further, if any companion diagnostic for use with one of our product candidates fails to gain market acceptance, our ability to derive revenues from sales of such product candidate could be harmed. If our third-party contractors fail to commercialize such companion diagnostic, we may not be able to enter into arrangements with another diagnostic company to obtain supplies of an alternative diagnostic test for use in connection with such product candidate or do so on commercially reasonable terms, which could adversely affect and delay the development or commercialization of such product candidate.

Risks Related to Our Dependence on and Work with Third Parties

We rely, and expect to continue to rely, on third parties, including independent clinical investigators and CROs, to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have relied upon and plan to continue to rely upon third parties, including independent clinical investigators and third-party CROs, to conduct monitor and manage data for our preclinical studies and clinical trials. We rely on these parties for execution of our preclinical studies and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies and trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on these third parties does not relieve us of our regulatory responsibilities. We and our third-party contractors and CROs are required to comply with GCP requirements, which are regulations and guidelines enforced by the FDA, the competent authorities of the member states of the EEA, and comparable foreign regulatory authorities for all of our product candidates in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, Health Canada, the EMA or comparable foreign regulatory authorities, who may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with the product candidate produced under FDA’s current good manufacturing practice, or cGMP, regulations or similar foreign regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

Further, these principal investigators and CROs are not our employees and we will not be able to control, other than by contract, the amount of resources, including time, which they devote to our product candidates and clinical trials. If independent investigators or CROs fail to devote sufficient resources to the development of our product candidates, or if their performance is substandard, it may delay or compromise the prospects for approval and commercialization of any product candidates that we develop. In addition, the use of third-party service providers may require us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated.

Our CROs have the right to terminate their agreements with us in the event of an uncured material breach. In addition, some of our CROs have an ability to terminate their respective agreements with us if it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination, if we make a general assignment for the benefit of our creditors or if we are liquidated.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Additionally, CROs may lack the capacity to absorb higher workloads or take on additional capacity to support our needs. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We currently and in the future may depend on other third-party collaborators for the discovery, development and commercialization of ficerafusp alfa and any of our future product candidates. If our collaborations are not successful, we may not be able to capitalize on the market potential of these product candidates.

We have entered into collaborations with MSD International GmbH, or MSDIG, and MSD International Business GmbH, or MSDIB, and collectively with MSDIG, MSD and Biocon Ltd, or Biocon. In the future, we may form or seek other strategic alliances, joint ventures or collaborations, or enter into licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to product candidates we develop. Our current and potential future collaborations involving our product candidates may pose various risks to us, including:

•	collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates;

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collaborators may not properly enforce, maintain or defend our intellectual property rights or may use our proprietary information in a way that gives rise to actual or threatened litigation or that could jeopardize or invalidate our intellectual property or proprietary information, exposing us to potential litigation or other intellectual property proceedings;

•	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

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disputes may arise between a collaborator and us that cause the delay or termination of the research, development or commercialization of the product candidate, or that result in costly litigation or arbitration that diverts management attention and resources;

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a collaborator with marketing and distribution rights to one or more of our product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of such products;

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if a present or future collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program under such collaboration could be delayed, diminished or terminated;

•	collaboration agreements may restrict our right to independently pursue new product candidates; and

•	the mutual termination of the Contract Transfer and License Agreement with Biocon could delay the commercialization of ficerafusp alfa.

For future collaborations, if we enter into such collaboration agreements and strategic partnerships or license our intellectual property, products or businesses, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations, which could delay our timelines or otherwise adversely affect our business. We also cannot be certain that, following a strategic transaction or license, we will achieve the revenue or net income that justifies such transaction. Any of the factors set forth above, among others, could delay the development and commercialization of our product candidates, which would harm our business prospects, financial condition and results of operations.

We currently have established collaborations and may seek to establish future collaborations, and, if we are not able to establish them on commercially reasonable terms, we may have to alter our development and commercialization plans.

The advancement of our product candidates and development programs and the potential commercialization of ficerafusp alfa and any of our future product candidates will require substantial additional cash to fund expenses. We currently collaborate with pharmaceutical and biotechnology companies with respect to development and potential commercialization of ficerafusp alfa, and we may also do so with any future product candidates. These relationships may require us to incur non-recurring and other charges, increase our near- and long-term expenditures, issue securities that dilute our existing stockholders, or disrupt our management and business.

We face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Whether we reach a definitive agreement for other collaborations will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the progress of our clinical trials, the likelihood of approval by the FDA, Health Canada, the EMA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate.

Further, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for future product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view them as having the requisite potential to demonstrate safety and efficacy.

We may also be restricted under existing collaboration agreements from entering into future agreements on certain terms with potential collaborators. Such exclusivity could limit our ability to enter into strategic collaborations with future collaborators. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the product candidate for which we are seeking to collaborate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any marketing or sales activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

We currently rely on third-party suppliers and other third parties for production of our product candidates and our dependence on these third parties may impair the advancement of our research and development programs and the development of our product candidates. Moreover, we intend to rely on third parties to produce commercial supplies of any approved product candidate and our commercialization of any of our product candidates could be stopped, delayed or made less profitable if those third parties fail to obtain approval of the FDA, Health Canada, the EMA or comparable foreign regulatory authorities following inspection of their facilities and procedures to manufacture our product candidates, fail to provide us with sufficient quantities of a product candidate or fail to do so at acceptable timing, quality levels or prices or fail to otherwise complete their duties in compliance with their obligations to us or other parties.

We rely on and expect to continue to rely on third-party CMOs for the supply of cGMP-grade clinical trial materials and commercial quantities of our product candidates and products, if approved. Reliance on third-party providers may expose us to more risk than if we were to manufacture product candidates ourselves. The facilities used by our CMOs to manufacture our product candidates must be approved by the FDA foreign regulatory authorities pursuant to inspections that will be conducted after we submit our Biologics License Application, or BLA, to the FDA, or similar applications to foreign regulatory authorities. We have limited control over the manufacturing process of, and beyond contractual terms, we are completely dependent on our CMOs for compliance with cGMP or similar foreign requirements for the manufacture of our product candidates. If our CMOs cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, Health Canada, the EMA or comparable foreign regulatory authorities, or are unable to do so in a timely manner, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities or may result in delay of our ability to obtain marketing authorization, if any, of our product candidates. In addition, we have limited control over the ability of our CMOs to maintain adequate quality control, quality assurance and qualified personnel. If the FDA, Health Canada, the EMA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. In addition, any failure to achieve and maintain compliance with these laws, regulations and standards could subject us to the risk that we may have to suspend the manufacturing of our product candidates or that obtained approvals could be revoked, which would adversely affect our business and reputation. Furthermore, third-party providers may breach existing agreements they have with us because of factors beyond our control. They may also terminate or refuse to renew their agreement because of their own financial difficulties or business priorities, at a time that is costly or otherwise inconvenient for us. If we were unable to find an adequate replacement or another acceptable solution in time, our clinical trials could be delayed or our commercial activities could be harmed. In addition, the fact that we are dependent on our collaborators, our CMOs and other third parties for the manufacture, filling, storage and distribution of our product candidates means that we are subject to the risk that the products may have manufacturing defects that we have limited ability to prevent or control. The sale of products containing such defects could adversely affect our business, financial condition and results of operations.

We rely on our CMOs to purchase from third-party suppliers the materials necessary to produce our product candidates for our clinical trials, and will rely on our existing and future collaborators to purchase from third-party suppliers the materials necessary to develop and produce our product candidates for future clinical trials and, upon approval, our products for commercialization. There are a limited number of suppliers for raw materials that we use to manufacture our product candidates and there may be a need to assess alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce our product candidates for our clinical trials, and if approved, ultimately for commercial sale. Apart from contractual measures, we do not have any control over the process or timing of the acquisition of these raw materials by our manufacturers or manufacturers paid by our collaborators. Moreover, we currently do not have any agreements for the commercial production of these raw materials. Although we generally do not begin a clinical trial unless we believe we have a sufficient supply of an product candidate to complete the clinical trial or have secured resupply capacity, any significant delay in the supply of an product candidate, or the raw material components thereof, for a planned or an ongoing clinical trial due to the need to replace a third-party manufacturer could considerably delay completion of our clinical trials, product testing and potential regulatory approval of our product candidates.

In addition, the manufacturing of our product candidates is expensive and time-consuming, and generally requires more complex processes than those associated with small-molecule drugs. If we are successful in obtaining regulatory approval for any of our product candidates, we might have limited quantities of such product candidates available to us in connection with a potential commercial launch, and these supplies may be further limited by our ongoing clinical development activities. If our manufacturers, collaborators or we are unable to purchase or produce sufficient quantities of raw materials or of our product candidates after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates could be delayed or there could be a shortage in supply, which in either case, would impair our ability to generate revenues from the sale of our product candidates.

We rely on our manufacturers and other subcontractors to comply with and respect the proprietary rights of others in conducting their contractual obligations for us. If our manufacturers or other subcontractors fail to acquire the proper licenses or otherwise infringe third party proprietary rights in the course of completing their contractual obligations to us, we may have to find alternative manufacturers or defend against claims of infringement, either of which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

The operations of our suppliers, many of which are located outside of the United States, are subject to additional risks that are beyond our control and that could harm our business, financial condition, results of operations and prospects.

We currently rely on and engage third-party manufacturers to provide all of the drug substance and the final drug product formulation of all of our product candidates that are being used in our clinical trials and preclinical studies. Although we believe that there are several potential alternative manufacturers who could manufacture our product candidates, we primarily rely on one manufacturer, WuXi Biologics (Hong Kong) Limited, or WuXi Bio, for the production of product necessary to complete our ongoing clinical trials. If a replacement manufacturer became necessary in the future, we may incur added costs and delays in identifying and qualifying another manufacturer. We currently do not have any long-term supply agreements in place, though we intend to enter into such agreements as well as evaluate additional product manufacturing sources in the future. As a result of our dependence on ex-U.S. suppliers, we are subject to risks associated with doing business abroad, including:

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geopolitical tensions, political unrest, terrorism, labor disputes and economic instability resulting in the disruption of trade from foreign countries in which our products are manufactured, particularly China;

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the imposition of new laws and regulations, including those relating to labor conditions, safety standards, information and data transfer, imports, duties, taxes, and other charges on imports, as well as trade restrictions and restrictions on currency exchange or the transfer of funds, particularly new or increased tariffs imposed on imports from countries where our suppliers operate, including China, pursuant to our master supply agreement with WuXi Bio;

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greater challenges and increased costs with enforcing and periodically auditing or reviewing our suppliers’ and manufacturers’ compliance with cGMPs or status acceptable to the FDA, Health Canada, the EMA or comparable foreign regulatory authorities;

•	reduced protection for intellectual property rights, including trade secret protection, in some countries, particularly China;

•	disruptions in operations due to global, regional, or local epidemics, pandemics, public health crises or other emergencies or natural disasters;

•	disruptions or delays in shipments; and

•	changes in local economic conditions in countries where our manufacturers or suppliers are located.

If enacted, legislation known as the BIOSECURE Act, which was introduced by Congress, would prohibit U.S. federal agencies from entering into or renewing a contract with any company that uses biotechnology equipment or services produced or provided by a “biotechnology company of concern” in the performance of that government contract. It would also prohibit recipients of loan or grant funding from U.S. federal agencies from using loan or grant funds to procure, obtain or use any biotechnology equipment or services produced or provided by a “biotechnology company of concern.” This legislation would have the effect of restricting the ability of biopharmaceutical companies that enter into contracts with or receive funding from U.S. federal agencies from purchasing services or equipment from certain Chinese biotechnology companies, including those that are specifically named in the proposed BIOSECURE Act. The most recent version of the BIOSECURE Act introduced in the House of Representatives names WuXi Bio as a “biotechnology company of concern.” The most recent version of the BIOSECURE Act introduced in the House of Representatives also includes a grace period that would restrict the applicability of the BIOSECURE Act’s prohibitions to existing contractual arrangements with named “biotechnology companies of concern” until 2032. If approved in this form, the BIOSECURE Act would likely not prevent us from sourcing drug product from WuXi Bio for use in clinical development. However, depending on the final language of the BIOSECURE Act, and how the law is interpreted by U.S. federal agencies, we could be potentially restricted from pursuing U.S. federal government business or government reimbursement for our products in the future if we enter long-term commercial arrangements with WuXi Bio or other suppliers or partners identified as “biotechnology companies of concern” that extend beyond this grace period. Additionally, the legislation could adversely impact WuXi Bio’s operations or financial position, which, in turn, could impact its and ability to supply us with product in the future. We may also face additional manufacturing and supply-chain risks due to the evolving regulatory and legal requirements in China, or due to the deterioration of the geo-political relationship between China and the U.S., including but not limited to potential sanctions imposed by the U.S. government on WuXi Bio, or other companies in China on whom we might rely, or any of the other countries in which our products are manufactured or marketed.

These and other factors beyond our control could interrupt our suppliers’ production, influence the ability of our suppliers to export our clinical supplies cost-effectively or at all and inhibit our supplier’ ability to procure certain materials, any of which could delay our clinical trials or otherwise harm our business, financial condition, results of operations and prospects.

If any third-party manufacturer of our product candidates is unable to increase the scale of its production of our product candidates or increase the product yield of its manufacturing, then our manufacturing costs may increase and commercialization may be delayed.

In order to produce sufficient quantities to meet the demand for clinical trials and, if approved, subsequent commercialization of our product candidates, our third-party manufacturers will be required to increase their production and optimize their manufacturing processes while maintaining the quality of our product candidates. The transition to larger scale production could prove difficult. In addition, if our third-party manufacturers are not able to optimize their manufacturing processes to increase the product yield for our product candidates, or if they are unable to produce increased amounts of our product candidates while maintaining the same quality then we may not be able to meet the demands of clinical trials or market demands, which could decrease our ability to generate profits and have a material adverse impact on our business and results of operations.

We may need to maintain licenses for drug substances from third parties to develop and commercialize some of our product candidates, which could increase our development costs and delay our ability to commercialize those product candidates.

Should we decide to use any cell line and raw materials in any of our product candidates that are proprietary to one or more third parties, we would need to maintain licenses to those drug substances from those third parties. If we are unable to gain or continue to access rights to these drug substances prior to conducting preclinical toxicology studies intended to support clinical trials, we may need to develop alternate product candidates from these programs by either accessing or developing alternate drug substances, resulting in increased development costs and delays in commercialization of these product candidates. If we are unable to gain or maintain continued access rights to the desired drug substances on commercially reasonable terms or develop suitable alternate drug substances, we may not be able to commercialize product candidates from these programs.

Risks Related to Government Regulation

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be materially harmed.

The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval (or maintain approval) may change during the course of a product candidate’s clinical development and may vary among jurisdictions. For example, the Oncology Center of Excellence within the FDA has advanced Project Optimus, which is an initiative to reform the dose optimization and dose selection paradigm in oncology drug development to emphasize selection of an optimal dose, which is a dose or doses that maximizes not only the efficacy of a drug but the safety and tolerability as well. This shift from the prior approach, which generally determined the maximum tolerated dose, has required and will require us to continue to spend additional time and resources to further explore a product candidate’s dose-response relationship to facilitate optimum dose selection in a target population. Other recent Oncology Center of Excellence initiatives have included Project FrontRunner, a new initiative with a goal of developing a framework for identifying candidate drugs for initial clinical development in the earlier advanced setting rather than for treatment of patients who have received numerous prior lines of therapies or have exhausted available treatment options; Project Equity, which is an initiative to ensure that the data submitted to the FDA for approval of oncology medical products adequately reflects the demographic representation of patients for whom the medical products are intended; and Project Confirm, which is an initiative to promote the transparency of outcomes related to accelerated approvals for oncology indications and provide a framework to foster discussion, research and innovation in approval and post-marketing processes, with the goal to enhance the balance. We are considering these and other policy changes as they relate to our programs.

We have not obtained regulatory approval for any product candidate. Neither we nor any future collaborator is permitted to market any biological product in the U.S. until we or the future collaborator receives regulatory approval of a BLA, from the FDA. It is possible that ficerafusp alfa or any future product candidates will not obtain regulatory approval from the FDA, Health Canada, the EMA or comparable foreign regulatory authorities.

Ficerafusp alfa and any future product candidates could fail to receive regulatory approval for many reasons, including the following:

•	the FDA, Health Canada, the EMA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

•

we may be unable to demonstrate to the satisfaction of the FDA, Health Canada, the EMA or comparable foreign regulatory authorities that a product candidate has an acceptable risk-benefit profile in the proposed indication;

•

we may be unable to demonstrate to the satisfaction of the FDA, Health Canada, the EMA or comparable foreign regulatory authorities that the facility in which a product candidate is manufactured meets standards designed to assure that the product candidate continues to be safe, pure, and potent;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA, Health Canada, the EMA or comparable foreign regulatory authorities for approval;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	the FDA, Health Canada, the EMA or comparable foreign regulatory authorities may disagree with our interpretation of data from clinical trials or preclinical studies;

•

the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a BLA to the FDA, Health Canada, the EMA or regulatory submissions to comparable regulatory authorities to obtain regulatory approval in such jurisdiction; and

•

the FDA, Health Canada, the EMA or comparable foreign regulatory authorities may find deficiencies with or fail to approve our manufacturing processes or facility or the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies.

This lengthy approval process as well as the unpredictability of clinical trial results may result in our failing to obtain regulatory approval to market any product candidate we develop, which would significantly harm our business, results of operations and prospects. The FDA and other comparable foreign authorities have substantial discretion in the approval process and in determining when or whether regulatory approval will be granted for any product candidate that we develop. Even if we believe the data collected from future clinical trials of our product candidates are promising, such data may not be sufficient to support approval by the FDA, Health Canada, the EMA or any other regulatory authority.

In addition, even if we were to obtain approval, the FDA may approve any of our product candidates for fewer or more limited indications, or a more limited patient population, than we request, may grant approval contingent on the performance of costly clinical trials or other post-marketing requirements, or may approve a product candidate with a label that does not include the labeling claims we believe are necessary or desirable for the successful commercialization of such product candidates. Even if we obtain regulatory approval for our product candidates, we will be required to submit new or supplemental applications and obtain approval for certain changes to the approved product, product labeling, or manufacturing process and the FDA or comparable foreign regulatory authority may refuse to approve such applications or supplements.

In addition, the FDA, Health Canada, the EMA or comparable foreign regulatory authorities may change their policies, promulgate additional regulations, revise existing regulations or take other actions that may prevent or delay approval of our future products under development on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain approvals, increase the costs of compliance or restrict our ability to maintain any marketing authorizations we may have obtained. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved, or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for biological products or modifications to approved biological products to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.

We may be required to suspend, repeat or terminate our clinical trials if they are not conducted in accordance with regulatory requirements, the results are negative or inconclusive or the trials are not well designed.

Clinical trials must be conducted in accordance with GCP requirements, which are regulations and guidelines enforced by the FDA, Health Canada, the EMA and comparable foreign regulatory authorities.

Clinical trials are subject to oversight by the FDA, other foreign governmental agencies and IRBs or ethical committees at the trial sites where the clinical trials are conducted. In addition, clinical trials must be conducted with product candidates manufactured in accordance with applicable cGMP. Clinical trials may be suspended by the FDA, other foreign regulatory authorities, us, or by an IRB or ethics committee with respect to a particular clinical trial site, for various reasons, including:

•	deficiencies in the conduct of the clinical trials, including failure to conduct the clinical trial in accordance with regulatory requirements or trial protocols;

•	deficiencies in the clinical trial operations or trial sites;

•	unforeseen adverse side effects or the emergence of undue risks to trial subjects;

•	deficiencies in the trial design necessary to demonstrate efficacy;

•	ficerafusp alfa may not appear to offer benefits over current therapies; or

•	the quality or stability of ficerafusp alfa may fall below acceptable standards.

We intend to develop our product candidates in part in combination with other therapies and may develop our future product candidates in combination with other therapies, which exposes us to additional regulatory risks.

We intend to develop our product candidates in part in combination with other therapies, including ficerafusp alfa in combination with pembrolizumab as a treatment for HNSCC and SCAC, and may develop ficerafusp alfa and any future product candidates in combination with one or more currently approved cancer therapies. These combinations have not been previously tested in the clinic and may, among other things, fail to demonstrate synergistic activity, may fail to achieve superior outcomes relative to the use of single agents or other combination therapies, or may fail to demonstrate sufficient safety or efficacy traits in clinical trials to enable us to complete those clinical trials or obtain marketing approval for the combination therapy.

In addition, we did not develop or obtain regulatory approval for, and we do not manufacture or sell, any of these approved therapeutics. The other therapies we are using in combination may be removed from the market, or we may not be able to secure adequate quantities of such materials for which we have no guaranteed supply contract, and thus be unavailable for testing or commercial use with any of our approved products. The other therapies we may use in combination with our product candidates may also be supplanted in the market by newer, safer or more efficacious products or combinations of products.

Even if any product candidate we develop were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risk that the FDA, Health Canada, the EMA or comparable foreign regulatory authorities could revoke approval of the therapy used in combination with our product candidate or that safety, efficacy, manufacturing or supply issues could arise with these existing therapies. This could result in our own products being removed from the market or being less successful commercially. Combination therapies are commonly used for the treatment of cancer diseases, and we would be subject to similar risks if we develop any of our product candidates for use in combination with other drugs or for indications other than cancer.

We may also evaluate ficerafusp alfa or any future product candidates in combination with one or more other cancer therapies that have not yet been approved for marketing by the FDA, Health Canada, the EMA or comparable foreign regulatory authorities. We will not be able to market and sell any product candidate we develop in combination with any such unapproved cancer therapies that do not ultimately obtain marketing approval.

If the FDA, Health Canada, the EMA or comparable foreign regulatory authorities do not approve these other biological products or revoke their approval of, or if safety, efficacy, manufacturing or supply issues arise with, the biological products we choose to evaluate in combination with any product candidate we develop, we may be unable to obtain approval of or market any such product candidate.

Even if we receive marketing approval of ficerafusp alfa, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. If we fail to comply or experience unanticipated problems with our products, we may be subject to administrative and judicial enforcement, including monetary penalties, for non-compliance and our approved products, if any, could be deemed misbranded or adulterated and prohibited from continued distribution.

Any marketing approvals that we may receive for ficerafusp alfa or any future product candidates may be subject to limitations on the approved indicated uses for which the product may be marketed or the conditions of approval or contain requirements for potentially costly post-market testing and surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require implementation of a REMS as a condition of approval of any product candidate, which could include requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA, Health Canada, the EMA or a comparable foreign regulatory authority approves a product candidate, the manufacturing processes, labeling, packaging, distribution, tracking and tracing event and deviation reporting, storage, advertising, promotion, import and export and record keeping for the product candidate will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and GCP, for any clinical trials that we may conduct post-approval. Later discovery of previously unknown problems with any approved candidate, including adverse events of unanticipated severity or frequency, or with our or our third-party manufacturers’ manufacturing processes or facilities, or failure to comply with regulatory requirements, may result in, among other things:

•	suspension of, or imposition of restrictions on, the marketing or manufacturing of the product, withdrawal of the product from the market, or product recalls;

•	Warning letters or untitled letters, or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications we file, or suspension or revocation of approved biologics licenses;

•	product seizure or detention, monetary penalties, refusal to permit the import or export of the product, or placement on Import Alert; and

•	permanent injunctions and consent decrees including the imposition of civil or criminal penalties.

Given the nature of biological products manufacturing, there is a risk of contamination. Any contamination could materially adversely affect our ability to produce product candidates on schedule and could, therefore, harm our results of operations and cause reputational damage. Some of the raw materials and other components required in our manufacturing process are derived from biologic sources. Such raw materials are difficult to procure and may be subject to contamination or recall. A material shortage, contamination, recall or restriction on the use of biologically derived substances in the manufacture of our product or product candidates could adversely impact or disrupt the commercial manufacturing or the production of clinical material, which could materially and adversely affect our development and commercialization timelines and our business, financial condition, results of operations and prospects and could adversely affect our ability to meet our supply obligations.

Moreover, the FDA strictly regulates the promotional claims that may be made about drug and biological products. In particular, an approved product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling, or off-label uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. The FDA has issued guidance on the factors that it will consider in determining whether a firm’s product communication is consistent with the FDA-required labeling for that product, and those factors contain complexity and potential for overlap and misinterpretation. A company that is found to have improperly promoted off-label uses of their products may be subject to significant civil, criminal and administrative penalties.

The FDA and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay marketing approval of a product. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our products. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected.

In addition, if we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

While we intend to seek designations for our potential product candidates with the FDA and comparable foreign regulatory authorities that are intended to confer benefits such as a faster development process, there can be no assurance that we will successfully obtain such designations. In addition, even if one or more of our potential product candidates are granted such designations, we may not be able to realize the intended benefits of such designations.

The FDA and comparable foreign regulatory authorities offer certain designations for product candidates that are designed to encourage the research and development of product candidates that are intended to address conditions with significant unmet medical need. These designations may confer benefits such as additional interaction with regulatory authorities and priority review.

However, there can be no assurance that we will successfully obtain such designations for any potential product candidates. In addition, while such designations could expedite the development or approval process, they generally do not change the standards for approval. Even if we obtain such designations for one or more of our potential product candidates, there can be no assurance that we will realize their intended benefits. For example, we may seek fast-track designation for some of our potential product candidates. If a therapy is intended for the treatment of a serious or life-threatening condition and the therapy nonclinical or clinical data demonstrates the potential to address unmet medical needs for this condition, the therapy sponsor may apply for fast-track designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe a particular product candidate is eligible for this designation, there can be no assurance that the FDA would decide to grant it. Even if we do receive fast track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures, and receiving a fast-track designation does not provide assurance of ultimate FDA approval. In addition, the FDA may withdraw fast-track designation if it believes that the designation is no longer supported by data from our clinical development program.

Additionally, we may seek a breakthrough therapy designation for some of our potential product candidates. A breakthrough therapy is defined as a therapy that is intended, alone or in combination with one or more other therapies, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the therapy may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For therapies that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Therapies designated as breakthrough therapies by the FDA may also be eligible for accelerated approval. Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe one of our potential product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to therapies considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our potential product candidates qualify as breakthrough therapies, the FDA may later decide that such product candidates no longer meet the conditions for qualification.

In the future, we may also seek approval of potential product candidates under the FDA’s accelerated approval pathway. A product may be eligible for accelerated approval if it is designed to treat a serious or life threatening disease or condition and generally provides a meaningful advantage over available therapies upon a determination that the potential future product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, or IMM, that is reasonably likely to predict an effect on IMM or other clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as IMM. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. The accelerated approval pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is usually contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical benefit. Under the Food and Drug Omnibus Reform Act of 2022, or FDORA, the FDA is permitted to require, as appropriate, that a post-approval confirmatory study or studies be underway prior to approval or within a specified time period after the date of approval for a product granted accelerated approval. FDORA also requires sponsors to send updates to the FDA every 180 days on the status of such studies, including progress toward enrollment targets, and the FDA must promptly post this information publicly. FDORA also gives the FDA increased authority to withdraw approval of a drug or biologic granted accelerated approval on an expedited basis if the sponsor fails to conduct such studies in a timely manner, send the necessary updates to the FDA, or if such post-approval studies fail to verify the drug’s predicted clinical benefit. Under FDORA, the FDA is empowered to take action, such as issuing fines, against companies that fail to conduct with due diligence any post-approval confirmatory study or submit timely reports to the agency on their progress. In addition, for products being considered for accelerated approval, the FDA generally requires, unless otherwise informed by the Agency, that all advertising and promotional materials intended for dissemination or publication be submitted to the Agency for review. There can be no assurance that FDA would allow any of the potential future product candidates we may develop to proceed on an accelerated approval pathway, and even if FDA did allow such pathway, there can be no assurance that such submission or application will be accepted or that any expedited development, review, or approval will be granted on a timely basis, or at all. Moreover, even if we received accelerated approval, any post-approval studies required to confirm and verify clinical benefit may not show such benefit, which could lead to withdrawal of any approvals we have obtained. Receiving accelerated approval does not assure that the product’s accelerated approval will eventually be converted to a traditional approval.

If the FDA determines that a product candidate offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months. We may request priority review for the product candidates that we may develop. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if we believe a particular product candidate is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily result in an expedited regulatory review or approval process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or at all.

We may not be able to obtain or maintain orphan drug designations for our product candidates, and we may be unable to maintain the benefits associated with orphan drug designation, including the potential for market exclusivity.

Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. For example, the FDA may designate a product as an orphan product if it is intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the U.S., or a patient population of greater than 200,000 individuals in the U.S. but for which there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the U.S. We may not be able to obtain orphan drug designation for any indications for our product candidates, and we may not be able to maintain such designations if granted.

Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same biologic for the same indications for seven years. Even if we are able to obtain orphan drug designation or orphan drug exclusivity, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if, among other things, the FDA concludes that the later drug is clinically superior, if it is shown to be safer, more effective or makes a major contribution to patient care. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. Even if we receive orphan drug designation or orphan drug exclusivity for any of our product candidates, there is no guarantee that we will enjoy the benefits of such designations or exclusivity periods.

The decision of the U.S. Court of Appeals for the 11th Circuit in Catalyst Pharms., Inc. v. Becerra, 14 F.4th 1299 (11th Cir. 2021) has created uncertainty regarding the scope of orphan drug exclusivity. Although the FDA subsequently announced that it intends to continue to apply its longstanding interpretation of the regulations to matters outside of the scope of the Catalyst order and continue tying the scope of orphan-drug exclusivity to the uses or indications for which a drug is approved, it is unclear how future litigation, legislation, agency decisions, and administrative actions will impact the scope of the orphan drug exclusivity.

While we may seek accelerated approval for some of our product candidates, we may not be able to obtain it as the sufficiency of our clinical trial results for accelerated approval are subject to the FDA’s discretion.

We plan to seek approval for ficerafusp alfa under the FDA’s accelerated approval pathway. A product may be eligible for accelerated approval if it is designed to treat a serious or life-threatening disease or condition and generally provides a meaningful advantage over available therapies upon a determination that the product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, or IMM, that is reasonably likely to predict an effect on IMM or other clinical benefit. For more information, see the section titled “Business—Government Regulation—Review and Approval for Licensing Biologics in the U.S.—Expedited Review Programs.”

Under FDORA, the FDA is empowered to take action, such as issuing fines, against companies that fail to conduct with due diligence any post-approval confirmatory study or submit timely reports to the agency on their progress. There can be no assurance that the FDA would allow any of the product candidates we may develop to proceed on an accelerated approval pathway, and even if the FDA did allow such pathway, there can be no assurance that such submission or application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all. Moreover, even if we received accelerated approval, any post-approval studies required to confirm and verify clinical benefit may not show such benefit, which could lead to withdrawal of any approvals we have obtained. Receiving accelerated approval does not assure that the product’s accelerated approval will eventually be converted to a traditional approval.

Risks Related to Commercialization

The commercial success of ficerafusp alfa or any future product candidates will depend upon the degree of market acceptance of such product candidates by physicians, patients, healthcare payors and others in the medical community.

Ficerafusp alfa and any future product candidates may not be commercially successful. Even if ficerafusp alfa or any future product candidates receive regulatory approval, they may not gain market acceptance among physicians, patients, healthcare payors, or the medical community. The commercial success of ficerafusp alfa or any future product candidates will depend significantly on the broad adoption and use of the resulting product by these individuals and organizations for approved indications. The degree of market acceptance of our products will depend on a number of factors, including:

•	demonstration of clinical efficacy and safety, including as compared to anymore established products;

•	the indications for which ficerafusp alfa or any future product candidates are approved, if any;

•	the limitation of our targeted patient population and other limitations or warnings contained in any FDA-approved labeling;

•	acceptance of a new drug for the relevant indication by healthcare providers and their patients;

•	the pricing and cost-effectiveness of our products, as well as the cost of treatment with our products in relation to alternative treatments and therapies;

•

our ability to obtain and maintain sufficient third-party coverage and adequate reimbursement from government healthcare programs, including Medicare and Medicaid, private health insurers and other third-party payors;

•	the willingness of patients to pay all, or a portion of, out-of-pocket costs associated with our products in the absence of sufficient third-party coverage and adequate reimbursement;

•	any restrictions on the use of our products, and the prevalence and severity of any adverse effects;

•	potential product liability claims;

•	the timing of market introduction of our products as well as availability, safety and efficacy of competitive drugs;

•	the effectiveness of our or any current or future collaborators’ sales and marketing strategies; and

•	unfavorable publicity relating to the product.

If ficerafusp alfa or any future product candidates is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors or patients, we may not generate sufficient revenue from that product and may not become or remain profitable. Our efforts to educate the medical community and third-party payors regarding the benefits of our products may require significant resources and may never be successful.

The market opportunities for ficerafusp alfa or any future product candidate we develop, if approved, may be limited to those patients who are ineligible for established therapies or for whom prior therapies have failed, and may be small.

Any revenue we are able to generate in the future from product sales will be dependent, in part, upon the size of the market in the U.S. and any other jurisdiction for which we gain regulatory approval and have commercial rights. If the markets or patient subsets that we are targeting are not as significant as we estimate, we may not generate significant revenues from sales of such products, even if approved.

Cancer therapies are sometimes characterized as first-line, second-line or third-line, and the FDA often approves new therapies initially only for third-line use. When cancer is detected early enough, first-line therapy, usually chemotherapy, hormone therapy, surgery, radiation therapy or a combination of these, is sometimes adequate to cure the cancer or prolong life without a cure. Second- and third-line therapies are administered to patients when prior therapy is not effective. The number of patients who receive second- and third-line treatment is significantly smaller than the number of patients who receive first-line treatment, and the prognosis of patients who receive second- or third-line treatment is often poorer than that of patients who receive first-line treatment.

We may initially seek approval for any other product candidates we develop as second- or third-line therapies. If we do so, for those products that prove to be sufficiently beneficial, if any, we would expect potentially to seek approval as a first-line therapy, but there is no guarantee that any product candidate we develop, even if approved, would be approved for first-line therapy, and, prior to any such approvals, we may have to conduct additional clinical trials.

The number of patients who have the types of cancer or autoimmune diseases we are targeting may turn out to be lower than expected. Additionally, the potentially addressable patient population for ficerafusp alfa or any future product candidates may be limited, if and when approved. Even if we obtain significant market share for any product candidate, if and when approved, if the potential target populations are small, we may never achieve profitability without obtaining marketing approval for additional indications, including to be used as first- or second-line therapy.

If approved, our product candidates that are regulated as biological products, or biologics, may face competition from biosimilars approved through an abbreviated regulatory pathway.

The Biologics Price Competition and Innovation Act of 2009, or BPCIA, established an abbreviated pathway for the approval of biosimilar and interchangeable biologics with an FDA-licensed reference biologic product. Under the BPCIA, a reference biological product is granted 12 years of non-patent data exclusivity from the time of first licensure of the product, and the FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still develop and receive approval of a competing biologic, so long as their BLA does not rely on the reference product or sponsor’s data and is not submitted as a biosimilar application. Certain changes and supplements to an approved BLA, and subsequent applications filed by the same sponsor, manufacturer, licensor, predecessor in interest, or other related entity do not qualify for the 12-year exclusivity period. The law is complex and any new policies or processes adopted by the FDA could have a material adverse effect on the future commercial prospects for our biological products.

We believe that any of the product candidates we develop that is approved in the U.S. as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider the subject product candidate to be a reference product for competing products, potentially creating the opportunity for biosimilar competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of the reference products in a way that is similar to traditional generic substitution for non-biological products will depend on a number of marketplace and regulatory factors that are still developing. The approval of a biosimilar of our product candidates could have a material adverse impact on our business due to increased competition and pricing pressure. It is also possible that payors will give reimbursement preference to biosimilars over reference biological products, even absent a determination of interchangeability.

Laws and regulations outside the United States differ, including the length and extent of patent and exclusivity protection and pathways for competition to enter the market. Other countries may have significantly shorter or longer periods of exclusivity. In addition, other countries may have different standards in determining similarity to a reference product. Any market entry of competing products to our product candidates in these other regions could adversely affect our business in those regions.

To the extent that we do not receive any anticipated periods of regulatory exclusivity for our product candidates it could adversely affect our business, financial condition, results of operations and prospects.

Obtaining and maintaining marketing approval of ficerafusp alfa and any future product candidates in one jurisdiction does not mean that we will be successful in obtaining and maintaining marketing approval of ficerafusp alfa and any future product candidates in other jurisdictions.

Obtaining and maintaining marketing approval of ficerafusp alfa and any future product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain marketing approval in any other jurisdiction, while a failure or delay in obtaining marketing approval in one jurisdiction may have a negative effect on the marketing approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the U.S., including additional preclinical studies or clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign marketing approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets or fail to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

We may enter into agreements with third parties to sell, distribute and/or market ficerafusp alfa if we obtain regulatory approval, which may adversely affect our ability to generate revenues.

Given the development stage of ficerafusp alfa, we have no experience in sales, marketing and distribution of biotech products. However, if ficerafusp alfa obtains marketing approval, we might intend to develop sales and marketing capacity, either alone or with partners, or rely upon the sales and marketing capabilities of our partners.

Outsourcing sales, distribution and marketing may subject us to a variety of risks, including:

•	our inability to exercise direct control over sales, distribution and marketing activities and personnel;

•	potential failure or inability of contracted sales personnel to successfully market our products to physicians; and

•	potential disputes with third parties concerning distribution, sales and marketing expenses, calculation of royalties, and sales and marketing strategies.

If we are unable to partner with a third party that has adequate sales, marketing, and distribution capabilities, we may have difficulty commercializing our ficerafusp alfa which would adversely affect our business, financial condition, and ability to generate product revenues.

Off-label use or misuse of ficerafusp alfa may harm our reputation in the marketplace or result in injuries that lead to costly product liability suits.

If ficerafusp alfa is approved by the FDA, we may only promote or market ficerafusp alfa in a manner consistent with its FDA-approved labeling. We will train our marketing and sales force against promoting ficerafusp alfa for uses outside of the approved indications for use, known as “off-label uses.” We cannot, however, prevent a physician from using ficerafusp alfa off-label, when in the physician’s independent professional medical judgment, he or she deems it appropriate. Furthermore, the use of ficerafusp alfa for indications other than those approved by the FDA may not effectively treat such conditions. Any such off-label use of ficerafusp alfa could harm our reputation in the marketplace among physicians and patients. There may also be increased risk of injury to patients if physicians attempt to use ficerafusp alfa for these uses for which they are not approved, which could lead to product liability suits that might require significant financial and management resources and that could harm our reputation.

We are subject to export and import controls, economic sanctions and anti-corruption laws and regulations of the United States and other jurisdictions. We can face criminal liability and other serious consequences for violations of these laws and regulations, which can harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Export controls and trade sanctions laws and regulations may restrict or prohibit altogether the provision, sale, or supply of our products to certain governments, persons, entities, countries, and territories, including those that are the target of comprehensive sanctions or an embargo. We are also subject to anti-corruption and anti-bribery laws, including the U.S. Foreign Corrupt Practices Act of 1977, or FCPA, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other state and national anti-bribery laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other partners from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other partners, even if we do not explicitly authorize or have actual knowledge of such activities. Any violation of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

If we or any third-party manufacturer we engage now or in the future fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs or liabilities that could have a material adverse effect on our business.

We and third-party manufacturers we engage now are, and any third-party manufacturer we may engage in the future will be, subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and waste. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain general liability insurance as well as workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or commercialization efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Further, with respect to the operations of our current and any future third-party contract manufacturers, it is possible that if they fail to operate in compliance with applicable environmental, health and safety laws and regulations or properly dispose of wastes associated with our products, we could be held liable for any resulting damages, suffer reputational harm or experience a disruption in the manufacture and supply of ficerafusp alfa or products. In addition, our supply chain may be adversely impacted if any of our third-party contract manufacturers become subject to injunctions or other sanctions as a result of their non-compliance with environmental, health and safety laws and regulations.

Risks Related to Our Intellectual Property

Our ability to compete may decline if we do not adequately protect our proprietary rights.

Our commercial success depends, in part, on obtaining and maintaining patents and other forms of intellectual property rights for ficerafusp alfa, including ficerafusp alfa and any future product candidates, methods used to produce, purify, and manufacture those product candidates, and methods of utilizing the product candidates, including methods for treating patients, among other aspects of ficerafusp alfa or on licensing-in such rights. Failure to protect or to obtain, maintain, or extend adequate patent and other intellectual property rights could materially adversely affect our ability to develop and market ficerafusp alfa.

Our strategy depends in part on our ability to identify and seek patent protection for our discoveries. The patent prosecution process is time-consuming and expensive, and we and our current or future licensors, licensees or collaborators may not be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner in all jurisdictions where protection may be commercially advantageous. It is also possible that we or our current or future licensors, licensees, or collaborators will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them.

The standards which the United States Patent and Trademark Office, or USPTO, and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change in the future. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable. The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States. Outside the United States, patent protection must be sought in individual jurisdictions, further adding to the cost and uncertainty of obtaining adequate patent protection outside of the United States. Accordingly, the issuance, scope, validity, enforceability, and commercial value of our and our current or future licensors’, licensees’ or collaborators’ current and future patent rights are highly uncertain. We cannot predict whether additional patents protecting ficerafusp alfa will issue in the U.S. or in foreign jurisdictions, or whether any patents that do issue will have claims of adequate scope to provide competitive advantage. Our and our current or future licensors’, licensees’ or collaborators’ pending and future patent applications may not result in patents being issued which protect ficerafusp alfa or other technology, in whole or in part, or which effectively prevent others from commercializing competitive products and technology. The patent examination process may require us or our current or future licensors, licensees or collaborators to narrow the scope of the claims of our or our current or future licensors’, licensees’ or collaborators’ pending and future patent applications, which may limit the scope of patent protection that may be obtained.

We cannot assure you that all of the potentially relevant prior art relating to our patents and patent applications has been found. If such prior art exists, it can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, or have issued and even if such patents cover a product candidate, and/or other technologies, third parties may initiate opposition, interference, re-examination, post-grant review, inter partes review, litigation, nullification or derivation action in court or before patent offices, or similar proceedings challenging the validity, enforceability, scope, inventorship, or ownership of such patents, which may result in the patent claims being narrowed, invalidated, held unenforceable, or unavailable to us. Our and our current and future licensors’, licensees’ or collaborators’ patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issue from such application(s), and then only to the extent the issued claims cover the technology in the relevant jurisdiction.

Patent applications in the U.S. and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in scientific literature lag behind actual discoveries. As such, we cannot be certain that we or our licensors were the first to make the inventions claimed in our issued patents or pending patent applications, or that we were the first to file for protection of the inventions set forth in our patents or patent applications. As a result, we may not be able to obtain or maintain protection for certain inventions. Therefore, the enforceability and scope of our patents in the U.S. and in foreign countries cannot be predicted with certainty and, as a result, any patents that we own or license may not provide sufficient protection against competitors. We may not be able to obtain or maintain patent protection from our pending patent applications, from those we may file in the future, or from those we may license from third parties. Moreover, even if we are able to obtain patent protection, such patent protection may be of insufficient scope to achieve our business objectives.

In addition, changes in, or different interpretations of, patent laws in the U.S. and other countries may permit others to use our discoveries or to develop and commercialize ficerafusp alfa without providing any notice or compensation to us or may limit the scope of patent protection that we or our licensors are able to obtain. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending our intellectual property rights.

We will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.

Filing, prosecuting and defending patents on ficerafusp alfa in all countries and jurisdictions throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the U.S. could be less extensive than those in the U.S., assuming that rights are obtained in the U.S. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. As such, we will not file for patent protection in all national and regional jurisdictions in the world where such protection may be available.

Accordingly, competitors may use our and our existing or future licensors’, licensees’ or collaborators’ technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we and our existing or future licensors, licensees or collaborators have patent protection, but enforcement is not as strong as that in the U.S. These products may compete with ficerafusp alfa or other technologies, and our and our existing or future licensors’, licensees’ or collaborators’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Patent protection must be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries. In addition, the legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, and the requirements for patentability differ, in varying degrees, from country to country, and the laws of some foreign countries do not protect intellectual property rights, including trade secrets, to the same extent as federal and state laws of the United States. As a result, many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. Such issues may make it difficult for us to stop the infringement, misappropriation or other violation of our intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we own or license. Similarly, if our trade secrets are disclosed in a foreign jurisdiction, competitors worldwide could have access to our proprietary information and we may be without satisfactory recourse. Such disclosure could have a material adverse effect on our business. Moreover, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws.

Furthermore, proceedings to enforce our patent rights and other intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded to us, if any, may not be commercially meaningful, while the damages and other remedies we may be ordered to pay such third parties may be significant. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Issued patents covering ficerafusp alfa and related technology could be found invalid or unenforceable if challenged in court or before a patent office. We may become involved in lawsuits involving our intellectual property, including patents, to protect or enforce our patents, which could be expensive, time consuming and unsuccessful.

Issued patents may be challenged, narrowed, invalidated, circumvented, or otherwise encumbered by a third party. We may from time to time need to resort or become a party to litigation (or other adversarial proceeding) to enforce or defend any patents or other intellectual property rights owned by or licensed to us, or to determine or challenge the scope or validity of patents or other intellectual property rights of third parties in the U.S. and in other jurisdictions. For example, in August 2024, we received a letter alleging certain patents related to ficerafusp alfa licensed to us are invalid and/or lack correct inventorship. As enforcement of intellectual property rights is difficult, unpredictable and expensive, we may fail in enforcing our rights—in which case our competitors may be permitted to use our product without being enjoined, required to pay us any license fees, or compensate us for lost profits or reasonable royalty. In addition, litigation involving our patents carries the risk that one or more of our patents will be held invalid (in whole or in part, on a claim-by-claim basis) or held unenforceable. Such an adverse court ruling could allow third parties to commercialize technology covered by our patents we seek to enforce, such as those covering ficerafusp alfa and related methods, among other technologies, and then compete directly with us, without payment to us.

If we were to initiate legal proceedings against a third party to enforce a patent covering ficerafusp alfa or other technology, the defendant could counterclaim that our patent is invalid and/or unenforceable, which is commonplace in patent litigation in the U.S. and other foreign jurisdictions. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements for patentability, for example, lack of utility, novelty, obviousness, non-enablement or lack of written description or as constituting unpatentable subject matter. Grounds for an unenforceability assertion could be an allegation that someone substantively involved in prosecution of the patent withheld but-for material information from the USPTO or engaged in affirmatively egregious misconduct, during prosecution, with a specific intent to deceive the USPTO. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we could lose at least part, and perhaps all, of the patent protection on ficerafusp alfa or other technology. Such a loss of patent protection could have a material adverse impact on our business. Even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives. Patents and other intellectual property rights also will not protect ficerafusp alfa if competitors design around our protected technology without infringing our patents or other intellectual property rights.

Even if such litigation (or other adversarial proceedings or disputes) is resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, this could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings and the legal costs associated with them, could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If we are unsuccessful in defending against any claims by competitors or others that we are infringing upon their intellectual property rights, our business could be materially harmed.

Our commercial success will depend, in part, on our ability to operate without infringing the proprietary rights of third parties. Other entities may have or obtain patents or other proprietary rights that could limit our ability to make, use, sell, offer for sale or import a product candidate, a future approved product, or impair our competitive position. We are aware of third party issued patents and/or pending patent applications, including in the U.S., that could be alleged as covering ficerafusp alfa, irrespective of the merits of any such allegation, for example in August 2024, we received a letter alleging ficerafusp alfa infringes certain third party patents. Although we believe that these patents are not infringed, and/or are invalid and/or unenforceable, if a court should find that they cover a product candidate and we are unable to invalidate such patents, or if licenses for them are not available on commercially reasonable terms, our business could be harmed, perhaps materially.

We believe that if such patents or patent applications were asserted against us, we would have counterclaims and defenses against such claims, including non-infringement, the affirmative defense of safe harbor designed to protect activity undertaken to obtain federal regulatory approval of a drug, including under 35 U.S.C. § 271(e) and similar foreign exceptions to infringement, and defenses concerning patent invalidity and/or unenforceability. However, if such counterclaims and defenses were not successful and such patents were successfully asserted against us such that they are found to be valid and enforceable, and infringed, unless we obtain a license to such patents, which may not be available on commercially reasonable terms or at all, we could be prevented from continuing to develop or commercialize ficerafusp alfa. We could also be required to pay substantial damages. We cannot assure you that we will ultimately prevail if any of this third-party intellectual property is asserted against us.

In the biotechnology industry, significant litigation and other proceedings regarding patents, patent applications, trademarks and other intellectual property rights have become commonplace. The types of situations in which we may become a party to such litigation or proceedings include:

•

we or our collaborators may initiate litigation or other proceedings against third parties seeking to invalidate the patents held by those third parties or to obtain a judgment that our products or processes do not infringe those third parties’ patents;

•

if our competitors file patent applications that claim technology also claimed by us or our licensors, we or our licensors may be required to participate in interference, opposition or other proceedings to determine the priority of invention, which could jeopardize our patent rights and potentially provide a third party with a dominant patent position;

•

if third parties initiate litigation claiming that our processes or products infringe their patent or other intellectual property rights, we and our collaborators will need to defend against such proceedings; and

•

if a license to necessary technology is terminated, the licensor may initiate litigation claiming that our processes or products infringe or misappropriate their patent or other intellectual property rights and/or that we breached our obligations under the license agreement, and we and our collaborators would need to defend against such proceedings.

These lawsuits (or other proceedings) would be costly and could affect our results of operations and divert the attention of our management and scientific personnel. The cost of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation and proceedings more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

In addition, if the breadth or strength of protection provided by our or our present or future licensors’, collaborators’ or partners’ patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize ficerafusp alfa or any future product candidates. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Third party intellectual property right holders, including our competitors, may actively bring infringement claims against us. We may not be able to successfully settle, license on commercially acceptable terms or otherwise resolve such potential infringement claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in marketing any approved products. If we fail in any such dispute, in addition to being forced to potentially pay damages, we or our licensees may be temporarily or permanently prohibited from commercializing our product candidates that are held to be infringing or be forced to redesign our product candidates so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

The biotechnology industry has produced a significant number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform or predictable. If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Proving invalidity is difficult. For example, in the U.S., proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing ficerafusp alfa to market and be precluded from manufacturing or selling ficerafusp alfa.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent which might adversely affect our ability to develop and market our products.

It is also possible that in our evaluation of third-party intellectual property, we failed to identify relevant patents or applications. We cannot guarantee that any of our patent searches or analyses, including but not limited to the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third party patent and pending application in the U.S. and abroad that is relevant to or necessary for the commercialization of ficerafusp alfa in any jurisdiction.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our products. We may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the U.S. or abroad that we consider relevant may be incorrect, which may negatively impact our ability to develop and market ficerafusp alfa. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products.

For example, U.S. applications filed before November 29, 2000 and certain U.S. applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the U.S. and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Furthermore, we operate in a highly competitive field, and given our limited resources, it is unreasonable to monitor all patent applications purporting to claim broad coverage in the areas in which we are active. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover ficerafusp alfa or related technology. We cannot predict whether third parties will be able to successfully obtain claims or the breadth of such claims.

If we fail to comply with our obligations under our intellectual property licenses with third parties, we could lose license rights that are important to our business.

We are currently party to intellectual property license agreements. These license agreements impose, and we expect that future license agreements may impose, various obligations on us. For example, we have entered into patent and know-how license agreements that grant us the right to use certain technologies related to our clinical product candidate and related methods. If we fail to comply with our obligations under the licenses, the licensors may have the right to terminate their respective license agreements, in which event we might not be able to market any product that is covered by the agreements. Termination of the license agreements or reduction or elimination of our licensed rights may result in our having to negotiate new or reinstated licenses with less favorable terms, which could adversely affect our competitive business position and harm our business.

We may be unsuccessful in licensing or acquiring third-party intellectual property that may be required to develop and commercialize ficerafusp alfa.

We have rights, through patents that we have in-licensed or own, to the intellectual property to develop ficerafusp alfa. Because our programs may involve additional product candidates, that may require the use of intellectual property or proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license or use such intellectual property and proprietary rights. We may be unable to acquire or in-license any third-party intellectual property or proprietary rights or to do so on commercially reasonable terms. For example, we sometimes collaborate with public or private academic institutions to accelerate our research or development under written agreements with these institutions. Typically, these institutions provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the strategic collaboration. Regardless of such option, we may be unable to negotiate a license within the specified time frame or under terms that are acceptable to us, and the institution may license such intellectual property rights to third parties, potentially blocking our ability to pursue our development and commercialization plans. The same situation may occur with a present or future development partner.

The licensing and acquisition of third-party intellectual property and proprietary rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property and proprietary rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size and greater capital resources and development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license intellectual property and proprietary rights to us.

If we are unable to successfully acquire or in-license rights to required third-party intellectual property and proprietary rights or maintain our intellectual property and proprietary rights, we may have to cease development of the relevant the relevant program, product or product candidate, which could have a material adverse effect on our business.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign patent offices require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent prosecution and post grant or issuance. We employ reputable law firms and other professionals to help us comply. Additionally, periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or patent applications will be due to the USPTO and various foreign patent offices at various points over the lifetime of our patents and/or patent applications. We rely on our outside counsel or our agents to pay these fees when due. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If such an event were to occur, it could have a material adverse effect on our business. In addition, we may be responsible for the payment of patent fees for patent rights that we license from third parties. If any licensor of these patents does not itself elect to make these payments, and we fail to do so, we may be liable to the licensor for any costs and consequences of any resulting loss of patent rights. If we or our existing or future licensors fail to maintain the patents and patent applications covering ficerafusp alfa, our competitors might be able to enter the market, which would have an adverse effect on our business.

If we do not obtain protection under the Hatch-Waxman Amendments and similar foreign legislation for extending the term of patents covering ficerafusp alfa, our business may be materially harmed.

Patents typically have a limited lifespan. In the U.S., if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date, not including potential patent term extensions or adjustments that may be available in the U.S., and under comparable laws applicable outside the U.S., where certain conditions are met. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering ficerafusp alfa are obtained, once the patent life has expired for a product candidate, we may be open to competition from competitive medications, including biosimilar medications. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours, causing our revenue from applicable products to be reduced, possibly materially, and potentially harming our ability to recover our investment in such product or obtain a reasonable return on that investment.

Depending upon the timing, duration, and conditions of FDA marketing approval of ficerafusp alfa, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for that product will be shortened and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced, possibly materially.

We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously or concurrently employed at other biotechnology or pharmaceutical companies, universities, and/or research institutions and the like, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers, or that patents and applications we have filed to protect inventions of these employees, even those related to ficerafusp alfa, are rightfully owned by their former or concurrent employer.

Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize ficerafusp alfa. Such a license may not be available on commercially reasonable terms or at all.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed patents, trade secrets, or other intellectual property as an inventor or co-inventor. For example, we or our licensors may have inventorship disputes arising from conflicting obligations of employees, consultants or others who are involved in developing our product candidates.

Litigation may be necessary to defend against these and other claims challenging inventorship or our or our licensors’ ownership of our owned or in-licensed patents, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our product candidates. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to Healthcare, Insurance and Legal Matters

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of ficerafusp alfa.

We face an inherent risk of product liability exposure related to the testing of ficerafusp alfa in human trials and may face greater risk if we commercialize any products that we develop. Product liability claims may be brought against us by subjects enrolled in our trials, patients, healthcare providers or others using, administering or selling our products. If we cannot successfully defend ourselves against such claims, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidate we may develop;

•	withdrawal of trial participants;

•	termination of clinical trial sites or entire trial programs;

•	injury to our reputation and significant negative media attention;

•	initiation of investigations by regulators;

•	significant time and costs to defend the related litigation;

•	substantial monetary awards to trial subjects or patients;

•	diversion of management and scientific resources from our business operations; and

•	the inability to commercialize any product candidates that we may develop.

While we currently hold trial liability insurance coverage consistent with industry standards, the amount of coverage may not adequately cover all liabilities that we may incur. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. We intend to expand our insurance coverage for products to include the sale of commercial products if we obtain marketing approval for ficerafusp alfa, but we may be unable to obtain commercially reasonable product liability insurance. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business and financial condition.

The successful commercialization of ficerafusp alfa or any future product candidates, if approved, will depend in part on the extent to which governmental authorities and health insurers establish coverage, adequate reimbursement levels and favorable pricing policies. Failure to obtain or maintain coverage and adequate reimbursement for our products could limit our ability to market those products and decrease our ability to generate revenue.

The availability of coverage and the adequacy of reimbursement by governmental healthcare programs including but not limited to Medicare and Medicaid, private health insurers and other third-party payors are essential for most patients to be able to afford prescription medications such as ficerafusp alfa or any future product candidates, if approved. Our ability to achieve coverage and acceptable levels of reimbursement for our products by third-party payors will have an effect on our ability to successfully commercialize those products.

Accordingly, we will need to successfully implement a coverage and reimbursement strategy for any approved product candidate. Even if we obtain coverage for a given product by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. For more information, see the section titled “Business—Government Regulation—Pharmaceutical Coverage, Pricing and Reimbursement.”

If we participate in the Medicaid Drug Rebate Program or other governmental pricing programs, in certain circumstances, our products would be subject to ceiling prices set by such programs, which could reduce the revenue we may generate from any such products. Participation in such programs would also expose us to the risk of significant civil monetary penalties, sanctions and fines should we be found to be in violation of any applicable obligations thereunder.

Third-party payors increasingly are challenging prices charged for biopharmaceutical products and services, and many third-party payors may refuse to provide coverage and reimbursement for particular drugs when an equivalent generic drug or a less expensive therapy is available. It is possible that a third-party payor may consider our products as substitutable and offer to reimburse patients only for the less expensive product. Even if we are successful in demonstrating improved efficacy or improved convenience of administration with our products, pricing of existing drugs may limit the amount we will be able to charge for our products. These payors may deny or revoke the reimbursement status of a given product or establish prices for new or existing marketed products at levels that are too low to enable us to realize an appropriate return on our investment in product development. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our products and may not be able to obtain a satisfactory financial return on products that we may develop.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the U.S., third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs will be covered. Some third-party payors may require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse healthcare providers who use such therapies. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for ficerafusp alfa or any future product candidates.

Obtaining and maintaining reimbursement status is time-consuming, costly and uncertain. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs. However, no uniform policy for coverage and reimbursement for products exists among third-party payors in the U.S. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, and, in some cases, at short notice, and we believe that changes in these rules and regulations are likely. For products administered under the supervision of a physician (including products administered in the clinical setting), obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the administration of the product, or the treatment or procedure in which the product is used, may not be available, which may impact physician utilization.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe and other countries has and will continue to put pressure on the pricing and usage of ficerafusp alfa or any future product candidates, if approved in these jurisdictions. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medical products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our products. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and other third-party payors in the U.S. and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our products. We expect to experience pricing pressures in connection with the sale of any of our products due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, and prescription drugs, surgical procedures and other treatments in particular, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Government authorities currently impose mandatory discounts for certain patient groups, such as Medicare and Medicaid beneficiaries, and may seek to increase such discounts at any time. Future regulation may negatively impact the price of our products, if approved. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. In addition, the U.S. Supreme Court’s July 2024 decision to overturn established case law giving deference to regulatory agencies’ interpretations of ambiguous statutory language has introduced uncertainty regarding the extent to which the FDA’s regulations, policies and decisions may become subject to increasing legal challenges, delays, and/or changes. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, our product candidate may lose any marketing approval that may have been obtained and we may not achieve or sustain profitability, which would adversely affect our business.

We are subject to various U.S. federal, state and foreign healthcare laws and regulations, which could increase compliance costs, and our failure to comply with these laws and regulations could harm our reputation, subject us to significant fines and liability or otherwise adversely affect our business.

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers may expose us to broadly applicable foreign, federal and state fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, and plan to market, sell and distribute any products for which we obtain regulatory approval. For more information, see the section titled “Business—Government Regulation— Other U.S. Healthcare Laws.”

Efforts to ensure that our current and future business arrangements with third parties will comply with applicable healthcare laws and regulations will involve ongoing substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. Due to the breadth of these laws, the narrowness of statutory exceptions and regulatory safe harbors available, and the range of interpretations to which they are subject, it is possible that some of our current or future practices might be challenged under one or more of these laws. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations. Defending against any such actions can be costly and time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business are found to be noncompliant with applicable laws or regulations, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs. We plan to implement a corporate compliance program designed to identify, prevent and mitigate risk through the implementation of policies and procedures, training, and auditing and monitoring. We expect to devote resources to implement, maintain, administer and expand the compliance program as necessary. We cannot be certain, however, that our compliance program will ensure compliance with the various complex laws and regulations to which we are subject now or in the future.

Current and future healthcare reform legislation or regulation may increase the difficulty and cost for us to obtain coverage for and commercialize ficerafusp alfa, if approved, or any future product candidates and may adversely affect the prices we may set.

In the U.S. and some foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system, including cost-containment measures that may reduce or limit coverage and reimbursement for newly approved drugs and biologics and affect our ability to profitably sell ficerafusp alfa or any future product candidates for which we obtain regulatory approval. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare. For more information, see the section titled “Business—Government Regulation—Current and Future U.S. Healthcare Reform Legislation.”

Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, financial condition, results of operations and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for ficerafusp alfa and any future product candidates, if approved, or put pressure on our product pricing, which could negatively affect our business, financial condition, results of operations and prospects.

We expect that these existing laws and other federal and state healthcare reform measures that may be adopted in the future may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product. Reductions in reimbursement levels may negatively impact the prices we receive or the frequency with which our potential products are prescribed or administered. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize ficerafusp alfa or any future product candidates, if approved.

Failure to comply with laws and regulations related to the protection of research subjects could result in fines, penalties, and litigation, and have a material adverse effect upon our business.

We may be subject to regulation under international, federal, state, and local laws and regulations relating to the protection of research subjects. Federally funded human-subject research in the U.S., including the collection of identifiable human biospecimens, is governed by 45 CFR Part 46, also known as the Health and Human Services Policy for Protection of Human Research Subjects or the “Common Rule.” Use of biospecimens in certain other research is subject to FDA regulations for the Protection of Human Subjects and Institutional Review Boards at 21 CFR Parts 50 and 56. Research funded by the National Institutes of Health, or NIH, may be subject to grant or contract requirements, as well as NIH Certificates of Confidentiality. When collecting specimens for research in the U.S., our company and its collection sites are responsible for ensuring that specimens are collected in accordance with these regulations. In addition, other countries have their own regulations around the ethical collection of human specimens for research. While we believe that we are in compliance with these laws, we may not be aware of all such laws or may fail to properly audit and identify gaps in compliance. Similarly, we may find errors in our product candidates and processes and may fail to properly match the compliance requirements of our researchers to the compliance requirements of our suppliers. Failure of our company or our suppliers to comply with international, federal, state, and local laws and regulations could subject us to denial of the right to conduct business, fines, criminal penalties, and/or other enforcement actions which could have a material adverse effect on our business.

Risks Related to Manufacturing of Our Product Candidates

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. In addition, we may need a different CMO for manufacturing ficerafusp alfa or any future product candidates for commercial supply needs. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause ficerafusp alfa or any future product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA notification or FDA approval. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of ficerafusp alfa and jeopardize our ability to commence sales and generate revenue.

We are subject to multiple manufacturing risks, any of which could substantially increase our costs and limit supply of ficerafusp alfa.

The process of manufacturing product therapeutics and bispecifics, including ficerafusp alfa, is complex, time-consuming, highly regulated and subject to several risks, including:

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product loss during the manufacturing process, including loss caused by contamination, equipment failure or improper installation or operation of equipment, or operator error. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our products or in the manufacturing facilities in which our products are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination; the manufacturing facilities in which our products are made could be adversely affected by equipment failures, labor and raw material shortages, natural disasters, power failures and numerous other factors; and

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any adverse developments affecting manufacturing operations for our products may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our products. We may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives.

Scaling up a biopharmaceutical manufacturing process is a difficult and uncertain task and involves additional risks, including cost overruns, process scale-up, process reproducibility, stability issues, compliance with cGMPs, lot consistency and timely availability of sufficient quantity of raw materials. Even if we obtain regulatory approval for any of our product candidates, manufacturers may not be able to manufacture the approved product to specifications acceptable to the FDA or other comparable foreign regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential launch of the product or to meet potential future demand.

We may also make changes to our manufacturing processes at various points during development, for a number of reasons, such as controlling costs, achieving scale, decreasing processing time, increasing manufacturing success rate or other reasons. Such changes carry the risk that they will not achieve their intended objectives, and any of these changes could cause ficerafusp alfa to perform differently and affect the results of our ongoing or future clinical trials. In some circumstances, changes in the manufacturing process may require us to perform ex vivo comparability studies and to collect additional data from patients prior to undertaking more advanced clinical trials. For instance, changes in our process during the course of clinical development may require us to show the comparability of the product used in earlier clinical phases or at earlier portions of a trial to the product used in later clinical phases or later portions of the trial.

Risks Related to Employee Matters and Managing Growth

Our ability to develop product candidates, leverage our potential and our future growth depends on attracting, hiring and retaining our key personnel and recruiting additional qualified personnel. If we are not successful in attracting, motivating and retaining highly qualified personnel, we may not be able to successfully implement our business strategy. Additionally, we will need to grow the size of our organization, and we may experience difficulties in managing this growth.

We are highly dependent on members of our executive team. The loss of the services of any of them may adversely impact the achievement of our objectives. The loss of services of any of these individuals could delay or prevent the successful development of ficerafusp alfa, completion of our planned clinical trials or the commercialization of ficerafusp alfa.

Our success also depends upon the continued contributions of our key management and scientific personnel, many of whom have been instrumental for us and have substantial experience with developing therapies, identifying potential product candidates and building the technologies related to the clinical development of our product candidates. Given the specialized nature of dual-action biologics and our approach, there is an inherent scarcity of experienced personnel in these fields. As we continue developing our product candidates in our pipeline, we will require personnel with medical, scientific, or technical qualifications specific to each program. The loss of key personnel, in particular our scientists, would delay our research and development activities. Despite our efforts to retain valuable employees, members of our team may terminate their employment with us on short notice. The competition for qualified personnel in the biotechnology and biopharmaceutical industries is intense, and our future success depends upon our ability to attract, retain, and motivate highly skilled scientific, technical and managerial employees. We face competition for personnel from other companies, universities, public and private research institutions, and other organizations. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached legal obligations, resulting in a diversion of our time and resources and, potentially, damages. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived benefits of our stock awards decline, it may harm our ability to recruit and retain highly skilled employees. If our recruitment and retention efforts are unsuccessful in the future, it may be difficult for us to implement our business strategy, which would have a material adverse effect on our business.

As our development plans and strategies develop, and as we continue operating as a public company, we expect to need additional managerial, operational, marketing, sales, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

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managing our internal development efforts effectively, including the clinical and FDA review process for ficerafusp alfa and any other future product candidates we develop, while complying with our contractual obligations to contractors and other third parties; and

•	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to advance development of and, if approved, commercialize ficerafusp alfa and any future product candidates we develop, will depend, in part, on our ability to effectively manage any future growth, and our management may have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services. We cannot assure you that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain marketing approval of ficerafusp alfa or any future product candidates or otherwise advance our business. We cannot assure you that we will be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop and commercialize ficerafusp alfa or any future product candidates we develop and, accordingly, may not achieve our research, development and commercialization goals.

Risks Related to this Offering and Ownership of Our Common Stock

There has been no prior public market for our common stock, and an active trading market may not develop or be sustained.

There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock may vary from the market price of our common stock following this offering. An active or liquid market in our common stock may not develop upon closing of this offering or, if it does develop, it may not be sustainable. The lack of an active market may impair the value of your shares, your ability to sell your shares at the time you wish to sell them and the prices that you may obtain for your shares. An inactive market may also impair our ability to raise capital by selling our common stock and our ability to acquire other companies, products, or technologies by using our common stock as consideration.

The price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition to the factors discussed in this section and elsewhere in this prospectus, these factors include:

•	the commencement, enrollment, completion or results of our current or future preclinical and clinical trials for ficerafusp alfa;

•	any delay in identifying and advancing a clinical candidate for our other programs;

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any delay in our regulatory filings for ficerafusp alfa and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

•	adverse results or delays, suspensions or terminations in future preclinical studies or clinical trials;

•	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

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adverse regulatory decisions, including failure to receive regulatory approval or potential accelerated approval of ficerafusp alfa or the failure of a regulatory authority to accept data from preclinical studies or clinical trials conducted in other countries;

•	changes in laws or regulations applicable to ficerafusp alfa, including but not limited to clinical trial requirements for approvals;

•	adverse developments concerning our manufacturers;

•	our inability to obtain adequate product supply for any approved product or inability to do so at acceptable prices;

•	our inability to establish collaborations, if needed;

•	our failure to commercialize ficerafusp alfa, if approved;

•	additions or departures of key scientific or management personnel;

•	unanticipated serious safety concerns related to ficerafusp alfa or any future product candidates;

•	introduction of new products or services offered by us or our competitors;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	our ability to effectively manage our growth;

•	actual or anticipated variations in quarterly operating results;

•	our cash position;

•	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

•	publication of research reports about us or our industry, or ficerafusp alfa in particular, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	changes in the market valuations of similar companies;

•	changes in the structure of the healthcare payment systems;

•	overall performance of the equity markets;

•	sales of our common stock by us or our stockholders in the future;

•	trading volume of our common stock;

•	changes in accounting practices;

•	ineffectiveness of our internal controls;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	significant lawsuits, including patent or stockholder litigation;

•	general political and economic conditions; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the market for biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations.

Our quarterly and annual operating results may fluctuate significantly, due to a variety of factors, many of which are outside of our control and may be difficult to predict, including:

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the timing and cost of, and level of investment in, research, development and, if approved, commercialization activities relating to ficerafusp alfa or any future product candidates, which may change from time to time;

•	the timing and status of enrollment for clinical trials;

•	the cost of manufacturing ficerafusp alfa, as well as building out our supply chain, which may vary depending on the quantity of production and the terms of our agreements with manufacturers;

•	expenditures that we may incur to acquire, develop or commercialize additional product candidates and technologies;

•	timing and amount of any milestone, royalty or other payments due under any collaboration or license agreement;

•	future accounting pronouncements or changes in our accounting policies;

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the timing and success or failure of preclinical studies and clinical trials for ficerafusp alfa or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

•	the timing of receipt of approvals for ficerafusp alfa from regulatory authorities in the U.S. and internationally;

•	exchange rate fluctuations;

•	coverage and reimbursement policies with respect to ficerafusp alfa, if approved, and potential future drugs that compete with our products; and

•	the level of demand for ficerafusp alfa, if approved, may vary significantly over time.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our future revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if any forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or earnings guidance we may provide.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Our executive officers, directors, principal stockholders and their respective affiliates own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Based on the beneficial ownership of our common stock as of August 1, 2024, prior to this offering, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially owned approximately 64.1% of our common stock and, upon the completion of this offering, that same group will hold approximately 47.0% of our outstanding common stock (assuming no exercise of the underwriters’ option to purchase additional shares, no exercise of outstanding options and no purchases of shares in this offering by any of this group), in each case assuming the conversion of all outstanding shares of our preferred stock into shares of our common stock. As a result, these stockholders, if acting together, will continue to have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, amendment of our organizational documents, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transaction. In addition, certain of our principal stockholders, including RA Capital and TPG LSA, have designated certain members of our board of directors. The interests of these stockholders may not be the same as or may even conflict with your interests. For example, these stockholders could delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or our assets and might affect the prevailing market price of our common stock. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

Future sales of our common stock in the public market could cause our common stock price to fall.

Our common stock price could decline as a result of sales of a large number of shares of common stock after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

Upon the completion of this offering, 46,025,925 shares of common stock will be outstanding (or 47,790,675 shares if the underwriters exercise their option to purchase additional shares from us in full), based on the number of shares outstanding as of June 30, 2024.

All shares of common stock expected to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless held by our “affiliates” as defined in Rule 144 under the Securities Act. The resale of the remaining 34,260,925 shares, or 74.4% of our outstanding shares of common stock following this offering, is currently prohibited or otherwise restricted, subject to certain limited exceptions, as a result of securities law provisions, market standoff agreements entered into by certain of our stockholders with us or lock-up agreements entered into by our stockholders with the underwriters in connection with this offering. However, subject to applicable securities law restrictions, these shares will be able to be sold in the public market beginning on the 181st day after the date of this prospectus. Shares issued upon the exercise of stock options outstanding under our equity incentive plans or pursuant to future awards granted under those plans will become available for sale in the public market to the extent permitted by the provisions of applicable vesting schedules, market stand-off agreements and/or lock-up agreements, as well as Rules 144 and 701 under the Securities Act. For more information, see the section titled “Shares Eligible for Future Sale.”

Upon the completion of this offering, the holders of approximately 33,210,876 shares, or 72.2% of our outstanding shares following this offering, of our common stock will have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or our other stockholders. We also intend to register the offer and sale of all shares of common stock that we may issue under our equity compensation plans. Once we register the offer and sale of shares for the holders of registration rights and shares that may be issued under our equity incentive plans, these shares will be able to be sold in the public market upon issuance, subject to the lock-up agreements described under the section titled “Underwriting.”

In addition, in the future, we may issue additional shares of common stock, or other equity or debt securities convertible into common stock, in connection with a financing, acquisition, employee arrangement, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause the price of our common stock to decline.

We will have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

We currently intend to use our cash resources for clinical development of ficerafusp alfa, the advancement of future preclinical and discovery programs, and for working capital and other general corporate purposes. Although we currently intend to use our cash resources in such a manner, we will have broad discretion in their application, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. Our failure to apply these funds effectively could affect our ability to continue to develop and commercialize ficerafusp alfa. Pending their use, we may invest our cash resources in a manner that does not produce income or loses value.

If you purchase shares of our common stock in our initial public offering, you will experience substantial and immediate dilution.

The assumed initial public offering price of $17.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock immediately following the completion of this offering. If you purchase shares of common stock in this offering, you will experience substantial and immediate dilution in the pro forma as adjusted net tangible book value per share of $8.86 per share as of June 30, 2024. That is because the price that you pay will be substantially greater than the pro forma as adjusted net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. You will experience additional dilution if the underwriters exercise their option to purchase additional shares in this offering, when those holding stock options exercise their right to purchase common stock under our equity incentive plans, upon the vesting of outstanding restricted stock awards or when we otherwise issue additional shares of common stock. For additional details see the section titled “Dilution.”

Participation in this offering by our existing stockholders and/or their affiliated entities may reduce the public float for our common stock.

To the extent our existing stockholders who are our affiliates or their affiliated entities participate in this offering, such purchases would reduce the non-affiliate public float of our common stock after this offering, which is the number of shares of common stock that are not held by our officers, directors and affiliated stockholders. A reduction in the public float could reduce the number of shares of common stock that can be traded at any given time, which could adversely impact the liquidity of our common stock and depress the price at which you may be able to sell shares of common stock purchased in this offering.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.

We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors and consultants under our stock incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

We do not currently intend to pay dividends on our common stock and, consequently, our stockholders’ ability to achieve a return on their investment will depend on appreciation of the value of our common stock.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. We do not intend to declare or pay any cash dividends on our capital stock in the foreseeable future. As a result, any investment return on our common stock will depend upon increases in the value for our common stock, which is not certain.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current directors and members of management.

Our fifth amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and amended and restated bylaws, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, will contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which our stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

•	establish a classified board of directors such that only one of three classes of directors is elected each year;

•	allow the authorized number of our directors to be changed only by resolution of our board of directors;

•	limit the manner in which stockholders can remove directors from our board of directors;

•	establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors;

•	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by our stockholders by written consent;

•	limit who may call stockholder meetings;

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authorize our board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors; and

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require the approval of not less than two-thirds of the votes that all our stockholders would be entitled to cast to amend or repeal specified provisions of our third amended and restated certificate of incorporation or amended and restated bylaws.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Our bylaws that will become effective upon the effectiveness of this registration statement designate certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our bylaws that will become effective upon the completion of this offering provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of, or a claim based on, fiduciary duty owed by any of our current or former directors, officers, and employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws (including the interpretation, validity or enforceability thereof), or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, or the Delaware Forum Provision. The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the U.S. shall be the sole and exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, or the Federal Forum Provision. In addition, our amended and restated bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the foregoing provisions; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

The Delaware Forum Provision and the Federal Forum Provision in our amended and restated bylaws may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, the forum selection clauses in our amended and restated bylaws may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the U.S. may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

We may not be able to satisfy listing requirements of Nasdaq or obtain or maintain a listing of our common stock on Nasdaq.

If our common stock is listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq’s listing requirements, our common stock may be delisted. If we fail to meet any of Nasdaq’s listing standards, our common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment.

Other General Risks

Unfavorable global economic conditions could adversely affect our business, financial condition, stock price and results of operations.

The global credit and financial markets have experienced extreme volatility and disruptions (including as a result of actual or perceived changes in interest rates, inflation and macroeconomic uncertainties), which has included severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, high inflation, uncertainty about economic stability, global supply chain disruptions, and increases in unemployment rates. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of the 2024 presidential election in the United States, military conflict, including the ongoing conflicts between Russia and Ukraine, and Israel and Hamas, terrorism, or other geopolitical events. Sanctions imposed by the U.S. and other countries in response to such conflicts, including the one in Ukraine, may also continue to adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. A severe or prolonged economic downturn could result in a variety of risks to our business, including a decrease in the demand for our drug candidates and in our ability to raise additional capital when needed on acceptable terms, if at all. For example, there has been proposed U.S. legislation that may restrict the ability of U.S. biopharmaceutical companies to purchase services or products from, or otherwise collaborate with, certain Chinese biotechnology companies of concern without losing the ability to contract with, or otherwise receive funding from, the U.S. government. We continue to assess the legislation as it develops to determine whether it could have an effect on our contractual relationships. Furthermore, any disruptions to our supply chain as a result of unfavorable global economic conditions, including due to geopolitical conflicts or public health crises, could negatively impact the timely execution of our ongoing and future clinical trials. In addition, current inflationary trends in the global economy may impact salaries and wages, costs of goods and transportation expenses, among other things, and recent and potential future disruptions in access to bank deposits or lending commitments due to bank failures may create market and economic instability. We cannot anticipate all of the ways in which the foregoing, and the current economic climate and financial market conditions generally, could adversely impact our business.

We, or the third parties upon whom we depend, may be adversely affected by natural disasters, public health crises or other business interruptions and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters or public health crises could severely disrupt our operations, and have a material adverse impact on our business, results of operations, financial condition, and prospects. If a natural disaster, power outage, public health crisis or other event occurred that prevented us from conducting our clinical trials, releasing clinical trial results or delaying our ability to obtain regulatory approval for ficerafusp alfa, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time.

Our information technology systems, or those used by our CROs or other contractors or consultants, may fail or suffer cybersecurity incidents or breaches, which could adversely affect our business.

Despite the implementation of security measures, our information technology systems and data and those of our current or future CROs or other contractors and consultants are vulnerable to compromise or damage from computer hacking, computer viruses, social engineering (e.g., phishing attacks) and malware (e.g., ransomware malicious software), fraudulent activity, employee misconduct, human error, telecommunication and electrical failures, natural disasters, or other cybersecurity attacks or accidents. Future acquisitions could expose us to additional cybersecurity risks and vulnerabilities from any newly acquired information technology infrastructure. Cybersecurity attacks are constantly increasing in frequency and sophistication and are made by groups and individuals with a wide range of motives (including industrial espionage) and expertise, including by organized criminal groups, “hacktivists,” nation states, and others. As a result of a continued hybrid working environment, we may also face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. Further, as a company with an increasingly global presence, our systems are subject to frequent attacks, which are becoming more commonplace in the industry, including attempted hacking, phishing attempts, such as cyber-related threats involving spoofed or manipulated electronic communications, which increasingly represent considerable risk. Due to the nature of some of the attacks described herein, there is a risk that an attack may remain undetected for a period of time. Even if identified, we may be unable to adequately investigate or remediate cybersecurity incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. While we continue to make investments to improve the protection of data and information technology, including in the hiring of IT personnel, periodic cyber security awareness trainings, and improvements to IT infrastructure and controls, and conduct regular testing of our systems, there can be no assurance that our efforts will prevent service interruptions or cybersecurity incidents or breaches.

We and certain of our service providers are from time to time subject to cyberattack attempts or incidents and cybersecurity incidents. Any cybersecurity incident could adversely affect our business, by leading to, for example, the loss of trade secrets or other intellectual property, demands for ransom or other forms of blackmail, or the unauthorized disclosure of personal or other sensitive information of our employees, clinical trial patients, customers, and others. Although to our knowledge we have not experienced any significant cybersecurity incident to date, if such an event were to occur, it could seriously harm our development programs and our business operations. We could be subject to cybersecurity incident or breach notification requirements, regulatory actions taken by governmental authorities, litigation under laws that protect the privacy of personal information, or other forms of legal proceedings, which could result in significant liabilities or penalties, result in substantial costs and distract management. Further, a cybersecurity incident may disrupt our business or damage our reputation, which could have a material adverse effect on our business, prospects, operating results, share price and shareholder value, and financial condition. We could also incur substantial remediation costs, including the costs of investigating the incident, repairing or replacing damaged systems, restoring normal business operations, implementing increased cybersecurity protections, and paying increased insurance premiums.

For example, the loss of clinical trial data from completed, ongoing or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. If a cybersecurity breach or other incident were to result in the unauthorized access to or unauthorized use, disclosure, release or other processing of clinical trial data or personal data, it may be necessary to notify individuals, governmental authorities, supervisory bodies, the media, and other parties pursuant to privacy and security laws. Likewise, we rely on our third-party research institution collaborators for research and development of ficerafusp alfa and other third parties for the manufacture of ficerafusp alfa and to conduct clinical trials, and similar events relating to their information technology systems could also seriously harm our business. Any security compromise affecting us, our collaborators or our industry, whether real or perceived, could harm our reputation, erode confidence in the effectiveness of our security measures, and lead to regulatory scrutiny. To the extent that any disruption or cybersecurity incident or breach were to result in a loss of, or damage to, our data or systems, or inappropriate disclosure of confidential or proprietary or personal information, we could incur liability, our competitive position could be harmed, and the further development and commercialization of ficerafusp alfa could be delayed, result in substantial costs and distract management.

We are eligible to be treated as an “emerging growth company” and a “smaller reporting company” and our election of reduced reporting requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements in this prospectus. We could be an emerging growth company for up to five years following the completion of this offering, although circumstances could cause us to lose that status earlier, including if we are deemed to be a “large accelerated filer,” which occurs when the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, or if we have total annual gross revenue of $1.235 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31, or if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, in which case we would no longer be an emerging growth company immediately. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

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providing only two years of audited financial statements in addition to any required unaudited interim financial statements and a correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•	reduced disclosure obligations regarding executive compensation; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In this prospectus, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company.

Even after we no longer qualify as an emerging growth company, we could still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

In addition, the JOBS Act provides that an emerging growth company can also take advantage of an extended transition period for complying with new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards, and therefore we will not be subject to the same requirements to adopt new or revised accounting standards as other public companies that are not emerging growth companies.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act, which will require, among other things, that we file with the Securities and Exchange Commission, or the SEC, annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and The Nasdaq Global Select Market to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial reporting controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas such as “say on pay” and proxy access. Recent legislation permits emerging growth companies to implement many of these requirements over a longer period and up to five years from the pricing of this offering. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We expect the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have an adverse effect on our business. The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

If we fail to establish and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be reevaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. In connection with this offering, we intend to begin the process of documenting, reviewing and improving our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act, which will require annual management assessment of the effectiveness of our internal control over financial reporting. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an emerging growth company or a non-accelerated filer, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. We could be an emerging growth company for up to five years following completion of this initial public offering. An independent assessment of the effectiveness of our internal controls over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls over financial reporting could lead to restatements of our financial statements and require us to incur the expense of remediation.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon the completion of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We must design our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make a required related party transaction disclosure. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Our ability to use our net operating loss carryforwards and other tax attributes may be limited.

As of December 31, 2023, we had approximately $80.4 million of federal net operating losses, or NOLs. Federal NOLs generated in taxable years since inception, may be carried forward indefinitely, but the deductibility of such federal NOLs is limited to 80% of our taxable income. As of December 31, 2023, we had approximately $75.6 million of state NOLs. Of the state NOLs, some are of indefinite life, but most are of definite life with various expiration dates, beginning in 2039. As of December 31, 2023, we had approximately $1.3 million of federal research and development tax credit carryforwards. Federal tax credit carryforwards expire at various dates, beginning in 2040. As of December 31, 2023, we had approximately $0.3 million of state research and development tax credit carryforwards. The state tax credits, which have various carryforward rules, begin to expire in 2035.

Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership by “5 percent shareholders” over a three-year period, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes (such as research and development tax credits) to offset its post-change income or taxes may be limited. A corporation that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-ownership change NOLs equal to the value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate (subject to certain adjustments). We may have experienced ownership changes in the past and may experience ownership changes as a result of our acquisitions of assets and as a result of this offering and/or subsequent shifts in our stock ownership (some of which are outside our control). There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs by federal or state taxing authorities or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities. As a result, our ability to use our pre-change NOLs and tax credits to offset future taxable income, if any, could be subject to limitations. Similar provisions of state tax law may also apply. As a result, even if we attain profitability, we may be unable to use a material portion of our NOLs and tax credits.

Changes in tax law could adversely affect our business and financial condition.

The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the U.S. Internal Revenue Service and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application), including with respect to net operating losses and research and development tax credits, could adversely affect us or holders of our common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. Future changes in tax laws could have a material adverse effect on our business, cash flow, financial condition or results of operations. We urge investors to consult with their legal and tax advisers regarding the implications of potential changes in tax laws on an investment in our common stock.

We may become involved in securities class action litigation that could divert management’s attention and harm our business, and insurance coverage may not be sufficient to cover all costs and damages.

In the past, securities class action litigation has often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, or the announcement of negative events, such as negative results from clinical trials. These events may also result in or be concurrent with investigations by the SEC. We may be exposed to such litigation or investigation even if no wrongdoing occurred. Litigation and investigations are usually expensive and divert management’s attention and resources, which could adversely affect our business and cash resources and our ability to consummate a potential strategic transaction or the ultimate value our stockholders receive in any such transaction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains express or implied forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•

the initiation timing, progress, results and cost of ficerafusp alfa, including the Phase 2/3 trial in head and neck squamous cell carcinoma, or HNSCC, and the potential expansion Phase 1 trial in additional HNSCC patient populations, as well as our research and development programs and our current and future preclinical and clinical studies;

•

the ability and the potential to secure pembrolizumab for our clinical trials and successfully manufacture our drug substances and ficerafusp alfa for preclinical use, for clinical trials and on a larger scale for commercial use, if approved;

•	the ability of clinical trials to demonstrate safety and efficacy of ficerafusp alfa, and other positive results;

•	the beneficial characteristics, and the potential safety, efficacy and therapeutic effects of ficerafusp alfa;

•

the timing, scope and likelihood of regulatory filings and approvals, for ficerafusp alfa and future product candidates, including the timing of INDs and final FDA approval of ficerafusp alfa or any future product candidate;

•	the timing, scope or likelihood of foreign regulatory filings and approvals;

•

our estimates of the number of patients that we will enroll and our ability to initiate, recruit and enroll patients in and conduct and successfully complete our clinical trials at the pace that we project;

•	our ability to maintain and further develop the specific shipping, storage, handling and administration of ficerafusp alfa at the clinical sites;

•	the ability and willingness of our third-party strategic collaborators to continue research and development activities relating to our development candidates and ficerafusp alfa;

•	our ability to obtain funding for our operations necessary to complete further development and commercialization of ficerafusp alfa;

•	our ability to obtain and maintain regulatory approval of ficerafusp alfa;

•	our ability to commercialize ficerafusp alfa, if approved;

•	the pricing and reimbursement of ficerafusp alfa, if approved;

•	the implementation of our business model, and strategic plans for our business, ficerafusp alfa and technology;

•

the scope of protection we are able to establish and maintain for intellectual property rights covering ficerafusp alfa and other product candidate we may develop, including the extensions of existing patent terms where available, the validity of intellectual property rights held by third parties and our ability not to infringe, misappropriate or otherwise violate any third-party intellectual property rights;

•	estimates of our future expenses, revenues and capital requirements and our needs for additional financing;

•	future agreements with third parties in connection with the development and commercialization of ficerafusp alfa and any other approved product;

•	the size and growth potential of the markets for ficerafusp alfa and our ability to serve those markets;

•	our financial performance;

•	the rate and degree of market acceptance of ficerafusp alfa;

•	regulatory developments in the U.S., Canada, European Union and other foreign countries;

•	our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately;

•	our ability to produce our products or ficerafusp alfa with advantages in turnaround times or manufacturing cost;

•	the success of competing therapies that are or may become available;

•	our ability to attract and retain key scientific or management personnel;

•	the impact of laws and regulations;

•	our use of the proceeds from this offering;

•	developments relating to our competitors and our industry; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of shares of our common stock in this offering will be approximately $182.0 million, or $209.9 million if the underwriters exercise their option to purchase additional shares of our common stock in full, assuming an initial public offering price of $17.00 per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) our net proceeds from this offering by $10.9 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each 1.0 million share increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) our net proceeds from this offering by $15.8 million, assuming no change in the assumed initial public offering price of $17.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to create a public market for our common stock and thereby facilitate future access to the public equity markets, increase our visibility in the marketplace and obtain additional capital. We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, for the following:

•

approximately $265.0 million to advance the development of ficerafusp alfa in head and neck squamous cell carcinoma, or HNSCC, and fund our pivotal Phase 2/3 trial for the filing of a Biologics License Application;

•

approximately $27.0 million to fund expansion of ficerafusp alfa development in additional HNSCC patient populations, such as those with combined positive scores less than one and locally advanced HNSCC;

•

approximately $19.0 million to advance the development of ficerafusp alfa in additional solid tumors, such as colorectal cancer and other squamous cell carcinomas including the initiation of clinical trials, clinical research outsourcing and drug manufacturing; and

•	the remainder for working capital and other general corporate purposes.

Based on our current plans, we believe that our existing cash and cash equivalents and together with the net proceeds from this offering, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements through the first half of 2028. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. We do not have any committed external source of funds.

Our expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above and we expect that we will require additional funds in order to fully accomplish the specified uses of the proceeds of this offering. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or technologies to continue to build our pipeline, research and development capabilities and our intellectual property position, although we currently have no agreements, commitments or understandings with respect to any such transaction.

Due to the many inherent uncertainties in the development of our product candidate, the amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our research and development, the timing of patient enrollment and evolving regulatory requirements, the timing and success of our ongoing clinical studies or clinical studies we may commence in the future, the timing of regulatory submissions, any strategic alliances that we may enter into with third parties for our product candidate or strategic opportunities that become available to us, and any unforeseen cash needs.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term and long-term interest-bearing instruments, investment-grade securities, and direct or guaranteed obligations of the U.S. government. We cannot predict whether the proceeds invested will yield a favorable return. Our management will retain broad discretion in the application of the net proceeds we receive from our initial public offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

In addition, our ability to pay cash dividends on our capital stock in the future may be limited by the terms of any future debt or preferred securities we issue or any credit facilities we enter into.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2024:

•	on an actual basis;

•

on a pro forma basis to give effect to (i) the automatic conversion of all 306,985,117 outstanding shares of our redeemable convertible preferred stock in the aggregate into an aggregate of 33,210,876 shares of common stock prior to the completion of this offering and (ii) the filing and effectiveness of our fifth amended and restated certificate of incorporation prior to the completion of this offering, in each case as if such events had occurred on June 30, 2024; and

•

on a pro forma as adjusted basis to give further effect to the issuance and sale of 11,765,000 shares of common stock in this offering at an assumed initial public offering price of $17.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read the information in this table together with our financial statements and the related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	As of June 30, 2024
	Actual	Pro forma	Pro forma as adjusted
	(Unaudited, in thousands except shares and per share data)
Balance Sheet Data:
Cash and cash equivalents	$203,855	$203,855	$385,805
Series Seed redeemable convertible preferred stock, $0.0001 par value, 81,790,144 authorized, issued and outstanding actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	81,525	—	—
Series B redeemable convertible preferred stock, $0.0001 par value, 105,595,101 shares authorized, issued and outstanding actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	121,148	—	—
Series C redeemable convertible preferred stock, $0.0001 par value, 119,599,872 shares authorized, issued and outstanding actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	164,604	—	—
Total stockholders’ (deficit) equity:		—	—
Preferred stock, $0.0001 par value; no shares authorized, issued or outstanding, actual; 10,000,000 shares authorized and no shares issued or outstanding, pro forma and pro forma as adjusted .	—	—	—
Common stock, $0.0001 par value; 365,000,000 shares authorized, 1,053,545 shares issued and 1,023,541 shares outstanding, actual; 365,000,000 shares authorized, 34,260,925 shares issued and outstanding, pro forma; 500,000,000 shares authorized, 46,025,925 shares issued and outstanding, pro forma as adjusted	2,000	5,321	6,498

	As of June 30, 2024
	Actual	Pro forma	Pro forma as adjusted
	(Unaudited, in thousands except shares and per share data)
Additional paid-in capital	7,800	375,074	557,023
Accumulated deficit	(182,578)	(182,578)	(182,578)

Total stockholders’ (deficit) equity	(174,776)	192,501	374,451

Total capitalization	$192,501	$192,501	374,451

(1)

Each $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total stockholders’ equity and total capitalization by $10.9 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents total stockholders’ equity and total capitalization by $15.8 million, assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock in the table above on a pro forma and pro forma as-adjusted basis is based on 34,260,925 shares of our common stock (which includes 14,006 shares of unvested restricted common stock and 12,502 shares of unvested early exercise stock options) outstanding as of June 30, 2024, after giving effect to the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 33,210,876 shares of our common stock immediately prior to the completion of this offering, and excludes:

•

4,608,707 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2024 under our 2019 Plan (which number excludes 12,502 shares of unvested early exercise stock options) at a weighted average exercise price of $4.62 per share;

•	3,240,096 shares of common stock issuable upon the exercise of stock options granted after June 30, 2024 pursuant to our 2019 Plan at a weighted average exercise price of $9.24 per share;

•

338,126 shares of common stock reserved for future issuance as of June 30, 2024 under the 2019 Plan (which number was reduced to 73,076 after giving effect to (i) a plan amendment approved and adopted by the Board and shareholders of the Company after June 30, 2024 and (ii) the issuance of options to purchase up to 3,240,096 shares of common stock granted after June 30, 2024), which shares will cease to be available for issuance at the time our 2024 Plan becomes effective;

•

507,383 shares of common stock reserved for future issuance under our ESPP, which will become effective on the date immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP; and

•

2,453,616 shares of our common stock reserved for future issuance under our 2024 Plan, which will become effective on the date immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2024 Plan and any shares underlying outstanding stock awards granted under the 2019 Plan that expire or are repurchased, forfeited, cancelled, or withheld.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Dilution in pro forma as adjusted net tangible book value represents the difference between the assumed initial price to the public per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value as of June 30, 2024 was a deficit of $(174.8) million, or $(166.45) per share of our common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities and the carrying values of our redeemable convertible preferred stock, which is not included within stockholders’ deficit. Our historical net tangible book value per share represents historical net tangible book deficit divided by the number of shares of our common stock outstanding as June 30, 2024, including 14,006 shares of unvested restricted stock awards and 12,502 shares of unvested early exercise stock options (which are not considered outstanding for accounting purposes).

Our pro forma net tangible book value as of June 30, 2024 was $192.5 million, or $5.62 per share of our common stock. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities, after giving effect to the automatic conversion of all 306,985,117 outstanding shares of our redeemable convertible preferred stock in the aggregate into an aggregate of 33,210,876 shares of common stock immediately prior to the completion of this offering. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of shares outstanding as of June 30, 2024, after giving effect to the pro forma adjustment described above.

After giving further effect to our issuance and sale of 11,765,000 shares of our common stock in this offering at an assumed initial public offering price of $17.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2024 would have been $374.5 million, or $8.14 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value per share of $2.52 to our existing stockholders and immediate dilution of $8.86 in pro forma as adjusted net tangible book value per share to new investors purchasing common stock in this offering.

Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis (without giving effect to any exercise by the underwriters of their option to purchase additional shares):

Assumed initial public offering price per share		$17.00
Historical net tangible book deficit per share as of June 30, 2024	$(166.45)
Increase per share attributable to the pro forma adjustments described above	172.07

Pro forma net tangible book value per share as of June 30, 2024 attributable to the conversion of redeemable convertible preferred stock	$5.62
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering	2.52

Pro forma as adjusted net tangible book value per share after this offering		8.14

Dilution per share to new investors purchasing common stock in this offering		$8.86

The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $0.23 and dilution per share to new investors purchasing common stock in this offering by $0.77, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase of 1.0 million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our pro forma as adjusted net tangible book value per share after this offering by $0.16 and decrease dilution per share to new investors purchasing common stock in this offering by $0.16, assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each decrease of 1.0 million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease our pro forma as adjusted net tangible book value per share after this offering by $0.17 and increase dilution per share to new investors purchasing common stock in this offering by $0.17, assuming no change in the assumed initial public offering price and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase up to 1,764,750 additional shares of our common stock in full, our pro forma as adjusted net tangible book value per share after this offering would be $8.42 per share, representing an immediate increase in pro forma as adjusted net tangible book value per share of $0.28 to existing stockholders and immediate dilution in pro forma as adjusted net tangible book value per share of $8.58 per share to new investors purchasing common stock in this offering, based on the assumed initial public offering price of $17.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes on the pro forma as adjusted basis described above, the total number of shares of common stock purchased from us on an as converted to common stock basis, the total consideration paid or to be paid, and the average price per share paid or to be paid by existing stockholders and by new investors in this offering at an assumed initial public offering price of $17.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percentage	Amount	Percentage	Share
Existing stockholders	34,260,925	74%	$356,801,184	64%	$10.41
New investors	11,765,000	26%	200,000,000	36%	17.00

Total	46,260,925	100%	$556,801,184	100%	$12.1

The table above assumes no exercise of the underwriters’ option to purchase additional shares in this offering. If the underwriters’ option to purchase additional shares of our common stock is exercised in full, the number of shares of our common stock held by existing stockholders would be reduced to 72% of the total number of shares of our common stock outstanding after this offering, and the number of shares of common stock held by new investors purchasing common stock in this offering would be increased to 28% of the total number of shares of our common stock outstanding after this offering.

The discussion and tables above on a pro forma and pro forma as-adjusted basis are based on 34,260,925 shares of our common stock (which includes 14,006 shares of unvested restricted common stock and 12,502 shares of unvested early exercise stock options) outstanding as of June 30, 2024, after giving effect to the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into the aggregate of 33,210,876 shares of our common stock immediately prior to the completion of this offering, and excludes:

•

4,608,707 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2024 under our 2019 Plan (which number excludes 12,502 shares of unvested early exercise stock options) at a weighted average exercise price of $4.62 per share;

•	3,240,096 shares of common stock issuable upon the exercise of stock options granted after June 30, 2024 pursuant to our 2019 Plan, at a weighted average exercise price of $9.24 per share;

•

338,126 shares of common stock reserved for future issuance as of June 30, 2024 under the 2019 Plan (which number was reduced to 73,076 after giving effect to (i) a plan amendment approved and adopted by the Board and shareholders of the Company after June 30, 2024 and (ii) the issuance of options to purchase up to 3,240,096 shares of common stock granted after June 30, 2024), which shares will cease to be available for issuance at the time our 2024 Plan becomes effective;

•

507,383 shares of common stock reserved for future issuance under our ESPP, which will become effective on the date immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP; and

•

2,453,616 shares of our common stock reserved for future issuance under our 2024 Plan, which will become effective on the date immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2024 Plan and any shares underlying outstanding stock awards granted under the 2019 Plan that expire or are repurchased, forfeited, cancelled, or withheld.

To the extent that new stock options are issued or any outstanding options are exercised, or we issue additional shares of common stock in the future, there will be further dilution to new investors. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations and related notes and other financial information included elsewhere in this prospectus and in conjunction with our audited consolidated financial statements. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon our current plans and expectations that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives, expectations, intentions and beliefs. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section titled “Special Note Regarding Forward-Looking Statements.”

Overview

We are a clinical-stage biopharmaceutical company committed to bringing transformative bifunctional therapies to patients with solid tumors. Our lead program ficerafusp alfa is a bifunctional antibody that combines two clinically validated targets, an epidermal growth factor receptor, or EGFR, directed monoclonal antibody with a domain that binds to human transforming growth factor beta, or TGF-b. Through this dual-targeting mechanism, ficerafusp alfa has the potential to exert potent anti-tumor activity by simultaneously blocking both cancer cell-intrinsic EGFR survival and proliferation, as well as the immunosuppressive TGF-b signaling within the tumor microenvironment, or TME. Ficerafusp alfa directs the TGF-b inhibitor into the immediate TME through the binding of EGFR on tumor cells, which we believe will lead to durable responses and an increase in overall survival, or OS, while reducing the adverse effects typically associated with systemic TGF-b inhibition. Ficerafusp alfa is initially being developed in head and neck squamous cell carcinoma, or HNSCC, where there remains a significant unmet need. We intend to initiate a pivotal Phase 2/3 trial of ficerafusp alfa in combination with pembrolizumab as a first-line therapy in recurrent/metastatic, HNSCC excluding patients with HPV-positive oropharyngeal squamous cell carcinoma, or OPSCC, late in the fourth quarter of 2024 or early in the first quarter of 2025.

Since our inception in December 2018, we have not generated any revenue from product sales or other sources and have incurred significant operating losses and negative cash flows from our operations. Our primary uses of cash to date have been conducting research and development, advancing development of ficerafusp alfa, raising capital, building infrastructure, developing intellectual property, hiring personnel and providing general and administrative support for these operations. To date, we have funded our operations primarily through private placements of our redeemable convertible preferred stock, sale of common stock and through debt financing. As of June 30, 2024, we had raised aggregate net proceeds of $354.1 million and had cash and cash equivalents of $203.9 million.

We have incurred operating losses in each year since our inception. Our net losses were $29.6 million and

$16.7 million for the six months ended June 30, 2024 and 2023, respectively. Our net losses were $52.0 million and $37.8 million for the years ended December 31, 2023 and 2022, respectively. As of June 30, 2024, we had an accumulated deficit of $182.6 million. We expect our expenses and operating losses will increase substantially as we:

•	conduct our current and future clinical trials;

•	continue our research and development activities;

•

utilize third parties to manufacture our product candidate and related raw materials or, should we decide to do so, build and maintain a commercial-scale current good manufacturing practice, or cGMP, manufacturing facility;

•	hire additional research and development, clinical and commercial, and operational personnel;

•	add quality control, quality assurance, legal, compliance, and other groups to support our operations;

•

maintain, expand, enforce, defend and protect our intellectual property portfolio (including intellectual property obtained through license agreements) and provide reimbursement of third-party expenses related to our patent portfolio;

•	seek regulatory approvals for ficerafusp alfa or any future product candidates for which we successfully complete clinical trials;

•	ultimately establish a sales, marketing and distribution infrastructure to commercialize ficerafusp alfa or any future product candidates for which we may obtain marketing approval;

•	make any payments due under potential license agreements and any potential milestones, royalties or other payments due under any future in-license or collaboration agreements; and

•	incur additional costs associated with being a public company.

Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our planned clinical trials, manufacturing and research and development activities.

Based upon our current operating plans, we believe that the estimated net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to fund our operations and capital expenditure requirements through the first half of 2028. Without additional funding, we believe that we will have sufficient funds to meet our obligations within the next twelve months from the date of issuance of our consolidated financial statements. See the section titled “Use of Proceeds.” We do not expect to generate any revenue from product sales unless and until we successfully complete development and obtain regulatory approval for ficerafusp alfa or future product candidates, which will not be for at least the next several years, if ever. If we obtain regulatory approval for ficerafusp alfa or any of our future product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Accordingly, until such time as we can generate significant revenue from sales of our product candidate, if ever, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements. See the section titled “Liquidity and Capital Resources” below. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements when needed would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidate that we would otherwise prefer to develop and market ourselves.

Components of Results of Operations

Revenue

We currently have no products approved for sale, and we have not generated any revenue to date. In the future, we may generate revenue from collaboration or license agreements we may enter into with respect to our product candidate, as well as product sales from any approved product, which approval we do not expect to occur for at least the next several years, if ever. Our ability to generate product revenue will depend on the successful development and eventual commercialization of ficerafusp alfa and any future product candidates we pursue. If we fail to complete clinical development of or to obtain regulatory approval for ficerafusp alfa or any future product candidates, our ability to generate future revenues, and our results of operations and financial position would be adversely affected.

Operating Expenses

Research and Development (including Research and Development—Related Party)

Research and development expenses (including related party research and development) have primarily consisted of external and internal costs associated with our research and development activities, including the development of our bifunctional ficerafusp alfa antibody therapies to treat solid tumors, and the clinical development of our product candidate. Our research and development expenses include:

•	external expenses, including expenses incurred under arrangements with third parties, such as sponsored research agreements, consultants and our scientific advisors;

•	the cost to obtain licenses to intellectual property;

•	personnel-related costs, including salaries, bonuses, benefits, and stock-based compensation for employees engaged in research and development functions;

•	costs for laboratory supplies, research materials and reagents; and

•	the cost of developing and validating our manufacturing process for use in our future clinical trials.

Most of our research and development expenses have been related to the development of ficerafusp alfa. We use our personnel and infrastructure resources across the breadth of our research and development activities, which are directed toward identifying and developing our product candidate.

We expense all research and development costs in the periods in which they are incurred. Costs for certain research and development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to us by our vendors, related parties and third-party service providers.

We plan to substantially increase our research and development expenses for the foreseeable future as we continue with the development of ficerafusp alfa and any other product candidates we may determine to pursue. Due to the inherently unpredictable nature of pre-clinical and clinical development, we cannot determine with certainty the timing of the initiation, duration or costs of future clinical trials and pre-clinical studies of product candidates. The timelines and costs associated with research and development activities are uncertain and can vary significantly for any product candidate we pursue, and development programs are inherently unpredictable nature of clinical development. We anticipate we will make determinations as to which programs to pursue and how much funding to direct to each current program on an ongoing basis in response to clinical results, regulatory developments, and ongoing assessments as to each program’s commercial potential.

Research and development activities are central to our business model. Therapeutic candidates in later stages of clinical development generally have higher development costs than those in earlier stages, primarily due to the increased size and duration of later-stage clinical trials. As a result, we expect that our research and development expenses will increase substantially over the next several years as we expect to (i) advance ficerafusp alfa into late-stage clinical trials, (ii) develop ficerafusp alfa for other potential indications and (iii) expand our manufacturing efforts.

Our future development costs may vary significantly based on various factors such as timely and successful completion of clinical trials, positive results from our future clinical trials, receipt of marketing approvals from applicable regulatory authorities, establishment of arrangements with third parties, intellectual property updates, and continued acceptable safety, tolerability and efficacy profile of any product candidates that we may develop following approval. Any changes in the outcome of any of these variables with respect to the development of our therapeutic candidates in preclinical and clinical development could mean a significant change in the costs and timing associated with the development of these therapeutic candidates. For example, if the FDA or another regulatory authority were to delay our planned start of clinical trials or require us to conduct clinical trials or other testing beyond those that we currently expect, or if we experience significant delays in enrollment in any of our planned clinical trials, we could be required to expend significant additional financial resources and time to complete clinical development of that therapeutic candidate. We may never obtain regulatory approval for any of our therapeutic candidates, and, even if we do, drug commercialization takes several years and millions of dollars in development costs.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs, including salaries, bonuses, benefits, and stock-based compensation charges for those individuals in executive, legal, finance, human resources, facility operations, and other administrative functions. Other significant costs include legal fees relating to intellectual property and corporate matters, professional fees for auditing, accounting, tax and consulting services, office and information technology costs, insurance costs, and facilities, depreciation and other general and administrative expenses, which include rent and maintenance of facilities and utilities.

We anticipate that our general and administrative expenses will increase for the foreseeable future to support our increased research and development activities. We also anticipate increased expenses related to audit, accounting, legal, regulatory, and tax-related services associated with maintaining compliance with our Nasdaq and Securities and Exchange Commission, or SEC, requirements, director and officer insurance premiums, and investor relations costs associated with operating as a public company.

Other (Expenses) Income

Interest income

Interest income consists primarily of interest income earned on cash and cash equivalents. We expect our interest income will increase as we invest the cash received from our sales of Series B and C redeemable convertible preferred stock in 2023 and the net proceeds from this offering.

Change in fair value of Series B convertible preferred stock tranche rights liability

Freestanding financial instruments that permit the holder to acquire shares that are either puttable by the holder, redeemable or contingently redeemable are required to be reported as liabilities in the consolidated financial statements. We present such liabilities on the balance sheets at their estimated fair values. Changes in fair value of the Series B convertible preferred stock tranche rights liability were recognized in the consolidated statements of operations. See the section titled “Series B Tranche Rights” below for additional details.

Income Taxes

The Company’s provision for income taxes is not material for the six months ended June 30, 2024 and 2023.

Since our inception, we have not recorded any U.S. federal or state income tax benefits for the net losses we have incurred in each year or our earned research and development tax credits, due to our uncertainty of realizing a benefit from those items.

Results of Operations

Comparison of the six months ended June 30, 2024 and 2023

The following table summarizes our results of operations for the six months ended June 30, 2024 and 2023 (in thousands).

	Six Months Ended June 30,
	2024	2023	Change
Operating Expenses:
Research and development—related party	$5,091	$4,238	$853
Research and development	22,782	8,874	13,908
General and administrative	7,251	3,560	3,691

Total operating expenses	35,124	16,672	(18,452)

Loss from operations	(35,124)	(16,672)	(18,452)
Other (expenses) income
Interest income	5,568	—	5,568
Change in fair value of Series B preferred stock tranche rights liability	—	(28)	(28)

Total other income (expense)	5,568	(28)	(5,596)

Net loss before income taxes	(29,556)	(16,700)	(12,856)
Income tax expense	(1)	—	(1)

Net loss	$(29,557)	$(16,700)	$(12,857)

Research and Development Expenses (including Research and Development—Related Party)

Research and development expenses increased by $14.8 million from $13.1 million for the six months ended June 30, 2023, to $27.9 million for the six months ended June 30, 2024. The following table summarizes our research and development expenses for the six months ended June 30, 2024 and 2023. (in thousands):

	Six Months Ended June 30,
	2024	2023	Change
Research	$1,332	$926	$406
Manufacturing and process development	12,939	4,736	8,203
Clinical operations and development	9,774	6,082	3,692
Research and development personnel cost and other (including stock compensation)	3,828	1,368	2,460

Total research and development expenses	$27,873	$13,112	$14,761

The increase in research and development expenses for the six months ended June 30, 2024, compared to the six months ended June 30, 2023 was primarily due to:

•	approximately $0.4 million in increased research cost, driven by higher lab consumables costs;

•	approximately $8.2 million in increased manufacturing cost, driven by an increase in drug substance batch manufacturing in connection with our Phase 1/1b and our pivotal Phase 2/3 clinical trial;

•

approximately $3.7 million in increased clinical operation and development cost, driven by costs associated with our pivotal Phase 2/3 clinical trial design and continued patient enrollment in our Phase 1/1b dose expansion cohorts; and

•

approximately $2.5 million in increased personnel and other related costs including stock-based compensation, driven by an increase in the size of our workforce to support clinical development, manufacturing and research and increased professional service expenses as we continue to build out our clinical operations and development functions.

The table below summarizes our research and development expenses by program (in thousands):

	Six Months Ended June 30,
	2024	2023	Change
Direct external program expenses:
ficerafusp alfa	$24,045	$11,078	$12,967
BCA 300	—	664	(664)
BCA 400/600	—	2	(2)
Internal and unallocated expenses:
Personnel related costs (including stock-based compensation)	3,783	1,345	2,438
Other	45	23	22

Total research and development expenses	$27,873	$13,112	$14,761

The increase in research and development expenses by program for the six months ended June 30, 2024, compared to the six months ended June 30, 2023 was primarily due to:

•

approximately $13.0 million in increased costs for our ficerafusp alfa program, driven by manufacturing costs and clinical operation and development costs associated with our pivotal Phase 2/3 clinical trial design and continued patient enrollment in our Phase 1/1b dose expansion cohorts; and

•

approximately $2.4 million in increased personnel cost, driven by an increase in the size of our workforce to support clinical development, manufacturing and research and increased professional service expenses as we continue to build out our clinical operations and development functions;

These increases were partially offset by the following:

•	approximately $0.7 million in decreased costs for our BCA 300 program, which was paused in 2023.

General and Administrative Expenses

General and administrative expenses increased by $3.7 million from $3.6 million for the year ended six months ended June 30, 2023, to $7.3 million for the six months ended June 30, 2024. The following table summarizes our general and administrative expenses for the years ended June 30, 2024 and 2023 (in thousands):

	Six Months Ended June 30,
	2024	2023	Change
General and administrative personnel costs (including stock-based compensation)	$4,809	$2,440	$2,369
Professional fees	1,593	557	1,036
Facility costs, IT, office expense and other	849	563	286

Total general and administrative expenses	$7,251	$3,560	$3,691

The increase in general and administrative expenses for the six months ended June 30, 2024, compared to the six months ended June 30, 2023 was primarily due to:

•

approximately $2.4 million in increased personnel related costs, including stock-based compensation, primarily driven by an increase in the size of our workforce and due to the increased number and value of the stock option awards granted;

•

approximately $1.0 million in increased professional service expenses, including legal, accounting and other expenses as we continue to build out our general and administrative functions to support advancing our clinical studies; and

•	approximately $0.3 million in increased information technology expenses and related miscellaneous expenses.

Other (Expenses) Income

Interest income

Interest income for the six months ended June 30, 2024 and 2023 was $5.6 million and $0, respectively. The increase was primarily due to significant increase in cash equivalents as a result of proceeds from our Series B and Series C financings.

Change in fair value of Series B preferred stock tranche rights liability

Change in fair value of Series B preferred stock tranche rights liability for the six months ended June 30, 2024 and 2023 was $0 and $28 thousand, respectively. The change in fair value in 2023 was based upon the fair value at June 30, 2023 compared to the initial fair value of the Series B preferred stock tranche rights upon issuance of the Series B preferred shares sold in connection with milestone closings which was completed in 2023 due to the probability of meeting the milestone increased.

Comparison of the Years Ended December 31, 2023 and 2022

The following table summarizes our results of operations for the years ended December 31, 2023 and 2022 (in thousands):

	Year ended December 31,
	2023	2022	Change
Operating expenses
Research and development—related party	$9,244	$12,936	$(3,692)
Research and development	21,373	18,376	2,997
General and administrative	9,272	6,344	2,928

Total operating expenses	39,889	37,656	2,233

Loss from operations	(39,889)	(37,656)	(2,233)
Other (expenses) income
Interest expense—related party	—	(112)	112
Interest income	1,314	4	1,310
Change in fair value of Series B preferred stock tranche rights liability	(13,405)	—	(13,405)
Other expense, net	—	(80)	80

Total other expense	(12,091)	(188)	(11,903)

Net loss before income taxes	(51,980)	(37,844)	(14,136)
Income tax expense	(5)	(1)	(4)

Net loss	$(51,985)	$(37,845)	$(14,140)

Research and Development Expenses (including Research and Development—Related Party)

Research and development expenses decreased by $0.7 million from $31.3 million for the year ended December 31, 2022, to $30.6 million for the year ended December 31, 2023. The following table summarizes our research and development expenses for the years ended December 31, 2023 and 2022 (in thousands):

	Year ended December 31,
	2023	2022	Change
Research	$1,387	$7,079	$(5,692)
Manufacturing and process development	11,835	13,323	(1,488)
Clinical operations and development	13,495	8,067	5,428
Research and development personnel cost (including stock based compensation)	3,900	2,843	1,057

Total research and development expenses	$30,617	$31,312	$(695)

The decrease in research and development expenses for the year ended December 31, 2023 compared to the year ended December 31, 2022 was primarily due to:

•	approximately $5.7 million in decreased research expenses driven by pausing of preclinical programs and drug discovery expenses; and

•	approximately $1.5 million in decreased manufacturing cost driven by the timing of manufacturing of drug substance.

These decreases were partially offset by the following:

•	approximately $5.4 million in increased clinical operations and development expenses driven by continued patient enrollment of our ongoing Phase 1/1b trial; and

•

approximately $1.1 million in increased personnel related costs, including stock-based compensation, primarily driven by an increase in the size of our workforce to support clinical development, manufacturing and research and increased professional service expenses as we continue to build out our clinical operations and development functions.

The table below summarizes our research and development expenses by program (in thousands):

	Year ended December 31,
	2023	2022
Direct external program expenses:
ficerafusp alfa	$25,423	$19,923
BCA 300	947	2,099
BCA 400	3	264
BCA 600	5	81
Internal and unallocated expenses:
Personnel related costs (including stock-based compensation)	3,847	2,817
Other	392	6,128

Total	$30,617	$31,312

In 2022, other unallocated research and development expenses primarily related to expenses incurred under the master service agreement with Biofusion Therapeutics Limited, or Biofusion, which provided general research and development services. The master service agreement with Biofusion was terminated upon acquisition of Biofusion by Syngene International Limited on August 2, 2022.

General and Administrative Expenses

General and administrative expenses increased by $2.9 million from $6.3 million for the year ended December 31, 2022, to $9.3 million for the year ended December 31, 2023. The following table summarizes our general and administrative expenses for the years ended December 31, 2023 and 2022 (in thousands):

	Year ended December 31,
	2023	2022	Change
General and administrative personnel costs (including stock-based compensation)	$5,820	$3,800	$2,020
Professional fees	2,061	1,639	422
Facility costs, IT, office expense and other	1,391	905	486

Total general and administrative expenses	$9,272	$6,344	$2,928

The increase in general and administrative expenses for the year ended December 31, 2023 compared to the year ended December 31, 2022 was primarily due to:

•	approximately $2.0 million in increased personnel related costs, including stock-based compensation, primarily driven by an increase in the size of our workforce;

•

approximately $0.4 million in increased professional service expenses, including legal, accounting and other expenses as we continue to build out our general and administrative functions to support advancing our clinical studies; and

•	approximately $0.5 million in increased information technology expenses and related miscellaneous expenses.

Other (Expense) Income

Interest expense—related party

Interest expense—related party for the years ended December 31, 2023, and 2022 was $0 and $0.1 million, respectively. The decrease was due to conversion of an unsecured loan and accrued interest into convertible preferred stock of the Company. See the section titled “Certain Relationships and Related Party Transactions— Biocon Loan Agreement”.

Interest income

Interest income for the years ended December 31, 2023 and 2022 was $1.3 million and $0, respectively. The increase was primarily due to an increase in cash equivalents.

Change in fair value of Series B convertible preferred stock tranche rights liability

Change in fair value of Series B convertible preferred stock tranche rights liability for the years ended December 31, 2023 and 2022 was $13.4 million and $0, respectively. The loss was primarily due to the increase in fair value of the Series B convertible preferred shares sold in connection with tranched milestone closings.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception in December 2018, we have not generated any revenue from any sources and have incurred significant operating losses and negative cash flows from operations. We expect to incur significant expenses and operating losses for the foreseeable future as we advance the clinical development of ficerafusp alfa or any future product candidates we elect to pursue. Further, upon the completion of this offering, we expect to incur additional costs associated with operating as a public company. From our inception in December 2018 through June 30, 2024, we have received aggregate net proceeds of $354.1 million from the sale of our redeemable convertible preferred stock in private placements, sale of common stock and debt financing.

Future Funding Requirements

As of June 30, 2024, we had cash and cash equivalents of $203.9 million. Based upon our current operating plans, we believe that the estimated net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to fund our operations and capital expenditure requirements through the first half of 2028. However, our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. Additionally, the process of testing our product candidate in clinical trials is costly, and the timing of progress and expenses in these trials is uncertain. We will need to raise substantial additional capital in the future.

Our future capital requirements will depend on many factors, including but not limited to:

•	the type, number, scope, progress, expansions, results, costs, and timing of, clinical trials of ficerafusp alfa and future product candidates;

•	the costs and timing of manufacturing for ficerafusp alfa and any future product candidates and commercial manufacturing thereof;

•	the costs, timing, and outcome of regulatory review of ficerafusp alfa and any future product candidates;

•	the terms and timing of establishing and maintaining licenses and other similar arrangements;

•	the legal costs of obtaining, maintaining, and enforcing our patents and other intellectual property rights (including intellectual property obtained through license agreements);

•	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company;

•	the costs associated with hiring additional personnel and consultants as our clinical activities increase;

•	the costs and timing of establishing or securing sales and marketing capabilities if ficerafusp alfa or any future product candidate is approved;

•	our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third- party payors and adequate market share and revenue for any approved products; and

•	costs associated with any products or technologies that we may in-license or acquire.

Until such time, if ever, as we can generate substantial product revenue to support our cost structure, we expect to finance our cash needs through equity offerings, debt financings, or other capital sources, potentially including collaborations, licenses, and other similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends. If we raise funds through collaborations, or other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or current or future product candidates or grant licenses on terms that may not be favorable to us and/or may reduce the value of our common stock. Our failure to raise capital or enter into such other arrangements when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our current or future product candidates even if we would otherwise prefer to develop and market such product candidates ourselves.

Cash Flows

Comparison of the Six Months Ended June 30, 2024 and 2023

The following table sets forth a summary of the net cash flow activity for the six months ended June 30, 2024 and 2023 (in thousands):

	Six Months Ended June 30,
	2024	2023
Cash used in operating activities	$(27,495)	$(27,060)
Cash provided by investing activities	39	—
Cash provided by financing activities	871	37,892

Net increase (decrease) in cash and cash equivalents	$(26,585)	$10,832

Operating Activities

For the six months ended June 30, 2024, net cash used in operating activities was $27.5 million resulting from our net loss of $29.6 million and net outflows in our operating assets and liabilities of $0.3 million, partially offset by non-cash charges of $2.4 million, consisting of stock-based compensation expense, depreciation and non-cash lease expense.

For the six months ended June 30, 2023, net cash used in operating activities was $27.1 million resulting from our net loss of $16.7 million and net outflows in our operating assets and liabilities of $11.0 million, partially offset by non-cash charges of $0.6 million. Non-cash charges consisted of stock-based compensation expense, depreciation and changes in fair value of Series B preferred stock tranche rights liability. Net outflows in our operating assets and liabilities were primarily due to a $9.7 million decrease in accounts payable and accrued expenses—related party.

Investing Activities

Net cash provided by investing activities was insignificant for the six months ended June 30, 2024 and $0 for the six month ended June 30, 2023.

Financing Activities

Net cash provided by financing activities was $0.9 million during the six months ended June 30, 2024, consisting of $1.5 million in proceeds from the exercise of stock options, partially offset by $0.6 million payment of offering costs.

Net cash provided by financing activities was $37.9 million during the six months ended June 30, 2023, consisting of $37.8 million in net proceeds from the issuance of preferred stock and preferred stock tranche rights, in connection with Series B financing and $0.1 million in proceeds from the exercise of stock options.

Comparison of the Years Ended December 31, 2023 and 2022

The following table sets forth a summary of the net cash flow activity for the years ended December 31, 2023 and 2022 (in thousands):

	Year ended December 31,
	2023	2022
Cash used in operating activities	$(45,628)	$(32,076)
Cash used in investing activities	(586)	(192)
Cash provided by financing activities	272,496	31,695

Net increase (decrease) in cash and cash equivalents	$226,282	$(573)

Operating Activities

For the year ended December 31, 2023, net cash used in operating activities was $45.6 million resulting from our net loss of $52.0 million and net changes in our operating assets and liabilities of $9.6 million partially offset by non-cash charges of $16.0 million. Net cash used by changes in our operating assets and liabilities were primarily due to an increase in prepaid expenses and other assets of $0.9 million and by decreases in accounts payable and accrued expenses of $8.7 million.

For the year ended December 31, 2022, net cash used in operating activities was $32.1 million resulting from our net loss of $37.8 million partially offset by non-cash charges of $0.8 million and changes in our operating assets and liabilities of $4.9 million. Net cash provided by changes in our operating assets and liabilities were primarily due to increases in accounts payable and accrued expenses of $5.9 million partially offset by an increase in prepaid expenses and other assets of $0.9 million.

Investing Activities

Net cash used in investing activities was $0.6 million during the year ended December 31, 2023 as compared to $0.2 million during the year ended December 31, 2022. The increase in net cash used in investing activities was due to an increase in purchases of property and equipment.

Financing Activities

Net cash provided by financing activities was $272.5 million during the year ended December 31, 2023 as compared to $31.7 million during the year ended December 31, 2022. The increase in net cash provided by financing activities was primarily due to the net proceeds of $272.3 million raised from the sale of our convertible preferred stock and Series B tranche rights in connection with Series B and Series C convertible preferred stock financings.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of June 30, 2024 (in thousands):

	Payment Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years
Operating lease commitments	$556	$332	$224	—

Total	$556	$332	$224	—

We enter into contracts in the normal course of business with contract research organizations for clinical trials, with contract manufacturing organizations, or CMOs, for clinical supplies manufacturing and with other vendors for supplies and other products and services for operating purposes. These agreements generally provide for termination at the request of either party generally with less than one-year notice and, therefore, we believe that our non-cancellable obligations under these agreements are not material. We do not currently expect any of these agreements to be terminated and did not have any non-cancellable obligations under these agreements as of December 31, 2023 and 2022.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under rules and regulations of the SEC.

Critical Accounting Polices and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the U.S., or GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs, and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements and accompanying notes. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience, known trends and events, and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 titled “Summary of Significant Accounting Policies” to our consolidated financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Accrued Research and Development Expenses

We are required to estimate our expenses resulting from obligations under contracts with vendors and consultants, in connection with conducting research and development activities. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. We reflect research and development expenses in our consolidated financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the clinical studies as measured by the timing of various aspects of the study or related activities. We determine accrual estimates through review of the underlying contracts along with preparation of financial models taking into account discussions with research and other key personnel as to the progress of studies, or other services being conducted. During the course of a study, we adjust our rate of expense recognition if actual results differ from our estimates.

Although we do not expect our estimates to be materially different from amounts actually incurred, if our estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in us reporting amounts that are too high or too low in any particular period. To date, there have been no material differences between our estimates of such expenses and the amounts actually incurred.

Series B Tranche Rights

Freestanding financial instruments that permit the holder to acquire shares that are either puttable by the holder, redeemable or contingently redeemable are required to be reported as liabilities in the consolidated financial statements. We present such liabilities on the balance sheets at their estimated fair values. Changes in fair value of the liability are calculated each reporting period, and any change in value is recognized in the consolidated statements of operations.

The Company’s Series B convertible preferred stock financing included tranche rights, or the Series B Tranche Rights, to purchasers who participated in the initial Series B convertible preferred stock issuance. The Series B Tranche Rights were determined to be a “freestanding financial instrument” as defined in the ASC Master Glossary as they were legally detachable and separately exercisable. Management assessed the freestanding financial instrument under ASC 480, Distinguishing Liabilities from Equity, and determined that such rights should be accounted for as a liability at fair value given they imposed a contingent obligation on the Company to issue additional Series B convertible preferred shares that would be contingently redeemable. The Series B Tranche Rights were revalued at each reporting period until settlement, with changes in the fair value recorded in the consolidated statements of operations.

Common Stock Valuation

Due to the absence of an active market for our common stock, we utilized methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants’ Audit and Accounting Practice Guide: Valuation of Privately-Held Company Equity Securities Issued as Compensation to estimate the fair value of our common stock. In determining the exercise prices for options granted, we considered the fair value of the common stock as of the grant date. The fair value of our common stock was determined by our board of directors using a variety of factors, including: valuations of our common stock performed with the assistance of independent third-party valuation specialists; our stage of development and business strategy, including the status of research and development efforts of our product candidate, and the material risks related to our business and industry; our business conditions and projections; our results of operations and financial position, including our levels of available capital resources; the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies; the lack of marketability of our common stock as a private company; the prices of our preferred stock sold to third party investors, and the rights, preferences and privileges of our preferred stock relative to those of our common stock; the likelihood of achieving a liquidity event for the holders of our common stock, such as an initial public offering or a sale given prevailing market conditions; trends and developments in our industry; the hiring of key personnel and the experience of management; and external market conditions affecting the life sciences and biotechnology industry sectors. Significant changes to the key assumptions underlying the factors used could result in different fair values of our common stock at each valuation date.

Valuation Methodologies

Our common stock valuations were prepared in accordance with the guidelines in the AICPA Practice Aid, which prescribes several valuation approaches for determining the value of an enterprise, such as the cost, market and income approaches, and various methodologies for allocating the value of an enterprise to its capital structure and specifically the common stock.

In 2023 and 2022 our common stock valuations were prepared using the back-solve method to calculate the total equity value and the option-pricing method, or OPM, to allocate the total equity value. The back-solve method derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security. We used the back-solve method to calculate the total equity value of our company as we had recently completed redeemable convertible preferred stock financings that should be considered in estimating the fair value of our equity per the AICPA Practice Aid.

The OPM method allows for the allocation of a company’s equity value among the various equity capital owners (preferred and common shareholders). The OPM uses the preferred shareholders’ liquidation preferences, participation rights, dividend policy, and conversion rights to determine how proceeds from a liquidity event shall be distributed among the various ownership classes at a future date. The share exercise price of all the stock options granted for the period ended June 30, 2024, was based on valuations of our common stock prepared using the back-solve method and OPM.

No stock options were granted during the period ended June 30, 2024 using the common stock valuation prepared under the probability weighted expected return method, or PWERM, however the 3.2 million options granted after June 30, 2024 were based on the June 2024 valuation of our common stock prepared under PWERM. In June 2024, our common stock valuation was prepared using PWERM by an independent third-party valuation firm. This approach involved the estimation of future potential outcomes for the Company, as well as values and probabilities associated with each respective potential outcome. The common stock per share value determined using this approach was ultimately based upon probability-weighted per share values resulting from the various future scenarios, which included an IPO scenario or continued operation as a private company scenario.

The June 2024 PWERM valuation was based on a probability weighted scenario of the value of the Company in an IPO scenario and a non-IPO scenario. The Company determined the estimated equity value of the anticipated IPO, the estimated present value of the assumed IPO price per share, the estimated time to IPO and a discount for lack of marketability, or DLOM.

The Company determined the non-IPO scenario equity value, assuming that the Company will stay private using the OPM market-adjusted backsolve approach to conclude our equity value based on our most recent arms-length financing transaction, adjusted for market trends and current R&D expenditures. The non-IPO scenario also involved making assumptions for the expected time to liquidity and risk-free rate.

The IPO scenario was assigned a probability weight of 50%, which considered guideline IPO transactions identified within the last one to three years and the Company’s progress toward an IPO, as adjusted by a DLOM of 15%. The non-IPO scenario was assigned a probability weight of 50% and reflected the market adjustment to the Company’s equity value since June 1, 2024 based on consideration given to the performance of guideline public companies and the biotech indices as well as the Company’s entity specific factors. A DLOM of 35% was then applied to arrive at an indication of value for the Common Stock under the non-IPO scenario.

In addition to considering the results of independent third-party valuations, the Company considered various objective and subjective factors to determine the fair value of common stock as of each grant date, including:

•	the prices at which we sold shares of preferred stock and the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant;

•	the progress of our research and development programs, including the status of clinical trials;

•	the stage of our development and our business strategy, and material risks related to our business;

•	external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

•	the likelihood of achieving a liquidity event, such as an initial public offering;

•	our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•	the analysis of IPOs and the market performance of similar companies in the therapeutics industry; and

•	general economic conditions.

There are significant judgments and estimates inherent in the determination of the fair value of our common stock, such as those regarding our discount rates, the selection of comparable companies, and the probability of possible future events. Such estimates involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation could be materially different. Changes in judgements could have a material impact on our results of operation. Following the completion of the IPO, the fair value of our common stock will be based on the closing quoted market price of our common stock on the date of grant.

The following table summarizes by grant date the number of shares subject to awards granted between January 1, 2023 and August 19, 2024, the per share exercise price of the awards and the fair value of common stock underlying the awards on each grant date:

Grant Date	Type of Award	Number of Shares Subject to Award	Per Share Exercise Price of Award	Per Share Fair Market Value of Common Stock on Grant Date	Per Share Estimated Fair Value of Award on Grant Date(1)
1/01/2023	Option	10,818	$4.44	$4.44	$3.24
04/05/2023	Option	524,152	$3.79	$3.79	$2.77
08/08/2023	Option	1,457,464	$3.79	$3.79	$2.77
09/22/2023	Option	216,368	$3.79	$3.79	$2.77
12/14/2023	Option	1,977,457	$5.45	$5.45	$3.97
03/26/2024	Option	210,959	$5.45	$5.45	$4.07
04/23/2024	Option	27,046	$5.45	$5.45	$4.07
08/13/2024	Option	3,164,385	$9.24	$9.24	$7.12
08/19/2024	Option	75,728	$9.24	$9.24	$7.12

(1)	The per share estimated fair value of options reflects the fair value of options granted on each grant date determined using the Black-Scholes option-pricing model.

Stock-Based Compensation

Stock-based compensation expense represents the cost of the grant date fair value of equity awards recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis. We estimate the fair value of stock option awards using the Black-Scholes option pricing model and recognize forfeitures as they occur.

The Black-Scholes option pricing model requires the use of subjective assumptions, including the risk-free interest rate, the expected stock price volatility, the expected term of stock options, the expected dividend yield, and the fair value of the underlying common stock on the date of grant. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require judgment to develop. See Note 8 titled “Stock-based Compensation” to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for information concerning certain of the specific assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our stock options granted for the six months ended June 30, 2024, and 2023, respectively. Stock-based compensation totaled $2.2 million and $0.6 million for the six months ended June 30, 2024, and 2023, respectively.

As of June 30, 2024, the unrecognized stock-based compensation expense related to stock options was $13.5 million related to unvested options expected to be recognized as expense over a weighted-average period of approximately 3.2 years. The intrinsic value of all outstanding stock options as of June 30, 2024, was approximately $57.1 million, based on the assumed public offering price of $17.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, of which approximately $7.7 million related to vested options and approximately $49.4 million related to unvested options.

Subsequent to June 30, 2024, the Company granted 3.2 million stock options to its employees and new members of the board of directors, of which 2.9 million contained service and performance conditions contingent on the successful completion of the Company’s IPO by December 31, 2024, after which the options would be forfeited, and 0.3 million stock options contained only service conditions. All 3.2 million stock options were valued using the per share value of common stock determined by the PWERM method noted above and the Black-Scholes option pricing model.

As the performance condition of a successful IPO by December 31, 2024 must be met for 2.9 million of the stock options to vest, compensation cost will not be recognized until it is probable that such performance condition will be achieved and must be reevaluated each reporting period. The unrecognized stock-based compensation expense related to the 2.9 million stock options is approximately $20.8 million and it is expected to be recognized as an expense over four year vesting period after it is probable that the performance condition will be achieved.

For the 0.3 million stock options that contain only service conditions, the unrecognized stock-based compensation expense is approximately $2.2 million, which is expected to be recognized as an expense over four years beginning in the third quarter of 2024.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

As of June 30, 2024, we had $203.9 million in cash and cash equivalents, which consisted of cash and money market funds. Our cash and cash equivalents are primarily maintained in accounts with multiple financial institutions in the U.S. At times, we may maintain cash and cash equivalent balances in excess of Federal Deposit Insurance Corporation limits. We do not believe that we are subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the short-term duration of our investment portfolio and the low risk profile of our investments, we believe an immediate 10% change in interest rates would not have a material effect on the fair market value of our investment portfolio. We would not expect our operating results or cash flows to be affected to any significant degree by the effect of a change in market interest rates on our investment portfolio.

Inflation Risk

Inflation generally affects us by increasing our cost of labor and research and development contract costs. We do not believe inflation has had a material effect on our results of operations during the periods presented.

Foreign Currency Exchange Risk

We are exposed to foreign exchange rate risk. Our headquarters is located in the U.S., where the majority of our general and administrative expenses and research and development costs are incurred in U.S. dollars. While we are subject to fluctuations in foreign currency rates in connection with these arrangements, to date, these fluctuations have not been significant. Based on our expected volumes with these vendors and employees in fiscal year 2024, a movement of 10% in the exchange rates would not have a material effect on our results of operations or financial condition.

Emerging Growth Company and Smaller Reporting Company Status

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include: (i) being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus; (ii) reduced disclosure about our executive compensation arrangements; (iii) not being required to hold advisory votes on executive compensation or to obtain stockholder approval of any golden parachute arrangements not previously approved; (iv) an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act; and (v) an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. As a result of this election, our financial statements may not be comparable to those of other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our shares of common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our shares of common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 titled “Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this prospectus.

BUSINESS

Overview

We are a clinical-stage biopharmaceutical company committed to bringing transformative bifunctional therapies to patients with solid tumors. Our lead program ficerafusp alfa is a bifunctional antibody that combines two clinically validated targets, an epidermal growth factor receptor, or EGFR, directed monoclonal antibody with a domain that binds to human transforming growth factor beta, or TGF-b. Through this dual-targeting mechanism, ficerafusp alfa has the potential to exert potent anti-tumor activity by simultaneously blocking both cancer cell-intrinsic EGFR survival and proliferation, as well as the immunosuppressive TGF-b signaling within the tumor microenvironment, or TME. Ficerafusp alfa directs the TGF-b inhibitor into the immediate TME through the binding of EGFR on tumor cells, which we believe will lead to durable responses and an increase in overall survival, or OS, while reducing the adverse effects typically associated with systemic TGF-b inhibition. Ficerafusp alfa is initially being developed in head and neck squamous cell carcinoma, or HNSCC, where there remains a significant unmet need. We intend to initiate a pivotal Phase 2/3 trial of ficerafusp alfa in combination with pembrolizumab as a first-line therapy in recurrent/metastatic, or R/M, HNSCC excluding patients associated with human papillomavirus infection, or HPV-positive patients, with oropharyngeal squamous cell carcinoma, or OPSCC, late in the fourth quarter of 2024 or early in the first quarter of 2025.

We are conducting an ongoing Phase 1/1b trial of ficerafusp alfa in the U.S. which, includes a cohort of HNSCC patients who were treatment-naïve in the R/M setting. In this cohort, treatment with ficerafusp alfa in combination with pembrolizumab resulted in a 54% (21/39) overall response rate, or ORR, in the efficacy evaluable population, and a 64% (18/28) ORR in patients not associated with human papillomavirus infection, or HPV-negative patients. The historical response rate observed in a Phase 3 trial with pembrolizumab monotherapy, the current standard of care in R/M HNSCC, was 19%. Furthermore, treatment with ficerafusp alfa in combination with pembrolizumab demonstrated an 18% (5/28) complete response rate, or CR rate, and a median progression-free survival, or mPFS, of 9.8 months in HPV-negative patients. With at least 12 months of follow-up, median OS and mDOR have not yet been reached, and we expect to announce updated interim Phase 1/1b data at future medical meetings in 2025. Based on the clinical data generated to date, we believe that ficerafusp alfa in combination with pembrolizumab has the potential to become a first-line standard of care therapy in HPV-negative R/M HNSCC.

We also believe ficerafusp alfa has the potential to provide meaningful clinical benefit in other solid tumors where there is a strong biologic rationale for the dual inhibition of both EGFR and TGF-b, such as colorectal cancer and other squamous cell carcinomas which typically overexpress EGFR and TGF-b pathways. We have demonstrated preliminary activity of ficerafusp alfa in combination with pembrolizumab or as a monotherapy across several squamous cell carcinomas, including cutaneous squamous cell carcinoma, or CSCC. Within our Phase 1/1b dose expansion cohorts conducted in the U.S. and Canada, we have observed to date a preliminary 42% (5/12) ORR with ficerafusp alfa monotherapy in relapsed and/or refractory CSCC patients.

We have built a platform designed to facilitate the development of bifunctional therapies that precisely target the tumor and deliver a tumor-modulating payload to the tumor site. This dual-targeting approach both enhances drug exposure within the TME and limits systemic toxicity. This approach was deployed in the development of ficerafusp alfa, where we believe the bifunctional design can improve upon the therapeutic profile of immunotherapies and targeted therapies by addressing resistance mechanisms and limiting off-target toxicity, therefore, enhancing the treatment effect and tolerability for targeted patient populations with cancer.

EGFR is the primary member of a larger family of cell-surface growth factor receptors harboring intrinsic tyrosine kinase function. EGFR is involved in many tumor-promoting pathways. Its overexpression has been linked to multiple squamous cell cancers, including HNSCC, where EGFR expression has been shown to be greater than 90%. EGFR has been a long-standing focus for cancer drug development due to the correlation between EGFR expression, poor prognosis and resistance to therapy. Cetuximab is an EGFR-directed monoclonal antibody approved for HNSCC and colorectal cancer that drives anti-tumor responses by inhibiting

EGFR signaling and through antibody-dependent cell-mediated cytotoxicity, or ADCC. However, acquired resistance mechanisms to cetuximab can prevent durable responses. We believe that there is a significant market opportunity for EGFR targeted therapies with improved efficacy, durability and OS compared to cetuximab.

TGF-b is a cytokine that controls a range of biological functions and is widely understood to play a critical role in cancer. TGF-b perpetuates tumor survival by promoting tumor cell proliferation, migration, invasion and metastasis. TGF-b also serves as an immunosuppressant, inhibiting both natural killer, or NK, cells and cytotoxic T cells. The inhibition of TGF-b has been demonstrated to improve anti-tumor responses in vivo. However, these findings have not been translated into substantial improvements in clinical efficacy, which we believe may be due to the inability to sufficiently inhibit TGF-b directly within the TME. Increased TGF-b expression within the TME contributes to an immune-excluded environment.

Ficerafusp alfa is a bifunctional antibody that combines the well-established biologies of both the clinically validated anti-EGFR antibody cetuximab and a TGF-b binding domain to deliver a potent anti-tumor therapy, sequestering TGF-b directly to EGFR-expressing tumors with the goal of limiting off-target toxicity. We have shown both in vitro and in vivo that ficerafusp alfa performs as expected, by binding to both targets, localizing to the tumor, inhibiting tumor growth and suppressing TGF-b levels within tumors.

HNSCC is one of the most common cancers in the U.S. and globally with a rising incidence anticipated to reach one million new global cases annually by 2030. There are approximately 67,000 cases of HNSCC each year in the U.S with a 13% 5-year survival rate. Ten percent of HNSCC patients are diagnosed with metastatic disease and up to 30% develop a recurrence or metastases over time after initial treatment for advanced HNSCC. There are approximately 23,000 cases of R/M HNSCC each year in the U.S. Median OS for patients with R/M HNSCC is only 12 months. Most cases of HNSCC are believed to arise from mutations that accumulate due to carcinogenic exposure, such as tobacco smoke, or by HPV. Approximately 80% of patients with R/M HNSCC are HPV-negative, a status associated with a worse prognosis. Pembrolizumab monotherapy is the standard of care for R/M HNSCC patients who have evidence of PD-L1 expressing tumors is pembrolizumab monotherapy. The KEYNOTE-048 Phase 3 trial of pembrolizumab conducted by Merck & Co. Inc., or Merck & Co, demonstrated an ORR of 19% with a mPFS of 3.2 months in a population of HPV-negative and HPV-positive patients with CPS greater than or equal to one. For patients with a CPS less than one and no PD-L1 expression within their TME, the typical standard of care is the EXTREME regimen, a combination of cetuximab and chemotherapy, which has low response rates and survival, as well as a difficult tolerability profile.

We believe the poor prognoses in HPV-negative R/M HNSCC and the low ORR associated with available therapies may be attributed to the elevated levels of TGF-b observed in these patients. It has been shown in translational studies that EGFR inhibition leads to further increases in TGF-b levels which result in the development of resistance to EGFR-targeted therapeutics. We believe blocking TGF-b has the potential to prevent resistance and improve the anti-tumor activity of anti-EGFR therapies, leading to more durable responses and an increase in OS. Similarly, inhibiting TGF-b may reduce the fibrosis and immune-exclusion within the TME that could be responsible for the low efficacy seen with checkpoint inhibitors in these immunosuppressive, or “cold” tumors. We believe promoting immune activation via TGF-b blockade may translate to significant increases in anti-tumor efficacy, particularly in the depth and durability of responses in combination with anti-PD1 therapies.

We are working to bring ficerafusp alfa, a potentially transformative therapy, to patients as quickly as possible. We have designed a double-blind, placebo-controlled Phase 2/3 trial in R/M HNSCC patients, excluding patients with HPV-positive OPSCC, which we believe is sufficiently powered to achieve results that may lead to accelerated approval. This trial will enroll approximately 750 patients with a PD-L1 CPS greater than or equal to one, and who have not received systemic therapy in the R/M setting. We intend to conduct an interim analysis to determine if the ORR is sufficient to seek accelerated approval and will continue the trial with the goal of demonstrating a statistically significant improvement in OS. We anticipate initiating this trial late in the fourth quarter of 2024 or early in the first quarter of 2025 and project that the ORR interim analysis may occur in 2027.

Our Strengths

Our company was founded with the goal of bringing transformative bifunctional therapies to patients with solid tumors. To advance that goal, we are focusing our efforts on the development of our lead program, ficerafusp alfa, for the treatment of R/M HNSCC, where there remains a significant unmet need. We believe the following competitive strengths will allow us to successfully develop, commercialize and maximize the impact of ficerafusp alfa:

•	Validated dual-targeting mechanism of action with potential to exert potent and durable anti-tumor activity.

Ficerafusp alfa is a bifunctional antibody designed to simultaneously block both cancer cell-intrinsic EGFR survival and proliferation, as well as the well-understood immunosuppressive TGF-b signaling within the TME. Ficerafusp alfa leverages the established biology of the clinically validated anti-EGFR antibody cetuximab. However, ficerafusp alfa is differentiated from existing therapies through the targeting of TGF-b, which localizes the ligand to EGFR expressing tumor cells, potentially increasing its activity at the tumor site and limiting systemic toxicity. Importantly, TGF-b inhibition synergizes with EGFR, which we believe will prevent resistance to treatment and lead to more durable responses.

•	Clinical data generated to date representing meaningful improvements over standard of care.

We have generated compelling interim clinical data for ficerafusp alfa in a Phase 1/1b trial of R/M HNSCC patients. In this trial, treatment with ficerafusp alfa in combination with pembrolizumab led to a 64% ORR (18/28) in HPV-negative patients. The combination also demonstrated an 18% (5/28) CR rate and mPFS of 9.8 months in the same patient population. With at least 12 months of follow-up, median OS and mDOR have not yet been reached, and we expect to announce updated interim Phase 1/1b data at future medical meetings in 2025. We believe that ficerafusp alfa in combination with pembrolizumab has the potential to become a first-line standard of care therapy in HPV-negative R/M HNSCC.

•	Potential to address significant unmet need in HPV-negative R/M HNSCC with clear development pathway.

HNSCC is one of the most common cancers, accounting for approximately 4% of all cancers in the U.S. An estimated 80% of R/M HNSCC cases are HPV-negative, a status associated with significantly worse outcomes compared to HPV-positive patients. We are prioritizing our initial development efforts in HPV-negative R/M HNSCC given the significant unmet need for durable therapies in this patient population. We also believe that ficerafusp alfa will be most effective in this patient subset given the (1) high expression of EGFR, (2) elevated levels of TGF-b and (3) current preclinical and clinical data, including from our own Phase 1/1b study, supporting increased activity within HPV-negative patients. We believe our deliberate patient selection strategy provides the best opportunity to demonstrate the potential of ficerafusp alfa as a first-line therapy. We plan to initiate a pivotal Phase 2/3 trial of ficerafusp alfa in combination with pembrolizumab as a first-line therapy in HPV-negative R/M HNSCC late in the fourth quarter of 2024 or early in the first quarter of 2025.

•	Potential to expand the clinical development of ficerafusp alfa in additional patient populations within HNSCC and other solid tumors of squamous cell origin.

Beyond our initial development plans, we believe there are significant opportunities to expand the clinical development of ficerafusp alfa to other populations of HNSCC patients with greater than 60,000 cases each year in the U.S., including for the treatment of locally advanced HPV-negative HNSCC and in the neoadjuvant or adjuvant setting. We also believe ficerafusp alfa has the potential to provide meaningful clinical benefit in other EGFR-expressing solid tumors of squamous cell origin, such as colorectal cancer and other squamous cell carcinomas where there is a strong biologic rationale for the dual-inhibition of EGFR and TGF-b pathways. We plan to explore these additional development opportunities to maximize the potential of ficerafusp alfa for the treatment of cancer.

•	Strong and experienced team with deep expertise in clinical development.

We have assembled a seasoned leadership team with extensive and highly relevant experience in the field of oncology drug development. Our organization is comprised of scientific, clinical and business leaders with broad biotechnology expertise. We have a strong track record of study design and execution, exemplified by the rapid enrollment of our Phase 1/1b study. Our mission-driven team will continue to dedicate our collective efforts and resources to our shared goal of delivering transformative therapies to cancer patients.

Our Team

We have assembled a seasoned leadership team of scientific, clinical and business leaders with broad expertise in biotechnology. Claire Mazumdar, Ph.D., M.B.A. our Chief Executive Officer, was previously part of the founding team and led business development and corporate strategy at Rheos Medicines, Inc. Dr. Mazumdar served as a Senior Associate at Third Rock Ventures, LLC, where she focused on company formation and supported business development for their portfolio companies. Ryan Cohlhepp, Pharm.D., our President and Chief Operating Officer, was a founding executive at Rheos Medicines, Inc. and prior to that, was Vice President of Marketing, Operations and Analytics at Takeda Oncology where he was responsible for the company’s commercial oncology portfolio in the U.S. David Raben, M.D., our Chief Medical Officer, is currently a board-certified radiation oncologist with more than 25 years of biopharma and academic translational oncology experience. His prior roles include Vice President of Global Product Development and Product General Manager of Oncology at Amgen, Inc. and Vice President and Franchise Leader of Clinical Oncology at Genentech, Inc. focused on non-small cell lung cancer, or NSCLC, skin cancer and HNSCC. Ivan Hyep, our Chief Financial Officer, previously served as Head of Finance at MOMA Therapeutics, Inc. and Director of Finance at Third Rock Ventures, LLC after 10 years at Bain Capital, LP. Lara Meisner, J.D., our Chief Legal Officer, previously served as Chief Legal Officer at Viridian Therapeutics, Inc. and in various senior legal roles at Astria Therapeutics, Inc. and Verastem Oncology, Inc.

Our team is supported by a group of investors who have shared our vision and commitment to developing transformative bifunctional therapies for patients with solid tumors. Since our inception, we have raised $353 million, including a $165 million Series C financing in December 2023. Our leading syndicate of investors includes RA Capital Management, Red Tree Venture Capital, Omega Funds, Invus and TPG, as well as Biocon Limited, a global biopharmaceutical company and leader in the development of biologics. Prospective investors should not rely on the investment decisions of our existing investors, as these investors may have different risk tolerances and have received their shares in prior offerings at prices lower than the price offered to the public in this offering. See “Certain Relationships and Related Party Transactions” for more information.

The Established Role of EGFR and TGF-b in Squamous Cell Carcinomas and other Solid Tumors

Targeting EGFR in squamous cell carcinomas and other solid tumors

EGFR is a cell-surface tyrosine kinase growth factor receptor that is involved in many tumor-promoting pathways. Activation of EGFR pathways leads to cell cycle progression, reduction in cell death, blood vessel formation and a metastatic phenotype. EGFR overexpression has been linked to several cancers of squamous cell origin, including HNSCC, CSCC and colorectal cancer. Several of these cancer types show EGFR expression in tumors to be greater than 50%, with greater than 90% expression in HNSCC. EGFR overexpression in tumors has been shown to correlate with poor prognosis and resistance to therapy. For this reason, the development of therapies targeting EGFR has been a long-standing focus in cancer drug development.

EGFR-directed monoclonal antibodies, such as cetuximab, drive anti-tumor responses both through inhibiting EGFR signaling and through ADCC. ADCC-mediated cell killing occurs when NK cells recognize and bind to antibodies containing an IgG1 Fc domain, which are bound to their respective tumor cell surface antigens.

Cetuximab is approved in HNSCC and colorectal cancer, two tumor types where EGFR overexpression is at its highest and has also shown the highest anti-tumor efficacy. The durability of EGFR-targeted therapies has been limited by acquired resistance mechanisms.

Due to its role as a well-validated tumor antigen, EGFR-directed monoclonal antibodies are utilized to deliver anti-tumor payloads directly to the tumor. Currently, there are several EGFR antibody-drug conjugates and bispecific antibodies in development that aim to mitigate the systemic toxicities of chemotherapy-derived drug conjugates by delivering these payloads directly to EGFR-expressing tumors.

The role of TGF-b in cancer progression

TGF-b is a cytokine molecule that functions as a master regulator of immunity and cellular signaling that controls a wide range of biological functions. TGF-b plays multiple essential roles in the body’s early development and survival as well as in maintaining health in mature organisms.

In oncogenesis, or the process by which normal, healthy cells turn into cancerous cells, TGF-b both promotes tumor growth and shields tumors from immune surveillance and removal. TGF-b1 is the most commonly expressed isoform of TGF-b1 in various human tumor types and is predominantly expressed in cancers of squamous-cell origin, such as HNSCC. Third party studies have demonstrated that TGF-b1 expression and activation likely contribute to immune escape, which is linked to the primary resistance observed in human tumors against certain cancer therapies. As depicted in Figure 1 below, its immunosuppressive functions are accomplished through a variety of tumor survival mechanisms.

Figure 1. TGF-b promotes tumor survival through multiple mechanisms

TGF-b also serves as a tumor promoter by transforming cells from a more differentiated state to a less differentiated, more primitive state that is no longer dependent on EGFR signaling for proliferation and survival. This shift is known as the epithelial-mesenchymal transition, or EMT, which leads to tumor cell proliferation, migration, invasion and metastasis. Due to its role in cancer progression, we believe the inhibition of TGF-b has the potential to both limit the tumors’ ability to escape EGFR inhibition by switching to an EGFR signaling independent phenotype, as well as restore the immune system’s ability to repress tumor growth.

TGF-b as a known EGFR-therapy resistance mechanism

When EGFR signaling is blocked by targeted therapy, such as cetuximab, tumors respond by increasing TGF-b expression within the TME. This results in an increase in tumor cell proliferation and a decrease in the tumor’s dependence on EGFR activation, thus making the tumor less sensitive to EGFR inhibition.

In addition to inhibiting direct cell killing by EGFR inhibition, TGF-b protects cells from ADCC both by the activation of survival pathways in tumor cells and through the modulation of the NK cell response. Furthermore, TGF-b both blocks the differentiation of NK cells and reduces NK cell cytotoxicity.

Preclinical studies suggest that targeting TGF-b may lead to improvements in overall efficacy. As depicted in Figure 2 below, experiments published in Molecular Cancer Therapeutics in a squamous cell carcinoma cell line xenograft model demonstrate that simultaneous treatment with EGFR and TGF-b blocking antibodies led to complete tumor regression.

Figure 2. The combination of an anti-EGFR and an anti-TGF-b antibody led to complete regression of a squamous cell carcinoma cell line xenograft tumors

TGF-b as a known checkpoint inhibitor resistance mechanism

The activities of TGF-b extend to the inhibition of cancer immunotherapies known as checkpoint inhibitors. TGF-b inhibits the activation of T cells by PD-1 checkpoint inhibitors and can lead to resistance to anti-PD-1/PD-L1 therapy by promoting immunosuppression and immune exclusion within the TME.

TGF-b promotes immune tolerance of tumors by inducing differentiation of naïve CD4 T cells into regulatory T cells, or Treg cells. Treg cells are components of the immune system that contribute to the maintenance of immune tolerance. TGF-b can shift the differentiation of naïve CD4 T cells towards Treg cells, thereby leading to immunosuppression. In addition, TGF-b inhibits tumor cell killing by immune cell populations, including CD4 and CD8 T cells and NK cells.

Increased TGF-b expression within the TME contributes to an immune-excluded environment. Specifically, cancer-associated fibroblasts, or CAFs, expressing TGF-b contribute to fibrosis within the TME and result in T-cell exclusion, further limiting the activity of immunotherapy.

As depicted in Figure 3 below, in vivo academic studies in an HNSCC xenograft model demonstrated that the effectiveness of anti-PD-1 checkpoint inhibitors was greatly enhanced when administered in combination with anti-TGF-b therapy. Combining an anti-PD-1 antibody with an anti-TGF-b antibody led to significant increases in both CR (top figure) and OS (bottom figure) in this model.

Figure 3. The combination of anti-PD-1 and anti-TGF-b led to improved CR and OS in a SCC xenograft model

Systemic inhibition of TGF-b has had significant limitations in the clinic

The multiple tumor-promoting roles associated with TGF-b have led to multiple attempts to develop systemic anti-TGF-b therapies for the treatment of cancer. These strategies include molecules that inhibit TGF-b activation, molecules that prevent the binding of TGF-b to its cognate receptors, and inhibitors that block intracellular signaling. Despite promising in vitro and in vivo activity, the outcomes from clinical trials have shown side effects and inadequate improvement in survival.

The first generation of anti-TGF-b therapies had dose-limiting side effects including cardiotoxicities, heart valve lesions, increased risk of bleeding and formation of benign tumors, that were associated with inhibiting all three isoforms of TGF-b. Adverse events associated with systemic inhibition of TGF-b led to dose reductions and treatment interruptions that may have contributed to limited efficacy in cancer clinical trials.

Similarly, given the role of TGF-b in checkpoint inhibitor resistance, prior attempts have been made to combine checkpoint inhibitors and anti-TGF-b therapies, although they have not been clinically successful. These approaches include bintrafusp alfa, a bifunctional fusion protein that combines a PD-L1 monoclonal antibody and a TGF-b trap. These agents failed to demonstrate sufficient efficacy in large clinical studies, which we believe may be due to insufficient anti-tumor activity within the TME, a result of PD-L1 predominately being expressed in immune tissue rather than within the TME. We believe a tumor-targeted TGF-b inhibitor may differentiate in its ability to deliver potent anti-tumor activity directly within the TME and minimize toxicity, where untargeted approaches may have struggled.

Our Solution: ficerafusp alfa, a Novel Bifunctional Antibody

Ficerafusp alfa is a bifunctional antibody that combines the well-established biologies of two targets—the anti-EGFR antibody, cetuximab, fused to the extracellular domain of TGF-b receptor 2, or TGF-bRII. As indicated in Figure 4 below, ficerafusp alfa was designed to use EGFR-binding to deliver potent anti-TGF-b therapy directly to EGFR-expressing tumors, potentially removing circulating TGF-b and neutralizing its signaling activity using a strategy known as a “ligand trap”. We believe that localized TGF-b inhibition within the TME has the potential to increase its anti-tumor efficacy and durability, while limiting systemic toxicity. We also deliberately chose EGFR as the tumor-targeting antigen for a TGF-b ligand trap given academic literature support of potential synergistic mechanisms of TGF-b blockade and EGFR signaling inhibition.

Figure 4. Schematic of intended mechanism of action of ficerafusp alfa within the TME to overcome anti-EGFR and anti-PD-1 drug resistance

Ficerafusp alfa was designed to overcome key shortcomings of prior approaches to targeting EGFR and TGF-b

Specifically, we believe that ficerafusp alfa is differentiated from previous and existing approaches given the following:

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ficerafusp alfa localizes TGF-b inhibition directly to EGFR expressing tumor cells. We believe this will lead to higher concentrations within the TME to increase the inhibition, reduce overall dose and enhance tolerability.

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ficerafusp alfa may help prevent acquired resistance to EGFR-targeted therapies. Dual targeting of TGF-b alongside EGFR may prevent key resistance mechanisms driven by upregulation of TGF-b and may drive durable tumor responses.

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ficerafusp alfa synergizes with anti-PD-1 therapies. Targeting TGF-b directly in the TME may relieve immune cell suppression and exclusion and enhance both the immune response as well as the activity of anti-PD-1 therapies.

Ficerafusp alfa simultaneously binds both EGFR and TGF-b1 with high specificity and drives improved anti-tumor activity

As depicted in Figure 5 below, ficerafusp alfa has a similar affinity for EGFR as cetuximab and the same selectivity for TGF-b1, the cancer-associated isoform of TGF-b, as TGF-bRII-Fc. As illustrated in the graphic on the right in Figure 5 below, in a head-to-head study it was demonstrated that ficerafusp alfa is differentiated in its ability to simultaneously bind to both EGFR and TGF-b1, while no such binding to TGF-b1 was observed when cetuximab was used in place of ficerafusp alfa.

Figure 5. Ficerafusp alfa has potent binding affinities for both EGFR and TGF-b1

Furthermore, Figure 6 below illustrates that in a cutaneous cell carcinoma cell line xenograft model, treatment with ficerafusp alfa showed improved anti-tumor activity compared to both cetuximab monotherapy and to the combination of cetuximab with an equimolar TGF-bRII-Fc construct. This demonstrates the improved anti-tumor activity associated with the bifunctional nature of ficerafusp alfa driving the localization of anti-TGF-b activity to the TME through an EGFR-directed approach.

Figure 6. Ficerafusp alfa showed improved anti-tumor activity in a cutaneous cell carcinoma cell line xenograft model compared to cetuximab or the combination of cetuximab and TGF-bRII-Fc

Clinical biomarker data demonstrates ficerafusp alfa inhibits TGF-b in tumors

Biomarkers sampled from patients treated with ficerafusp alfa in our Phase 1/1b trials demonstrated direct TGF-b inhibition within the TME and support ficerafusp alfa’s tumor targeted inhibition. As shown in Figure 7 below, treatment with ficerafusp alfa monotherapy at doses greater than 750mg led to statistically significant reductions in phospho-SMAD2, or pSMAD2, which is a direct downstream biomarker of the TGF-b pathway. Figure 7 below also depicts a representative immunohistochemistry, or IHC, slide derived from patient tumor biopsies both prior to and after one dose of 1000mg of ficerafusp alfa monotherapy. Importantly, to our knowledge, this biomarker data represents the first definite demonstration of pSMAD2 inhibition in patient tumors by a TGF-b inhibitor.

Figure 7. Percent Change from baseline in pSMAD2 from pre-dose to post-dose in patient tumors (left) and representative IHC slide showing statistically significant reduction in pSMAD2 from pre-dose to post-dose at 1000mg of ficerafusp alfa monotherapy in solid tumors (right)

Preclinical in vivo models demonstrate ficerafusp alfa may have an enhanced ability to prevent tumor relapse compared to cetuximab

Preclinical experiments in patient derived xenograft models of EGFR-expressing treatment-naïve HNSCC tumors demonstrate that ficerafusp alfa may have an enhanced ability to prevent tumor relapse compared to cetuximab. While both agents show significant reductions in tumor growth, treatment with ficerafusp alfa demonstrates sustained anti-tumor effects in a treatment-free, or relapse, phase post day 28. This is demonstrated in Figure 8 below in which 5 out of 10 mice receiving cetuximab had a tumor relapse post day 28 that was not observed for those receiving ficerafusp alfa. We believe the prevention of relapse may be attributable to the TGF-b arm of ficerafusp alfa, which is consistent with the mechanistic rationale behind ficerafusp alfa’s design in which inhibiting TGF-b may prevent acquired resistance to anti-EGFR therapy and result in durable anti-tumor activity. Two forms of statistical testing were conducted between the cetuximab and ficerafusp alfa mice. For both tests, a p-value of 0.05 or less is considered significant. In the relapse phase of the study, 6 animals relapsed in the cetuximab group as compared to 1 animal in the ficerafusp alfa group. Statistical analysis demonstrated significance with a p-value of 0.039. Mean tumor volume compared on day 79 between cetuximab and ficerafusp alfa tested groups also demonstrated statistical significance (p-value=0.041).

Figure 8. Ficerafusp alfa demonstrates sustained anti-tumor effects in a patient-derived HNSCC xenograft model compared to cetuximab

Ficerafusp alfa synergizes with anti-PD-1 therapies, with anti-tumor activity superior to anti-PD-1 therapy alone

To assess the synergy between ficerafusp alfa and anti-PD-1 therapies, we developed a cancer mouse model, in which mice were dosed with an anti-PD-1 antibody in combination with ficerafusp alfa. For this Hu-NOG EXL model published in Cancer Research, anti-PD-1 refractory prostate cancer PC3 cells were implanted into mice and once the tumor had grown to 130mm3, mice were randomized into control (n = 10) and test groups which were treated with ficerafusp alfa (n = 10), cetuximab (n = 10), pembrolizumab (n = 10), or combination of ficerafusp alfa and pembrolizumab (n = 10). This model was powered for statistical significance. These results showed treatment with ficerafusp alfa in combination with pembrolizumab led to a statistical significant improvement in response compared to pembrolizumab monotherapy. We believe this data supports the ability of ficerafusp alfa to synergize with anti-PD-1 therapy in an anti-PD-1 refractory setting and address TGF-b-driven immunosuppression.

Ficerafusp Alfa Clinical Development Guided by Strong Biologic Rationale

We believe ficerafusp alfa has the potential to provide meaningful clinical benefit in solid tumors where there is a strong biologic rationale for the dual inhibition of both EGFR and TGF-b, such as head and neck cancers, colorectal cancer and other squamous cell carcinomas which typically overexpress EGFR and TGF-b pathways.

HNSCC background

Head and neck cancer accounts for approximately 4% of all cancers in the U.S. with over 90% of cases presenting with squamous cell origin. As depicted in Figure 9 below, HNSCC commonly originates in the mouth and throat, from the mucosa of the oral cavity, oropharynx, hypopharynx and larynx. It is estimated that by 2030 there will be approximately one million new cases of HNSCC worldwide annually. At the time of diagnosis, an estimated 10% of patients have metastatic disease, and up to 30% of additional patients develop a recurrence or metastases over time after initial treatment for advanced HNSCC. The median survival of patients with local-regional recurrences or distant metastases is approximately 12 months.

Figure 9. Subtypes of HNSCC by primary tumor origin. Numbered subtypes indicate where ficerafusp alfa is currently being tested.

Most cases of HNSCC are believed to arise from mutations that accumulate due to carcinogenic exposure, such as tobacco smoke or by HPV. An estimated 80% of cases of R/M HNSCC are HPV-negative, with testing for HPV status typically only being conducted in tumors originating from the oropharynx. HPV-negative patients have significantly worse outcomes compared with HPV-positive patients. HPV-negative HNSCC tumors typically recur locally and are associated with an increased risk of fatal tumor bleeding, excruciating pain and difficulty swallowing. Thus, there is a significant unmet need for therapies with a durable anti-tumor response in this population. HPV-negative HNSCC is also associated with a higher rate of genomic instability resulting in an increased resistance to therapy.

Treatment of R/M HNSCC

The standard of care first-line therapy for R/M HNSCC is determined by CPS which corresponds to the number of PD-L1 positive cells in relation to the total number of viable tumor cells. Patients with high CPS scores tend to respond better to PD-1 checkpoint inhibitors, as observed across multiple tumor types. In R/M HNSCC, pembrolizumab monotherapy is recommended for patients with a CPS greater than or equal to one. Pembrolizumab combined with platinum and 5-fluorouracil is recommended for patients with any PD-L1 status. The addition of chemotherapy to pembrolizumab increases the response rate; however, it also significantly reduces the duration of response while increasing toxicity and leads to roughly equivalent median OS with both treatments. For patients with a CPS less than one and no PD-L1 expression within their TME, the typical standard of care is the EXTREME regimen, a combination of cetuximab and chemotherapy, which has low response rates and survival, as well as a difficult tolerability profile.

The Phase 3 KEYNOTE-048 trial conducted by Merck & Co investigated pembrolizumab as a monotherapy or in combination with chemotherapy, compared to cetuximab with chemotherapy in first-line R/M HNSCC. The pembrolizumab monotherapy and pembrolizumab and chemotherapy combination response rates of 19% and 36%, respectively, were comparable to the 36% ORR for cetuximab and chemotherapy combination in patients with CPS greater than or equal to one. In these patients, pembrolizumab monotherapy and in combination with chemotherapy led to median OS of 12.3 and 13.0 months, respectively, compared to 10.7 months in the active control arm. While this represents a step forward, there remains significant unmet need in R/M HNSCC for more efficacious therapies that can extend survival, especially for chemotherapy-free alternatives with superior tolerability.

TGF-b expression may limit the effectiveness of HNSCC therapies

Immune checkpoint inhibitors, such as pembrolizumab, activate T cells to attack tumors and their efficacy is dependent on the number of mutations in the tumor. Tumors with more mutations are easier to recognize and are attacked by T cells, thus are the types of tumors that respond more favorably to immune checkpoint inhibitors. Despite the high mutation load in HPV-negative HNSCC, monotherapy with immune checkpoint inhibitors is associated with relatively low ORR compared to other indications such as NSCLC.

Similar observations of poor response rates have been reported for cetuximab in R/M HNSCC. EGFR is expressed in greater than 90% of HNSCC tumors and its overexpression is correlated with decreased survival, resistance to radiation, local treatment failure and increased distant metastasis. In R/M HNSCC, only 13% of patients respond to cetuximab monotherapy, suggesting that there is some form of intrinsic resistance. Third-party clinical studies have demonstrated a statistically significant positive correlation in EGFR-overexpression in HPV-negative HNSCC tumor biopsies.

As depicted in Figure 10 below, third-party clinical studies have shown plasma samples from patients with HPV-negative HNSCC to have significantly higher levels of TGF-b than non-HNSCC controls, whereas TGF-b levels in HPV-positive HNSCC patients are not significantly different than those of controls.

Figure 10. Serum levels of TGF-b are elevated in HPV-negative HNSCC

Therefore, due to the link between EGFR and TGF-b levels and their HPV status, we believe that the dual-inhibition of EGFR and TGF-b signaling in HPV-negative R/M HNSCC has the potential to improve clinical responses and delay or prevent emergence of resistance. Furthermore, third-party studies have shown that TGF-b is an emerging biomarker of resistance to anti-PD-L1 and anti-EGFR-based therapy in advanced HNSCC. Thus, we believe there is strong rationale to pursue the clinical development of ficerafusp alfa, an anti-EGFR and TGF-b-trap bifunctional antibody combined with anti-PD-L1 therapy, such as pembrolizumab, in HNSCC and other squamous cell carcinomas.

Ongoing Phase 1/1b Trial

Ficerafusp alfa Phase 1/1b trial overview

We have conducted an open-label Phase 1/1b trial in patients with EGFR-driven solid tumors which remains open and ongoing. This trial has the goal of establishing safety and tolerability, as well as the recommended dose for expansion for both ficerafusp alfa monotherapy and ficerafusp alfa in combination with pembrolizumab across various tumor types. As illustrated in Figure 11, a total of 46 patients with EGFR-driven advanced solid tumors were given increasing doses of ficerafusp alfa in monotherapy. The first dose tested was 64mg weekly increasing to 1500mg weekly using a “3+3” dose escalation trial design. In combination with pembrolizumab, 15 patients with late-line R/M HNSCC and squamous cancer of the anal canal were dosed. The lowest dose tested in combination with pembrolizumab was 240mg of ficerafusp alfa weekly. Across both monotherapy and in combination, a maximum tolerated dose was not reached. However, an initial recommended dose of 1500mg weekly is being assessed across multiple dose expansion cohorts, including a cohort of patients with first-line R/M HNSCC in combination with pembrolizumab. We expect to enroll up to 200 additional patients across the multiple dose expansion cohorts. This dose was chosen based on safety, tolerability and preliminary efficacy as depicted in the bottom graph in Figure 11.

Figure 11. Schematic of study of safety and tolerability of ficerafusp alfa monotherapy and in combination therapy in patients with EGFR-driven advanced solid tumors across dose escalation cohorts. Preliminary efficacy from dose escalation cohorts with ficerafusp alfa in monotherapy and in combination with pembrolizumab

Ficerafusp alfa clinical studies in R/M HNSCC

Our decision to pursue the potential of combination therapy came from both our preclinical rationale and results showing synergy between ficerafusp alfa and pembrolizumab; and from two third-party investigator-sponsored trials, or ISTs, which showed that a combination of cetuximab and PD-1 checkpoint inhibitors in R/M HNSCC led to improved ORR compared to checkpoint inhibitor monotherapy. Importantly, though both of these ISTs are single-arm studies, they were the first demonstration that an approximate doubling in ORR could translate to an increased mPFS, and most notably, significant improvement in OS in first-line R/M HNSCC. The first IST, a 2021 publication in Lancet Oncology, reported an ORR of 48% in a clinical trial assessing cetuximab in combination with pembrolizumab in 33 patients. This was followed by a second IST published in 2022 in Clinical Cancer Research, which reported an ORR of 37% in a trial of cetuximab and nivolumab in 43 patients. These studies showed a 20-month and 18-month mOS, respectively, an improvement on the 12-month benchmark with pembrolizumab, and support the notion that the addition of anti-EGFR based therapy does not dampen durability of response or OS like a chemotherapy-containing regimen. Consistent with our hypothesis, we began to observe an encouraging objective response rate in late-line R/M HNSCC patients when treated with ficerafusp alfa and pembrolizumab. Based on these multiple data sets, we prioritized this combination treatment to allow for acceleration of its clinical development.

Our decision to rapidly move ficerafusp alfa into first-line therapy for R/M HNSCC in combination with pembrolizumab is aligned with the published goals of the Project FrontRunner initiative from the Oncology Center of Excellence at the FDA. The goals of this initiative include identifying candidate drugs that are appropriate to initially develop for the treatment of early metastatic disease, taking into account clinical, scientific, regulatory and operational considerations. We believe developing ficerafusp alfa as a first-line therapy may allow us to further address the significant unmet need in HNSCC while also potentially increasing durability and survival outcomes consistent with our biologic rationale.

Data from our Phase 1/1b dose expansion cohort evaluating 1500mg of ficerafusp alfa in combination with pembrolizumab in efficacy-evaluable first-line R/M HNSCC patients with a CPS greater than or equal to one was first presented in an oral presentation at an American Society of Clinical Oncology meeting in June 2023. As depicted in Figure 12 below, we demonstrated a meaningful 54% (21/39) ORR across both HPV-negative and HPV-positive R/M HNSCC. We also observed a markedly higher ORR of 64% (18/28) in the HPV-negative subset. Since the ficerafusp alfa Phase 1/1b clinical trial was a single arm study, the Company cannot derive statistical significance. This ORR result is consistent with the HPV-negative subset having elevated levels of EGFR and TGF-b where we believe ficerafusp alfa has potential to achieve differentiated clinical outcomes.

Figure 12. Anti-tumor responses in HNSCC patients, treatment-naïve in the R/M setting, treated with ficerafusp alfa in combination with pembrolizumab

As depicted in Figure 13 below, in the HPV-negative subset, response rates of more than 50% were observed in both the CPS 1 through 19 and CPS greater than or equal to 20 subgroups, with a 70% (14/20) response rate in patients with locoregional disease involvement. This is notable as pembrolizumab is known to have a lower efficacy in the CPS1-19 subset. We also observed that 18% (5/28) of HPV-negative patients achieved a CR and several other patients achieved deep partial responses, including 5 other patients with responses greater than 80%. The CR rate of approximately 3-5% was previously reported in the ISTs of cetuximab in combination with pembrolizumab or nivolumab, as well as the KEYNOTE-048 study with pembrolizumab in patients with CPS greater than or equal to one. Since the ficerafusp alfa Phase 1/1b clinical trial was a single arm study, the Company cannot derive statistical significance. We believe these deep responses and high CR rate are driven by the TGF-b arm of ficerafusp alfa, which we believe, based on our hypothesized mechanism of action, is expected to synergize with pembrolizumab by remodeling the TME and activating the immune system (see Figure 4).

Figure 13. Anti-tumor responses of HPV-negative HNSCC patients treated with ficerafusp alfa and pembrolizumab

In HPV-positive patients, we observed a 27% (3/11) ORR. To evaluate why certain patients seemed to be responding well while others were progressing, we conducted a post hoc analysis of the prior smoking history of the HPV-positive patients to understand its potential impact on responses observed. We hypothesized that patients with a history of smoking may resemble HPV-negative tumor biology as opposed to their disease being driven by the HPV-infection. Similarly, third party studies have demonstrated that a history of smoking has been associated with increased EGFR levels as well. Four of the eleven HPV-positive patients in our study had a smoking history (defined as more than ten pack years in which one pack year is the equivalent of smoking one pack of cigarettes a day for one year) and demonstrated the best responses to ficerafusp alfa as shown below in Figure 14. In these four patients, ficerafusp showed a 75% (3/4) ORR and 100% (4/4) DCR, while it showed a 0% (0/7) ORR and 29% (2/7) DCR in the remaining HPV-positive patients who had no prior history of smoking. Given these results, we plan to initiate an additional expansion cohort of HPV-positive R/M HNSCC patients with a history of smoking in 2025.

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Figure 14. Prior smoking history may be a factor that impacts the activity seen of ficerafusp alfa + pembrolizumab in HPV-positive patients

In addition to the high ORR and deep partial responses, we observed that the responses in the combination trial were durable and suggestive of enhanced immunological memory. As depicted in Figure 15 below, the mPFS in HPV-negative subjects was 9.8 months, with 57% (16/28) of patients having a PFS greater than 6 months. The PFS benefit in published historical data for pembrolizumab monotherapy was 3.2 months in an HPV-negative and HPV-positive population, and the PFS benefit for cetuximab and anti-PD-1 combination ISTs was 6.2 to 6.5 months in an HPV-negative and HPV-positive population. Furthermore, the durability of response and time to response are demonstrated in Figure 15 below. Notably, several patients have responses lasting greater than 6 months (11/18) and 12 months (5/18), many of whom still remain on therapy. Amongst the responders, 56% (10/18) of responses occurred at the first post-baseline scan after 6 weeks, and 11/18 overall responses remain ongoing; the mDOR and median OS has not yet been reached. We expect to announce updated interim Phase 1/1b data at future medical meetings in 2025. Interestingly, we observe patients responding to therapy after 4 months and several responses deepening over time, with 4 patients even converting to CRs after 6 months of follow-up. Median duration of response has not yet been reached. We believe these trends in the data are consistent with our mechanism of action related to the TGF-b inhibition within the TME. We aim to replicate this Phase 1b data in a pivotal randomized Phase 2/3 trial as we believe that ficerafusp alfa in combination with pembrolizumab has the potential to become a first-line standard of care therapy in HPV-negative R/M HNSCC.

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Figure 15. HPV-negative R/M HNSCC patients treated with ficerafusp alfa in combination with pembrolizumab had durable responses

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Figure 16. Ficerafusp alfa and pembrolizumab demonstrates an encouraging duration of response

We conducted an exploratory, post hoc biomarker analysis to evaluate ficerafusp alfa’s impact on TGF-b levels in HPV-negative subjects from the Ph.1/1b dose expansion cohort for whom there were available tissue samples (n=7). Specifically, changes in pSMAD2, a direct downstream biomarker of the TGF-b pathway, were measured to characterize on target inhibition of TGF-b directly within the tumor microenvironment. As illustrated in Figure 17 below, treatment with ficerafusp alfa in combination with pembrolizumab demonstrated a marked reduction of pSMAD2 in tumor tissue. Within these seven HPV-negative patients, there were five objective responses (71% ORR). We believe these reductions in pSMAD2 occur in patients with deep responses to therapy, supporting the proposed mechanism of action of ficerafusp alfa.

Figure 17. Biomarker analysis from HNSCC tumors supports inhibition of TGF-b within the tumor microenvironment

Ficerafusp alfa has been generally well-tolerated with a favorable tolerability profile

Ficerafusp alfa has demonstrated a favorable tolerability profile in this Phase 1/1b trial in combination with pembrolizumab. Across all cohorts to date, approximately 200 patients received at least one dose of ficerafusp alfa. As depicted in Figure 18 below, the most frequent adverse event suspected to be related to treatment with ficerafusp alfa was acneiform rash, which is an adverse event that is also observed in approximately 80% of HNSCC patients treated with cetuximab. It is mechanistically related to anti-EGFR activity and is typically well mitigated by treating physicians with the use of steroids and other topicals. Adverse events associated with TGF-b inhibition include mostly low-grade mucosal bleeding not requiring any medical intervention. Most importantly, there were no deaths determined to be related to ficerafusp alfa monotherapy or combination treatment. The 1500mg ficerafusp alfa weekly dose, which most R/M HNSCC patients received, resulted in approximately 150% greater molar concentration of cetuximab than the maximum approved dose of cetuximab. We believe that the anti-TGF-b activity of ficerafusp alfa may dampen the severity of acneiform rash through its impact on neutrophil trafficking, enabling patients to tolerate this higher dose, which may in turn help drive improved efficacy. Additionally, nearly all hypothesized TGF-b-related adverse events were transient grade 1-2 local mucosal bleeds or epistaxis.

The safety profile of ficerafusp alfa + pembrolizumab in our Phase 1/1b dose expansion cohort evaluating 1500mg of ficerafusp alfa in combination with pembrolizumab in efficacy-evaluable first-line R/M HNSCC patients with a CPS greater than or equal to one was generally well-tolerated. With a median safety follow-up of at least 11.7 months and a maximum follow up of 25 months, we observed treatment-related adverse events of dermatitis acneiform in 76% of patients, with 12% of these being Grade 3 or Grade 4 treatment-related adverse events, or TRAEs. Five subjects experienced treatment-related severe adverse events of dermatitis acneiform. Five subjects, or 12%, experienced TRAEs that led to discontinuation of ficerafusp alfa and/or pembrolizumab. Historical pembrolizumab combinations, including lenvatinib or chemotherapy, showed TRAEs leading to discontinuation rates of 28% and 33%, respectively.

Figure 18. Most common (>10%) related adverse events summarized by preferred term and maximum grade

Ficerafusp alfa Phase 2/3 trial in 1L R/M HNSCC allows for efficient path-to-market

As a result of our discussions with the FDA, which included discussion of the potential of our study design to support accelerated approval, we believe that ficerafusp alfa has a path to accelerated approval using an ORR-based interim endpoint with confirmatory approval based on an OS endpoint. We have designed a double-blinded placebo-controlled pivotal Phase 2/3 trial of ficerafusp alfa in combination with pembrolizumab as a first-line therapy in R/M HNSCC excluding patients with HPV-positive OPSCC. The total study will enroll approximately 750 patients, which we believe is sufficiently powered to achieve results that may lead to regulatory approval. As seen in Figure 19 below, this registrational study is designed with a dose selection run-in of approximately 20 patients per arm, consistent with the objectives of the FDA’s Project Optimus. Project Optimus is an initiative by the FDA’s Oncology Center for Excellence to move forward with a dose-finding and dose optimization paradigm across oncology that emphasizes selection of a dose or doses that maximizes not only the efficacy of a drug but the safety and tolerability as well. We are currently enrolling an open-label expansion cohort of approximately 30 patients with HPV-negative R/M HNSCC to evaluate a 750mg weekly dose that will help inform the dose selection and plan to present data from this cohort at a future medical meeting in 2025. We expect to initiate our Phase 2/3 trial by late in the fourth quarter of 2024 or early in the first quarter of 2025 and project that the ORR interim analysis conducted on approximately 415 patients may occur by 2027. As part of this study, we intend to source our own doses of pembrolizumab.

Figure 19. Schematic of ficerafusp alfa + pembrolizumab Phase 2/3 trial design

Potential expansion opportunities for ficerafusp alfa

We believe that there is potential to expand the use of ficerafusp alfa to other populations of HNSCC patients. Preliminary data from our dose escalation cohort in combination with pembrolizumab have shown durable responses in patients who are refractory to both cetuximab and pembrolizumab, and in patients with a CPS of zero. These early data suggest an ability for ficerafusp alfa to synergize with pembrolizumab in checkpoint-refractory tumors, and we have initiated an expansion cohort in patients with HPV-negative R/M HNSCC with a CPS of zero and expect to present preliminary efficacy data at a future medical meeting in 2026. Should we see responses beyond what is typically expected with chemotherapy regimens, we believe there is an opportunity to expand the development of ficerafusp alfa in combination with pembrolizumab to the approximately 20% of the R/M HNSCC that do not express PD-L1 and provide a chemotherapy-free alternative. In addition, the encouraging anti-tumor activity of ficerafusp alfa, specifically its durability and its tolerability profile, suggest that there is potential to develop it for the treatment of locally advanced HPV-negative HNSCC or in the neoadjuvant or adjuvant setting. We expect that investigator-initiated studies may be started in 2025 to signal-seek in these areas.

Beyond HNSCC, we believe ficerafusp alfa has the potential to provide meaningful clinical benefit in other squamous cell carcinomas where there is a strong biologic rationale for the dual inhibition of both EGFR and TGF-b. We have demonstrated preliminary activity of ficerafusp alfa as a monotherapy in CSCC, a cancer type that results in up to 8,800 deaths annually in the U.S. As shown in Figure 20, in the monotherapy arm of our ongoing Phase 1/1b trial, ficerafusp alfa showed a preliminary 42% (5/12) ORR as a second-line therapy in patients with CSCC who were refractory to a PD-1 checkpoint inhibitor, a population in which historical response rates are approximately 5% with chemotherapy. This cohort continues to enroll patients and we expect to share updates to this preliminary data set at future medical meetings in 2025.

Figure 20. ficerafusp alfa monotherapy led to a preliminary 42% (5/12) ORR in 12 patients

We believe that there is potential to develop ficerafusp alfa both in monotherapy and in combination for the treatment of other EGFR-expressing tumors, such as colorectal cancers where cetuximab has already demonstrated clinical efficacy, and where TGF-b inhibition has the potential to improve upon both the efficacy and durability of existing therapies. Preclinical data we presented at the 2023 Society for Immunotherapy of Cancer annual meeting provide early validation for the combination of ficerafusp alfa and KRAS mutant inhibitors to delay acquired resistance in colorectal cancer.

Competition

The biotechnology and pharmaceutical industries are characterized by intense competition to develop new products and technologies. We compete directly with companies dedicating their resources to advance novel therapies for the treatment of cancer. We face substantial competition from multiple sources, including large pharmaceutical and biotechnology companies, academic research institutions, governmental agencies and public and private research institutions. We anticipate that we will continue to face increasing competition as new therapies, technologies and data emerge within the field of oncology and, more specifically, for the treatment of HNSCC.

We expect to compete with commercially available therapies for the treatment of HNSCC, including pembrolizumab (marketed as Keytruda by Merck & Co); the combination of pembrolizumab, platinum chemotherapy and 5-fluorouracil; and the combination of cetuximab (marketed as Erbitux by Eli Lilly in the U.S. and by Merck KGaA outside of the U.S.), platinum chemotherapy and 5-fluorouracil. In addition, there are numerous companies that are developing new treatments for HNSCC, including Merck & Co, Pfizer Inc., Genmab A/S, Exelixis, Inc., Merus N.V., Iovance Biotherapeutics, Inc., Kura Oncology, Inc. and ALX Oncology Holdings, Inc.

Some of our competitors have significantly greater financial resources and expertise in areas such as research and development, manufacturing, regulatory protocols and marketing. Mergers and acquisitions in the pharmaceutical, biopharmaceutical and biotechnology industries may result in a concentration of incremental resources amongst a fewer number of our competitors. Early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with larger and more well-established companies.

These companies also compete with us in the recruitment and retainment of top qualified scientific and/or management personnel, establishment of clinical trial sites and patient registration for clinical trials and acquisition of technologies complementary to, or necessary for, our programs.

If our product candidates do not offer sustainable advantages over other available products, we may not be able to successfully compete against current and future competitors. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly, resulting in a stronger or dominant market position before we are able to enter the market. The key factors that will ultimately affect the success of our bifunctional therapies, if approved, are likely their safety, efficacy, convenience and cost.

Contract Transfer And License Agreement with Biocon

On October 1, 2019, we entered into a Contract Transfer and License Agreement, or the Biocon Agreement, with Biocon Limited, or Biocon. Pursuant to the Biocon Agreement, we and Biocon agreed that Biocon would grant us a license, with the right to grant and authorize sublicenses to make, use, sell, offer to sell, import, and otherwise exploit certain fusion protein products of which ficerafusp alfa was the most advanced program. Under the Biocon Agreement, Biocon also assigns to us the “Assumed Contracts,” which include master services agreements, an authorization letter, an evaluation license agreement with Life Technologies Corporation, or the Life Technologies Agreement, consultancy agreements, a research agreement and a quality agreement.

Each Assumed Contract was fully transferred to us at the time we executed the Biocon Agreement. With exception of the Life Technologies Agreement, each Assumed Contract has been terminated. While the Life Technologies Agreement is still in effect, it imposes no material obligations on us and no costs have been incurred since 2019.

In connection with the Biocon Agreement, we paid INR 550 million as consideration for the license grant. Under the Biocon Agreement, Biocon is required on a calendar quarterly basis to deliver any additional materials or know-how relating to the product up until a mid-single digit anniversary from the effective date of the Biocon Agreement. In the event of an acquisition of all or substantially all of our assets and business by a third party, this obligation shall terminate. Additionally, we have assumed sole responsibility for complying with any post-approval developments and post-marketing activities such as routine and non-routine pharmacovigilance monitoring and post-marketing surveillance for the products – including any and all clinical trials.

The Biocon Agreement is governed by English law and does not contain any termination rights. Under English law, we and Biocon could mutually agree to terminate the Biocon Agreement. Additionally, there are no future milestone payments, royalty terms or any additional payments required.

Clinical Trial Collaboration And Supply Agreement with MSD

On May 19, 2022, we entered into a Clinical Trial Collaboration and Supply Agreement, or the MSD Agreement, with MSD International GmbH, or MSDIG, and MSD International Business GmbH, MSDIB, and collectively with MSDIG, MSD. Pursuant to the MSD Agreement, we provide ficerafusp alfa and MSD provides pembrolizumab to be used in combination in a clinical trial sponsored by us. The clinical trial is a First-in-Human, Phase 1/1b, Open-label, Multicenter Study intended to characterize the safety, tolerability and recommended dose of single agent ficerafusp alfa and combination ficerafusp alfa plus pembrolizumab. To facilitate such collaboration activities and information exchange and pursuant to the MSD Agreement, we and MSD created a joint development committee with an equal number of representatives from each party.

Pursuant to the MSD Agreement, all clinical data resulting from the portion of the clinical trial involving the combination of ficerafusp alfa and pembrolizumab is jointly owned by both us and MSD. We own all clinical data resulting from the part of the clinical trial involving ficerafusp alfa alone or in combination with other treatments that are not pembrolizumab, and MSD owns all clinical data resulting from the part of the clinical trial involving pembrolizumab alone or in combination with other treatments that are not ficerafusp alfa.

The MSD Agreement also sets forth our regulatory responsibilities as the sponsor of the clinical trial – such as obtaining all necessary regulatory approvals, maintaining reports and other related documentation in a scientific and legally compliant manner, and handling safety reporting. Prior to dosing any patient with MSD’s compound, we are required to organize and invite MSD to attend a safety review meeting to discuss the most recent clinical safety data (and other data reasonably requested by MSD to evaluate the safety of the proposed study arms). We have also been responsible for preparing the patient informed-consent form for MSD’s compound study (in consultation with MSD) and transmitting data on severe adverse events from the MSD compound study to MSD. Each party is responsible for its own internal costs and expenses to support the clinical trials.

The term of the MSD Agreement commenced on May 19, 2022 and will expire once we deliver the final documents, signifying the completion of the clinical trial, unless the MSD Agreement is earlier terminated in accordance with the terms of the MSD Agreement. Pursuant to the MSD Agreement, MSD may terminate the MSD Agreement early if it believes its products are being used unsafely. Either party may terminate the MSD Agreement early for breach, regulatory action, force majeure, or concerns about patient safety. Additionally, either party may terminate the MSD Agreement early if one is planning to discontinue development of its own compound for medical, scientific or legal reasons.

Intellectual Property

We seek to protect the intellectual property and proprietary technology that we consider important to our business, including by pursuing patent applications that cover our product candidates and methods of using the same, as well as any other relevant inventions and improvements that we believe to be commercially important to the development of our business. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary and intellectual property position. Our commercial success depends, in part, on our ability to obtain, maintain, enforce and protect our intellectual property and other proprietary rights for the technology, inventions and improvements we consider important to our business, and to defend any patents we may own or in-license in the future, prevent others from infringing any patents we may own or in-license in the future, preserve the confidentiality of our trade secrets, and operate without infringing, misappropriating or otherwise violating the valid and enforceable patents and proprietary rights of third parties.

As with other biotechnology and pharmaceutical companies, our ability to maintain and solidify our proprietary and intellectual property position for our product candidates and technologies will depend on our success in obtaining effective patent claims and enforcing those claims if granted. However, our pending patent applications, and any patent applications that we may in the future file or license from third parties, may not result in the issuance of patents and any issued patents we may obtain do not guarantee us the right to practice our technology or commercialize our product candidates. We also cannot predict the breadth of claims that may be allowed or enforced in any patents we may own or in-license in the future. Any issued patents that we may own or in-license in the future may be challenged, invalidated, circumvented or have the scope of their claims narrowed. In addition, because of the extensive time required for clinical development and regulatory review of a product candidate we may develop, it is possible that, before any of our product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby limiting the protection such patent would afford the respective product and any competitive advantage such patent may provide.

The term of individual patents depends upon the date of filing of the patent application, the date of patent issuance and the legal term of patents in the countries in which they are obtained. In most countries, including the United States, the patent term is 20 years from the earliest filing date of a nonprovisional patent application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier expiring patent. The term of a patent claiming a new drug product may also be eligible for a limited patent term extension when FDA approval is granted, provided statutory and regulatory requirements are met. The restoration period granted on a patent covering a product is typically one-half the time between the effective date of a clinical investigation involving human beings is begun and the submission date of an application, plus the time between the submission date of an application and the ultimate approval date. The restoration period cannot be longer than five years, and the restoration period may not extend the patent term beyond 14 years from the date of FDA approval. Only one patent applicable to an approved product is eligible for the extension, and only those claims covering the approved product, a method for using it, or a method for manufacturing it may be extended. Additionally, the application for the extension must be submitted prior to the expiration of the patent in question. A patent that covers multiple products for which approval is sought can only be extended in connection with one of the approvals. The United States Patent and Trademark Office reviews and approves the application for any patent term extension or restoration in consultation with the FDA. In the future, if our product candidates receive approval by the FDA, we expect to apply for patent term extensions on one issued patent covering each of those products, depending upon the length of the clinical studies for each product and other factors. There can be no assurance that patents will issue from our current or future pending patent applications, or that we will benefit from any patent term extension or favorable adjustments to the terms of any patents we may own or in-license in the future. In addition, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. Patent term may be inadequate to protect our competitive position on our products for an adequate amount of time.

Our policy is to file patent applications to protect technology, inventions and improvements to inventions that may be commercially important to the development of our business. We seek patent protection in the U.S. and foreign countries for a variety of technologies, including our ficerafusp alfa product candidate and methods of treating cancer using the same.

Ficerafusp alfa

We have an exclusive license from Biocon Limited to one patent family directed to ficerafusp alfa and other fusion proteins. As of August 1, 2024, the patent contains one U.S. patent directed to ficerafusp alfa composition of matter; one U.S. patent directed to methods of using ficerafusp alfa; one European patent directed to ficerafusp alfa composition of matter and its use; and one issued patent in each of Australia, Canada, India, Japan, New Zealand, Russia, Malaysia, and the United Arab Emirates, each related to ficerafusp alfa. Each of the U.S. and foreign patents is expected to expire in 2033; in each instance provided that all appropriate maintenance fees are paid and not including any patent term adjustment, patent term extension, Supplementary Protection Certificate, or SPC, or the like. The patent family also contains a number of pending patent applications in the U.S., Europe, Canada, and China. Any patents that issue based on these patent applications, if granted and all appropriate maintenance fees paid, are expected to expire in 2033, not including any patent term adjustment, patent term extension, SPC, or the like.

As of August 1, 2024, we also solely own a patent portfolio containing four patent families each containing pending patent applications that, if issued, may provide additional intellectual property protection for ficerafusp alfa. Each of the four patent families in this patent portfolio are listed below.

As of August 1, 2024, we solely own one patent family directed to formulations of ficerafusp alfa that contains pending patent applications in the U.S., Australia, Brazil, Canada, China, Europe, Hong Kong, India, Japan, New Zealand, and the United Arab Emirates. Any patents that issue based on these patent applications, if granted and all appropriate maintenance fees paid, are expected to expire in 2041, not including any patent term adjustment, patent term extension, SPC, or the like.

As of August 1, 2024, we solely own one patent family directed to methods of using ficerafusp alfa in combination with programmed cell death protein 1, or PD1, targeting agents that contains pending patent applications in the U.S., Australia, Brazil, Canada, China, Europe, Hong Kong, India, Japan, New Zealand, and

the United Arab Emirates. Any patents that issue based on these patent applications, if granted and all appropriate maintenance fees paid, are expected to expire in 2041, not including any patent term adjustment, patent term extension, SPC, or the like.

As of August 1, 2024, we solely own one patent family directed to methods of using ficerafusp alfa in combination with Kirsten ras oncogene homolog, or KRAS, targeting agents that contains a pending U.S. patent application, a pending PCT patent application, and a pending Taiwanese patent application. Any patents that issue based on these patent applications, if granted and all appropriate maintenance fees paid, are expected to expire in 2044, not including any patent term adjustment, patent term extension, SPC, or the like.

As of August 1, 2024, we solely own one patent family relating to methods of treating glioblastoma that contains a pending U.S. provisional application. Any patents that issue based on this patent application, if granted and all appropriate maintenance fees paid, are expected to expire in 2044, not including any patent term adjustment, patent term extension, SPC, or the like.

Manufacturing

We have leveraged multiple third-party manufacturers to support the manufacturing of ficerafusp alfa for clinical trials and, if we receive regulatory approval, we intend to rely on such third parties for commercial manufacture. We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We believe this strategy will enable us to maintain a nimble, efficient, and effective working model without making significant internal capital investments. We are focused on developing high-yield and scalable processes and analytical methods for the manufacture of ficerafusp alfa. We believe our manufacturing scale will support drug supply for our future clinical trials and commercial demand for ficerafusp alfa to treat R/M HNSCC squamous cell carcinoma, if approved. We currently obtain our supplies from third-party manufacturers on a purchase order basis and do not have any long-term supply agreements in place. Specifically, Biocon Biologics, Ltd., Syngene and WuXi Bio are our principal clinical drug suppliers, amongst others, and Thermo Fisher Scientific and affiliated entities are our drug product and packaging suppliers. We are currently considering options for commercial product suppliers and will finalize our decisions in due course. To de-risk our supply chain, and as we advance toward potential commercialization, we intend to enter into long-term supply agreements as well as evaluate additional product manufacturing sources.

Government Regulation

Government authorities in the U.S., including federal, state, and local authorities, and in other countries, extensively regulate, among other things, the manufacturing, research and clinical development, marketing, labeling and packaging, storage, distribution, post-approval monitoring and reporting, advertising and promotion, and export and import of biological products, such as those we are developing. In addition, some government authorities regulate the pricing of such products. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources.

Review and Approval for Licensing Biologics in the U.S.

In the U.S., the FDA regulates biological products under the Federal Food, Drug, and Cosmetic Act, or the FDCA, the Public Health Service Act, or the PHSA, and their implementing regulations. FDA approval is required before any biological product can be marketed in the U.S. Biological products are also subject to other federal, state, and local statutes and regulations. If we fail to comply with applicable FDA or other requirements at any time during the product development process, clinical testing, the approval process or after approval, we may become subject to administrative or judicial sanctions or other consequences, including the FDA’s refusal to allow us to proceed with clinical testing, issuance of clinical holds for planned or ongoing studies, refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, issuance of untitled or warning letters, product recalls, product seizures, import detentions or refusals, total or partial suspension of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution. Any such action could have a material adverse effect on us.

The process required by the FDA before product candidates may be marketed in the U.S. generally involves the following:

•	completion of extensive nonclinical laboratory tests and nonclinical animal studies in compliance with applicable good laboratory practices, or GLP, requirements;

•	submission to the FDA of an investigational new drug, or IND, application, which must become effective before human clinical trials may begin in the U.S. and must be updated annually;

•	approval by an independent institutional review board, IRB, or ethics committee representing each clinical site before each clinical trial may be initiated;

•

performance of adequate and well-controlled human clinical trials in accordance with good clinical practices, or GCPs, to establish the safety and efficacy of the product candidate for each proposed indication;

•	manufacture of the drug substance and drug product in accordance with the FDA’s current good manufacturing practice, or cGMP, requirements, along with required analytical and stability testing;

•

preparation of and submission to the FDA of a biologics license application, or BLA, requesting marketing approval for one or more proposed indications, that includes sufficient evidence of establishing the safety, purity and potency of the proposed biological product for its intended indication, including from results of nonclinical testing and clinical trials;

•	review of the product application by an FDA Advisory Committee, where appropriate and if applicable;

•	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•

satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the proposed product is produced to assess compliance with cGMPs and to assure that the facilities, methods, and controls are adequate to preserve the product’s identity, quality, and strength;

•	satisfactory completion of any FDA audits of the nonclinical studies and clinical trial sites to assure compliance with GLPs and GCPs, as applicable, and the integrity of data in support of the BLA;

•	payment of user fees under the Prescription Drug User Fee Act, or the PDUFA, unless exempted; and

•	the FDA’s review and approval of the BLA.

The nonclinical and clinical testing and approval process requires substantial time, effort, and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.

Nonclinical Studies and Investigational New Drug Application

Before testing any biological product in humans, a product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of product chemistry, formulation, and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulation and requirements, including GLP requirements for safety/toxicology studies. The results of the preclinical studies, together with manufacturing information and analytical data, must be submitted to the FDA as part of an IND.

An IND is a request for authorization from the FDA to administer an investigational biological product to humans in clinical trials in the U.S. The central focus of an IND submission is on the general investigational plan, the protocol(s) for human trials and the safety of trial participants. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to the proposed clinical trials. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before clinical trials can begin. Accordingly, submission of an IND may or may not result in the FDA allowing clinical trials to commence.

At any time during the initial 30 day IND review period or while clinical trials are ongoing under the IND, the FDA may impose a partial or complete clinical hold. Clinical holds may be imposed by the FDA when there is concern for patient safety, and may be a result of new data, findings, or developments in clinical, nonclinical, and/or chemistry, manufacturing and controls or where there is non-compliance with regulatory requirements. A clinical hold would delay either a proposed clinical trial or cause suspension of an ongoing trial, until all outstanding concerns have been adequately addressed and the FDA has notified the company that investigations may proceed. A separate submission to an existing IND must also be made for each successive clinical trial to be conducted, and the FDA must grant permission, either explicitly or implicitly by not objecting, before each clinical trial can begin.

Clinical Trials

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the inclusion and exclusion criteria, the parameters to be used in monitoring safety, and the efficacy criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND.

Additionally, approval must also be obtained from each clinical trial site’s IRB, before the trials may be initiated and the IRB must monitor the trial until completed. The IRB will consider, among other things, clinical trial design, patient informed consent, ethical factors, the safety of human subjects and the possible liability of the institution. There are also requirements governing the reporting of ongoing clinical trials and clinical trial results to public registries, including on clinicaltrials.gov.

The clinical investigation of a biological product is generally divided into three or four phases. Although the phases are usually conducted sequentially, they may overlap or be combined.

Phase 1. The investigational product is initially introduced into healthy human subjects or, in the case of some products designed to address severe or life-threatening diseases, patients with the target disease or condition. These trials are designed to evaluate the safety, dosage tolerance, metabolism and pharmacologic actions of the investigational product in humans, the side effects associated with increasing doses, and if possible, to gain early evidence on effectiveness.

Phase 2. The investigational product is administered to a limited patient population to evaluate dosage tolerance and optimal dosage, identify possible adverse side effects and safety risks, and preliminarily evaluate efficacy.

Phase 3. The investigational product is administered to an expanded patient population, generally at geographically dispersed clinical trial sites to generate enough data to statistically evaluate safety, purity and potency, to evaluate the overall benefit-risk profile of the investigational product, and to provide an adequate basis for physician labeling.

Phase 4. In some cases, the FDA may condition approval of a BLA for a product candidate on the sponsor’s agreement to conduct additional clinical trials after approval or a sponsor may voluntarily conduct additional clinical trials after approval to gain more information about the biological product. Such post-approval trials are typically referred to as Phase 4 clinical trials.

Sponsors must also report to the FDA, within certain timeframes, serious and unexpected adverse reactions, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator’s brochure, or any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the product candidate. The FDA, the IRB, or the clinical trial sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data and safety monitoring board or committee. This group provides authorization for whether or not a trial may move forward at designated check points based on access to certain data from the trial. We may also suspend or terminate a clinical trial based on evolving business objectives or competitive climate.

A sponsor of an investigational biological product for a serious disease or condition is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for individual patient access to such investigational biological product. This requirement applies on the earlier of the first initiation of a Phase 2 or Phase 3 trial of the investigational biological product or, as applicable, 15 days after the biological product receives a designation as a breakthrough therapy or fast track product.

Concurrent with clinical trials, sponsors usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing the drug product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and manufacturers must develop, among other things, methods for testing the identity, strength, quality, and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

During the development of a new biologic, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 1, at the end of Phase 2, and before a BLA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development.

Submission of a BLA to the FDA

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, detailed investigational product information is submitted to the FDA in the form of a BLA requesting approval to market the product for one or more indications. Under federal law, the submission of most BLAs is subject to an application user fee, and the sponsor of an approved BLA is also subject to an annual program fee for each approved biological product on the market. Applications for orphan drug products are exempted from the BLA application fee and may be exempted from program fees, unless the application includes an indication for other than a rare disease or condition.

A BLA must include all relevant data available from pertinent nonclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical trials intended to test the safety and effectiveness of a use of a product, or from a number of alternative sources, including trials initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational product to the satisfaction of the FDA.

The FDA conducts a preliminary review of all BLAs within the first 60 days after submission before accepting them for filing to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an application for filing. Under the performance goals and policies implemented by the FDA under PDUFA, once a BLA has been submitted, the FDA’s goal for novel biological products generally is to review the application within ten months after it accepts the application for filing, or, if the application is granted priority review, six months after the FDA accepts the application for filing. The FDA does not always meet its PDUFA goal dates, and the review process may be extended. For example, the review process and the PDUFA goal date may be extended by three months if the FDA requests or if the applicant otherwise provides additional data, analysis or information that FDA deems a major amendment.

Before approving a BLA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect the sponsor and one or more clinical sites to assure compliance with GCPs. Material changes in manufacturing equipment, location, or process post-approval, may result in additional regulatory review and approval.

The FDA is required to refer an application for a novel biological product to an advisory committee or explain why such referral was not made. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

The FDA’s Decision on a BLA

On the basis of the FDA’s evaluation of the application and accompanying information, including the results of the inspection of the manufacturing facilities and any FDA inspections of nonclinical and clinical trial sites to assure compliance with GLPs or GCPs, the FDA may approve the BLA or issue a complete response letter. Under the PHSA, the FDA may approve a BLA if it determines the product is safe, pure, and potent, and that the facility in which the product will be manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, purity and potency. If the FDA determines the product meets those standards, it may issue an approval letter authorizing commercial marketing of the biological product with specific prescribing information for specific indications. If the application is not approved, FDA will issue a complete response letter, which indicates that the review cycle of the application is complete and the application is not ready for approval. A complete response letter will identify the deficiencies that prevent the FDA from approving the application and may require additional clinical data or an additional Phase 3 clinical trial(s), or other significant, expensive and time-consuming requirements related to clinical trials, nonclinical studies or manufacturing. Even if such additional information is submitted, the FDA may ultimately decide that the BLA does not satisfy the criteria for approval and issue a denial.

The FDA could also approve the BLA with a Risk Evaluation and Mitigation Strategy, or REMS, program to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling, development of adequate controls and specifications, or a commitment to conduct one or more post-market studies or clinical trials. Such post-market testing may include Phase 4 clinical trials and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the U.S., or more than 200,000 individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the U.S. for this type of disease or condition will be recovered from sales of the product. Orphan product designation must be requested before submitting a BLA. After the FDA grants orphan product designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

Orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. Additionally, if a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug or biological product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity.

The period of exclusivity begins on the date that the marketing application is approved by the FDA and applies only to the indication for which the product has been designated. The FDA may approve a second application for the same product for a different use or a second application for a clinically superior version of the product for the same use. The FDA cannot, however, approve the same product made by another manufacturer for the same indication during the market exclusivity period unless it has the consent of the sponsor, or the sponsor is unable to provide sufficient quantities. If a drug or biological product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity. Orphan drug status in the European Union has similar, but not identical, benefits.

The FDA has historically taken the position that the scope of orphan exclusivity aligns with the approved indication or use of a product, rather than the disease or condition for which the product received orphan designation. However, in Catalyst Pharms., Inc. v. Becerra, 14 F.4th 1299 (11th Cir. 2021), the court disagreed with this position, holding that orphan-drug exclusivity blocked the FDA’s approval of the same drug for all uses or indications within the same orphan-designated disease. On January 24, 2023, the FDA published a notice in the Federal Register to clarify that the FDA intends to continue to apply its longstanding interpretation of the regulations to all matters outside of the scope of the Catalyst order and will continue tying the scope of orphan-drug exclusivity to the uses or indications for which a drug is approved. It is unclear how future litigation, legislation, agency decisions, and administrative actions will impact the scope of orphan drug exclusivity.

Expedited Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates.

New biological products are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new biologic may request that the FDA designate the biologic as a fast track product at any time during the clinical development of the product. The sponsor of a fast track product has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the product candidate may be eligible for priority review. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product candidate can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.

Any marketing application for a biologic submitted to the FDA for approval, including a product candidate with a fast track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review. An application for a biological product will receive priority review designation if it is for a biological product that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA will attempt to direct additional resources to the evaluation of an application for a new biological product designated for priority review in an effort to facilitate the review. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to ten months under standard review).

Fast track designation, breakthrough therapy designation, and priority review do not change the standards for approval but may expedite the development or approval process. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Accelerated Approval

Product candidates studied for their safety and effectiveness in treating serious conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Under the Food and Drug Omnibus Reform Act of 2022, or FDORA, the FDA may require, as appropriate, that such trials be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. Under FDORA, the FDA has increased authority for expedited procedures to withdraw approval of a biologic or indication approved under accelerated approval if, for example, the sponsor fails to conduct the required post-marketing studies or if such studies fail to verify the predicted clinical benefit. In addition, for products being considered for accelerated approval, the FDA generally requires, unless otherwise informed by the FDA, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to FDA for review during the pre-approval period. After 120 days following marketing approval, unless otherwise informed by the FDA, advertising and promotional materials must be submitted at least 30 days prior to the intended time of initial dissemination or publication.

Post-Approval Requirements

Biological products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new dosage forms, indications or other labeling claims, are subject to prior FDA review and approval.

Biological product manufacturers are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections for compliance with cGMPs. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon us and any third-party manufacturers that we may decide to use. Manufacturers and manufacturers’ facilities are also required to comply with applicable product tracking and tracing requirements and notify the FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the U.S. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

A biological product may also be subject to official lot release, meaning that the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official lot release, the manufacturer must submit samples of each lot, together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot, to the FDA. The FDA may perform certain confirmatory tests on lots of some products before releasing the lots for distribution.

We rely, and expect to continue to rely, on third parties for the production of clinical quantities of our product candidates, and expect to rely in the future on third parties for the production of commercial quantities. Future FDA and state inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production, or distribution, or may require substantial resources to correct. In addition, discovery of previously unknown problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved BLA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated or judicial action that could delay or prohibit further marketing.

The FDA may suspend or revoke product license approvals if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. FDA has authority to require post-market studies, in certain circumstances, on reduced effectiveness of a biological product and FDA may require labeling changes related to new reduced effectiveness information. Other potential consequences of a failure to maintain regulatory compliance include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	issuance of safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

•	untitled letters or warning letters;

•	imposition of clinical holds on ongoing clinical trials;

•	refusal of the FDA to approve pending BLAs or supplements to approved BLAs, or suspension or revocation of approved BLAs;

•	product seizure or detention, or refusal to permit the import or export of products;

•	mandated modification of promotional materials and labeling, and the issuance of corrective information;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs; or

•	fines, injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising, and promotion of prescription drug products, including biological products. These regulations include, among other things, standards and regulations for direct-to- consumer advertising, communications regarding unapproved uses, industry-sponsored scientific and educational activities and promotional activities involving the internet and social media. Promotional claims about a drug’s safety or effectiveness are prohibited before the BLA is approved. Once a BLA is approved, the sponsor can only make those claims relating to safety, efficacy, purity and potency that are consistent with the biological product’s approved label. Additionally, promotional materials for prescription drug products must be submitted to the FDA in conjunction with their first use.

In the U.S., healthcare professionals are generally permitted to prescribe legally available drugs for uses that are not described in the product’s labeling and that differ from those approved by the FDA. The FDA does not regulate the practice of medicine or healthcare providers’ choice of treatments; however, FDA restricts manufacturers’ communications of off-label uses. If a company, including any agent of the company or anyone speaking on behalf of the company, is found to have promoted off-label uses, the company may become subject to adverse public relations and administrative and judicial enforcement by the FDA, the DOJ, or the Office of the Inspector General of HHS, as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes drug products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

Pediatric Trials and Exclusivity

Under the Pediatric Research Equity Act of 2003, a BLA (or BLA supplement thereto) must contain data that are adequate to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. A sponsor who is planning to submit a marketing application for a biological product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration must submit an initial Pediatric Study Plan, or PSP, within sixty days of an end of Phase 2 meeting or as may be agreed between the sponsor and FDA. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. Generally, development program candidates designated as orphan drugs are exempt from the above requirements. FDA and the sponsor must reach agreement on the PSP. A sponsor can submit amendments to an agreed upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from nonclinical studies, early phase clinical trials, and/or other clinical development programs.

The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. The FDA may send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation. Unless otherwise required by regulation, the pediatric data requirements do not apply to products with orphan designation.

Pediatric exclusivity is another type of non-patent exclusivity in the U.S. and, if granted for a biologic, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity for all formulations, dosage forms, and indications of the biologic, including the five-year and three-year non-patent and orphan exclusivity. This six-month exclusivity may be granted if a BLA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data, provided that at the time pediatric exclusivity is granted there is not less than nine months of term remaining. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of FDA-requested pediatric trials are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or patent protection covering the product are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot accept or approve another application relying on the BLA sponsor’s data.

Patent Term Restoration

Depending upon the timing, duration, and specifics of the FDA approval of the use of our product candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of a BLA, plus the time between the submission date and the approval of that application. Only one patent applicable to an approved product is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent and within 60 days of the product’s approval. The U.S. Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for one of our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant BLA.

Biosimilars and Exclusivity

The Patient Protection and Affordable Care Act, or the ACA, signed into law on March 23, 2010, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or the BPCIA, which created an abbreviated approval pathway for biological products shown to be similar to, or interchangeable with, an FDA-licensed reference biological product. Biosimilarity, which requires that there be no clinically meaningful differences between the proposed biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical trial or trials. Interchangeability requires that a product is biosimilar to the reference product, can be expected to produce the same clinical results as the reference product and, for products administered multiple times, that the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. The first biologic submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product is eligible for a period of exclusivity against other biologics submitted under the abbreviated approval pathway during which time the FDA may not determine that another product is interchangeable with the same reference product for any condition of use. The FDA may approve multiple “first” interchangeable products so long as they are all approved on the same first day of marketing. This exclusivity period, which may be shared amongst multiple first interchangeable products, lasts for the lesser of (i) one year after the first commercial marketing, (ii) 18 months after approval if there is no legal challenge, (iii) 18 months after the resolution in the applicant’s favor of a lawsuit challenging the biologic’s patents if an application has been submitted, or (iv) 42 months after the application has been approved if a lawsuit is ongoing within the 42-month period. Products deemed “interchangeable” by the FDA may be readily substituted by pharmacies and such substitution is which are governed by state pharmacy law. The law also includes an extensive process for the innovator biologic and biosimilar manufacturer to litigate patent infringement, validity and enforceability prior to the approval of the biosimilar. Since the passage of the BPCIA, many states have passed laws or amendments to laws, including laws governing pharmacy practices to regulate the use of biosimilars.

Regulation of Companion Diagnostics

We believe that the success of certain of our product candidates may depend, in part, on the development and commercialization of a companion diagnostic. Companion diagnostics identify patients who are most likely to benefit from a particular therapeutic product; identify patients likely to be at increased risk for serious side effects as a result of treatment with a particular therapeutic product; or monitor response to treatment with a particular therapeutic product for the purpose of adjusting treatment to achieve improved safety or effectiveness. Companion diagnostics are regulated as medical devices by the FDA. In the U.S., the FDCA and its implementing regulations, and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. Unless an exemption or FDA exercise of enforcement discretion applies, diagnostic tests generally require marketing clearance or approval from the FDA prior to commercialization. The primary types of FDA marketing authorization applicable to a medical device are clearance of a premarket notification, or 510(k), application, grant of a de novo request for classification, or de novo grant, and approval of a premarket approval, or PMA, application.

To obtain 510(k) clearance for a medical device, or for certain modifications to devices that have received 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or to a preamendment device that was in commercial distribution before May 28, 1976, or a predicate device, for which the FDA has not yet called for the submission of a PMA. In making a determination that the device is substantially equivalent to a predicate device, the FDA compares the proposed device to the predicate device or predicate devices and assesses whether the subject device is comparable to the predicate device or predicate devices with respect to intended use, technology, design and other features which could affect safety and effectiveness. If the FDA determines that the subject device is substantially equivalent to the predicate device or predicate devices, the subject device may be cleared for marketing. The 510(k) premarket notification pathway generally takes from three to twelve months from the date the application is completed, but can take significantly longer.

For novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device, a manufacturer may request a risk-based classification determination, called a “Request for Evaluation of Automatic Class III Designation,” for the device in accordance with de novo classification process. This procedure allows a de novo requester whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA. Under the FDCA, FDA must make a classification determination for the device that is the subject of a de novo request within 120 days of receipt of the request. However, as specified in FDA’s Medical Device User Fee Amendments of 2022, or MDUFA V, commitment letter, the FDA’s goal is to make a decision on most de novo requests within 150 FDA Days, although in practice the FDA’s review may take significantly longer. During the pendency of FDA’s review, the FDA may issue an additional information letter, which places the de novo request on hold and stops the review clock pending receipt of the additional information requested. In the event the de novo requestor does not provide the requested information within 180 calendar days, the FDA will consider the de novo request to be withdrawn.

The FDA may reject the de novo request if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that General Controls would be inadequate to control the risks and Special Controls cannot be developed. In the event the FDA determines that the data and information submitted demonstrate that General Controls or General and Special Controls are adequate to provide reasonable assurance of safety and effectiveness, the FDA will grant the de novo request and a classification regulation will be established for the device type. When the FDA grants a de novo request for classification, the device is granted marketing authorization and can further serve as a predicate device for a future 510(k) by any person for future devices of that type.

PMA applications must be supported by valid scientific evidence, which typically requires extensive data, including technical, preclinical, clinical and manufacturing data, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. For diagnostic tests, a PMA application typically includes data regarding analytical and clinical validation studies. As part of its review of the PMA, the FDA will conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the Quality System Regulation, or QSR, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures. The FDA’s review of an initial PMA application is required by statute to take between six to ten months, although the process typically takes longer, and may require several years to complete. If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure the final approval of the PMA. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny the approval of the PMA or issue a not approvable letter. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. Once granted, PMA approval may be withdrawn by the FDA if compliance with post-approval requirements, conditions of approval or other regulatory standards is not maintained or problems are identified following initial marketing.

On July 31, 2014, the FDA issued a final guidance document addressing the development and approval process for “In Vitro Companion Diagnostic Devices.” According to the guidance document, for novel therapeutic products that depend on the use of a diagnostic test and where the diagnostic device could be essential for the safe and effective use of the corresponding therapeutic product, the premarket application for the companion diagnostic device should be developed and approved or cleared contemporaneously with the therapeutic, although the FDA recognizes that there may be cases when contemporaneous development may not be possible. However, in cases where a drug cannot be used safely or effectively without the companion diagnostic, the FDA’s guidance indicates it will generally not approve the drug without the approval or clearance of the diagnostic device. The FDA also issued a draft guidance in July 2016 setting forth the principles for co-development of an in vitro companion diagnostic device with a therapeutic product. The draft guidance describes principles to guide the development and contemporaneous marketing authorization for the therapeutic product and its corresponding in vitro companion diagnostic.

Once cleared or approved, the companion diagnostic device must adhere to post-marketing requirements including the requirements of the FDA’s quality system regulation, adverse event reporting, recalls and corrections along with product marketing requirements and limitations. Like biological product manufacturers, companion diagnostic manufacturers are subject to unannounced FDA inspections at any time during which the FDA will conduct an audit of the product(s) and the company’s facilities for compliance with its authorities.

Other Regulatory Matters

Manufacturing, sales, promotion and other activities of product candidates following product approval, where applicable, or commercialization are also subject to regulation by numerous regulatory authorities in the U.S. in addition to the FDA, which may include the Centers for Medicare & Medicaid Services, or CMS, other divisions of the Department of Health and Human Services, or HHS, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.

European Union/Rest of World Government Regulation

In addition to regulations in the U.S., we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products. The cost of establishing a regulatory compliance system for numerous varying jurisdictions can be very significant. Although many of the issues discussed above with respect to the United States apply similarly in the context of the European Union and in other jurisdictions, the approval process varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials. In the European Union, for example, a clinical trial authorization application must be submitted for each clinical protocol to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Under the EU Clinical Trials Regulation, this is now done through a single application submitted through the Clinical Trials Information System (CTIS), as described in more detail below.

The requirements and process governing the conduct of clinical trials vary from country to country. In all cases, the clinical trials are conducted in accordance with GCP, the applicable regulatory requirements, and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of a medicinal product under European Union regulatory systems, we must submit a marketing authorization application. The content of the BLA filed in the U.S. is similar to that required in the European Union, with the exception of, among other things, country-specific document requirements.

For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing product licensing, pricing, and reimbursement vary from country to country.

Countries that are part of the European Union, as well as countries outside of the European Union, have their own governing bodies, requirements, and processes with respect to the approval of biological products. If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Clinical Trial Approval in the European Union

In April 2014, the European Union adopted the Clinical Trials Regulation (EU) No 536/2014, which replaced the Clinical Trials Directive 2001/20/EC on January 31, 2022. The Clinical Trials Regulation is directly applicable in all European Union Member States meaning no national implementing legislation in each European Union Member State is required. The Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single-entry point, through the CTIS; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts (Part I contains scientific and medicinal product documentation and Part II contains the national and patient-level documentation). Part I is assessed by a coordinated review by the competent authorities of all European Union Member States in which an application for authorization of a clinical trial has been submitted (Member States concerned) of a draft report prepared by a reference Member State. Part II is assessed separately by each Member State concerned. Strict deadlines have also been established for the assessment of clinical trial applications.

Marketing Authorization Procedures in the European Union

Medicines can be authorized in the European Union by using either the centralized authorization procedure or national authorization procedures.

The European Commission implemented the centralized procedure for the approval of human medicines to facilitate marketing authorizations that are valid throughout the European Economic Area, or the EEA, which is comprised of the Member States of the European Union plus Norway, Iceland, and Lichtenstein. The centralized procedure is administered by the European Medicines Agency, EMA and is compulsory for human medicines that are: derived from certain biotechnology processes, such as genetic engineering, contain a new active substance indicated for the treatment of certain diseases, such as HIV, AIDS, cancer, diabetes, neurodegenerative disorders or autoimmune diseases and other immune dysfunctions, advanced therapy medicines (gene therapy, somatic cell therapy or tissue-engineered medicines), and officially designated orphan medicines.

For medicines that do not fall within these categories, an applicant has the option of submitting an application for a centralized marketing authorization to the EMA, as long as the medicine concerned contains a new active substance not yet authorized in the European Union, is a significant therapeutic, scientific or technical innovation, or if its authorization would be in the interest of public health in the European Union.

Under the centralized procedure, the EMA’s Committee for Medicinal Products for Human Use, or the CHMP, is responsible for conducting the initial assessment of a product and for several post-authorization and maintenance activities, such as the assessment of modifications or extensions to an existing marketing authorization. Under the centralized procedure in the European Union, the maximum timeframe for the evaluation of a marketing authorization application is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP). Clock stops may extend the timeframe of evaluation of a marketing authorization application considerably beyond 210 days. Where the CHMP gives a positive opinion, it provides the opinion together with supporting documentation to the European Commission, who makes the final decision to grant a marketing authorization, which is issued within 67 days of receipt of the EMA’s recommendation. Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. In this circumstance, the EMA ensures that the opinion of the CHMP is given within 150 days, excluding clock stops, but it is possible that the CHMP can revert to the standard time limit for the centralized procedure if it considers that it is no longer appropriate to conduct an accelerated assessment.

Prior to obtaining a marketing authorization in the European Union, applicants must demonstrate compliance with all measures included in an EMA-approved pediatric investigation plan, or PIP, covering all subsets of the pediatric population, unless the EMA has granted a product-specific waiver, a class waiver, or a deferral for one or more of the measures included in the PIP. The Pediatric Committee of the EMA, or the PDCO, may grant deferrals for some medicines, allowing a company to delay development of the medicine for children until there is enough information to demonstrate its effectiveness and safety in adults. The PDCO may also grant waivers when development of a medicine for children is not needed or is not appropriate, such as for diseases that only affect the elderly population.

Data and Market Exclusivity in the European Union

In the European Union, innovative medicinal products approved on the basis of a complete and independent data package qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. This data exclusivity, if granted, prevents regulatory authorities in the European Union from referencing the innovator’s pre-clinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the European Union, during a period of eight years from the date on which the reference product was first authorized in the European Union.

During an additional two-year period of market exclusivity, a generic or biosimilar marketing authorization application can be submitted and authorized, and the innovator’s data may be referenced, but no generic or biosimilar medicinal product can be placed on the European Union market until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. There is no guarantee that a product will be considered by the EMA to be an innovative medicinal product, and products may not qualify for data exclusivity. Even if a product is considered to be an innovative medicinal product so that the innovator gains the prescribed period of data exclusivity, another company nevertheless could also market another version of the product if such company obtained a marketing authorization based on a marketing authorization application with a complete and independent data package of pharmaceutical tests, preclinical tests and clinical trials.

Reform of the Regulatory Framework in the European Union

The European Commission introduced legislative proposals in April 2023 that, if implemented, will replace the current regulatory framework in the European Union for all medicines (including those for rare diseases and for children). The European Commission has provided the legislative proposals to the European Parliament and the European Council for their review and approval and, in April 2024, the European Parliament proposed amendments to the legislative proposals. Once the European Commission’s legislative proposals are approved (with or without amendment), they will be adopted into European Union law.

The aforementioned European Union rules are generally applicable in the EEA.

Brexit and the Regulatory Framework in the United Kingdom

The UK formally left the European Union on January 31, 2020, and the European Union and the UK have concluded a trade and cooperation agreement, or TCA, which was provisionally applicable since January 1, 2021 and has been formally applicable since May 1, 2021. The TCA includes specific provisions concerning pharmaceuticals, which include the mutual recognition of GMP, inspections of manufacturing facilities for medicinal products and GMP documents issued, but does not provide for wholesale mutual recognition of UK and EU pharmaceutical regulations. At present, Great Britain has implemented European Union legislation on the marketing, promotion and sale of medicinal products through the Human Medicines Regulations 2012 (as amended) (under the Northern Ireland Protocol, the European Union regulatory framework currently continues to apply in Northern Ireland). The regulatory regime in Great Britain therefore aligns in many ways with current European Union regulations, however it is likely that these regimes will diverge significantly in the future now that Great Britain’s regulatory system is independent from the European Union and the TCA does not provide for mutual recognition of UK and European Union pharmaceutical legislation. However, notwithstanding that there is no wholesale recognition of European Union pharmaceutical legislation under the TCA, under a new international recognition procedure which was put in place by the MHRA on January 1, 2024, the MHRA may take into account decisions on the approval of a marketing authorization from the EMA (and certain other regulators) when considering an application for a Great Britain marketing authorization.

On February 27, 2023, the UK government and the European Commission announced a political agreement in principle to replace the Northern Ireland Protocol with a new set of arrangements, known as the “Windsor Framework”. This new framework fundamentally changes the existing system under the Northern Ireland Protocol, including with respect to the regulation of medicinal products in the UK. In particular, the MHRA will be responsible for approving all medicinal products destined for the UK market (i.e., Great Britain and Northern Ireland), and the EMA will no longer have any role in approving medicinal products destined for Northern Ireland. A single UK-wide marketing authorization will be granted by the MHRA for all medicinal products to be sold in the UK, enabling products to be sold in a single pack and under a single authorization throughout the UK. The Windsor Framework was approved by the EU-UK Joint Committee on March 24, 2023, so the UK

government and the European Union will enact legislative measures to bring it into law. On June 9, 2023, the MHRA announced that the medicines aspects of the Windsor Framework will apply from January 1, 2025.

Pharmaceutical Coverage, Pricing and Reimbursement

In the U.S. and foreign markets, sales of any products for which we may receive regulatory approval for commercial sale will depend in part on the availability of coverage and reimbursement for our products from third-party payors, such as government healthcare programs (e.g., Medicare, Medicaid), managed care organizations, private health insurers, health maintenance organizations, and other organizations. These third-party payors decide which medications they will pay for and will establish reimbursement levels. The availability of coverage and extent of reimbursement by governmental and other third-party payors is essential for patients depending on government or commercial insurance to pay for the costs of prescription medications and other medical products.

In the U.S., the principal decisions about reimbursement for new medicines are typically made by the CMS, an agency within the HHS. CMS decides whether and to what extent products will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree. Third-party payors may also limit coverage to specific products on an approved list, or formulary, which might not include all of the FDA-approved products for a particular indication.

Factors payors consider in determining reimbursement are based on whether the product is:

•	A covered benefit under its health plan;

•	Safe, effective and medically necessary;

•	Appropriate for the specific patient;

•	Cost-effective; and

•	Neither experimental nor investigational.

Our ability to successfully commercialize our product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, including government healthcare programs (e.g., Medicare, Medicaid), managed care organizations, private health insurers, health maintenance organizations, and other organizations. Moreover, a payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved.

In the U.S., no uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. One payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor. Third-party payors are increasingly challenging pharmaceutical prices and examining the medical necessity and cost- effectiveness of medical products and services, in addition to their safety and efficacy. In order to secure coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain FDA or comparable regulatory approvals. Additionally, we may also need to provide discounts to purchasers, private health plans or government healthcare programs. Our product candidates may nonetheless not be considered medically necessary or cost-effective. If third-party payors do not consider a product to be cost-effective compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit. A decision by a third-party payor not to cover a product could reduce utilization once the product is approved and have a material adverse effect on sales, our operations and financial condition.

Further, the process for determining whether a payor will provide coverage for a product may be separate from the process for setting the reimbursement rate that the payor will pay for the product. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high. There is significant uncertainty related to insurance coverage and reimbursement of newly approved products. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates.

Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and impacted by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the U.S. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely.

The marketability of any product candidates for which we receive regulatory approval for commercial sale may suffer if third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the U.S. has increased and could increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Other U.S. Healthcare Laws

Healthcare providers, physicians, and third-party payors will play a primary role in the recommendation and prescription of drug products for which we obtain marketing approval. Arrangements with third-party payors, healthcare providers and physicians, as well as patients and other third parties, in connection with the clinical research, sales, marketing and promotion of products, once approved, and related activities, may expose a pharmaceutical manufacturer to broadly applicable fraud and abuse and other healthcare laws and regulations. In the U.S., these laws include, without limitation, state and federal anti-kickback, false claims, transparency, consumer protection, and patient data privacy and security laws and regulations, including but not limited to those described below:

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The Anti-Kickback Statute, or AKS, makes it illegal for any person or entity, including a prescription drug manufacturer (or a party acting on its behalf) to knowingly and willfully solicit, receive, offer or pay any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, that is intended to induce or reward, referrals including the purchase, recommendation, order or prescription of a particular drug for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value. The AKS has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, patients, and formulary managers on the other. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Further, courts have found that if “one purpose” of remuneration is to induce referrals, the AKS is violated. In addition, the government may assert that a claim including items or services resulting from a violation of the AKS constitutes a false or fraudulent claim for purposes of the federal False Claims Act, or FCA.

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The federal civil and criminal false claims laws, including the FCA, impose criminal and civil penalties against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other federal or state health care programs that are false or fraudulent; knowingly making or causing a false statement material to a false or fraudulent claim or an obligation to pay or transmit money or property to the federal government; or knowingly concealing or knowingly and improperly avoiding or decreasing such an obligation. The FCA also permits a private individual acting as a whistleblower to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery. Manufacturers can be held liable under the federal False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. Pharmaceutical and other healthcare companies have been, and continue to be, prosecuted under these laws, among other things, for allegedly providing kickbacks to providers or patients or causing false claims to be submitted because of the companies’ marketing of the product for unapproved, off-label, and thus generally non-reimbursable, uses. Similar to the AKS, a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a violation.

•

The Civil Monetary Penalties Law, which covers a variety of conduct, often violations under other laws, and includes penalties for violating the AKS, causing the submission of false claims, and offering or transfer of remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state healthcare program.

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The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, imposes criminal and civil liability for knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program (e.g., public or private) or making any false, fictitious or fraudulent statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Like the AKS, the Patient Protection and Affordable Care Act, or the ACA, amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

•

HIPAA, also imposes requirements related to the privacy, security and transmission of individually identifiable health information that may apply to many healthcare providers, physicians, and third-party payors with whom we interact.

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The federal Physician Payments Sunshine Act and its implementing regulations, which require manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to CMS, under the Open Payments Program, information related to payments or other transfers of value made to physicians (which has the same meaning as under Section 1861(r) of the Social Security Act, which generally includes doctors of medicine, osteopathy, dentists, optometrists, podiatrists and chiropractors who are legally authorized to practice by a state), to certain non-physician providers such as physician assistants and nurse practitioners, and to teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

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Federal government price reporting laws, which require manufacturers to calculate and report certain calculated product prices to the government or provide certain discounts or rebates to government authorities or private entities, often as a condition of reimbursement under governmental healthcare programs.

•	Federal consumer protection and unfair competition laws broadly regulate marketplace activities and activities that potentially harm consumers.

•

Analogous state laws and regulations, such as state anti-kickback, false claims, consumer protection and unfair competition laws which may apply to pharmaceutical business practices, including but not limited to, research, distribution, sales and marketing arrangements as well as submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensation and other remuneration and items of value provided to healthcare professionals and entities; state and local laws requiring the registration of pharmaceutical sales representatives; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform. In addition, commercialization of any drug product outside the U.S. will also likely be subject to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws in the future. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to, on a corporate or individual basis, penalties, including civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, the exclusion from participation in federal and state healthcare programs and even imprisonment, any of which could materially adversely affect our ability to operate our business and our financial results. In addition, the cost of implementing sufficient systems, controls, and processes to ensure compliance with all of the aforementioned laws could be significant. Any action for violation of these laws, even if successfully defended, could cause us to incur significant legal expenses and divert management’s attention from the operation of the company’s business. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found noncompliant with applicable laws, that person or entity may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us and we are not successful in defending ourselves or asserting our rights those actions, our business may be impaired.

In the ordinary course of our business, we and the third parties upon which we rely collect, receive, store, or otherwise process personal data, including information we may collect about participants in our clinical trials. Our data processing activities subject us to numerous, evolving privacy and data security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to privacy and data security.

The legislative and regulatory framework for the processing of personal data worldwide is rapidly evolving in a manner that is increasingly stringent and, globally, this legal and regulatory framework is likely to remain uncertain for the foreseeable future. In the U.S., numerous federal, state and local laws and regulations, including federal health information privacy laws, state information security and data breach notification laws, federal consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), state consumer protection and privacy laws, and other similar laws (e.g., wiretapping and communications interception laws) govern the processing of health-related and other personal data.

At the state level, numerous U.S. states have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording individuals certain rights concerning their personal data. Similar laws are being considered in several other states, as well as at the federal and local levels, and we expect more states to pass similar laws in the future. While existing state comprehensive privacy laws exempt some data processed in the context of clinical trials, these developments may further complicate compliance efforts, and increase legal risk and compliance costs for us and the third parties upon whom we rely.

Additionally, a smaller number of states have passed or are considering laws governing the privacy of consumer health data. For example, Washington’s My Health My Data Act broadly defines consumer health data, creates a private right of action to allow individuals to sue for violations of the law, imposes stringent consent requirements, and grants consumers certain rights with respect to their health data, including to request deletion of their information. Connecticut and Nevada have also passed similar laws regulating consumer health data. These various privacy and data security laws may impact our business activities, including our identification of research subjects, relationships with business partners and ultimately the marketing and distribution of our products.

Additionally, to the extent we collect personal information from individuals outside of the United States, through clinical trials or otherwise, we are, or may become, subject to foreign data privacy and security laws, such as the European Union’s General Data Protection Regulation 2016/679 (or EU GDPR) and other national data protection legislation in force in relevant EEA Member States, and the EU GDPR as it forms part UK law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (or UK GDPR). Foreign privacy and data security laws impose significant and complex compliance obligations on entities that are subject to those laws, as more fully discussed in the section titled “Risk Factors”.

Current and Future U.S. Healthcare Reform Legislation

Payors, whether domestic or foreign, or governmental or private, are developing increasingly sophisticated methods of controlling healthcare costs and those methods are not always specifically adapted for new and innovative technologies, such as pharmaceutical products like ficerafusp alfa. In both the U.S. and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell products profitably.

By way of example, the U.S. and state governments continue to propose and pass legislation designed to reduce the cost of healthcare. In March 2010, the ACA, was enacted, which, among other things, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations; subjected manufacturers to new annual fees and taxes for certain branded prescription drugs; created the Medicare Part D coverage gap discount program, in which manufacturers agree to provide 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and provided incentives to programs that increase the federal government’s comparative effectiveness research. Current laws, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price for any approved products.

Since its enactment, there have been, and continue to be, numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and there could be additional amendments to the ACA in the future. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. We cannot predict what effect further changes to the ACA would have on our business.

Additionally, there have been several U.S. congressional inquiries and proposed federal and proposed and enacted state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient support programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for drug products. For example, on August 16, 2022, the Inflation Reduction Act of 2022, or IRA, was signed into law by President Biden. The IRA includes several provisions that may impact pharmaceutical companies to varying degrees, including provisions that create a $2,000 out-of-pocket cap for Medicare Part D beneficiaries; impose new manufacturer financial liability on all drugs in Medicare Part D; allow the U.S. government to negotiate Medicare Part B and Part D pricing caps for certain high-cost drugs and biologics without generic or biosimilar competition; require companies to pay rebates to Medicare for drug prices that increase faster than inflation; and delay the rebate rule that would require pass through of pharmacy benefit manager rebates to beneficiaries. The implementation of the IRA is currently subject to ongoing litigation that challenges the constitutionality of the IRA’s Medicare drug price negotiation program. The full impact of the IRA on our business and the pharmaceutical and healthcare industry in general is not yet known.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Employees and Human Capital Resources

As of August 1, 2024, we had 32 full-time employees and 28 consultants. Within our workforce, 18 employees are engaged in research and development and 14 are engaged in business development, finance, legal, and general management and administration. Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Facilities

Our corporate headquarters is located in Boston, Massachusetts, where we lease and occupy 4,617 square feet of office and laboratory space. The current term of our Boston lease expires on February 28, 2026 with an option to continue thereafter on a month to month basis unless terminated by either party upon written notice. We believe our existing facilities are sufficient for our needs for the foreseeable future. To meet the future needs of our business, we may lease additional or alternate space, and we believe suitable additional or alternative space will be available in the future on commercially reasonable terms.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are probable to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on our business, financial condition, results of operations and prospects because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers And Directors

The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this prospectus.

Name	Age	Position

Executive Officers:

Claire Mazumdar, Ph.D., M.B.A.	35	Chief Executive Officer and Director

Ryan Cohlhepp, Pharm.D.	48	President, Chief Operating Officer

Ivan Hyep, M.B.A.	40	Chief Financial Officer

David Raben, M.D.	61	Chief Medical Officer

Lara Meisner, J.D.	52	Chief Legal Officer

Non-Executive Directors:

Nils Lonberg, Ph.D.(3)	68	Director

Carolyn Ng, Ph.D.(1)	40	Director

Vijay Kuchroo, D.V.M., Ph.D.	69	Director

Kiran Mazumdar-Shaw(3)	71	Director

Heath Lukatch, Ph.D.	57	Director

Jake Simson, Ph.D.(3)	38	Director

Kate Haviland, M.B.A.(2)	48	Director

Scott Robertson, M.B.A.(1)	45	Director

Michael Powell(1)(2)	69	Chairperson of the Board

Christopher Bowden(2)	63	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Executive Officers

Claire Mazumdar, Ph.D., M.B.A, has served as our Chief Executive Officer and as a member of our board of directors since January 2020. Prior to Bicara, Dr. Mazumdar was Head of Business Development and Corporate Strategy at Rheos Medicines, Inc. a biopharmaceutical company, from August 2017 to December 2019, which culminated in a large multi-target discovery partnership with Roche. Previously, Dr. Mazumdar as an investment professional at Third Rock Ventures, LLC, or Third Rock, a life sciences venture capital firm, from July 2017 to July 2019. Dr. Mazumdar received a BS in Biological Engineering from Massachusetts Institute of Technology, a Ph.D. in Cancer Biology from Stanford School of Medicine, and an M.B.A. from Stanford Graduate School of Business. Dr. Mazumdar is the niece of Kiran Mazumdar-Shaw, a member of our board of directors. We believe Dr. Mazumdar’s senior management experience in the biopharmaceutical industry make her well qualified to serve on our board of directors.

Ryan Cohlhepp, Pharm.D., has served as our President and Chief Operating Officer since October 2020, and served as a member of our board of directors from December 2020 to March 2023. Prior to Bicara, Dr. Cohlhepp was Senior Vice President R&D Strategy and Operations at Rheos Medicines, Inc., a

biopharmaceutical company, from March 2018 to October 2020. Dr. Cohlhepp received a Pharm.D. from Purdue University. Immediately prior to the effectiveness of the registration statement of which this prospectus forms part, Dr. Cohlhepp will be re-appointed as a member of our board of directors.

Ivan Hyep, M.B.A, has served as our Chief Financial Officer since March 2021. Prior to joining Bicara Therapeutics, Mr. Hyep was the Director of Finance of MOMA Therapeutics, Inc., a biotechnology company, from July 2019 to March 2021. Previously, Mr. Hyep as an investment professional at Third Rock, a life sciences venture capital firm, from January 2016 to March 2021. Previously, Mr. Hyep was a Financing Manager at Bain Capital, LP, a private investment firm, from July 2006 to January 2016. Mr. Hyep holds a BS in Finance from Bentley University and received his M.B.A. from Boston University.

David Raben, M.D., has served as our Chief Medical Officer since July 2023, having consulted for us from May 2023 to July 2023. Previously, Dr. Raben was Vice President of late-stage product development at Amgen Inc., a biotechnology company, from November 2021 to May 2023, where he led the recently FDA-approved Tarlatamab program for SCLC. Before that, he was Vice President of late-stage product development for lung, skin, head and neck cancer (HNC) at Genentech, Inc., a biotechnology company, from September 2019 to June 2021. He also served as a Professor of Radiation Oncology at the University of Colorado Health from May 1998 to September 2019. Dr. Raben is a board-certified radiation oncologist with a career focused on investigating novel biologic strategies against growth factor signaling and immunosuppression for patients advanced lung and HNC. He earned a BA in Psychology from Duke University in 1985, an M.D. from the Bowman Gray School of Medicine at Wake Forest University in 1990 and completed his residency at the Johns Hopkins Hospital in 1994.

Lara S. Meisner, J.D., has served as our Chief Legal Officer since November 2023 and Corporate Secretary since December 2023. Prior to joining Bicara, Ms. Meisner served as the Chief Legal Officer, Compliance Officer, and Corporate Secretary at Viridian Therapeutics, Inc. (NASDAQ: VRDN), a biotechnology company, from December 2020 to November 2023. From February 2017 to November 2020, Ms. Meisner held roles of increasing responsibility at Catabasis Pharmaceuticals, Inc. (now Astria Therapeutics, Inc. (NASDAQ: ATXS)), a biopharmaceutical company, most recently as the VP, Legal, and Corporate Secretary. Ms. Meisner received her J.D. from Temple University Beasley School of Law and her BA in Spanish and Communications from the University of Michigan.

Non-executive Directors

Nils Lonberg, Ph.D., has served as a member of our board of directors since April 2019 and was previously the Chairperson of our board of directors until August 2024. Dr. Lonberg currently serves as an Executive in Residence at Canaan Partners, a venture capital firm, where he has been employed since May 2019 and where he focuses on investments in life science companies. Prior to Canaan Partners, Dr. Lonberg served as Vice President, Oncology Discovery Biology, at Bristol-Myers Squibb Co., a biopharmaceutical company, where he led drug discovery efforts for both targeted and immuno-oncology agents, from September 2009 to April 2019. Dr. Lonberg also serves on the boards of directors of various private companies. Dr. Lonberg received his Ph.D. in Biochemistry and Molecular Biology from Harvard University. He was a postdoctoral fellow at Memorial Sloan Kettering Cancer Center and was elected to the National Academy of Engineering in 2015. We believe Dr. Lonberg’s extensive executive, managerial and business experience with life sciences companies qualifies him to serve on our board of directors.

Carolyn Ng, Ph.D., has served as a member of our board of directors since December 2023. Dr. Ng currently serves as is a Partner and Managing Director at TPG Life Sciences Innovations, or TPG, a global investment firm, based in San Francisco, where she leads investments into transformative companies in different therapeutic areas since October 2021. Prior to joining TPG, Dr. Ng was a Managing Director at Vertex Ventures HC, a global healthcare and life sciences venture fund, where she joined in February 2015 and was promoted through various roles to be the co-Head of the investment team from June 2017 to September 2021. Dr. Ng currently serves on the board of directors of numerous private life sciences companies and previously served on the board of directors of several public companies, including Bicycle Therapeutics PLC (NASDAQ: BCYC), a biotechnology company, from June 2017 until August 2020, and Boundless Bio, Inc. (NASDAQ: BOLD), a clinical-stage oncology company, from June 2019 to September 2021. Dr. Ng holds a PhD in Cancer Molecular Biology from the National University of Singapore, where she was the recipient of the prestigious NGS, Integrative Sciences and Technology, PhD scholarship and holds a B.S. degree in Pharmacy with first class honors from the National University of Singapore. We believe Dr. Ng’s extensive experience as an investor in and a member of the board of directors of numerous life sciences companies qualifies her to serve on our board of directors.

Vijay Kuchroo, D.V.M., Ph.D., has served as a member of our board of directors since December 2018 and was previously the Chairperson of our board of directors until December 2023. Dr. Kuchroo currently serves as a the Samuel L. Wasserstrom Professor of Neurology at Harvard Medical School, an academic institution, since May 2005. Dr. Kuchroo has also been serving as a Director of the Gene Lay Institute of Immunology and Inflammation, a research institute, since June 2023. Dr. Kuchroo also serves on the boards of directors of Syngene International Ltd. (XNSE: SYNGENE), a life sciences company, since March 2017. Dr. Kuchroo received his BVSc at the College of Veterinary Medicine at Haryana Agricultural University in Hisar, India. Additionally, he received his Ph.D. at Department of Pathology and Public Health at University of Queensland. We believe Dr. Kuchroo’s strong scientific and academic background and business experience with life sciences companies qualifies him to serve on our board of directors. Dr. Kuchroo has notified us that he will resign from our board of directors immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. Dr. Kuchroo’s resignation is not due to any disagreement with the Company or any matters relating to our operations, policies or practices.

Kiran Mazumdar-Shaw has served as a member of our board of directors since December 2018. Ms. Mazumdar-Shaw founded Biocon Limited, an innovation-led global biopharmaceuticals company, in 1978 and has served as the Executive Chairperson since November 1978. Additionally, Ms. Mazumdar-Shaw has served as the Executive Chairperson of Biocon Biologics limited, a unique, fully integrated, global biosimilars company since January 2021. She is also serving as the Non-Executive Chairperson of Syngene International Limited, an innovation-led contract research, development and manufacturing organization since April 2020. Ms Mazumdar-Shaw also serves on the boards of directors of various private companies, educational institutions and holds key positions in certain governmental bodies. Ms. Mazumdar-Shaw holds a B.Sc Honours degree in Zoology from Central College, Bangalore University and Post-Graduate in Malting and Brewing from Ballarat College, Melbourne University. She also has many honorary degrees from several renowned international universities. Ms. Mazumdar-Shaw is the aunt of our Chief Executive Officer Dr. Claire Mazumdar. We believe Ms. Mazumdar-Shaw’s prolific experience as a pioneering biotech entrepreneur and healthcare visionary qualifies her to serve on our board of directors.

Heath S. Lukatch, Ph.D. has served as a member of our board of directors since August 2023. Since March 2020, Dr. Lukatch has served as Founder and Managing Partner of Red Tree Venture Capital, a privately held life sciences venture capital firm. Prior to founding Red Tree Venture Capital, from May 2015 to March 2020, Dr. Lukatch worked at TPG, where he was Partner, Managing Director and Life Sciences Investment Team Leader in TPG’s Biotech, Growth and RISE platforms. In April 2006, Dr. Lukatch co-founded Novo Ventures (US) Inc.’s San Francisco office, a venture capital firm, where he was a Partner through April 2015. Dr. Lukatch is currently a member of the board of directors Vaxcyte, Inc. (NASDAQ: PCVX), a biotechnology company, since May 2018 and also serves on the boards of directors of various private companies. Previously, Dr. Lukatch served on the board of Cargo Therapeutics, Inc. (NASDAQ: CRGX), a biotechnology company, from January 2021 to November 2023, Satsuma Pharmaceuticals, Inc. (NASDAQ: STSA), a pharmaceutical company, from December 2016 to June 2023, Inogen, Inc. (NASDAQ: INGN), a medical technology company, from December 2006 to March 2022, and Flexion Therapeutics, Inc. (NASDAQ: FLXN), a biopharmaceutical company from December 2012 to November 2021, when it was acquired by Pacira BioSciences, Inc., and several other private companies. Dr. Lukatch received his Ph.D. in Neuroscience from Stanford University and his B.A. in Biochemistry from the University of California at Berkeley. We believe Dr. Lukatch is qualified to serve on our board of directors due to his educational background, his experience serving as a director for several private and public biopharmaceutical and healthcare companies and his experience in the life sciences investment industry. Dr. Lukatch has notified us that he will resign from our board of directors immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. Dr. Lukatch’s resignation is not due to any disagreement with the Company or any matters relating to our operations, policies or practices.

Jake Simson, Ph.D., has served as a member of our board of directors since March 2023. Since December 2020, Dr. Simson has served as a Partner of RA Capital Management, L.P., a life sciences investment advisor. Dr. Simson previously served as an associate, analyst and principal at RA Capital Management, L.P. from July 2013 to December 2020. Dr. Simson serves as a member of the board of directors of Tyra Biosciences Inc, a public biotechnology company (NASDAQ GS: TYRA) and Janux Therapeutics, Inc, a public biopharmaceutical company (NASDAQ: JANX). Dr. Simson also served on the board of directors of DICE Therapeutics, Inc., a biotechnology company (NASDAQ: DICE) or DICE, from December 2020 until it was acquired by Eli Lilly and Company in August. Dr. Simson also serves on the boards of directors of various private companies. Dr. Simson received his Ph.D. in Biomedical Engineering from Johns Hopkins University and his S.B. in Materials Science and Engineering from Massachusetts Institute of Technology. We believe Dr. Simson is qualified to serve on our board of directors due to his experience serving as a director for several private and public life science companies and his experience in the life sciences investment industry.

Kate Haviland, M.B.A, has served as a member of our board of directors since September 2023. Since April 2022, Ms. Haviland has served as the President and Chief Executive Officer of Blueprint Medicines Corporation (NASDAQ: BPMC), a public biopharmaceutical company, and previously served as the Chief Operating Officer from January 2019 to April 2022, and as the Chief Business Officer from January 2016 to January 2019. Prior to joining Blueprint, Ms. Haviland served as vice president, rare diseases and oncology program leadership at Idera Pharmaceuticals, Inc. (acquired by Aceragen, Inc.), a biopharmaceutical company, from April 2014 to December 2015, as head of commercial development at Sarepta Therapeutics, Inc. (NASDAQ: SRPT), a public biopharmaceutical and drug development company, from June 2012 to April 2014, as executive director of commercial development at PTC Therapeutics, Inc. (NASDAQ: PTCT), a public biopharmaceutical company, from March 2007 to June 2012, and roles in corporate development and project management at Genzyme, Inc. (acquired by Sanofi, Inc. (NASDAQ: SNY), a global healthcare company) from July 2005 to April 2007. Ms. Haviland currently serves on the board of directors of Fulcrum Therapeutics, Inc. (NASDAQ: FULC), a public biopharmaceutical company. Ms. Haviland holds a B.A. from Wesleyan University with a double major in Molecular Biology/Biochemistry and Economics and an M.B.A. from Harvard Business School. We believe Ms. Haviland is qualified to serve on our board of directors because she is a biotech President and Chief Executive Officer and experienced as a public company board member in the life science industry.

Scott Robertson, M.B.A., has served as a member of our board of directors since September 2023. Mr. Robertson currently serves as the Chief Financial Officer and Chief Business Officer of Star Therapeutics LLC, a biotechnology company, since January 2024. Mr. Robertson also served as the Chief Financial Officer and Chief Business Officer of DICE from July 2021 to December 2023, the Chief Financial Officer from December 2017 to July 2021, and as the Vice President, Business Development & Strategic Planning from April 2016 to December 2017, prior to acquisition by Eli Lilly and Company in August 2023. In addition, he currently serves as a Lecturer at the Haas School of Business at the University of California, Berkeley and previously served as a member of the board of directors of Hexima Limited (ASX:HXL), a biotechnology company, from December 2018 to September 2023. Mr. Robertson received his B.S. in Business Administration from the University of Southern California and his M.B.A. from the Haas School of Business at the University of California, Berkeley. We believe Mr. Robertson’s extensive executive and business experience with life sciences companies qualifies him to serve on our board of directors.

Michael Powell, has served as a member and as the Chairperson of our board of directors since August 2024. Since August 2021, Dr. Powell has served as an Executive Partner of Omega Funds, a venture capital firm that invests in life sciences companies. Previously, he was a General Partner at Sofinnova Investments, a biopharmaceutical investment firm, from August 1997 until June 2021. Dr. Powell currently serves as a member of the board of directors of Galera Therapeutics, Inc. (NASDAQ: GRTX), a biopharmaceutical company, since November 2016 and previously served as the chair and as member of the board of directors of Checkmate Pharmaceuticals, Inc. (NASDAQ: CMPI), a biopharmaceutical company, from July 2015 to May 2022. Dr. Powell has also served on the boards of directors of several private companies. Dr. Powell holds a Ph.D. in Physical Chemistry from the University of Toronto and he completed post-doctoral studies in Bioorganic Chemistry at the University of California as a National Science and Engineering Research Council Scholar. We believe Dr. Powell’s extensive experience in the life sciences investment industry qualifies him to serve on our board of directors.

Christopher Bowden, has served as a member of our board of directors since August 2024. Since March 2023, Dr. Bowden has served as the Chief Medical Officer of Remix Therapeutics, Inc., or Remix Therapeutics, a biotechnology company. Prior to March 2023, Dr. Bowden served as a Strategic Advisor to Agios Pharmaceuticals, Inc., a biopharmaceutical company from September 2021 to March 2023. Dr. Bowden has also served as a Clinical Consultant since October 2021 for an array of biotechnology companies and venture funds, including Rivus Pharmaceutics, Inc., a pharmaceutical company from October 2021 to February 2023, Pyramid Biosciences, Inc., a biotechnology company from December 2021 to July 2022, and Remix Therapeutics from March 2022 to March 2023. Previously, he was the Chief Medical Officer of Agios Pharmaceuticals, Inc., a biopharmaceutical company, from May 2014 to September 2021. From October 2019 until March 2023, Dr. Bowden served as a member of the board of directors of Alaunos Therapeutics, Inc. (NASDAQ: TCRT), a pharmaceutical company and from August 2017 until October 2020, Dr. Bowden served as a member of the board of directors of Miragen Therapeutics, Inc., currently Viridian Therapeutics, Inc. (NASDAQ: VRDN), a biotechnology company. Dr. Bowden also serves on the boards of directors of various private companies. Dr. Bowden received his M.D. from Hahnemann University School of Medicine followed by internal medicine training at Roger Williams Medical Center and the Providence VA Medical Center, Rhode Island. He completed his medical oncology fellowship at the National Cancer Institute Medicine Branch. Dr. Bowden is board certified in internal medicine and medical oncology. We believe Dr. Bowden’s extensive leadership and medical experience in the life sciences industry qualifies him to serve on our board of directors.

Composition of our board of directors

Our current board consists of eleven (11) members, each of whom are members pursuant to the board composition provisions of our second amended and restated certificate of incorporation and agreements with our stockholders. These board composition provisions will terminate upon the completion of this offering. Upon the termination of these provisions, there will be no further contractual obligations regarding the election of our directors. Our nominating and corporate governance committee and our board of directors may therefore consider a broad range of factors relating to the qualifications and background of nominees. Our nominating and corporate governance committee’s and our board of directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape, professional and personal experiences, and expertise relevant to our growth strategy. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. Our fifth amended and restated certificate of incorporation that will become effective immediately prior to the closing of this offering and amended and restated bylaws that will become effective upon the effectiveness of the registration statement of which this prospectus is a part, also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Director independence

Our board of directors has determined that all members of the board of directors, except Claire Mazumdar Ph.D., and Ryan Cohlhepp Pharm.D., who will be appointed to our board of directors as of immediately prior to the effectiveness of the registration statement of which this prospectus forms part, are independent directors, including for purposes of the rules of the Nasdaq Global Market and the SEC. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. Upon the completion of this offering, we expect that the composition and functioning of our board of directors and each of our committees will comply with all applicable requirements of the Nasdaq Global Market and the rules and regulations of the SEC. Dr. Mazumdar is the niece of Ms. Mazumdar-Shaw, otherwise, there are no family relationships among any of our directors or executive officers. Dr. Mazumdar is not an independent director under these rules because she is the Chief Executive Officer of the Company. Dr. Cohlhepp will not be an independent director under these rules because he is the President and Chief Operating Officer of the Company.

Staggered board

In accordance with the terms of our fifth amended and restated certificate of incorporation that will become effective immediately prior to the closing of this offering and our amended and restated bylaws that will become effective upon the effectiveness of the registration statement of which this prospectus is a part, our board of directors will be divided into three staggered classes of directors and each will be assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2025 for Class I directors, 2026 for Class II directors and 2027 for Class III directors.

•	Our Class I directors will be Kiran Mazumdar-Shaw, Jake Simson and Ryan Cohlhepp;

•	Our Class II directors will be Nils Lonberg, Christopher Bowden and Carolyn Ng; and

•	Our Class III directors will be Claire Mazumdar, Kate Haviland, Scott Robertson and Michael Powell.

Our fifth amended and restated certificate of incorporation that will become effective immediately prior to the closing of this offering and amended and restated bylaws that will become effective upon the effectiveness of the registration statement of which this prospectus is a part provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Board leadership structure

Currently, the role of chairperson of the board of directors is separated from the role of Chief Executive Officer. Our Chief Executive Officer is responsible for recommending strategic decisions and capital allocation to the board of directors and to ensure the execution of the recommended plans. The chairperson of the board of directors is responsible for leading the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to her position in the current business environment, as well as the commitment required to serve as our chairperson, particularly as the board of directors’ oversight responsibilities continue to grow. While our amended and restated bylaws and corporate governance guidelines will not require that our chairperson and Chief Executive Officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Role of the board in risk oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including the risks relating to our financial condition, development and commercialization activities, operations, strategic direction, and intellectual property as more fully discussed in the section titled “Risk Factors” appearing elsewhere in this prospectus. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Committees of our board of directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will operate pursuant to a charter to be adopted by our board of directors that will be effective upon the effectiveness of the registration statement of which this prospectus is a part. The board of directors may also establish other committees from time to time to assist the Company and the board of directors. Upon the effectiveness of the registration statement of which this prospectus is a part, the composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations, if applicable. Upon our listing on Nasdaq, each committee’s charter will be available on our website at www.bicara.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

Audit committee

Upon the effectiveness of the registration statement of which this prospectus is a part, Scott Robertson, Michael Powell and Carolyn Ng will serve on the audit committee, which is chaired by Mr. Robertson. Our board of directors has determined that each are “independent” for audit committee purposes as that term is defined by the rules of the SEC and Nasdaq, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Mr. Robertson as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	reviewing and discussing with management and our board of directors our cybersecurity risks, including information security and technology risks;

•	reviewing and discussing with management and our board of directors our cybersecurity risks, including information security and technology risks;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

•	reviewing quarterly earnings releases; and

•	reviewing our major risk exposures, including financial, operational, cybersecurity, competition, legal and regulatory exposures.

Compensation committee

Upon the effectiveness of the registration statement of which this prospectus is a part, Michael Powell, Christopher Bowden, and Kate Haviland will serve on the compensation committee, which is chaired by Mr. Powell. Our board of directors has determined that each member of the compensation committee is “independent” as defined in the applicable Nasdaq rules. The compensation committee’s responsibilities include:

•	annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and President;

•

evaluating the performance of our Chief Executive Officer and President in light of such corporate goals and objectives and based on such evaluation: (i) recommending to the board of directors the cash compensation of our Chief Executive Officer and President, and (ii) reviewing and approving grants and awards to our Chief Executive Officer and President under equity-based plans;

•	reviewing and approving the cash compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•

reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

•	retaining and approving the compensation of any compensation advisors;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and recommending to the board of directors the compensation of our directors; and

•	preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement.

Nominating and corporate governance committee

Upon the effectiveness of the registration statement of which this prospectus is a part, Nils Lonberg, Jake Simson and Kiran Mazumdar-Shaw will serve on the nominating and corporate governance committee, which is chaired by Dr. Lonberg. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable Nasdaq rules. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and recommending to the board of directors appropriate corporate governance guidelines; and

•	overseeing the evaluation of our board of directors.

Compensation committee interlocks and insider participation

None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Compensation recovery

In connection with this offering, we adopted a compensation recovery policy that applies to our officers. Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our chief executive officer and chief financial officer. The SEC also recently adopted rules which direct national stock exchanges to require listed companies to implement policies intended to recoup bonuses paid to executives if the company is found to have misstated its financial results.

Corporate governance

In connection with this offering, we adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions. Following the effectiveness of the registration statement of which this prospectus is a part, a current copy of this code will be posted on the Corporate Governance section of our website, which is located at www.bicara.com. The information on our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Limitations on liability and indemnification maters

As permitted by Delaware law, provisions in our fifth amended and restated certificate of incorporation, which will become effective immediately prior to the closing of this offering, and amended and restated bylaws, which will become effective upon the effectiveness of this registration statement, limit or eliminate the personal liability of officers and directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, an officer or director exercise an informed business judgment based on all material information reasonably available to him or her. Consequently, an officer or director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as an officer or director, except for liability for:

•	any breach of the officer or director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for our directors, unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the Delaware General Corporation Law, or DGCL;

•	for our officers, any derivative action by or in the right of the corporation;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as injunctive relief or rescission. These provisions will not alter an officer or director’s liability under other laws, such as the federal securities laws or other state or federal laws. Our fifth amended and restated certificate of incorporation that will become effective immediately prior to the closing of this offering also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Delaware law, our amended and restated bylaws, which will become effective upon the effectiveness of this registration statement will provide that:

•	we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law;

•	we must advance expenses to our directors and officers, and may advance expenses to our employees and other agents, in connection with a legal proceeding to the fullest extent permitted by law; and

•	the rights provided in our amended and restated bylaws are not exclusive.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director or officer, then the liability of our directors or officers will be so eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated bylaws will also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification. We have obtained such insurance.

In addition to the indemnification that will be provided for in our fifth amended and restated certificate of incorporation and amended and restated bylaws, we plan to enter into separate indemnification agreements with each of our directors and executive officers, which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, expenses, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

This description of the indemnification provisions of our fifth amended and restated certificate of incorporation, our amended and restated bylaws and our indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to the registration statement of which this prospectus forms a part.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy. Prior to 180 days after the date of this offering, subject to early termination, the sale of any shares under such plans would be prohibited by the lock-up agreement that the director or officer has entered into with the underwriters.

EXECUTIVE COMPENSATION

The following discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Exchange Act. The compensation provided to our named executive officers, or NEOs, for the year ended December 31, 2023 is detailed in the “2023 Summary Compensation Table” and accompanying footnotes and narrative that follow. Our NEOs for the year ended December 31, 2023, which consist of our Chief Executive Officer and the two most highly compensated executive officers (other than our Chief Executive Officer) who were serving as our executive officers on December 31, 2023, are:

•	Claire Mazumdar, Ph.D., M.B.A., our Chief Executive Officer;

•	Ryan Cohlhepp, Pharm.D., our President and Chief Operating Officer; and

•	Ivan Hyep, M.B.A., our Chief Financial Officer.

2023 Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by, or paid to our NEOs for services rendered to us in all capacities during the fiscal year ended December 31, 2023.

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total($)
Claire Mazumdar, Ph.D., M.B.A.	2023	450,000	180,000	3,893,323	20,000	4,543,323
Chief Executive Officer
Ryan Cohlhepp, Pharm.D.	2023	450,000	190,000	2,498,786	20,000	3,158,786
President and Chief Operating Officer
Ivan Hyep, M.B.A.	2023	350,000	247,500	1,883,243	—	2,480,743
Chief Financial Officer

(1)

The amounts reported include annual bonuses earned by our NEOs during the fiscal year ended December 31, 2023 ($180,000 for Dr. Mazumdar, $180,000 for Dr. Cohlhepp, and $122,500 for Mr. Hyep). In the case of Dr. Cohlhepp, the amount reported also includes referral bonuses in an aggregate amount of $10,000 and, in the case of Mr. Hyep, the amount reported also includes a retention bonus in an amount of $125,000.

(2)

The amounts reported represent the aggregate grant date fair value of stock options awarded to our NEOs during the fiscal year ended December 31, 2023, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, disregarding estimated forfeitures related to service-based vesting. For a description of the assumptions used in determining these values, see Note 11 of our consolidated financial statements included elsewhere in this prospectus. The amount reported in this column reflects the accounting cost for the stock options and does not correspond to the actual economic value that may be received by our NEOs upon the exercise of the stock options or any sale of the underlying shares.

(3)	The amounts reported represent milestone bonuses earned in connection with our Series B preferred stock financing, as described below under “2023 Cash Incentive Compensation”.

Narrative to the 2023 Summary Compensation Table

2023 Base Salaries

Our NEOs each receive a base salary to compensate them for services rendered to us. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. Base salaries are reviewed annually, typically in connection with our annual performance review process, approved by our board of directors or the compensation committee of our board of directors, or the compensation committee, and may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience.

For the fiscal year ended December 31, 2023, the annual base salaries for Dr. Mazumdar, Dr. Cohlhepp, and Mr. Hyep were $450,000, $450,000, and $350,000, respectively. Effective as of January 1, 2024, the annual base salaries for Dr. Mazumdar, Dr. Cohlhepp, and Mr. Hyep were increased to $500,000, $500,000, and $425,000, respectively, reflecting merit-based increases.

2023 Cash Incentive Compensation

For the fiscal year ended December 31, 2023, each of our NEOs was eligible to earn an annual bonus based on the Company’s achievement of certain non-formulaic performance objectives, as determined by our board of directors. The target annual bonus for 2023 for Dr. Mazumdar, Dr. Cohlhepp, and Mr. Hyep were 40%, 40%, and 35%, respectively, of the NEO’s applicable annual base salary. The annual bonus earned by each NEO with respect to the fiscal year ended December 31, 2023 was $180,000 for each of Dr. Mazumdar and Dr. Cohlhepp and $122,500 for Mr. Hyep. Effective as of January 1, 2024, the target annual bonus for each of Dr. Mazumdar, Dr. Cohlhepp, and Mr. Hyep was increased to 45%, 45% and 40%, respectively, of the NEO’s annual base salary, reflecting merit-based increases.

On September 26, 2021, we entered into a retention bonus letter agreement with Mr. Hyep, or the Hyep Retention Letter, that provides for a retention bonus in the aggregate amount of $500,000, payable in four equal installments on each of June 1, 2022, 2023, 2024, and 2025, subject to Mr. Hyep’s continued service with us through the applicable payment date. The $125,000 retention bonus earned by Mr. Hyep during the fiscal year ended December 31, 2023 is reported under the “Bonus” column in the “2023 Summary Compensation Table” above. In the event that Mr. Hyep’s employment terminates prior to June 1, 2025 for any reason other than a termination by the Company without “cause” (as defined in Mr. Hyep’s Amended Employment Agreement (as defined below)) or a termination by Mr. Hyep for “good reason”, Mr. Hyep is obligated to repay to the Company the final $125,000 installment of the retention bonus.

In addition, during the fiscal year ended December 31, 2023, Dr. Cohlhepp received two referral bonuses in an aggregate amount equal to $10,000, as reported under the “Bonus” column in the “2023 Summary Compensation Table” above. Under the Company’s referral bonus program, employees are eligible to receive a referral bonus in the amount of $5,000 for each new hire referred to the Company, which amount is payable on the six-month anniversary of the referred employee’s start date with the Company.

Furthermore, Dr. Mazumdar and Dr. Cohlhepp each earned $20,000 in milestone bonuses in connection with the Company’s completion of its Series B preferred stock financing and the Company’s achievement of certain Series B preferred stock financing goals, as reported under the “Non-Equity Incentive Plan Compensation” column in the “2023 Summary Compensation Table” above.

Equity-based Compensation

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture, and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants promote executive retention because they incentivize our executive officers to remain in our employment during the vesting period.

Accordingly, our board of directors periodically reviews the equity incentive compensation of our executive officers and may grant equity incentive awards to them from time to time. During the fiscal year ended December 31, 2023, we granted option awards to our NEOs under our 2019 Plan, as described in more detail in the “Outstanding Equity Awards at 2023 Fiscal Year-End” table below.

Perquisites or Personal Benefits

Perquisites and other personal benefits are not a significant component of our executive compensation program. Accordingly, we do not provide perquisites or personal benefits to our NEOs.

401(k) Plan

We currently maintain a tax-qualified 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Our 401(k) plan is intended to qualify for favorable tax treatment under Section 401(a) of the Code and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. We did not provide any matching or discretionary contributions under the 401(k) plan during the fiscal year ended December 31, 2023. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our NEOs.

Executive Employment Arrangements

Prior employment arrangements in place during the 2023 fiscal year

Claire Mazumdar, Ph.D., M.B.A.

Effective as of January 6, 2020, the Company entered into an employment agreement with Dr. Mazumdar, as amended by the First Amendment to Employment Agreement effective as of November 3, 2023, for the position of Chief Executive Officer, or the Prior Mazumdar Employment Agreement. The Prior Mazumdar Employment Agreement provided for Dr. Mazumdar’s at-will employment, and an initial annual base salary and initial target annual incentive compensation amount, each of which has subsequently been increased as described above under “2023 Base Salaries” and “2023 Cash Incentive Compensation”. The Prior Mazumdar Employment Agreement also provided for an initial grant of a number of shares of restricted stock. Under the terms of the Prior Mazumdar Employment Agreement, Dr. Mazumdar was eligible to participate in the employee benefit plans generally available to employees, subject to the terms of those plans.

In addition, the Prior Mazumdar Employment Agreement provided that in the event that Dr. Mazumdar’s employment was terminated by the Company without “cause” or she resigned for “good reason” (as each term was defined in the Prior Mazumdar Employment Agreement), subject to Dr. Mazumdar’s execution and the effectiveness of a separation agreement, including a general release of claims in the Company’s favor, she would have been entitled to receive (i) base salary continuation for 12 months following termination, (ii) subject to the Company’s attainment of the applicable performance goals for the applicable fiscal year, a pro-rated portion of her target cash incentive compensation for the year of termination, (iii) subject to Dr. Mazumdar’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, payment of the portion of the premium equal to the amount that the Company would have paid to provide health insurance to Dr. Mazumdar had she remained employed with the Company until the earliest of (A) 12 months following termination, (B) Dr. Mazumdar’s eligibility for group medical plan benefits under any other employer’s group medical plan, or (C) the end of Dr. Mazumdar’s COBRA health continuation period, and (iv) if such termination had occurred within 12 months immediately following a “sale event” (as such term was defined in the Prior Mazumdar Employment Agreement), accelerated vesting of all time-based stock options held by Dr. Mazumdar.

Pursuant to the Prior Mazumdar Employment Agreement, in the event that Dr. Mazumdar’s employment terminated for any reason, she would have been entitled to receive any earned but unpaid annual bonus for the year prior to the year of termination. Pursuant to the Prior Mazumdar Employment Agreement, in the event that Dr. Mazumdar’s employment terminated due to her death or disability, she would have been entitled to receive a pro-rated portion of her target cash incentive compensation for the year of termination, subject to the Company’s attainment of the applicable performance goals for such year.

Dr. Mazumdar also entered into a standard form agreement with respect to confidential information, intellectual property assignment and non-competition and non-solicitation restrictions.

Ryan Cohlhepp, Pharm.D.

Effective as of October 19, 2020, the Company entered into an employment agreement with Dr. Cohlhepp, as amended by the First Amendment to Employment Agreement effective as of November 3, 2023, for the position of President and Chief Operating Officer, or the Prior Cohlhepp Employment Agreement. The Prior Cohlhepp Employment Agreement provided for Dr. Cohlhepp’s at-will employment, and an initial annual base salary and initial target annual incentive compensation amount, each of which has subsequently been increased as described above under “2023 Base Salaries” and “2023 Cash Incentive Compensation”. The Prior Cohlhepp Employment Agreement also provided for an initial grant of a number of shares of restricted stock. Under the Prior Cohlhepp Employment Agreement, Dr. Cohlhepp was eligible to participate in the employee benefit plans generally available to employees, subject to the terms of those plans.

In addition, the Prior Cohlhepp Employment Agreement provided that in the event that Dr. Cohlhepp’s employment was terminated by the Company without “cause” or he resigned for “good reason” (as each term was defined in the Prior Cohlhepp Employment Agreement), subject to Dr. Cohlhepp’s execution and the effectiveness of a separation agreement, including a general release of claims in the Company’s favor, he would have been entitled to receive (i) base salary continuation for 12 months following termination, (ii) subject to the Company’s attainment of the applicable performance goals for the applicable fiscal year, a pro-rated portion of his target cash incentive compensation for the year of termination, (iii) subject to Dr. Cohlhepp’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, payment of the portion of the premium equal to the amount that the Company would have paid to provide health insurance to Dr. Cohlhepp had he remained employed with the Company until the earliest of (A) 12 months following termination, (B) Dr. Cohlhepp’s eligibility for group medical plan benefits under any other employer’s group medical plan, or (C) the end of Dr. Cohlhepp’s COBRA health continuation period, and (iv) if such termination had occurred within 12 months immediately following a “sale event” (as such term was defined in the Prior Cohlhepp Employment Agreement), accelerated vesting of all time-based stock options held by Dr. Cohlhepp.

Pursuant to the Prior Cohlhepp Employment Agreement, in the event that Dr. Cohlhepp’s employment terminated for any reason, he would have been entitled to receive any earned but unpaid annual bonus for the year prior to the year of termination. Pursuant to the Prior Cohlhepp Employment Arrangement, in the event that Dr. Cohlhepp’s employment terminated due to his death or disability, he would have been entitled to receive a pro-rated portion of his target cash incentive compensation for the year of termination, subject to the Company’s attainment of the applicable performance goals for such year.

Dr. Cohlhepp also entered into a standard form agreement with respect to confidential information, intellectual property assignment and non-competition and non-solicitation restrictions.

Ivan Hyep, M.B.A.

On February 8, 2021, the Company entered into an offer letter with Mr. Hyep, as amended by the First Amendment to Employment Agreement effective as of November 3, 2023 for the position of Chief Financial

Officer, or the Prior Hyep Employment Arrangement. The Prior Hyep Employment Arrangement provided for Mr. Hyep’s at-will employment, and an initial annual base salary and initial target annual incentive compensation amount, each of which has subsequently been increased as described above under “2023 Base Salaries” and “2023 Cash Incentive Compensation”. The Prior Hyep Employment Arrangement also provided for an initial grant of a number of shares of restricted stock or a stock option award. Under the Prior Hyep Employment Arrangement, Mr. Hyep was eligible to participate in the employee benefit plans generally available to employees, subject to the terms of those plans.

In addition, the Prior Hyep Employment Arrangement provided that in the event that Mr. Hyep’s employment was terminated by the Company without “cause” (as such term was defined in the Prior Hyep Employment Arrangement), subject to Mr. Hyep’s signing and not revoking a separation agreement and release of claims in the Company’s favor, he would have been entitled to receive (i) base salary continuation for 12 months following termination, and (ii) subject to Mr. Hyep’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, payment of the portion of the premium equal to the amount that the Company would have paid to provide health insurance to Mr. Hyep had he remained employed with the Company until the earliest of (A) 12 months following termination, (B) Mr. Hyep’s eligibility for group medical plan benefits under any other employer’s group medical plan, or (C) the end of Mr. Hyep’s COBRA health continuation period.

Mr. Hyep also entered into a standard form agreement with respect to confidential information, intellectual property assignment and non-competition and non-solicitation restrictions.

Employment arrangements in place during the 2024 fiscal year

Amended Employment Agreements

Effective as of March 1, 2024, the Company entered into amended and restated employment agreements with Dr. Mazumdar, Dr. Cohlhepp, and Mr. Hyep (collectively, the “Amended Employment Agreements”), that supersede in all respects all prior employment agreements, offer letters and severance agreements between Dr. Mazumdar, Dr. Cohlhepp, Mr. Hyep, respectively, and the Company, including the Prior Mazumdar Employment Agreement, the Prior Cohlhepp Employment Agreement, and the Prior Hyep Employment Arrangement, each as described above.

Under the Amended Employment Agreements, each of the NEOs continues to serve in their respective roles on an at-will basis. The Amended Employment Agreements provide for each NEO’s base salary, which is subject to periodic review by our board of directors or the compensation committee, and a target annual cash incentive opportunity, with the actual amount of any annual cash bonus determined by our board of directors or the compensation committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Each NEO’s current base salary and target annual cash incentive opportunity is described above under “2023 Base Salaries” and “2023 Cash Incentive Compensation”. The NEOs are also eligible to participate in the Company’s U.S. employee benefit plans available to employees, subject to the terms of those plans.

Pursuant to the Amended Employment Agreements, in the event that an NEO’s employment is terminated by the Company without “cause” or the NEO resigns for “good reason”, in either case outside of the one-year period following a “change in control” (as each such term is defined in the Amended Employment Agreements), subject to the applicable NEO signing a separation agreement and release of claims in the Company’s favor and such separation agreement and release becoming fully effective no more than 60 days after the termination date, such NEO will be entitled to receive (i) base salary continuation for 12 months following termination, (ii) subject to the Company’s attainment of the applicable pre-established performance goals for the year of termination, a pro-rated portion of such NEO’s target cash incentive compensation for the year of termination, or Pro-Rata Bonus, and (iii) subject to the applicable NEO’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, payment of the portion of the premium equal to the amount that we would have paid to provide health insurance to such NEO had he or she remained employed with the Company until the earliest of (A) 12 months following termination, (B) the applicable NEO’s eligibility for group medical plan benefits under any other employer’s group medical plan, or (C) the end of the applicable NEO’s COBRA health continuation period.

Pursuant to the Amended Employment Agreements, in lieu of the payments and benefits described in the preceding sentence, in the event that the NEO’s employment is terminated by the Company without cause or the NEO resigns for good reason, in either case within one year following a change in control, subject to the applicable NEO signing a separation agreement and release of claims in the Company’s favor and such separation agreement and release becoming fully effective no more than 60 days after the termination date, such NEO will be entitled to receive (i) 12 months of such NEO’s then-current annual base salary (or such NEO’s annual base salary in effect immediately prior to the change in control, if higher), payable in a lump sum, (ii) a Pro-Rata Bonus, (iii) subject the applicable NEO’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, payment of the portion of the premium equal to the amount that the Company would have paid to provide health insurance to such NEO had he or she remained employed with the Company until the earliest of (A) 12 months following termination, (B) the applicable NEO’s eligibility for group medical plan benefits under any other employer’s group medical plan, or (C) the end of the applicable NEO’s COBRA health continuation period, and (iv) full accelerated vesting of 100% of all stock options and other stock-based awards subject solely to time-based vesting held by such NEO.

Pursuant to the Amended Employment Agreements, in the event that an NEO’s employment is terminated for any reason, such NEO will be entitled to receive any earned but unpaid annual bonus for the year prior to the year of termination. In the event that an NEO’s employment is terminated due to the NEO’s death or disability, such NEO will also be entitled to receive a Pro-Rata Bonus.

Pursuant to the Amended Employment Agreements, if the payments and benefits payable to the applicable NEO in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the applicable NEO than if he or she had been paid the full amount of such payments and benefits, with such amount subject to the excise tax.

The standard form agreement with respect to confidential information, intellectual property assignment and non-competition and non-solicitation restrictions that the NEOs entered into before this offering remains in full force and effect.

Second Amended Employment Agreements

Effective as of and subject to the closing of this offering, the Company entered into second amended and restated employment agreements with Dr. Mazumdar, Dr. Cohlhepp, and Mr. Hyep (collectively, the “Second Amended Employment Agreements”), that supersede in all respects all prior employment agreements, offer letters and severance agreements between Dr. Mazumdar, Dr. Cohlhepp, Mr. Hyep, respectively, and the Company, including the Amended Employment Agreements, described above.

Under the Second Amended Employment Agreements, each of the NEOs continues to serve in their respective roles on an at-will basis. The Second Amended Employment Agreements provide for each NEO’s base salary, which is subject to periodic review by our board of directors or the compensation committee, and a target annual cash incentive opportunity, with the actual amount of any annual cash bonus determined by our board of directors or the compensation committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Dr. Mazumdar, Dr. Cohlhepp and Mr. Hyep’s initial Base Salary (as defined in Second Amended Employment Agreements) will be $560,000, $560,000 and $470,000, respectively and their initial Target Bonus (as defined in Second Amended Employment Agreements) will be 55%, 50% and 40%, respectively. The NEOs are also eligible to participate in the Company’s U.S. employee benefit plans available to employees, subject to the terms of those plans.

Pursuant to the Second Amended Employment Agreements, in the event that an NEO’s employment terminates for any reason, the NEO shall be entitled to (i) any Base Salary earned through the Date of Termination (as defined in the Second Amended Employment Agreements); (ii) unpaid expense reimbursements (iii) if the Date of Termination occurs after the completion of a calendar year but prior to the payment of annual bonuses for such year, the Company will pay the NEO the bonus amount that the Executive otherwise would have earned if the NEO remained employed on the date of payment, as determined in the sole discretion of the board or compensation committee; and (iv) any vested benefits the NEO may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans. In addition, if the NEO’s employment with the Company is terminated due to the NEO’s death or disability, then subject to the Company’s attainment of the applicable preestablished performance goals for the calendar year in which the Date of Termination occurs, if any, a pro rata portion of the Target Bonus which would have been earned by the NEO with respect to such calendar year, based upon the number of days the NEO was employed with the Company during such calendar year.

Pursuant to the Second Amended Employment Agreements, in the event that an NEO’s employment is terminated by the Company without “Cause” or the NEO resigns for “Good Reason,” in either case outside of a “Change in Control Period” (as each term is defined in the Second Amended Employment Agreements), subject to the applicable NEO signing a separation agreement and release of claims in the Company’s favor and such separation agreement and release becoming fully effective no more than 60 days after the termination date (a “Release”), such NEO will be entitled to receive (i) Base Salary continuation for 12 months following termination, (ii) subject to the applicable NEO’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, payment of the portion of the premium equal to the amount that we would have paid to provide health insurance to such NEO had he or she remained employed with the Company until the earliest of (A) 12 months following termination, (B) the applicable NEO’s eligibility for group medical plan benefits under any other employer’s group medical plan, or (C) at the end of the applicable NEO’s COBRA health continuation period.

Pursuant to the Second Amended Employment Agreements, in lieu of the payments and benefits described in the preceding paragraph, in the event that the NEO’s employment is terminated by the Company without Cause or the NEO resigns for Good Reason, in either case within a “Change in Control Period” and the “Change in Control” is not a “Specified Transaction” (as those terms are defined in the Second Amended Employment Agreements), subject to the applicable NEO signing and not revoking a Release, the NEO will be entitled to receive (i) the NEO’s then-current Base Salary (or such NEO’s annual Base Salary in effect immediately prior to the Change in Control, if higher), payable in a lump sum, (ii) subject to applicable NEO’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, payment of the portion of the premium equal to the amount that the Company would have paid to provide health insurance to such NEO had he or she remained employed with the Company until the earliest of (A) 12 months following termination, (B) the applicable NEO’s eligibility for group medical plan benefits under any other employer’s group medical plan, or (C) the end of the applicable NEO’s COBRA health continuation period, and (iii) full accelerated vesting of 100% of all stock options and other stock-based awards subject solely to time-based vesting held by such NEO.

Pursuant to the Second Amended Employment Agreements, in the event that the NEO’s employment is terminated by the Company without Cause or the NEO resigns for Good Reason, in either case within a Change in Control Period and the Change in Control is a Specified Transaction, subject to the applicable NEO entering into and not revoking a Release, and lieu of the payments and benefits in the preceding paragraphs, (1) Dr. Mazumdar and Dr. Cohlhepp shall receive (i) a lump sum cash in the amount of 1.5 x the sum of their respective Base Salary and Target Bonus, (ii) subject to applicable NEO’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, payment of the portion of the premium equal to the amount that the Company would have paid to provide health insurance to such NEO had they remained employed with the Company until the earliest of (A) 18 months following the Date of Termination, (B) the applicable NEO’s eligibility for group medical plan benefits under any other employer’s group medical plan, or (C) the end of the applicable NEO’s COBRA health continuation period, and (iii) full accelerated vesting of 100% of all stock options and other stock-based awards subject solely to time-based vesting held by such NEO, (2) Mr. Hyep shall receive (i) a lump sum cash in the amount of his Base Salary and Target Bonus; and (ii) subject to his copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, payment of the portion of the premium equal to the amount that the Company would have paid to provide health insurance had he remained employed with the Company until the earliest of (A) 12 months following the Date of Termination, (B) his eligibility for group medical plan benefits under any other employer’s group medical plan, or (C) the end of his COBRA health continuation period, and (iii) full accelerated vesting of 100% of all stock options and other stock-based awards subject solely to time-based vesting held by Mr. Hyep.

Pursuant to the Second Amended Employment Agreements, the Change in Control Period shall be the one-year period following the Change in Control, provided that if the Change in Control is a Specified Transaction, the Change in Control Period shall also include the 3 months before the Change in Control.

Pursuant to the Amended Employment Agreements, if the payments and benefits payable to the applicable NEO in connection with a Change in Control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the applicable NEO than if he or she had been paid the full amount of such payments and benefits, with such amount subject to the excise tax.

The standard form agreement with respect to confidential information, intellectual property assignment and non-competition and non-solicitation restrictions that the NEOs entered into before this offering remains in full force and effect.

Compensation Recovery Policy

In accordance with the requirements of the Dodd-Frank Act, final SEC rules, and applicable Nasdaq listing standards, our board of directors adopted a compensation recovery policy, which will become effective upon the date on which the registration statement of which this prospectus is part is declared effective by the SEC. The compensation recovery policy will provide that in the event we are required to prepare a restatement of financial statements due to material noncompliance with any financial reporting requirement under securities laws, we will seek to recover any incentive-based compensation that was based upon the attainment of a financial reporting measure and that was received by any current or former executive officer during the three-year period preceding the date that the restatement was required if such compensation exceeds the amount that the executive officer would have received based on the restated financial statements.

Outstanding Equity Awards at Fiscal 2023 Year-End

The following table sets forth information concerning outstanding equity awards held by the NEOs as of December 31, 2023.

			Option Awards(1)					Stock Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Claire Mazumdar, Ph.D., M.B.A.	9/15/2020	2/25/2020	—		—		—	—	1,041	(3)	5,682
	9/15/2020	1/6/2020	—		—		—	—	12,154	(4)	66,287
	11/19/2021	11/8/2021	48,617	(3)	48,617	(3)	$4.10	11/19/2031
	11/19/2021	11/8/2021	4,167	(3)	4,167	(3)	$4.10	11/19/2031
	10/4/2022	10/4/2022	16,227	(3)	48,682	(3)	$4.44	10/4/2032
	4/5/2023	4/5/2023	22,989	(3)	160,923	(3)	$3.79	4/5/2033
	8/8/2023	8/8/2023	23,293	(3)	349,400	(3)	$3.79	8/8/2033
	12/14/2023	12/14/2023	—		595,012	(3)	$5.45	12/14/2033
Ryan Cohlhepp, Pharm.D.	9/28/2020	10/19/2020	—		—			—	23,614	(4)	128,785
	9/28/2020	10/19/2020	—		—			—	4,167	(3)	22,727
	11/19/2021	11/8/2021	23,614	(3)	23,614	(3)	$4.10	11/19/2031
	11/19/2021	11/8/2021	4,167	(3)	4,167	(3)	$4.10	11/19/2031
	10/4/2022	10/4/2022	16,227	(3)	48,682	(3)	$4.44	10/4/2032
	4/5/2023	4/5/2023	14,875	(3)	104,127	(3)	$3.79	4/5/2033
	8/8/2023	8/8/2023	15,179	(3)	227,693	(3)	$3.79	8/8/2033
	12/14/2023	12/14/2023	—		378,644	(3)	$5.45	12/14/2033

			Option Awards(1)					Stock Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Ivan Hyep, M.B.A.	2/22/2021	3/15/2021	—		—			—	20,836	(4)	113,634
	11/19/2021	11/8/2021	16,669	(3)	16,669	(3)	$4.10	11/19/2031
	10/4/2022	10/4/2022	16,227	(3)	48,682	(3)	$4.44	10/4/2032
	4/5/2023	4/5/2023	11,224	(3)	78,568	(3)	$3.79	4/5/2033
	8/8/2023	8/8/2023	11,798	(3)	176,982	(3)	$3.79	8/8/2033
	12/14/2023	12/14/2023	—		281,278	(3)	$5.45	12/14/2033

(1)	Each equity award was granted pursuant to and is subject to the terms of the 2019 Plan (as described below).
(2)	This amount is based on the fair market value of a share of our common stock of $5.45 as of December 31, 2023, as determined by our board of directors.
(3)

The shares underlying the stock option award or restricted stock award, as applicable, vest in 16 equal quarterly installments over a four-year period, commencing on the vesting commencement date, subject to the applicable NEO’s continued employment through the applicable vesting date. The award is also subject to certain accelerated vesting rights as set forth in the applicable NEO’s Amended Employment Agreement, as described above.

(4)

The shares underlying the stock option award or restricted stock award, as applicable, vest as follows: 25% of such shares vested on the first anniversary of the vesting commencement date, and the remaining 75% of the shares vest in 12 equal quarterly installments over the following three years, subject to the applicable NEO’s continued employment through the applicable vesting date. The award is also subject to certain accelerated vesting rights as set forth in the applicable NEO’s Amended Employment Agreement, as described above.

Employee Benefit and Equity Compensation Plans

2019 Stock Option and Grant Plan

The 2019 Plan was initially approved and adopted by our board of directors and stockholders on July 17, 2019 and has been subsequently amended from time to time thereafter to increase the number of shares reserved for issuance thereunder. Under the 2019 Plan, we have reserved an aggregate of 5,881,181 shares of our common stock for the issuance of stock options and other equity awards under the 2019 Plan. This number of shares of common stock reserved for issuance is subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization. As of June 30, 2024, options to purchase 4,621,209 shares of common stock and 14,006 shares of restricted stock were outstanding under the 2019 Plan. Our board of directors has determined not to make any further awards under the 2019 Plan following the closing of this offering, but all outstanding awards under the 2019 Plan will continue to be governed by their existing terms. The maximum number of shares that may be issued as incentive stock options under the 2019 Plan may not exceed 58,811,816 shares. In connection with this offering, we intend to adopt a new incentive equity plan under which we will grant equity-based awards following this offering, as described below under “2024 Stock Option and Grant Plan.” This summary is not a complete description of all provisions of the 2019 Plan and is qualified in its entirety by reference to the 2019 Plan, which will be filed as an exhibit to the registration statement of which this prospectus is part.

The shares of common stock underlying any awards that are forfeited, cancelled, reacquired by us prior to vesting, satisfied without the issuance of stock, or otherwise terminated (other than by exercise), or held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding under the 2019 Plan are added back to the shares of common stock available for issuance under the 2019 Plan (and, following the completion of this offering, will be added back to the shares of common stock available for issuance under the 2024 Plan (as defined below)).

Our board of directors has acted as administrator of the 2019 Plan. The administrator has full power to, among other things, select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, to accelerate at any time the exercisability or vesting of any award, and to determine the specific terms and conditions of each award, subject to the provisions of the 2019 Plan. Persons eligible to participate in the 2019 Plan are those full or part-time officers, employees, non-employee directors, consultants, and key persons as selected from time to time by the administrator in its discretion.

The 2019 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option will be determined by the administrator of the 2019 Plan but may not be less than 100% of the fair market value of our common stock on the date of grant, or in the case of an incentive stock option granted to a 10% owner, the exercise price shall not be less than 110% of the fair market value of our common stock on the date of grant. The term of each option is fixed by the 2019 Plan administrator and may not exceed ten years from the date of grant, or five years from the date of grant in the case of an incentive stock option granted to a 10% owner. The 2019 Plan administrator determines at what time or times each option may be exercised.

The 2019 Plan administrator may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include continued employment or other service relationship with us through a specified vesting period and/or the achievement of certain performance goals.

The 2019 Plan administrator may also grant shares of common stock that are free from any restrictions under the 2019 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

In the event of certain corporate transactions and events, including a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change to the Company’s capital stock, the 2019 Plan administrator shall make appropriate adjustments to the maximum number of shares reserved for issuance under the 2019 Plan, the number and kind of securities subject to outstanding awards under the 2019 Plan, and the repurchase or exercise price of any outstanding awards under the 2019 Plan.

Upon the effective time of a “sale event” (as defined in the 2019 Plan), all outstanding option awards granted under the 2019 Plan and the 2019 Plan shall terminate unless assumed or continued by a successor entity. In the event of such termination, individuals holding options will be permitted to exercise such options within a specified period of time prior to the sale event. In the event of a sale event, all unvested restricted stock awards and restricted stock units (other than those that become vested as a result of the sale event) will be forfeited unless assumed or continued by a successor entity. With respect to individuals holding restricted stock that is forfeited upon a sale event, such restricted stock shall be repurchased by the Company at a price per share equal to the original per share purchase price paid by the holder for such shares of restricted stock. In addition, in connection a sale event, we may make or provide for a cash payment to participants in exchange for the cancellation of their options (to the extent then vested and exercisable, including by reason of acceleration in connection with such sale event) or outstanding restricted stock or restricted stock units, in an amount equal to the difference between (a) the per share consideration in the sale event times the number of shares subject to such awards being cancelled and (b) the aggregate price paid, or exercise price, as applicable, if any, of the awards.

Our board of directors may amend or discontinue the 2019 Plan and the 2019 Plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under any outstanding award without the holder’s consent. Certain amendments to the 2019 Plan require the approval of our stockholders. The 2019 Plan administrator may exercise its discretion to reduce the exercise price of outstanding stock options or to effect repricing through the cancellation of outstanding stock options and grant of replacement awards.

No awards may be granted under the 2019 Plan after the date that is ten years from the effective date of the 2019 Plan.

2024 Stock Option and Grant Plan

Our 2024 Stock Option and Grant Plan, or the 2024 Plan, was adopted by our board of directors on July 25, 2024, approved by our stockholders on September 5, 2024, and will become effective upon the date immediately preceding the date on which the registration statement of which this prospectus is part is declared effective by the SEC. The 2024 Plan will replace the 2019 Plan as our board of directors has determined not to make additional awards under the 2019 Plan following the closing of our initial public offering. However, the 2019 Plan will continue to govern outstanding equity awards granted thereunder. The 2024 Plan allows us to make equity-based and cash-based incentive awards to our officers, employees, directors and consultants. The following summary describes the material terms of the 2024 Plan. This summary is not a complete description of all provisions of the 2024 Plan and is qualified in its entirety by reference to the 2024 Plan, which will be filed as an exhibit to the registration statement to which this prospectus is a part.

We have initially reserved 2,453,616 shares of our common stock for the issuance of awards under the 2024 Plan, or the Initial Limit. The 2024 Plan provides that the number of shares reserved and available for issuance under the 2024 Plan will automatically increase on January 1, 2025 and each January 1 thereafter during the term of the 2024 Plan, by (i) 5% of the sum of (A) the number of shares of our common stock issued and outstanding on the immediately preceding December 31, and (B) the number of shares of common stock issuable pursuant to the exercise of any outstanding pre-funded warrants to acquire such common stock for a nominal exercise price on the immediately preceding December 31 or (ii) such lesser number of shares as determined by our compensation committee, or the Annual Increase. The number of shares reserved under the 2024 Plan is subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization.

The shares we issue under the 2024 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards under the 2024 Plan and the 2019 Plan that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire, or are otherwise terminated (other than by exercise) will be added back to the shares of common stock available for issuance under the 2024 Plan.

The maximum number of shares of common stock that may be issued in the form of incentive stock options shall not exceed the Initial Limit, cumulatively increased on January 1, 2025 and on each January 1 thereafter by the lesser of the Annual Increase for such year or 2,453,616 shares of common stock.

The grant date fair value of all awards made under our 2024 Plan and all other cash compensation paid by us to any non-employee director in any calendar year for services as a non-employee director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable non-employee director is initially elected or appointed to the board of directors.

The 2024 Plan will be administered by our compensation committee. Our compensation committee has the full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted and the number of shares subject to such awards, to make any combination of awards to participants, to accelerate at any time the exercisability or vesting of any award, and to determine the specific terms and conditions of each award, subject to the provisions of the 2024 Plan. Persons eligible to participate in the 2024 Plan will be those full or part-time officers, employees, non-employee directors, and consultants as selected from time to time by our compensation committee in its discretion.

The 2024 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option will be determined by our compensation committee but may not be less than 100% of the fair market value of our common stock on the date of grant unless the option (i) is granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) is granted to an individual who is not subject to U.S. income tax, or (iii) complies with or is exempt from Section 409A of the Code. The term of each option will be fixed by our compensation committee and may not exceed ten years from the date of grant (or five years in the case of certain incentive stock options). Our compensation committee will determine at what time or times each option may be exercised.

Our compensation committee may award stock appreciation rights under the 2024 Plan subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price of each stock appreciation right generally may not be less than 100% of the fair market value of our common stock on the date of grant unless the share appreciation right (i) is granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) is granted to an individual who is not subject to U.S. income tax, or (iii) complies with or is exempt from Section 409A of the Code. The term of each stock appreciation right will be fixed by our compensation committee and may not exceed 10 years from the date of grant. Our compensation committee will determine at what time or times each stock appreciation right may be exercised.

Our compensation committee may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. Our compensation committee may also grant shares of common stock that are free from any restrictions under the 2024 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

Our compensation committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock.

Our compensation committee may grant cash bonuses under the 2024 Plan to participants, subject to the achievement of certain performance goals.

The 2024 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2024 Plan, an acquirer or successor entity may assume, continue, or substitute outstanding awards under the 2024 Plan. To the extent that awards granted under the 2024 Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, such awards shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all awards with time-based vesting, conditions, or restrictions will become fully vested and nonforfeitable as of the effective time of the sale event and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event in the administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, (i) individuals holding options and stock appreciation rights will be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event or (ii) we may make or provide for a payment, in cash or in kind, to participants holding vested and exercisable options and stock appreciation rights equal to the difference between the per share consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights and we may make or provide for a payment, in cash or in kind, to participants holding other vested awards.

Our board of directors may amend or discontinue the 2024 Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2024 Plan require the approval of our stockholders. The administrator of the 2024 Plan is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options and stock appreciation rights or effect the repricing of such awards through cancellation and re-grants without stockholder consent. No awards may be granted under the 2024 Plan after the date that is 10 years from the effective date of the 2024 Plan. No awards under the 2024 Plan have been made prior to the date of this prospectus.

2024 Employee Stock Purchase Plan

Our 2024 Employee Stock Purchase Plan, or the ESPP, was approved by our board of directors on July 25, 2024, approved by our stockholders on September 5, 2024, and will become effective on the date immediately preceding the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC. The ESPP is intended to have two components: a component intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code, or the 423 Component and a component that is not intended to qualify, or the Non-423 Component. Except as otherwise provided, the Non-423 Component will be operated and administered in the same manner as the 423 Component, except where prohibited by law. The following summary describes the material terms of the ESPP. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, which will be filed as an exhibit to the registration statement to which this prospectus is a part.

The ESPP initially reserves and authorizes the issuance of up to a total of 507,383 shares of our common stock to participating employees. The ESPP provides that the number of shares reserved and available for issuance will automatically increase on January 1, 2025 and each January 1 thereafter through January 1, 2034, by the least of (i) 1,014,766 shares of common stock, (ii) 1% of the sum of (A) the number of shares of our common stock issued and outstanding on the immediately preceding December 31, and (B) the number of shares of common stock issuable pursuant to the exercise of any outstanding, pre-funded warrants to acquire such common stock for a nominal exercise price on the immediately preceding December 31, or (iii) such number of shares of common stock as determined by the administrator of the ESPP. The number of shares reserved under the ESPP is subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization.

All individuals classified as employees on the payroll records of the Company or a “designated company” (as defined in the ESPP) as of the first day of the applicable offering period, or the Offering Date, are eligible to participate in the ESPP; provided that the administrator of the ESPP may determine, in advance of any offering period, that employees are eligible only if, as of the Offering Date, they (a) are customarily employed by us or a designated company for more than 20 hours a week, (b) are customarily employed by us or a designated company for more than five months per calendar year, and/or (c) have completed at least a minimum period of employment as determined by the administrator of the ESPP, provided such service requirement does not exceed two years of employment). However, any employee who owns, or as a result of participation in the ESPP would own or hold, 5% or more of the total combined voting power or value of all classes of our stock will not be eligible to purchase shares of common stock under the ESPP.

We may make one or more offerings each year to our employees to purchase shares under the ESPP. The offering periods under the ESPP will begin and end on the dates determined by the administrator of the ESPP; provided, that no offering will exceed 27 months in duration or overlap any other offering. Each eligible employee may elect to participate in any offering by submitting an enrollment form by such deadline as is established by the administrator of the ESPP.

Each employee who is a participant in the ESPP may purchase shares of our common stock by authorizing payroll deductions of up to 15% of his or her eligible compensation during an offering period. Unless the participating employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase shares of our common stock on the last day of the offering period at a price equal to 85% of the fair market value of the shares of common stock on the first day or the last day of the offering period, whichever is lower, provided that no more than a number of shares of common stock determined by dividing $25,000 by the fair market value of our common stock on the offering date of such offering (or such other lesser number of shares as may be established by the administrator) may be purchased by any one employee during any offering period. Under applicable tax rules, an employee may purchase no more than $25,000 worth of shares of our common stock, valued at the start of the offering period, under the ESPP for each calendar year during which any option granted to the employee is outstanding at any time.

In the case of and subject to the consummation of a “sale event,” as defined in the ESPP, the administrator of the ESPP, in its discretion, and on such terms and conditions as it deems appropriate, is authorized to take any one or more of the following actions under the ESPP or with respect to any right under the ESPP or to facilitate such transactions or events: (i) provide for either (A) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (B) the replacement of such outstanding option with other options or property selected by the administrator of the ESPP in its sole discretion; (ii) provide that the outstanding options under the ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (iii) make adjustments in the number and type of shares of common stock (or other securities or property) subject to outstanding options under the ESPP and/or in terms and conditions of outstanding options and options that may be granted in the future; (iv) provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering period will end; and (v) provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.

The accumulated payroll deductions of any employee who is not a participant on the last day of an offering period will be refunded. An employee’s rights under the ESPP terminate upon voluntary withdrawal from the plan or when the employee ceases employment with us for any reason.

The ESPP may be terminated or amended by our board of directors at any time. An amendment that increases the number of shares of our common stock authorized under the ESPP and certain other amendments require the approval of our stockholders.

Senior Executive Incentive Bonus Plan

On July 25, 2024, our board of directors adopted the Senior Executive Cash Incentive Bonus Plan, or Bonus Plan. The Bonus Plan provides for cash bonus payments based upon Company and individual performance targets established by our compensation committee. The payment targets will be related to financial and operational measures or objectives with respect to our Company, or corporate performance goals, as well as individual performance objectives. The following summary describes the material terms of the Bonus Plan. This summary is not a complete description of all provisions of the Bonus Plan and is qualified in its entirety by reference to the Bonus Plan, which is filed as an exhibit to the registration statement to which this prospectus is a part.

Our compensation committee may select corporate performance goals from among the following: developmental, publication, clinical, commercial, or regulatory milestones; cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation, and/or amortization); changes in the market price of our common stock; economic value-added; acquisitions, licenses, collaborations or strategic transactions; financing or other capital raising transactions; operating income (loss); return on capital, assets, equity or investment; stockholder returns; return on sales; total stockholder return; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of the Company’s common stock; bookings, new bookings or renewals; sales or market shares; number of prescriptions or prescribing physicians; coverage decisions; leadership development, employee retention and recruiting and other human resources matters; operating income and/or net annual recurring revenue; or any other performance goal selected by the compensation committee, any of which may be (A) measured in absolute terms, as compared to any incremental increase, (B) measured in terms of growth, as compared to results of a peer group, (C) measured against the market as a whole, compared to applicable market indices, and/or measured on a pre-tax or post-tax basis.

Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the compensation committee and communicated to each executive. The corporate performance goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the compensation committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period, but not later than 2.5 months after the end of the year in which such performance period ends. Subject to the rights contained in any agreement between the executive officer and us, an executive officer shall be required to be employed by us on the bonus payment date to be eligible to receive a bonus payment under the Bonus Plan. The Bonus Plan also permits the compensation committee to approve additional bonuses to executive officers in its sole discretion.

Equity Grants to Named Executive Officers Prior to Our Initial Public Offering

In August 2024, our board of directors approved option grants to certain employees of the Company, including our named executive officers, with Dr. Mazumdar, Dr. Cohlhepp, and Mr. Hyep being granted options to purchase 1,141,342, 513,874 and 378,644 shares of our common stock, respectively. The options were granted under our 2019 Plan and have an exercise price per share equal to $9.24. Subject to the completion of the initial public offering, which must occur no later than December 31, 2024, after which date these option grants shall be forfeited, the options will vest and become exercisable in sixteen (16) equal quarterly installments following their applicable vesting start date, in each case subject to the continued service relationship of the applicable named executive officer with the Company through each such vesting date.

DIRECTOR COMPENSATION

The following table presents the compensation awarded to, earned by, or paid to each person who served as a non-employee member of our board of directors for their services to us during the year ended December 31, 2023. Non-employee directors affiliated with TPG Life Sciences Innovations, Red Tree Venture Capital, RA Capital Management, F-Prime Capital, and Biocon, Ltd., including Drs. Ng, Lukatch, Simson, and Patel, and Ms. Mazumdar-Shaw, respectively, did not receive cash or equity compensation from us for their service as directors during 2023. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2023. During the year ended December 31, 2023, Drs. Mazumdar and Cohlhepp served as members of our board of directors and received no additional compensation for their services as members of our board of directors. The compensation for the year ended December 31, 2023 received by Drs. Mazumdar and Cohlhepp, as employees of the Company, is presented in the “2023 Summary Compensation Table” above. Dr. Cohlhepp resigned from our board of directors on March 2, 2023.

In August 2024, our board of directors approved option grants to certain members of our board of directors, with each of Ms. Haviland, Dr. Lonberg, Ms. Mazumdar-Shaw, Mr. Robertson, and Dr. Simson being granted options to purchase 23,746 shares of our common stock each, respectively, contingent on, and effective immediately following, the time the registration statement of which this prospectus is a part is declared effective by the SEC, or the IPO Effective Date, subject to the applicable directors’ continuous service with the Company through such date and the IPO Effective Date occurring no later than December 31, 2024. The options will be granted under our 2024 Plan and have an exercise price per share equal to an exercise price per share equal to the per share “price to the public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s initial public offering, which will be the fair market value of a share of our common stock on the grant date of the option. Subject to the applicable directors’ continued service relationship with us, the options will vest in full and become exercisable on the earlier of (i) our next annual meeting of stockholders following our initial public offering or (ii) the one-year anniversary of the grant. Such option grants will become fully vested and exercisable upon a sale of the Company.

2023 Director Compensation Table

Name (1)	Fees Earned or Paid in Cash($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Kate Haviland, M.B.A.(4)(5)	10,000	165,904	—	175,904
F. Stephen Hodi, M.D.(4)(6)	—	—	5,000	5,000
Vijay Kuchroo, D.V.M., Ph.D.(4)	30,000	120,657	—	150,657
Nils Lonberg, Ph.D.(4)	30,000	120,657	—	150,657
Heath Lukatch, Ph.D.(4)(7)	—	—	—	—
Kiran Mazumdar-Shaw(4)	—	—	—	—
Carolyn Ng, Ph.D.(4)(8)	—	—	—	—
Ketan Patel, M.D., M.B.A.(4)(9)(11)	—	—	—	—
Krishna Polu, M.D.(4)(10)	—	—	—	—
Scott Robertson, M.B.A.(4)(5)	10,000	165,904	—	175,904
Jake Simson, Ph.D.(4)(9)	—	—	—	—

(1)	The amounts reported represent the cash fees each director received for their services to our board of directors during the year ended December 31, 2023.
(2)

The amounts reported represent the aggregate grant date fair value of stock options awarded to our directors during the fiscal year ended December 31, 2023, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures related to service-based vesting. For a description of the assumptions used in determining these values, see Note 11 of our consolidated financial statements included elsewhere in this prospectus. The amount reported in this column reflects the accounting cost for the option and does not correspond to the actual economic value that may be received by our directors upon the exercise of the option or any sale of the underlying shares.

(3)

The amount reported represents cash fees paid to Dr. Hodi for services as Chairman of the Company’s Scientific Advisory Board in 2023. Pursuant to the terms of the Scientific Advisory Board Letter in effect with Dr. Hodi in 2023, Dr. Hodi was entitled to compensation of $110 per hour for services as Chair of the Scientific Advisory Board but not to exceed $1,667 per month.

(4)

As of December 31, 2023, Drs. Ng, Lukatch, Simson, Polu, and Patel did not hold any outstanding equity awards, and Ms. Haviland and Mr. Robertson did not hold any restricted stock. As of December 31, 2023, Drs. Hodi, Kuchroo, and Lonberg, Messes. Haviland and Mazumdar-Shaw and Mr. Robertson held outstanding options to purchase an aggregate of 11,112; 57,164; 49,003; 59,501; 8,334; and 59,501 shares of our common stock, respectively, and Drs. Hodi, Kuchroo, and Lonberg, and Ms. Mazumdar-Shaw held 1,389; 1,736; 1,041; and 1,041 shares of restricted stock, respectively.

(5)	Ms. Haviland and Mr. Robertson were appointed to our board of directors on September 21, 2023.
(6)	Dr. Hodi resigned from our board of directors on March 2, 2023.
(7)	Dr. Lukatch was appointed to our board of directors on August 3, 2023.
(8)	Dr. Ng was appointed to our board of directors on December 6, 2023.
(9)	Drs. Simson and Patel were appointed to our board of directors on March 2, 2023.
(10)	Dr. Polu resigned from our board of directors on August 3, 2023.
(11)	Dr. Patel resigned from our board of directors effective August 21, 2024 and is now a board observer.

Director Engagement Letters

We have entered into director engagement letters with Drs. Kuchroo, Lonberg, and Mazumdar, Messes. Mazumdar-Shaw and Haviland, and Mr. Robertson. Pursuant to these engagement letters, each such director received an initial stock option grant that vests in 16 equal quarterly installments over four years. In addition, pursuant to his or her respective director engagement letter, during 2023, Ms. Haviland and Mr. Robertson were each entitled to receive an annual cash retainer of $40,000 and Drs. Kuchroo and Lonberg were each entitled to receive an annual cash retainer of $30,000. The annual retainer for each of Drs. Kuchroo and Lonberg was increased to $40,000 effective September 22, 2023. Annual cash retainers are paid quarterly in arrears. Each director is eligible to receive reimbursement for their reasonable expenses incurred in attending board of directors meetings in accordance with our generally applicable reimbursement policies.

Effective as of April 5, 2023 and for the remainder of 2023, we were party to a Scientific Advisory Board Letter with Dr. Hodi, pursuant to which he was entitled to compensation of $110 per hour for services as Chair of the Scientific Advisory Board, not to exceed $1,667 per month.

Non-Employee Director Compensation Policy

In connection with this offering, our board of directors adopted a non-employee director compensation policy, to be effective as of the date on which the registration statement of which this prospectus is part is declared effective by the SEC. The policy will be designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, our non-employee directors will be eligible to receive cash retainers (which will be payable quarterly in arrears and prorated for partial years of service) and equity awards as set forth below:

Annual Retainer for Board Membership:
Members	$40,000
Additional retainer for non-executive chair	$20,000
Additional retainer for lead independent director	$30,000
Additional Annual Retainer for Committee Membership:

Audit Committee:
Members (other than chair)	$7,500
Chair	$15,000

Compensation Committee:
Members (other than chair)	$5,000
Chair	$10,000

Nominating and Corporate Governance Committee:
Members (other than chair)	$4,000
Chair	$8,000

In connection with the offering, each non-employee director who was a director as of August 1, 2024 and is serving as a member of the board of directors at such time will receive an Annual Award (as defined below), or IPO Award. IPO Awards will have an exercise price per share equal to the per share “price to the public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s initial public offering, expire ten years from the date of grant and vest in full on the earlier of (A) the one-year anniversary of the grant date or (B) the next Annual Meeting of Stockholders, subject to continued service through the applicable vesting period.

In addition, the non-employee director compensation policy provides that, upon initial election or appointment to our board of directors, each non-employee director will be granted a one-time stock option award to purchase 47,492 shares of our common stock, or Initial Award. The Initial Award will vest over three years from the grant date, with one-third vesting on the first anniversary of the grant date and the remainder vesting in equal monthly installments thereafter, subject to continued service through the applicable vesting date. The Initial Award will expire ten years from the date of grant and have an exercise price per share equal to the fair market value of our common stock on the date of grant.

Furthermore, on the date of each annual meeting of stockholders following the completion of this offering, each non-employee director (other than a director receiving an Initial Award) who continues as a non-employee director following such meeting will be granted an annual stock option award to purchase 23,746 shares of our common stock, or Annual Award. The Annual Award will vest on the earlier of (i) the one-year anniversary of the grant date or (ii) the next Annual Meeting of Stockholders, subject to continued service through the applicable vesting date. The Annual Award will expire ten years from the date of grant and have an exercise price per share equal to the fair market value of our common stock on the date of grant. Following the offering, if a non-employee director joins the board of directors on a date other than the date of our Annual Meeting of Stockholders, then, at the next Annual Meeting of Stockholders, in lieu of the Annual Award, such director will be granted a pro-rata portion of the Annual Award based on the number of full months between such director’s initial election or appointment and the such Annual Meeting of Stockholders.

The IPO Award, Initial Award and the Annual Award are subject to full accelerated vesting upon the sale of the Company.

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director for service as a non-employee director in a calendar year period will not exceed $1,000,000 in the first calendar year such individual becomes a non-employee director and $750,000 in any other calendar year.

We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions or series of transactions since January 1, 2021, to which we were or will be a party, in which:

•	the amount involved in the transaction exceeds, or will exceed, the lesser of $120,000 or one percent of the average of the Company’s total assets for the last two completed fiscal years; and

•

in which any of our executive officers, directors or holder of five percent or more of any class of our capital stock, including their immediate family members or affiliated entities, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and our directors are described elsewhere in this prospectus under the sections titled “Executive Compensation” and “Director Compensation.”

Private Placement of Securities

Simple Agreements for Future Equity

In March 2022, we entered into several simple agreements for future equity, or the SAFEs, pursuant to which we received approximately $5.4 million in exchange for our agreement to issue certain investors shares of our preferred stock upon the occurrence of subsequent financings of our preferred stock. The following table summarizes purchases of SAFEs by related persons:

Participant	Affiliated Director(s) or Officer(s)	Total Purchase Price
Glentech International(1)	Kiran Mazumdar-Shaw	$2,000,000.00
Carica Investments(2)	Kiran Mazumdar-Shaw	$2,000,000.00
Eric Mazumdar(3)	Claire Mazumdar, Ph.D.	$150,000.00

(1)	Such entity is a private company limited by shares of which Ms. Mazumdar-Shaw, a member of our board of directors, is the managing member.
(2)	Such entity is a partnership firm of which Ms. Mazumdar-Shaw, a member of our board of directors, is the managing partner.
(3)	Such investor is the brother of Dr. Mazumdar, our Chief Executive Officer and a member of our board of directors.

Series Seed Extension Preferred Stock Financings

Initial Closing

In April 2022, in connection with the initial closing of our Series Seed Extension preferred stock financing, we sold an aggregate of 25,940,144 shares of our Series Seed preferred stock at a purchase price of $1.00 per share for an aggregate purchase price of approximately $25.9 million (inclusive of approximately $10.0 million in outstanding principal and accrued interest of the Biocon Loan (as defined below) and $5.4 million of the SAFEs, which were converted into shares of Series Seed preferred stock). Each share of our Series Seed preferred stock will automatically convert into approximately 0.1082 shares of our common stock immediately prior to the completion of this offering. The following table summarizes purchases of our Series Seed preferred stock by related persons:

Participant	Affiliated Director(s) or Officer(s)	Shares of Series Seed Preferred Stock	Total Purchase Price
Biocon Pharma Inc.(1)	Kiran Mazumdar-Shaw	9,990,144	$9,990,144.00	(6)
Invus Public Equities, L.P.(2)	—	5,000,000	$5,000,000.00
Glentech International(3)	Kiran Mazumdar-Shaw	2,000,000	$2,000,000.00	(6)
Carica Investments(4)	Kiran Mazumdar-Shaw	2,000,000	$2,000,000.00	(6)
Eric Mazumdar(5)	Claire Mazumdar, Ph.D.	150,000	$150,000.00	(6)

(1)

Such entity is affiliated with Biocon Limited, which holds five percent or more of our capital stock. Ms. Mazumdar-Shaw is Executive Chairperson at Biocon Limited and a member of our board of directors.

(2)	Such entity holds five percent or more of our capital stock.
(3)	Such entity is a private company limited by shares of which Ms. Mazumdar-Shaw, a member of our board of directors, is the managing member.
(4)	Such entity is a partnership firm of which Ms. Mazumdar-Shaw, a member of our board of directors, is the managing partner.
(5)	Such investor is the brother of Dr. Mazumdar, our Chief Executive Officer and a member of our board of directors.
(6)	No cash consideration. Balances in the amounts listed above under convertible agreements or SAFEs with the Company were exchanged for Series Seed preferred stock.

Second Closing

In July 2022, in connection with the second closing of our Series Seed Extension preferred stock financing, we sold an aggregate of 5,600,000 shares of our Series Seed preferred stock at a purchase price of $1.00 per share for an aggregate purchase price of $5.6 million. Each share of our Series Seed preferred stock will automatically convert into approximately 0.1082 shares of our common stock immediately prior to the completion of this offering. The following table summarizes purchases of our Series Seed preferred stock by related persons:

Participant	Affiliated Director(s) or Officer(s)	Shares of Series Seed Preferred Stock	Total Purchase Price
Glentech International(1)	Kiran Mazumdar-Shaw	1,000,000	$1,000,000.00
Carica Investments(2)	Kiran Mazumdar-Shaw	2,000,000	$2,000,000.00

(1)	Such entity is a private company limited by shares of which Ms. Mazumdar-Shaw, a member of our board of directors, is the managing member.
(2)	Such entity is a partnership firm of which Ms. Mazumdar-Shaw, a member of our board of directors, is the managing partner.

Third Closing and Fourth Closings

In September 2022, in connection with the third and fourth closings of our Series Seed Extension preferred stock financing, we sold an aggregate of 10,250,000 shares of our Series Seed preferred stock at a purchase price of $1.00 per share for an aggregate purchase price of $10.2 million. Each share of our Series Seed preferred stock will automatically convert into approximately 0.1082 shares of our common stock immediately prior to the completion of this offering. The following table summarizes purchases of our Series Seed preferred stock by related persons:

Participant	Affiliated Director(s) or Officer(s)	Shares of Series Seed Preferred Stock	Total Purchase Price
Red Tree Venture Fund, L.P.(1)	Heath Lukatch, PhD	7,500,000	$7,500,000.00
Invus Public Equities, L.P.(2)	—	2,500,000	$2,500,000.00

(1)	Such entity is affiliated with Red Tree, which holds five percent or more of our capital stock. Dr. Lukatch is a partner at Red Tree and a member of our board of directors.
(2)	Such entity holds five percent or more of our capital stock.

Series B Preferred Stock Financing

Initial Closing and Additional Closing

In March 2023, in connection with the initial and additional closings of our Series B preferred stock financing, we sold an aggregate of 37,073,162 shares of our Series B preferred stock at a purchase price of $1.025 per share for an aggregate purchase price of approximately $38.0 million. Each share of our Series B preferred stock will automatically convert into approximately 0.1082 shares of our common stock immediately prior to the completion of this offering. The following table summarizes purchases of our Series B preferred stock by related persons:

Participant	Affiliated Director(s) or Officer(s)	Shares of Series B Preferred Stock	Total Purchase Price
RA Capital Healthcare Fund, L.P.(1)	Jake Simson, Ph.D.	6,463,442	$6,625,028.05
RA Capital Nexus Fund III, L.P.(1)	Jake Simson, Ph.D.	4,308,961	$4,416,685.03
Red Tree Venture Fund, L.P.(2)	Heath Lukatch, Ph.D.	5,994,183	$6,144,037.58
Omega Fund VII, L.P.(3)	—	4,795,347	$4,915,230.68
Invus Public Equities, L.P.(4)	—	2,740,198	$2,808,702.95

(1)

Such entity is affiliated with RA Capital Management, L.P., or collectively with its affiliates RA Capital, which holds five percent or more of our capital stock. Dr. Simson is a partner at RA Capital and a member of our board of directors.

(2)

Such entity is affiliated with Red Tree Venture Fund, L.P., or Red Tree, which holds five percent or more of our capital stock. Dr. Lukatch is the managing partner at Red Tree and a member of our board of directors.

(3)	Such entity holds five percent or more of our capital stock.
(4)	Such entity holds five percent or more of our capital stock.

Milestone Tranche 1 Closing

In September 2023, in connection with the milestone tranche 1 closing of our Series B preferred stock financing, we sold an aggregate of 39,024,386 shares of our Series B preferred stock at a purchase price of $1.025 per share for an aggregate purchase price of approximately $40.0 million. Each share of our Series B preferred stock will automatically convert into approximately 0.1082 shares of our common stock immediately prior to the completion of this offering. The following table summarizes purchases of our Series B preferred stock by related persons:

Participant	Affiliated Director(s) or Officer(s)	Shares of Series B Preferred Stock	Total Purchase Price
RA Capital Healthcare Fund, L.P.(1)	Jake Simson, Ph.D.	6,803,624	$6,973,714.60
RA Capital Nexus Fund III, L.P.(1)	Jake Simson, Ph.D.	4,535,749	$4,649,142.73
Red Tree Venture Fund, L.P.(2)	Heath Lukatch, Ph.D.	6,309,667	$6,467,408.68
Omega Fund VII, L.P.(3)	—	5,047,733	$5,173,926.33
Invus Public Equities, L.P.(4)	—	2,884,419	$2,956,529.48

(1)	Such entity is affiliated with RA Capital, which holds five percent or more of our capital stock. Dr. Simson is a partner at RA Capital and a member of our board of directors.
(2)	Such entity is affiliated with Red Tree, which holds five percent or more of our capital stock. Dr. Lukatch is the managing partner at Red Tree and a member of our board of directors.
(3)	Such entity holds five percent or more of our capital stock.
(4)	Such entity holds five percent or more of our capital stock.

Milestone Tranche 2 Closing

In November 2023, in connection with the milestone tranche 2 closing of our Series B preferred stock financing, we sold an aggregate of 29,497,553 shares of our Series B preferred stock at a purchase price of $1.025 per share for an aggregate purchase price of approximately $30.2 million. Each share of our Series B preferred stock will automatically convert into approximately 0.1082 shares of our common stock immediately prior to the completion of this offering. The following table summarizes purchases of our Series B preferred stock by related persons:

Participant	Affiliated Director(s) or Officer(s)	Shares of Series B Preferred Stock	Total Purchase Price
RA Capital Healthcare Fund, L.P.(1)	Jake Simson, Ph.D.	5,142,689	$5,271,256.23
RA Capital Nexus Fund III, L.P.(1)	Jake Simson, Ph.D.	3,428,459	$3,514,170.48
Red Tree Venture Fund, L.P.(2)	Heath Lukatch, Ph.D.	4,769,319	$4,888,551.98
Omega Fund VII, L.P.(3)	—	3,815,455	$3,910,841.38
Invus Public Equities, L.P.(4)	—	2,180,260	$2,234,766.50

(1)	Such entity is affiliated with RA Capital, which holds five percent or more of our capital stock. Dr. Simson is a partner at RA Capital and a member of our board of directors.
(2)	Such entity is affiliated with Red Tree, which holds five percent or more of our capital stock. Dr. Lukatch is the managing partner at Red Tree and a member of our board of directors.
(3)	Such entity which holds five percent or more of our capital stock.
(4)	Such entity holds five percent or more of our capital stock.

Series C Preferred Stock Financing

In December 2023, we sold an aggregate of 119,599,872 shares of our Series C preferred stock at a purchase price of $1.3796 per share for an aggregate purchase price of approximately $165.0 million. Each share of our Series C preferred stock will automatically convert into approximately 0.1082 of our common stock immediately prior to the completion of this offering. The following table summarizes purchases of our Series C preferred stock by related persons:

Participant	Affiliated Director(s) or Officer(s)	Shares of Series C Preferred Stock	Total Purchase Price
TPG LSI Rise Butterfly, LP(1)	Carolyn Ng, Ph.D.	18,121,194	$24,999,999.25
RA Capital Healthcare Fund, L.P.(2)	Jake Simson, Ph.D.	5,835,024	$8,049,999.12
RA Capital Nexus Fund III, L.P.(2)	Jake Simson, Ph.D.	10,836,474	$14,949,999.54
Omega Fund VII, L.P.(3)	—	5,436,358	$7,499,999.50
Red Tree Venture Fund, L.P.(4)	Heath Lukatch, Ph.D.	3,624,238	$4,999,998.75
Invus Public Equities, L.P.(5)	—	3,624,238	$4,999,998.75

(1)	Such entity is affiliated with TPG, which holds five percent or more of our capital stock. Dr. Ng is a partner and managing director at TPG and a member of our board of directors.
(2)	Such entity is affiliated with RA Capital, which holds five percent or more of our capital stock. Dr. Simson is a partner at RA Capital and a member of our board of directors.
(3)	Such entity holds five percent or more of our capital stock.
(4)	Such entity is affiliated with Red Tree, which holds five percent or more of our capital stock. Dr. Lukatch is the managing partner at Red Tree and a member of our board of directors.
(5)	Such entity holds five percent or more of our capital stock.

Agreements with Our Executive Officers

Ivan Hyep Promissory Note

In September 2021, we entered into a full recourse promissory note, or the Hyep Promissory Note, with Ivan Hyep, our Chief Financial Officer, pursuant to which we loaned to Mr. Hyep $273,600, plus interest accruing at rate of 0.86% per annum (or if higher, the applicable federal rate as of the date of the Hyep Promissory Note), due by the earliest to occur of (i) December 31, 2025, (ii) the date of certain transfers by Mr. Hyep of the collateral pledged under the Hyep Promissory Note, (iii) upon the day prior to the date a change in the Company’s or Mr. Hyep’s status would cause the loan to be deemed prohibited under applicable law, (iv) upon the date prior to the Company’s filing of a registration statement for an initial public offering or a change of control, (v) upon acceleration of the Hyep Promissory Note in accordance with its terms or (vi) the date three months following Mr. Hyep’s termination of employment with the Company. As part of the Hyep Promissory Note, Mr. Hyep pledged 66,676 shares of restricted Common Stock as collateral under the terms of a security agreement. Mr. Hyep has repaid principal and interest in the following amounts on the following dates: $70,758 in September 2022 and $69,282 in July 2023. The Hyep Promissory Note was repaid in full in June 2024 with a final payment of $137,832.

Agreements with Our Stockholders

Entities affiliated with Biocon

Entities affiliated with Biocon Limited, or collectively Biocon, is a holder of greater than 5% of our securities and Ms. Mazumdar-Shaw is the Executive Chairperson of Biocon and a member of our board of directors. Below is a summary of the transactions between Biocon and us since January 1, 2021.

Syngene Master Manufacturing Services Agreement and Syngene Master Contract Services Agreement

In April 2020, we entered into an amended and restated master manufacturing services agreement, and as amended in May 2022, August 2022 and July 2023, or the Syngene Manufacturing Services Agreement, with Syngene International Limited, or Syngene, an affiliate of Biocon. Under the Syngene Manufacturing Services Agreement, Syngene provides contract development and manufacturing for drug products pursuant to statements of work. In July 2020, we entered into a master contract services agreement, or the Syngene Contract Services Agreement, with Syngene. Under the Syngene Contract Services Agreement, Syngene provides contract research and project managements services for drug products pursuant to statements of work. We have made payments to Syngene under the Syngene Manufacturing Services Agreement and Syngene Contract Services Agreement together totaling $429,437 in 2021, $6,205,432 in 2022 and $7,738,383 in 2023.

Biocon Loan Agreement

In August 2021, we entered into a Loan Agreement, with Biocon Pharma Inc., or Biocon Pharma, an affiliate of Biocon, pursuant to which we borrowed $4.5 million, with an interest rate of 4.0% per annum. In October 2021, we amended such Loan Agreement (as amended, the Biocon Loan) pursuant to which we borrowed an additional $4.5 million, for an aggregate amount of $9.0 million. In April 2022, we entered into a Letter of Intent with Biocon Pharma to convert the outstanding principal and accrued interest into shares of preferred stock upon the occurrence of the subsequent Series Seed Extension preferred stock financing at a price of $1.00 per share.

Biofusion Therapeutics Limited Services Agreement

In July 2021, the Company entered into a master services agreement with Biofusion Therapeutics Limited, or Biofusion, a wholly owned subsidiary of Biocon, or the Biofusion Services Agreement, pursuant to which Biofusion provided certain research and development services to the Company. Biofusion was acquired by Syngene on August 2, 2022, and, in connection with such acquisition, the Biofusion Services Agreement was terminated in August 2022. Upon the termination of the Biofusion Services Agreement, the Company, Biocon

and Syngene determined the Company incurred $4.1 million for the fiscal year ended December 31, 2022 and $3.6 million for the fiscal year ended December 31, 2021 in connection with services provided under the Biofusion Services Agreement. All of such amounts were classified as accrued expenses of the Company and repaid in full in March 2023.

Biocon Biologics Limited Agreements

In July 2019, the Company entered into a manufacturing agreement, or the BBL manufacturing agreement, with a wholly-owned subsidiary of Biocon, Biocon Biologics Limited, or BBL, formerly Biocon Biologics India Limited, an affiliate of one of our greater than 5% stockholders. The BBL manufacturing agreement is valid for five years unless earlier terminated by one of the parties. Additionally, the Company entered into a material transfer agreement in August 2023, a quality agreement and a service agreement in October 2023 and a manufacturing agreement in December 2023, or, together with the BBL manufacturing agreement, the BBL Agreements, with BBL. Pursuant to the terms of the BBL Agreements, BBL manufactures and supplies specified quantities of products to the Company to be utilized in research and development and manufacturing pursuant to purchase orders executed from time to time between the parties. For the years ended December 31, 2023 and 2022, the Company incurred $1.2 million and $0 in research and development expenses, respectively, under the BBL Agreements. As of December 31, 2023 and 2022, the Company owed $0 and $0.2 million, respectively, which were classified in accounts payable-related party. The Company believes that all transactions with BBL have been entered into in the ordinary course of business.

Agreements with other stockholders

In connection with our preferred stock financings, we entered into an investors’ rights agreement, voting agreement and right of first refusal agreement, in each case, with the purchasers of our preferred stock and certain holders of our common stock.

Our second amended and restated investors’ rights agreement, or the Investors’ Rights Agreement, provides certain holders of our preferred stock with a participation right to purchase their pro rata share of new securities that we may propose to sell and issue, subject to certain exceptions, including shares sold in this offering. Such participation right will terminate upon the closing of this offering. The Investors’ Rights Agreement further provides certain holders of our capital stock with the right to demand that we file a registration statement, subject to certain limitations, and to request that their shares be covered by a registration statement that we are otherwise filing. See the section titled “Description of Capital Stock—Registration Rights” appearing elsewhere in this prospectus, for additional information regarding such registration rights.

Our second amended and restated voting agreement, or the Voting Agreement, provides drag-along rights in respect of sales by certain holders of our capital stock. The Voting Agreement also contains provisions with respect to the elections of our board of directors and its composition. The rights under the Voting Agreement will terminate upon the closing of this offering.

Our second amended and restated right of first refusal and co-sale agreement, or the Right of First Refusal and Co-Sale Agreement, provides for rights of first refusal and co-sale rights in respect of sales by certain holders of our capital stock. The rights under the Right of First Refusal and Co-Sale Agreement will terminate upon the closing of this offering.

Indemnification agreements

In connection with this offering, we intend to enter into new agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Directed Share Program

At our request, the underwriters have reserved for sale at the initial public offering price per share up to 5% of the shares of common stock offered by this prospectus to certain individuals through a directed share program, including certain of our directors, officers, employees and persons having business relationships with us. See “Underwriting - Directed Share Program.”

Policies for approval of related party transactions

Our board of directors reviews and approves transactions with directors, officers and holders of 5% or more of our voting securities and their affiliates, each a related party. Prior to this offering, the material facts as to the related party’s relationship or interest in the transaction were disclosed to our board of directors prior to their consideration of such transaction. A majority of the directors who are not interested in the transaction must approve the transaction in order for the transaction to be approved by our board of directors. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

In connection with this offering, we have adopted a written related party transactions policy that such transactions must be approved by our audit committee. In reviewing any related party transactions, our audit committee will take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances, whether the related party transaction is otherwise consistent with our interests and those of our stockholders, and the extent of the related party’s interest in the related party transaction. This policy will become effective on the date on which the registration statement of which this prospectus is part is declared effective by the SEC.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of August 1, 2024, as adjusted to reflect the sale of common stock offered by us in this offering, for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our capital stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them.

The percentage of beneficial ownership prior to this offering in the table below is based on 34,261,094 shares of common stock deemed to be outstanding as of August 1, 2024, assuming the conversion of all outstanding shares of our redeemable convertible preferred stock immediately prior to the closing of this offering, and assuming an initial public offering price or $17.00 per share, which is the midpoint of the offering range set forth on the cover page of this prospectus, and the percentage of beneficial ownership after this offering in the table below is based on 46,026,094 shares of common stock assumed to be outstanding after the closing of the offering. The information in the table below assumes no exercise of the underwriters’ option to purchase additional shares. The following table also does not include any shares of common stock that directors and executive officers may purchase in this offering through the directed share program described under “Underwriting-Directed Share Program.”

Unless otherwise noted below, the address for each beneficial owner listed in the table below is c/o Bicara Therapeutics Inc., 116 Huntington Avenue, Suite 703, Boston, MA 02116.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
	Number	Percentage	Number	Percentage
Name and Address of Beneficial Owner
Greater-than-5% holders:
Entities affiliated with Biocon(1)	5,523,897	16.1%	5,523,897	12.0%
Entities affiliated with RA Capital Management, L.P.(2)	5,122,993	15.0%	5,122,993	11.1%
Red Tree Venture Fund, L.P.(3)	3,050,509	8.9%	3,050,509	6.6%
Omega Fund VII, L.P.(4)	2,065,762	6.0%	2,065,762	4.5%
Invus Public Equities, L.P.(5)	2,047,827	6.0%	2,047,827	4.5%
TPG LSI Rise Butterfly, LP(6)	1,960,425	5.7%	1,960,425	4.3%
Named Executive Officers and Directors:
Claire Mazumdar, Ph.D., M.B.A(7)	574,323	1.7%	574,323	1.2%
Ryan Cohlhepp, Pharm.D.(8)	346,622	1.0%	346,622	*
Ivan Hyep, M.B.A.(9)	245,986	*	245,986	*
Nils Lonberg, Ph.D.(10)	33,216	*	33,216	*
Carolyn Ng, Ph.D.	—	—	—	—

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
	Number	Percentage	Number	Percentage
Vijay Kuchroo, D.V.M., Ph.D.(11)	48,148	*	48,148	*
Kiran Mazumdar-Shaw(12)	6,303,583	18.4%	6,303,583	13.7%
Heath Lukatch, Ph.D.(3)	3,050,509	8.9%	3,050,509	6.6%
Jake Simson, Ph.D.	—	—	—	—
Ketan Patel, M.D., M.B.A.(16)	—	—	—	—
Kate Haviland, M.B.A.(13)	14,875	*	14,875	*
Scott Robertson, M.B.A.(14)	14,875	*	14,875	*
Michael Powell(17)	—	—	—	—
Christopher Bowden(18)	—	—	—	—
All executive officers and directors as a group (16 persons)(15)	10,738,921	30.1%	10,738,921	22.6%

*	Less than one percent.
(1)

Consists of (i) 115,757 shares of common stock and 4,327,365 shares issuable upon the conversion of the Series Seed redeemable convertible preferred stock held by Biocon Limited, or Biocon Ltd, and (ii) 1,080,775 shares issuable upon the conversion of the Series Seed redeemable convertible preferred stock held by Biocon Pharma Inc., or Biocon Pharma. Kiran Mazumdar-Shaw, a member of our board of directors, is the managing member of Biocon Ltd and Biocon Pharma and may be deemed to have voting and dispositive power with respect to the shares held by Biocon Ltd and Biocon Pharma, and Ms. Mazumdar-Shaw may be deemed to beneficially own the shares held by Biocon Ltd. and Biocon Pharma. The address for Biocon Ltd is 20th KM, Hosur Road, Electronic City, Bangalore - 560100, and the address for Biocon Pharma is 485 State Hwy 1 South, Suite B 305, Iselin, NJ 08830.

(2)

Consists of (i) 1,991,642 shares issuable upon the conversion of the Series B convertible preferred stock and 631,256 shares issuable upon the conversion of the Series C redeemable convertible preferred stock held by RA Capital Healthcare Fund, L.P., or RA Healthcare, (ii) 1,327,761 shares issuable upon the conversion of the Series B redeemable convertible preferred stock and 1,172,334 shares issuable upon the conversion of the Series C redeemable convertible preferred stock held by RA Capital Nexus Fund III, L.P., or RA Nexus, RA Capital Management, L.P., or RA Capital is the investment manager for RA Healthcare and RA Nexus. The general partner of RA Capital is RA Capital Management GP, LLC, or RA Capital GP, of which Peter Kolchinsky and Rajeev Shah are the managing members. RA Capital, RA Capital GP, Peter Kolchinsky and Rajeev Shah may be deemed to have voting and investment power over the shares held of record by RA Healthcare, RA Nexus. RA Capital, RA Capital GP, Peter Kolchinsky, and Rajeev Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of RA Capital is 200 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

(3)

Consists of (i) 811,380 shares issuable upon conversion of our Series Seed redeemable convertible preferred stock directly held by Red Tree Venture Fund, L.P., or Red Tree Fund I, (ii) 1,847,044 shares issuable upon conversion of our Series B redeemable convertible preferred stock directly held by Red Tree Fund I and (iii) 392,085 shares issuable upon conversion of our Series C redeemable convertible preferred stock directly held by Red Tree Fund I. Red Tree GP, L.P., or Red Tree GP I, is the general partner of Red Tree Fund I and may be deemed to have sole voting and dispositive power over the shares held by Red Tree Fund I. Red Tree GP I and Heath Lukatch, the Managing Director of Red Tree GP I who may be deemed to share voting and dispositive power over the reported securities, disclaim beneficial ownership of the reported securities held by Red Tree Fund I except to the extent of any pecuniary interest therein. The principal address for Red Tree Venture Fund, L.P. is 2055 Woodside Road, Suite 270, Redwood City, California 94061.

(4)

Consists of (i) 1,477,635 shares issuable upon conversion of our Series B redeemable convertible preferred stock directly held by Omega Fund VII, L.P., or Omega Fund, and (ii) 588,127 shares issuable upon conversion of our Series C redeemable convertible preferred stock directly held by Omega Fund. Omega Fund VII GP Manager, Ltd., or Omega Ltd, is the sole general partner of Omega Fund VII GP, L.P., or Omega GP, which is the sole general partner of Omega Fund; and each of Omega Ltd. and Omega GP may be deemed to own beneficially the shares held by Omega Fund. Claudio Nessi, Francesco Draetta and Otello Stampacchia are the directors of Omega Ltd. and, as a result, may be deemed to share voting and investment power over the shares held directly by Omega Fund. Each of Dr. Stampacchia, Mr. Draetta, Dr. Nessi, Omega Ltd. and Omega GP disclaim beneficial ownership of the shares held by Omega Fund except to the extent of their pecuniary interest therein. The business address of the Omega Fund and its affiliates is 888 Boylston Street, Suite 1111, Boston, MA 02199.

(5)

Consists of (i) 811,380 shares issuable upon conversion of our Series Seed redeemable convertible preferred stock directly held by Invus Public Equities, L.P., or Invus PE, (ii) 844,362 shares issuable upon conversion of our Series B redeemable convertible preferred stock directly held by Invus PE and (iii) 392,085 shares issuable upon conversion of our Series C redeemable convertible preferred stock directly held by Invus PE. Invus Public Equities Advisors, LLC, or Invus PE Advisors controls Invus PE, as its general partner and accordingly, may be deemed to beneficially own the shares held by Invus PE. The Geneva branch of Artal International S.C.A., or Artal International controls Invus PE Advisors, as its managing member and accordingly, may be deemed to beneficially own the shares held by Invus PE. Artal International Management S.A., or Artal International Management, as the managing partner of Artal International, controls Artal International and accordingly, may be deemed to beneficially own the shares that Artal International may be deemed to beneficially own. Artal Group S.A., or Artal Group, as the sole stockholder of Artal International Management, controls Artal International Management and accordingly, may be deemed to beneficially own the shares that Artal International Management may be deemed to beneficially own. Westend S.A., or Westend, as the parent company of Artal Group, controls Artal Group and accordingly, may be deemed to beneficially own the shares that Artal Group may be deemed to beneficially own. Stichting Administratiekantoor Westend, or the Stichting, as majority shareholder of Westend, controls Westend and accordingly, may be deemed to beneficially own the shares that Westend may be deemed to beneficially own. Mr. Amaury Wittouck, as the sole member of the board of the Stichting, controls the Stichting and accordingly, may be deemed to beneficially own the shares that the Stichting may be deemed to beneficially own. The address for Invus PE and Invus PE Advisors is 750 Lexington Avenue, 30th Floor, New York, NY 10022. The address for Artal International, Artal International Management, Artal Group, Westend and Mr. Wittouck is Valley Park, 44, Rue de la Vallée, L-2661, Luxembourg. The address for the Stichting is Claude Debussylaan, 46, 1082 MD Amsterdam, The Netherlands.

(6)

Consists of 1,960,425 shares issuable upon the conversion of the Series C convertible and redeemable preferred stock held by TPG LSI Rise Butterfly, L.P., a Delaware limited partnership, or TPG LSI. The general partner of TPG LSI is TPG LSI SPV GP, LLC, a Delaware limited liability company, whose sole member is TPG LSI GenPar, L.P., a Delaware limited partnership, whose general partner is TPG LSI GenPar Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Operating Group I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Operating Group II, L.P., a Delaware limited partnership, whose general partner is TPG Holdings II-A, LLC, a Delaware limited liability company, whose sole member is TPG GPCo, LLC, a Delaware limited liability company, whose sole member is TPG Inc., a Delaware corporation, whose shares of Class B common stock (which represent a majority of the combined voting power of the common stock) are held collectively by (i) TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, (ii) Alabama Investments (Parallel), LP, a Delaware limited partnership, whose general partner is Alabama Investments (Parallel) GP, LLC, a Delaware limited liability company (“Alabama Investments”), (iii) Alabama Investments (Parallel) Founder A, LP, a Delaware limited partnership, whose general partner is Alabama Investments, and (iv) Alabama Investments (Parallel) Founder G, LP, a Delaware limited partnership, whose general partner is Alabama Investments. The managing member of each of TPG Group Holdings (SBS) Advisors, LLC and Alabama Investments is TPG GP A, LLC, a Delaware limited liability company, which is owned by entities owned by David Bonderman, James G. Coulter and Jon Winkelried. Because of the relationship of Messrs. Bonderman, Coulter and Winkelried to TPG GP A, LLC, each of Messrs. Bonderman, Coulter and Winkelried may be deemed to beneficially own the securities held by TPG LSI. Messrs. Bonderman, Coulter and Winkelried disclaim beneficial ownership of the securities held by TPG LSI except to the extent of their pecuniary interest therein, if any. The address of TPG GP A, LLC and each of Messrs. Bonderman, Coulter and Winkelried is c/o TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(7)	Consists of (i) 211,140 shares of restricted common stock and (ii) 363,183 shares of common stock subject to underlying options exercisable within 60 days of August 1, 2024.
(8)	Consists of (i) 111,126 shares of restricted common stock and (ii) 235,496 shares of common stock subject to underlying options exercisable within 60 days of August 1, 2024.
(9)

Consists of (i) 66,676 shares of common stock subject to an underlying option with an early exercise feature and (ii) 245,986 shares of common stock subject to underlying options exercisable within 60 days of August 1, 2024.

(10)	Consists of (i) 16,669 shares of restricted common stock and (ii) 16,547 shares of common stock subject to underlying options exercisable within 60 days of August 1, 2024.
(11)	Consists of (i) 27,781 shares of restricted common stock and (ii) 20,367 shares of common stock subject to underlying options exercisable within 60 days of August 1, 2024.
(12)

See footnote 1 above. In addition, consists of (i) 324,552 shares issuable upon the conversion of the Series Seed redeemable convertible preferred stock held by Glentech International, a private company limited by shares of which Ms. Mazumdar-Shaw is the managing member, (ii) 432,736 shares issuable upon the conversion of the Series Seed redeemable convertible preferred stock held by Carica Investments, a partnership firm of which Ms. Mazumdar-Shaw is the managing partner, (iii) 5,729 shares of restricted common stock and (iv) 16,669 shares of common stock subject to underlying options exercisable within 60 days of August 1, 2024.

(13)	Consists of 14,875 shares of common stock subject to underlying options exercisable within 60 days of August 1, 2024.
(14)	Consists of 14,875 shares of common stock subject to underlying options exercisable within 60 days of August 1, 2024.
(15)

See notes (3), (7) through (14) above; also includes (i) 88,258 shares of common stock subject to underlying options exercisable within 60 days of August 1, 2024 held by David Raben, M.D., the Company’s Chief Medical Officer and (ii) 18,256 shares of common stock subject to underlying options exercisable within 60 days of August 1, 2024 held by Lara Meisner, the Company’s Chief Legal Officer.

(16)	Dr. Patel resigned from our board of directors effective August 21, 2024 and is now a board observer.
(17)

Dr. Powell was appointed to our board of directors on August 6, 2024. As of August 6, 2024, Dr. Powell does not hold shares of common stock subject to underlying options exercisable within 60 days of August 6, 2024.

(18)

Dr. Bowden was appointed to our board of directors on August 6, 2024. As of August 6, 2024, Dr. Bowden does not hold shares of common stock subject to underlying options exercisable within 60 days of August 6, 2024.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our fifth amended and restated certificate of incorporation, which will be effective immediately prior to the closing of this offering and amended and restated bylaws, which will be effective upon the effectiveness of the registration statement of which this prospectus is a part. The descriptions of the common stock and preferred stock give effect to changes to our capital structure that will occur immediately prior to the completion of this offering. We refer in this section to our fifth amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

General

Immediately prior to the completion of this offering, our authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock will be undesignated.

As of June 30, 2024, 34,260,925 shares of our common stock were outstanding and held by 86 stockholders of record. This amount assumes the conversion of all outstanding shares of our convertible and redeemable preferred stock into common stock, which will occur immediately prior to the closing of this offering and includes unvested restricted common stock and unvested early exercise stock options as of June 30, 2024.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Preferred Stock

Immediately prior to the completion of this offering, all outstanding shares of our redeemable convertible preferred stock will be converted into shares of our common stock. Upon the consummation of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our Company or other corporate action. Immediately after consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Options

As of June 30, 2024, 4,621,209 shares of common stock were issuable upon the exercise of outstanding stock options under the 2019 Plan, at a weighted-average exercise price of $4.62 per share (following June 30,

2024, options to purchase 3,240,096 shares of common stock were granted at a weighted-average exercise price of $9.24 per share). 2,453,616 shares of our common stock will be reserved for future issuance under the 2024 Plan, which will become effective once the registration statement of which this prospectus forms a part is declared effective, as well as any future automatic annual increases in the number of shares of common stock reserved for issuance under the 2024 Plan and any shares underlying outstanding stock awards granted under the 2021 Plan, that expire or are repurchased, forfeited, cancelled, or withheld. For additional information regarding terms of our equity incentive plans, see the section titled “Executive Compensation—Employee Benefit and Equity Compensation Plans.”

Registration Rights

Upon the completion of this offering, certain holders of our common stock, including those issuable upon the conversion of redeemable convertible preferred stock, will be entitled to rights with respect to the registration of these securities under the Securities Act. These rights are provided under the terms of an investors’ rights agreement between us and the holders of our redeemable convertible preferred stock. The investors’ rights agreement includes demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations under this agreement will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Demand Registration Rights

Beginning six months after the completion of this offering, certain holders of our common stock, including those issuable upon the conversion of shares of our redeemable convertible preferred stock upon closing of this offering, will be entitled to demand registration rights. Under the terms of the investors’ rights agreement, we will be required, upon the written request of at least ten percent (10%) of the holders of the registerable securities then outstanding that would result in an aggregate offering price of at least $10,000,000, to file a registration statement on Form S-1 with respect to the registrable securities then outstanding and to use commercially reasonable efforts to effect the registration of all or a portion of these shares for public resale.

Short-form Registration Rights

Upon the completion of this offering, certain holders of our common stock, including those issuable upon the conversion of shares of our redeemable convertible preferred stock upon closing of this offering, are also entitled to short-form registration rights. Pursuant to the investors’ rights agreement, if we are eligible to file a registration statement on Form S-3, upon the written request of at least twenty percent (20%) in interest of these holders to sell registrable securities at an aggregate price of at least $4,000,000, we will be required to use commercially reasonable efforts to effect a registration of such shares. We are required to effect only one registration in any twelve month period pursuant to this provision of the investor rights agreement.

Piggyback Registration Rights

Upon the completion of this offering, certain holders of our common stock, including those issuable upon the conversion of shares of our redeemable convertible preferred stock upon closing of this offering, are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions contained in the investors’ rights agreement, we and the underwriters may limit the number of shares included in the underwritten offering to the number of shares which we and the underwriters determine in our sole discretion will not jeopardize the success of the offering.

Indemnification

Our investors’ rights agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Expiration of Registration Rights

The demand registration rights and short-form registration rights granted under the investor rights agreement will terminate on the fourth anniversary of the completion of this offering.

Anti-takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law

Our certificate of incorporation and bylaws will include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our certificate of incorporation will provide for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation also will provide that directors may be removed only for cause and then only by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No Written Consent of Stockholders

Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our certificate of incorporation and bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and Bylaws

Any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, and limitation of liability must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment, voting together as a single class, except that the amendment of the provisions relating to notice of stockholder business and nominations and special meetings must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated Preferred Stock

Our certificate of incorporation provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Choice of Forum

Our bylaws will provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or amended and restated bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine.

However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Consequently, this choice of forum provision would not apply to claims or causes of action brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction or the Securities Act. Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

In addition, our bylaws will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Additionally, our bylaws will provide that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions.

Section 203 of the Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Nasdaq Global Market Listing

Our common stock is currently not listed on any securities exchange. We have applied to list our common stock on the Nasdaq Global Market under the trading symbol “BCAX.”

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our shares. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares outstanding as of June 30, 2024, upon the completion of this offering, 46,025,925 shares of our common stock will be outstanding, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

Rule 144

In general, a person who has beneficially owned restricted stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Securities Exchange Act of 1934, as amended, or the Exchange Act, periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•

1% of the number of shares then outstanding, which will equal 460,260 shares immediately after this offering assuming no exercise of the underwriters’ option to purchase additional shares, based on the number of shares outstanding as of June 30, 2024; or

•	the average weekly trading volume of our common stock on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under the section titled “Underwriting” included elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-up Agreements

We, all of our directors and executive officers, and the holders of approximately 97% of our capital stock and securities convertible into or exchangeable or exercisable for our capital stock have entered into lock-up agreements with the underwriters and/or are subject to market standoff agreements or other agreements with us, which prevents them from selling any of our common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of not less than 180 days from the date of this prospectus without the prior written consent of the representatives, subject to certain exceptions. See the section titled “Underwriting” appearing elsewhere in this prospectus for more information.

Registration Rights

Upon completion of this offering, certain holders of our securities will be entitled to various rights with respect to registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See the section titled “Description of Capital Stock—Registration Rights” appearing elsewhere in this prospectus for more information.

Equity Incentive Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register our shares issued or reserved for issuance under our equity incentive plans. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following discussion is a summary of material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, all as in effect on the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code, and also does not address any U.S. federal non-income tax consequences, such as estate or gift tax consequences, or any tax consequences arising under any state, local or foreign tax laws. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a non-U.S. holder in light of such non-U.S. holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to non-U.S. holders subject to special rules under the U.S. federal income tax laws, including:

•	U.S. expatriates, former citizens, or long-term residents of the United States;

•	partnerships or other entities or arrangements treated as pass-through or disregarded entities for U.S. federal income tax purposes (and investors therein);

•	“controlled foreign corporations”;

•	“passive foreign investment companies”;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;

•	tax-exempt organizations and governmental organizations;

•	tax-qualified retirement plans;

•	persons who acquire our common stock through the exercise of an option or otherwise as compensation;

•	qualified foreign pension funds as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	persons that elect to apply Section 1400Z-2 of the Code to gains recognized with respect to shares of our common stock;

•	persons that own or have owned, actually or constructively, more than 5% of our common stock;

•	persons who have elected to mark securities to market; and

•	persons holding our common stock as part of a hedging or conversion transaction or straddle, or synthetic security or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level.

Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of Non-U.S. holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•

a corporation or any organization taxable as a corporation for U.S. federal income taxes that is not created or organized under the laws of the United States, any state thereof, or the District of Columbia; or

•	a foreign trust or estate, the income of which is not subject to U.S. federal income tax on a net income basis.

Distributions on our Common Stock

As described under the section titled “Dividend Policy,” we do not currently anticipate declaring or paying, for the foreseeable future, any distributions on our capital stock. However, if we were to distribute cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our withholding agent with a valid IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our withholding agent before the payment of the dividends and must be updated periodically. If the non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our withholding agent, either directly or through other intermediaries.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the U.S., and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment or fixed base in the U.S. if required by an applicable tax treaty), the non-U.S. holder generally will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the U.S. to the applicable withholding agent.

However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected dividends, as adjusted for certain items.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “Gain on Disposition of our Common Stock” below.

Gain on Disposition of our Common Stock

Subject to the discussion below regarding backup withholding and FATCA (as defined below), a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other taxable disposition of our common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.;

•

the non-U.S. holder is a nonresident alien individual who is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not “regularly traded” on an established securities market during the calendar year in which the sale or other disposition occurs.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.- source capital losses of the non-U.S. Holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our worldwide real property interests and our other trade or business assets. We believe that we are not currently and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC. Even if we are treated as a USRPHC, gain realized by a non-U.S. holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the non-U.S. holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (a) the five-year period preceding the disposition or (b) the holder’s holding period and (2) our common stock is “regularly traded” on an established securities market within the meaning of applicable U.S. Treasury regulations. There can be no assurance that our common stock qualifies as regularly traded on an established securities market for purposes of the rules described above.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of distributions on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or otherwise establishes an exemption, and if the payor does not have actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code, which are commonly referred to as FATCA, impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments made to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent a certification that it does not have any “substantial United States owners” or provides information identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock and would have applied also to payments of gross proceeds from the sale or other disposition of our common stock. However, proposed regulations under FATCA provide for the elimination of the federal withholding tax of 30% applicable to gross proceeds of a sale or other disposition of from property of a type that can produce U.S. source dividends or interest. Under these proposed Treasury Regulations (which may be relied upon by taxpayers prior to finalization), FATCA withholding does not apply to gross proceeds from sales or other dispositions of our common stock.

Prospective investors are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT AND PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, TD Securities (USA) LLC, Cantor Fitzgerald & Co. and Stifel, Nicolaus & Company, Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
TD Securities (USA) LLC
Cantor Fitzgerald & Co.
Stifel, Nicolaus & Company, Incorporated

Total:	11,765,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $   per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,764,750 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,764,750 shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions:	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $4.1 million. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $35,000 and expenses incurred in connection with the directed share program.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We intend to have our common stock listed on The Nasdaq Global Market under the symbol “BCAX.”

We and all directors and officers and holders of approximately 97% of our outstanding common stock, stock options and other securities convertible into, exercisable or exchangeable for our common stock outstanding immediately prior to the closing of this offering have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and TD Securities (USA) LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus, or the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agree that, without the prior written consent of Morgan Stanley & Co. LLC and TD Securities (USA) LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described above do not apply to us with respect to:

a)	the shares to be sold in this offering;

b)

the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus as described in the registration statement and this prospectus;

c)

grants of options, restricted stock or other equity awards and the issuance of common stock or securities convertible into or exercisable for common stock (whether upon the exercise of stock options or otherwise) to employees, officers, directors, advisors, or consultants pursuant to the terms of an employee benefit plan in effect on the date of this prospectus and as described in the registration statement and this prospectus, provided that we cause each recipient of such grant to execute and deliver a lock-up agreement for the remainder of the restricted period;

d)

the filing of a registration statement on Form S-8 to register common stock issuable pursuant to any employee benefit plans, qualified stock option plans or other employee compensation plans, described in the registration statement and this prospectus;

e)

common stock, or any securities convertible into, or exercisable or exchangeable for, common stock, or the entrance into an agreement to issue common stock or any securities convertible into, or exercisable or exchangeable for, common stock, in connection with any merger, joint venture, strategic alliance, commercial or other collaborative transaction or the acquisition or license of the business, property, technology or other assets of another individual or entity or the assumption of an employee benefit plan in connection with a merger or acquisition, other than for capital raising purposes; provided that the aggregate number of common stock or any securities convertible into, or exercisable or exchangeable for, common stock that we may issue or agree to issue pursuant to this clause (e) shall not exceed 3% of the total outstanding share capital of the Company immediately following such issuance; and provided further, that the recipients of any such shares of common stock and securities issued pursuant to this clause (e) during the restricted period described above shall enter into a lock-up agreement for the remainder of such restricted period; or

f)

facilitating the establishment of a trading plan on behalf of any of our secuirtyholders, officers or directors pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock, provided that (a) such plan does not provide for the transfer of common stock during the restricted period and (b) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

The restrictions described above do not apply to our directors, officers and securityholders with respect to:

a)

transactions relating to shares of common stock or other securities acquired (i) from the underwriters in this offering (other than any issuer-directed shares of common stock purchased in this offering by an officer or director) or (ii) in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made during the restricted period in connection with subsequent sales of common stock or other securities acquired in this offering or such open market or other transactions (other than (1) Schedule 13 filings filed with the SEC and (2) any Form 4 or Form 5 required to be filed under the Exchange Act if the undersigned is subject to Section 16 reporting under the Exchange Act and indicating by footnote disclosure or otherwise the nature of the transaction and that such securities were acquired from the underwriters in this offering or in open market transactions after completion of this offering);

b)

transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock (i) as a bona fide gift or to a charitable organization or educational institution, (ii) to any immediate family member or any trust for the direct or indirect benefit of the party subject to the lock-up agreement or an immediate family member of such party, or if such party is a trust, to a grantor, trustee or beneficiary of the trust (including such beneficiary’s estate) or (iii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the party subject to the lock-up agreement upon death; provided that, (i) such transfer does not involve a disposition for value, (ii) each donee or transferee signs and delivers a lock-up agreement substantially in the form described in this prospectus and (iii) no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock is required or voluntarily made during the restricted period;

c)

if the party subject to the lock-up agreement is an entity, transfers, dispositions or distributions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock (i) to another corporation, partnership, limited liability company, investment fund trust or other business entity that is a subsidiary or an affiliate (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended, and including the subsidiaries of the party subject to the lock-up agreement) of such party, (ii) to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such party (including, for the avoidance of doubt, where such party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership) or (iii) to its stockholders, limited partners, general partners, members, beneficiaries or other equityholders or to the estate of any such stockholders, limited partners, general partners, members, beneficiaries or equityholders, provided that, (A) each transferee or distributee signs and delivers a lock-up agreement substantially in the form described in this prospectus, (B) no filing under the Exchange Act reporting a reduction in beneficial ownership of shares of common stock is required or voluntarily made during the restricted period and (C) such transfer does not involve a disposition for value;

d)

transfers or dispositions of common stock or any security convertible into or exercisable or exchangeable for common stock to us (i) pursuant to any contractual arrangement in effect on the date of the lock-up agreement and described in this prospectus or (ii) in connection with the termination of the employment with or service to the Company, provided that no public disclosure or filing under Section 16(a) of the Exchange Act is required or voluntarily made during the restricted period in connection with any such transfers or dispositions (other than (1) Schedule 13 filings filed with the SEC, and (2) any Form 4 or Form 5 required to be filed under the Exchange Act if the party is subject to Section 16 reporting under the Exchange Act and indicating by footnote disclosure or otherwise the nature of the transfer or disposition);

e)

transfers or dispositions of common stock or any security convertible into or exercisable or exchangeable for common stock in connection with the conversion of any convertible security into, or the exercise of any option or warrant for, common stock (including by way of “net” or “cashless” exercise solely to cover withholding tax obligations in connection with such exercise and any transfer to us for the payment of taxes as a result of such exercise) in each case pursuant to any equity incentive plan described in this prospectus and to the extent permitted by the instruments representing such options outstanding as of the date of this prospectus, provided that any remaining shares of common stock or other securities received upon such vesting, settlement or exercise remain subject to the lock-up restrictions described in this prospectus; and provided further that no public disclosure or filing is made voluntarily during the restricted period and to the extent a filing under Section 16(a) of the Exchange Act is required during the restricted period it clearly indicates that (i) the filing relates to the circumstances described in this clause (e) and (ii) no securities were sold by the party subject to the lock-up;

f)

the conversion of shares of convertible preferred stock into shares of common stock as described in this prospectus, provided that, in each case, such shares continue to be subject to the restrictions on transfer set forth in the lock-up agreement;

g)

(i) transfers of common stock or any security convertible into or exercisable or exchangeable for common stock pursuant to a bona fide third-party tender offer for shares of our capital stock made to all holders of our securities, merger, consolidation or other similar transaction approved by our board of directors the result of which is that any person (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the total voting power of our voting stock and (ii) entry into any lock-up, voting or similar agreement pursuant to which the party subject to the lock-up may agree to transfer, sell, tender or otherwise dispose of common stock or such other securities in connection with a transaction described in (i) above; provided that in the event that such change of control transaction is not completed, the common stock (or any security convertible into or exercisable or exchangeable for common stock) owned by the party subject to the lock-up agreement remains subject to the restrictions contained in the lock-up agreement; or

h)

facilitating the establishment or modification of a trading plan on behalf of a shareholder, officer or director pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock; provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the party subject to the lock-up agreement or the Company regarding the establishment of such plan, such announcement or filing includes a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

Morgan Stanley & Co. LLC and TD Securities (USA) LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us or our affiliates, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved up to 5% of the shares of common stock to be issued by the Company and offered by this prospectus for sale, at the initial public offering price, to certain of our directors, officers, employees and persons having business relationships with us. Any shares sold in the directed share program to our directors or officers who have entered into lock-up agreements described above will be subject to the provisions of such lock-up agreements. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Selling Restrictions

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area, each a Relevant State, no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that

Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors, or QII

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where shares of our common stock are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired shares of our common stock under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

United Kingdom

In relation to the United Kingdom, no shares have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either

(i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, or FSMA

provided that no such offer of shares shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offerings and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, and the expression “UK Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters related to this offering will be passed upon for the underwriters by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Bicara Therapeutics Inc. as of December 31, 2023 and 2022, and for the years then ended, have been included herein and in the registration statement in reliance on the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number 333-281722) under the Securities Act with respect to the common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon the completion of the offering, we will be subject to the informational requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. We also maintain a website at www.bicara.com. Upon completion of the offering, you may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reported filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

Index to Consolidated Financial Statements

as of and for the Years Ended December 31, 2023 and 2022

Index to Unaudited Condensed Consolidated Financial Statements as of June 30, 2024 and December 31, 2023 and for the Six Months Ended June 30, 2024 and 2023

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Bicara Therapeutics Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Bicara Therapeutics Inc. and subsidiary (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2021.

Boston, Massachusetts

June 10, 2024, except for the effects of the September 2024 reverse stock split described in Note 2, as to which the date is September 6, 2024.

BICARA THEAPEUTICS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except shares and per share data)

	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$230,440	$4,158
Prepaid expenses and other assets	633	826

Total current assets	231,073	4,984

Property and equipment, net	202	636
Right of use asset—operating lease	613	—
Other assets	2,094	1,083

Total assets	$233,982	$6,703

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$2,142	$727
Accounts payable—related party	1,044	4,410
Accrued expenses and other current liabilities	8,053	6,110
Accrued expenses and other current liabilities—related party	3,561	12,649
Operating lease liability—current portion	285	—

Total current liabilities	15,085	23,896

Operating lease liability—net of current portion	372	—
Other liabilities	17	85

Total liabilities	15,474	23,981

Commitments and Contingencies:

Series Seed redeemable convertible preferred stock, $0.0001 par value, 81,790,144 and 90,940,144 shares authorized as of December 31, 2023 and 2022, respectively; 81,790,144 shares issued and outstanding as of December 31, 2023, and 2022, respectively (liquidation preference of $81,790 as of December 31, 2023, and 2022, respectively)	81,525	81,525

Series B redeemable convertible preferred stock, $0.0001 par value, 105,595,101 shares authorized; issued and outstanding as of December 31, 2023; no shares authorized, issued and outstanding as of December 31, 2022 (liquidation preference of $108,235 and none as of December 31, 2023, and 2022, respectively)	121,148	—

Series C redeemable convertible preferred stock, $0.0001 par value, 119,599,872 shares authorized; issued and outstanding as of December 31, 2023; no shares authorized, issued and outstanding as of December 31, 2022 (liquidation preference of $165,000 and none as of December 31, 2023, and 2022, respectively)	164,604	—

Total redeemable convertible preferred stock	367,277	81,525

Stockholders’ deficit:
Common stock, $0.0001 par value, 365,000,000 and 106,000,000 shares authorized; 711,895 and 699,415 shares issued and 640,836 and 504,544 shares outstanding as of December 31, 2023, and 2022, respectively	2	2
Additional paid-in capital	4,250	2,231
Accumulated deficit	(153,021)	(101,036)

Total stockholders’ deficit	(148,769)	(98,803)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$233,982	$6,703

See accompanying notes to consolidated financial statements

BICARA THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except shares and per share data)

	Year ended December 31,
	2023	2022
Operating expenses
Research and development—related party	$9,244	$12,936
Research and development	21,373	18,376
General and administrative	9,272	6,344

Total operating expenses	39,889	37,656

Loss from operations	(39,889)	(37,656)

Other (expenses) income
Interest expense—related party	—	(112)
Interest income	1,314	4
Change in fair value of Series B preferred stock tranche rights liability	(13,405)	—
Other expense, net	—	(80)

Total other expense	(12,091)	(188)

Net loss before income taxes	(51,980)	(37,844)
Income tax expense	(5)	(1)

Net loss	$(51,985)	$(37,845)

Net Loss per share, basic and diluted	$(89.61)	$(88.20)

Weighted-average number common shares outstanding, basic and diluted	580,109	429,084

See accompanying notes to consolidated financial statements

BICARA THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands except shares)

	Series Seed Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Common Equity		Additional Paid in Capital	Accumulated Deficit	Total Stockholders Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
December 31, 2021	40,000,000	$40,000	—	$—	—	$—	336,452	$1	$1,182	$(63,191)	$(62,008)
Issuance of Series Seed redeemable convertible preferred stock, net of offering cost and expenses for cash and settlement of SAFEs	31,800,000	31,535	—	—	—	—	—	—	—	—	—
Settlement of demand notes in exchange for Series Seed redeemable convertible preferred stock	9,990,144	9,990	—	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	58,285	1	239	—	240
Vesting of restricted common stock	—	—	—	—	—	—	109,807	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	810	—	810
Net loss	—	—	—	—	—	—	—	—	—	(37,845)	(37,845)

December 31, 2022	81,790,144	$81,525	—	$—	—	$—	504,544	$2	$2,231	$(101,036)	$(98,803)

Issuance of Series B redeemable convertible preferred stock, net of offering cost, expenses, and discount	—	—	105,595,101	107,101	—	—	—	—	—	—	—
Issuance of Series C redeemable convertible preferred stock, net of offering cost and expenses	—	—	—	—	119,599,872	164,604	—	—	—	—	—
Settlement of Series B preferred stock tranche rights liability, upon issuance of milestone shares	—	—	—	14,047	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	29,127	—	120	—	120
Vesting of restricted common stock	—	—	—	—	—	—	106,693	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	1,899	—	1,899
Net Loss	—	—	—	—	—	—	—	—	—	(51,985)	(51,985)

December 31, 2023	81,790,144	$81,525	105,595,101	$121,148	119,599,872	$164,604	640,386	$2	$4,250	$(153,021)	$(148,769)

See accompanying notes to consolidated financial statements

BICARA THEAPEUTICS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2023	2022
Operating activities:
Net loss	$(51,985)	$(37,845)
Adjustments to reconcile net loss to cash used in operating activities:
Change in fair value of Series B preferred stock tranche rights liability	13,405	—
Stock-based compensation	1,899	810
Depreciation	19	10
Non-cash loss on equipment impairment	568	—
Non-cash lease expense	90	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(914)	(922)
Accounts payable and accrued expenses	3,792	5,082
Accounts payable and accrued expenses—related party	(12,455)	789
Operating lease liabilities	(47)	—

Net cash used in operating activities	(45,628)	(32,076)

Investing activities:
Purchase of property and equipment	(586)	(192)

Net cash used in investing activities	(586)	(192)

Financing activities:
Proceeds from issuance of preferred stock, preferred stock tranche rights and SAFEs, net	272,347	31,535
Proceeds from exercise of options	149	160

Net cash provided by financing activities	272,496	31,695

Net increase (decrease) in cash and cash equivalents	226,282	(573)
Cash and cash equivalents at beginning of period	4,158	4,731

Cash and cash equivalents at end of period	$230,440	$4,158

Supplemental disclosure of cash flow information:
Cash paid for tax	$—	$1
Non-cash investing and financing activities:
Settlement of Series B preferred stock tranche rights liability, upon issuance of milestone shares	$14,047	$—
Right-of-use asset obtain in exchange for lease liability	$703	$—
Vesting of early exercised stock options	$68	$205
Property and equipment additions in accrued expenses	$—	$432
Settlement of notes payable and accrued interest with related party for Series Seed redeemable convertible preferred stock	$—	$9,990

See accompanying notes to consolidated financial statements

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

In thousands, except shares and per share data

1.	Description of Business, Organization, and Liquidity

Bicara Therapeutics Inc. (“Bicara” or the “Company”) was incorporated in the state of Delaware in December 2018 and is a clinical-stage biopharmaceutical company based in Boston, Massachusetts. The Company is committed to bringing transformative bifunctional therapies to patients with solid tumors. Its lead program ficerafusp alfa is a bifunctional antibody that combines a clinically validated epidermal growth factor receptor directed monoclonal antibody with a domain that binds to human transforming growth factor beta.

Since inception, the Company has operated in the preclinical and clinical stages and has devoted substantially all of its time and efforts to performing research and development activities, raising capital, and recruiting management and technical staff to support these operations. The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry including, but not limited to, risks associated with the successful research, development and manufacturing of product candidates, competition from other companies, dependence on key personnel, protection of intellectual property, compliance with government regulations and the ability to secure additional capital to fund operations. Current and future programs will require significant research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if our product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The Company historically has funded its operations from the issuance of redeemable convertible preferred stock, common stock and through debt financing.

In 2022, the Company sold 31,800,000 shares of its Series Seed preferred stock with par value of $0.0001 per share (the “Series Seed Preferred Stock”) and purchase price of $1.00 per share for net proceeds of $31.5 million after deducting expenses paid by the Company, including the settlement of $5.4 million of simple agreements for future equity (“SAFEs”). Additionally, as part of the Series Seed extension financing, the Company issued 9,990,144 shares of Series Seed Preferred Stock to settle the outstanding principal balance and accrued interest of an unsecured loan with Biocon as of April 26, 2022, totaling $10.0 million.

In 2023, the Company issued 105,595,101 shares of Series B preferred stock with par value $0.0001 per share (the “Series B Preferred Stock”) and purchase price of $1.025 per share for net proceeds of $107.7 million after deducting expenses paid by the Company. The Company additionally issued 119,599,872 shares of Series C preferred stock with par value of $0.0001 per share (the “Series C Preferred Stock”) and purchase price of $1.3796 per share for net proceeds of $164.6 million after deducting expenses paid by the Company.

The Company has incurred operating losses since inception and expects such losses and negative operating cash flows to continue for the foreseeable future. As of December 31, 2023, the Company had cash of $230.4 million and an accumulated deficit of $153.0 million.

During 2022, the Company previously identified conditions and events that raised substantial doubt about its ability to continue as a going concern. During 2023, the Company raised net proceeds of $272.3 million from the issuance of redeemable convertible preferred stock. The Company expects that its cash and cash equivalents as of December 31, 2023 of $230.4 million will be sufficient to fund the operating expenditures and capital expenditure requirements necessary to advance its research efforts and clinical trials for at least one year from the date of issuance of these consolidated financial statements.

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the U.S. (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the ordinary course of business.

The Company’s consolidated financial statements include the financial position, results of operations and cash flows of Bicara. The Company’s consolidated financial statements are denominated in U.S. dollars. The consolidated financial statements include the accounts of the Company and its wholly owned, controlled subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

Reverse Stock Split

In January 2022, the Company effected a 1-for-2.3364 reverse stock split of its common stock. On the effective date of the reverse stock split, (i) each 2.3364 shares of outstanding common stock were reduced to one share of common stock; (ii) the number of shares of common stock into which each outstanding option to purchase common stock is exercisable were proportionately reduced on a 2.3364-to-1 basis; and (iii) the exercise price of each outstanding option to purchase common stock were proportionately increased on a 1-to-2.3364 basis. All the share numbers, share prices, and exercise prices have been adjusted, on a retroactive basis, to reflect this 1-for-2.3364 reverse stock split.

In September 2024, the Company effected a 1-for-9.2435 reverse stock split of its common stock. On the effective date of the reverse stock split, (i) each 9.2435 shares of outstanding common stock were reduced to one share of common stock; (ii) the number of shares of common stock into which each outstanding option to purchase common stock is exercisable were proportionately reduced on a 9.2435-to-1 basis; and (iii) the exercise price of each outstanding option to purchase common stock were proportionately increased on a 1-to-9.2435 basis. All the share numbers, share prices, and exercise prices have been adjusted, on a retroactive basis, to reflect this 1-for-9.2435 reverse stock split. Additionally, the authorized, issued and outstanding shares of redeemable convertible preferred stock and their related per share amount, other than the conversion price per share, was not adjusted as a result of the reverse stock split.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosure of contingent assets and liabilities as of and during the reporting period. The Company bases its estimates on historical experience when available and on other assumptions that management believes are reasonable under the circumstances. Significant estimates and assumptions reflected in these consolidated financial statements include but are not limited to: the estimated costs of research and development activities, the fair value of tranche right liabilities, and the fair values of common stock and stock awards and associated stock- based compensation expense. The Company assesses estimates on an ongoing basis; however, actual results could materially differ from those estimates.

Redeemable Convertible Preferred Stock

The Company recorded shares of redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The Company applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities, and therefore classified the Series

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

Seed, Series B and Series C convertible preferred stock as mezzanine equity. The convertible preferred stock was recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger or consolidation and sale, lease or transfer of all or substantially all of the Company’s assets, the convertible preferred stock would have become redeemable at the option of the holders. In the event of a change of control of the Company, proceeds received from the sale of such shares would have been distributed in accordance with the corresponding liquidation preferences. The Company did not adjust the carrying values of the convertible preferred stock to the deemed liquidation values of such shares since a liquidation event was not probable at any of the reporting dates.

Series B Tranche Rights

Freestanding financial instruments that permit the holder to acquire shares that are either puttable by the holder, redeemable or contingently redeemable are required to be reported as liabilities in the consolidated financial statements. We present such liabilities on the balance sheets at their estimated fair values. Changes in fair value of the liability are calculated each reporting period, and any change in value are recognized in the consolidated statements of operations.

The Series B Preferred Stock issuance as described in Note 10 Redeemable Convertible Preferred Stock to these consolidated financial statements, included tranche rights (“Series B Tranche Rights”) to purchasers who participated in the initial Series B Preferred Stock issuance. The Series B Tranche Rights were determined to be a “freestanding financial instrument” as defined in the ASC Master Glossary as they are legally detachable and separately exercisable. Management assessed the freestanding financial instrument under ASC 480, Distinguishing Liabilities from Equity, and determined that such rights should be accounted for as a liability at fair value given they impose an obligation on the Company to issue shares that are contingently redeemable. The Series B Tranche Rights were revalued at each reporting period until settlement, with changes in the fair value recorded in the consolidated statements of operations.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A framework is used for measuring fair value utilizing a three-tier hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—defined as observable inputs, such as quoted prices unadjusted in active markets for identical assets or liabilities;

•	Level 2—defined as inputs other than quoted prices included in Level 1 that are either directly or indirectly observable; and

•	Level 3—defined as significant unobservable inputs in which little or no market data exists, therefore, requiring an entity to develop its own assumptions

The carrying amounts of the Company’s financial assets (which include cash) and liabilities (which include accounts payable) approximate fair value because of the short maturity of these instruments and have been classified as Level 1. The Series B Tranche Rights are classified as Level 3 financial liabilities (Refer to Note 3 Fair value measurement to these consolidated financial statements for more details).

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

Cash and Cash Equivalents

The Company’s cash and cash equivalents are held in standard checking accounts and money market funds at two financial institutions. The Company considers all highly liquid investments with a maturity date of 90 days or less at the date of purchase to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents. At times, the Company’s cash deposits may be in excess of insured limits. Company has not experienced any losses on its deposits of cash and does not have off-balance sheet concentrations of credit risk.

Long-Lived Assets

The Company states property and equipment at cost, net of accumulated depreciation. The Company capitalizes major improvements and expenses maintenance and repairs as incurred. The Company recognizes depreciation on a straight-line basis over the estimated useful lives of the related assets, which are as follows:

Estimated useful Life
Computers and equipment	3 years

Upon retirement or sale of property and equipment, as applicable, the cost and related accumulated depreciation are removed from the balance sheets and the resulting gain or loss is reflected in operations. The Company recorded a $0.6 million loss and $0 loss for the years ended December 31, 2023 and 2022, respectively, for property that was abandoned and written off. The Company evaluates long-lived asset impairments every year under ASC 360, noting no impairments for the years ended December 31, 2023 and 2022, respectively, except as described above.

Leases

ASC 842, Leases, requires lessees to recognize right-of-use assets and lease liabilities on the balance sheet for all leases with a term of greater than 12 months regardless of classification. Operating lease right-of-use assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term discounted using an appropriate incremental borrowing rate. The incremental borrowing rate is based on the estimated interest rate for borrowing over a term similar to that of the lease payments at commencement of the lease. The operating lease expense for the operating leases is recognized on a straight-line basis over the lease term. The Company has elected the practical expedient to not separate lease and non-lease components of contracts.

The Company adopted this new standard on January 1, 2022 using the required modified retrospective approach and utilizing the effective date as its date of initial application. The adoption of this standard did not have an impact on the Company’s financial statements.

Upon adoption, the Company elected, to apply the ‘package of practical expedients’ which permits the Company (i) not to reassess whether expired existing contracts are or contain leases, (ii) not to reassess the classification of expired or existing leases, if any, and (iii) not to reassess initial direct costs for any existing leases.

Research and Development Expense

Research and development costs are expensed as incurred in accordance with ASC 730, Research and Development (“ASC 730”). Research and development expenses include costs directly attributable to the conduct

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

of research and development programs, including compensation costs, which includes salaries and benefits, stock-based compensation expense and the cost of services provided by outside contractors.

The Company capitalizes advance payments for goods or services that will be used or rendered for future research and development activities and recognizes expense as the related goods are delivered or services are performed. The Company also records expenses and accruals for estimated costs of research and development activities, including third party contract services for clinical research and contract manufacturing. The Company bases its estimates on the best information available at the time. Costs for certain research and development activities are recognized based on the pattern of performance of the individual arrangements, which may differ from the pattern of billings incurred, and are reflected in the consolidated financial statements as prepaid expenses or as accrued research and development expenses.

The financial terms of these agreements are subject to negotiation, vary from contract to contract, and may result in uneven payment flows to the Company’s vendors. Billing terms and payments are reviewed by management to ensure estimates of outstanding obligations are appropriate as of period end. Tracking the progress of completion for clinical trial and contract manufacturing activities performed by third parties allows the Company to record the appropriate expense and accruals under the terms of the agreements. During the years ended December 31, 2023 and 2022, the Company incurred $30.6 million and $31.3 million, respectively, relating to research and development expenses. The Company recorded accrued liabilities of $9.6 million and $17.2 million for clinical trial and contract manufacturing expenses as of December 31, 2023 and 2022, respectively.

General and Administrative Expense

General and administrative expenses consist primarily of salaries and related benefits, including share-based compensation expense, related to the Company’s executive, finance and other support functions. Other general and administrative expenses include professional fees for legal, auditing, tax, consulting services, investor relations, IT and office expenses, rent and insurance.

Stock-Based Compensation

The Company accounts for stock-based employee and nonemployee compensation awards in accordance with provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires the recognition of stock-based compensation expense, using a fair-value based method, for costs related to all stock- based compensation awards. We use the Black-Scholes option-pricing model to determine the fair value of options. The Black-Scholes option-pricing model requires the use of judgment to develop input assumptions, some of which are highly subjective, including: (i) the fair value of our common stock on the date of grant; (ii) the expected term of the award; (iii) the expected volatility; (iv) the risk-free interest rate; and (v) expected dividends. In applying these assumptions, we consider the following factors:

Fair Value of Common Stock: The grant date fair value of stock awards granted under its 2019 Stock Option and Grant Plan are determined using the fair market value of the Company’s common stock on the date of grant, as set forth in the applicable plan document. Due to the absence of an active market for the Company’s common stock, the Company utilized methodologies in accordance with ASC 820, Fair Value Measurement. The estimated fair value of the common stock has been determined at each grant date based upon a variety of factors, including the illiquid nature of the common stock, recent transactions involving the Company’s stock, the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event. Among other factors are the Company’s financial position and historical financial performance, the status of clinical developments, the composition and ability of the current research and management team, an evaluation or benchmark of the

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

Company’s competition, and the current business climate in the marketplace. Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date.

Expected Term: The expected term represents the period that the options granted are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term). The expected life is applied to the stock option grant group as a whole as we do not expect substantially different exercise or post-vesting termination behavior among our employee population.

Expected Volatility: We used an average historical stock price volatility of comparable public companies within the biotechnology and pharmaceutical industry that were deemed to be representative of future stock price trends due to absence of an active market for the Company’s common stock.

Risk-Free Interest Rate: We based the risk-free interest rate over the expected term of the options based on the constant maturity rate of U.S. Treasury securities with similar maturities as of the date of the grant.

Expected Dividend: We have not paid and do not anticipate paying any dividends in the near future. Therefore, the expected dividend yield was zero.

For awards that vest based solely on achievement of a service condition, the Company recognizes expense on a straight-line basis over the period during which the award holder provides such services. The Company recognizes forfeitures as they occur and reverses any previously recognized compensation cost associated with forfeited awards. In accordance with ASU 2018-07, the Company accounts for share-based compensation for awards granted to nonemployees in a similar fashion to the way it accounts for share-based compensation awards to employees.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”), which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Under ASC 740, the asset and liability method is used in accounting for income taxes. Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and law that will be in effect when the differences are expected to reverse. ASC 740 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized. The Company evaluates annually the realizability of the deferred tax assets by assessing the valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. In 2023 and 2022, the Company recorded a full valuation allowance for the deferred tax assets based on the historical loss and the uncertainty regarding the ability to project future taxable income. In future periods if the Company is able to generate income, the Company may reduce or eliminate the valuation allowance.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. At December 31, 2023 and 2022, the Company had no liability for income tax associated with uncertain tax positions. The Company would recognize any corresponding interest and penalties associated with its income tax positions in income tax expense. There was no income tax interest or penalties incurred during the years ended December 31, 2023 and 2022.

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

Comprehensive Loss

Comprehensive loss consists of net loss and changes in equity during a period arising from transactions and other equity and circumstances, of which we have none. Our comprehensive loss equals our net loss for all periods presented.

Net Loss Per Common Share

Net loss per common share is computed using the two-class method required due to the participating nature of the redeemable convertible preferred stock. Although the redeemable convertible preferred stock are participating securities, such securities do not participate in net losses and therefore do not impact the Company’s net loss from continuing operations per share calculation as of December 31, 2023 and 2022.

Basic net loss per common share is determined by dividing the net loss applicable to common shareholders by the weighted average common shares outstanding during the period. Outstanding common stock options, unvested restricted stock awards and redeemable convertible preferred shares are excluded from the calculation of diluted net loss per share when their effect would be anti-dilutive.

The following potentially dilutive securities have been excluded from the computations of diluted weighted average shares outstanding as they would be anti-dilutive:

	As of December 31,
	2023	2022
Options and restricted stock awards outstanding	4,897,868	884,669
Series Seed redeemable convertible preferred stock	8,848,387	8,848,387
Series B redeemable convertible preferred stock	11,423,688	—
Series C redeemable convertible preferred stock	12,938,801	—

Amounts in the table above reflect the common stock equivalents of the noted instruments.

Segments

The Company has one operating segment. The Company’s chief operating decision maker, its Chief Executive Officer, manages the Company’s operations on a consolidated basis for the purpose of allocating resources.

Accounting Pronouncements Issued and Not Adopted as of December 31, 2023

Accounting Standards Update 2023-09—Income Taxes (Topic 740): Improvements to Income Tax Disclosures, or ASU 2023-09. ASU 2023-09 focuses on income tax disclosures around effective tax rates and cash income taxes paid. The standard largely follows the proposed ASU issued earlier in 2023 with several important modifications and clarifications. ASU 2023-09 is effective for public entities for annual periods beginning after December 15, 2024 and for all other business for annual periods beginning after December 15, 2025. Early adoption is permitted, and the Company is evaluating the impact of this guidance on the consolidated financial statements and related disclosures.

The Company reviewed additional recent accounting pronouncements and concluded they are either not applicable or that the Company does not expect adoption to have a material effect on the consolidated financial statements.

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

3.	Fair Value Measurements

The following tables present information about the Company’s financial assets that have been measured at fair value as of December 31, 2023 (in thousands):

Description	Level 1	Level 2	Level 3	December 31, 2023
Assets:
Money market funds included within Cash and cash equivalent	$230,088	$—	$—	$230,088

Total	$230,088	$—	$—	$230,088

As of December 31, 2022, the Company had no investments in money market funds.

The Company estimated the fair value of the Series B Tranche Rights at the time of issuance and subsequently remeasured them at each reporting period and prior to settlement. The fair value of the Series B Tranche Rights was determined using a contingent forward model, which considered as inputs the estimated fair value of the Series B Preferred Stock as of each valuation date, the risk-free interest rate, probability of achievement and estimated time to tranche closing. The most significant assumptions in the contingent forward model impacting the fair value of the Series B Tranche Rights are the fair value of the Company’s Series B Preferred Stock, probability of achievement, and time to the tranche closing as of each measurement date. The Company determined the fair value per share of the underlying Series B Preferred Stock by taking into consideration the most recent sales of its preferred units, results obtained from third-party valuations and additional factors the Company deems relevant.

The following table sets forth a summary of the changes in fair value of the Level 3 Series B Tranche Rights for the year ended December 31, 2023 and 2022 (in thousands):

Tranche Rights Liability
Balance as of December 31, 2022	$—
Fair value recognized upon the issuance of preferred stock tranche rights	642
Change in the fair value of preferred stock tranche rights	13,405
Settlement of the preferred stock tranche rights	(14,047)

Balance as of December 31, 2023	$—

The following assumptions were used in the estimation of the fair value of the Series B Tranche Rights, on closing dates of Series B financing tranches (as defined in Note 10):

	November 3, 2023 Milestone Closing	September 8, 2023 Milestone Closing	March 2, 2023 Initial Closing
Preferred share price	$1.23	$1.23	$1.01
Expected term (in years)	—	—	0.5
Risk-free rate	—	—	5.2%
Probability of achievement	100.0%	100.0%	95.0%

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

4.	Leases

On August 16, 2023, the Company entered into a 2.5 years lease for 4,617 square feet of office space in Boston, Massachusetts. The lease requires a security deposit totaling $0.1 million, which the Company has met with cash on deposit.

The Company recorded rent expense of $0.5 million for both years ended December 31, 2023 and 2022. Rent expense incurred prior to entering into the above lease agreement was based on a month-to-month agreement.

The minimum aggregate future lease commitments are as follows (in thousands):

Amount
2024	$329
2025	335
2026	56

Total minimum lease payments	720
Less: imputed interest	(63)

Present value of lease liability	$657

Other information:
Weighted-average remaining lease term (in years)	2.17 years
Weighted-average discount rate	8.32%

5.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of December 31,
	2023	2022
Accrued research and development expenses	$6,035	$4,553
Accrued bonus and payroll related expenses	1,742	1,176
Accrued professional fees	184	214
Accrued other	92	167

Total	$8,053	$6,110

6.	Accrued Expenses and Other Current Liabilities—Related Party

Accrued expenses and other current liabilities—related party consisted of the following (in thousands):

	As of December 31,
	2023	2022
Accrued research—related party (Note 13)	$3,561	$12,648
Accrued interest	—	1

Total	$3,561	$12,649

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

7.	Notes Payable to Related Party

Biocon Limited and its affiliates (“Biocon”) with which the Company conducts business, is the Company’s largest shareholder and the Executive Chairperson at Biocon is an investor and board member and is a relative of Bicara’s Chief Executive Officer.

On August 6, 2021, the Company entered into an unsecured loan agreement with Biocon providing for $4.5 million of debt financing which was amended on October 28, 2021, pursuant to which the Company received and additional $4.5 million unsecured loan. Interest on the outstanding loan balance accrued at a fixed annual rate of 4.0%. The Company was obligated to pay the entire loan on demand on/or before the expiry of twelve months from the date of first disbursement, whichever was earlier along with the accrued interest as of the date of repayment. On April 26, 2022, the parties amended the unsecured loan agreement, whereby the loan was extinguished with no resulting gain or loss. As part of the new agreement, the Company issued 9,990,144 shares of its Series Seed Preferred Stock for the outstanding principal balance and accrued interest as of April 26, 2022, totaling $10.0 million.

8.	Commitments and Contingencies

Legal Matters

From time to time, the Company is involved in lawsuits, arbitrations, claims, investigations and proceedings, consisting of intellectual property, commercial, employment and other matters, which arise in the ordinary course of business. The Company makes provisions for liabilities when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

The Company is not a party to any material litigation and does not have contingency reserves established for any litigation liabilities as of December 31, 2023, and 2022.

9.	Common Stock

The Company has 365,000,000 shares of Common Stock authorized for issuance, par value $0.0001 per share, of which 711,895 shares issued, net of share repurchased and cancellation, and 640,386 shares, net were outstanding as of December 31, 2023. The Company has reserved 5,881,181 shares of Common Stock for issuance to officers, directors, employees and consultants pursuant to the 2019 Stock Option and Grant Plan (see Note 11). Of the 640,386 shares outstanding, 87,404 shares relate to exercise of stock options, 437,203 shares relate to issuance of RSAs under the 2019 Stock Option and Grant Plan, and 115,757 shares of Common Stock are held by Biocon and were awarded by the Company in 2020.

10.	Redeemable Convertible Preferred Stock

On December 23, 2020, the Company issued to Biocon 40,000,000 shares of Series Seed Preferred Stock (“Seed Series”) with a par value of $0.0001 per share and purchase price of $1.00 per share, in exchange for net proceeds of $40.0 million. On April 26, 2022, the Company authorized for issuance an additional 50,940,144 shares of Series Seed Preferred Stock with par value of $0.0001 per share and price of $1.00 per share, of which 9,990,144 shares were issued to Biocon upon settlement of the related party note payable (see Note 7). On March 2, 2023, the Company reduced the total number of its authorized Series Seed Preferred Stock to 81,790,144.

In March 2022, as part of the first close of the Company’s Series Seed extension financing, the Company entered into several SAFEs, pursuant to which the Company received approximately $5.4 million in exchange for

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

it’s agreement to issue to certain investors shares of it’s preferred stock upon the occurrence of the Series Seed extension financing at $1.00 per share. On April 26, 2022, the Company issued 5,350,000 shares of Series Seed Preferred Stock with par value of $0.0001 per share and a $1.00 per share price to settle the $5.4 million in SAFEs, of which 4,000,000 shares of Series Seed Preferred Stock were issued to two investors controlled by a board member, who is also a relative of the Chief Executive Officer, and 350,000 shares of Series Seed Preferred Stock held by relatives of the Chief Executive Officer.

In July 2022, as part of the second close of the Company’s Series Seed extension financing, the Company sold an additional 3,000,000 shares of Series Seed Preferred Stock to the two investors controlled by a board member, who is also a relative of the Chief Executive Officer, referred to above increasing their ownership to 7,000,000 shares of Series Seed Preferred Stock.

On March 2, 2023, the Company issued 37,073,162 shares of Series B Preferred Stock at a price of $1.025 per share (the “Initial Series B Closing”) for net proceeds of $37.8 million.

The Company was also obligated to sell up to 68,521,939 additional shares (the “Milestone Shares”) of Series B Preferred Stock to the same purchasers at the same purchase price as the Initial Series B Closing the Series B Tranche Rights. The sale of Milestone Shares (the “Milestone Closings”) was contingent upon the Company’s achievement of certain milestones. In addition, if elected by a purchaser, the Company was obligated to sell Milestone Shares prior to achievement of the milestones (the “Voluntary Closings”). The Series B Tranche Rights are considered a freestanding instrument classified as a liability under ASC 480. The initial fair value of the liability was determined to be $0.6 million. Refer to Note 3 Fair Value Measurements to these consolidated financial statements for further details. Share issuances pursuant to exercise of the Series B Tranche Rights under such Milestone Closings occurred on September 8 and November 3, 2023 in the amounts of 39,024,386 and 29,497,553, respectively, for net proceeds of $69.9 million. Upon completion of the Milestone Closings, such tranche liabilities of $8.0 million and $6.0 million on September 8, 2023 and November 3, 2023, respectively, were settled to redeemable convertible preferred stock on the consolidated balance sheets. The Voluntary Closings were not exercised by the purchasers in 2023, and this right has expired.

On December 6, 2023, the Company issued 119,599,872 shares of Series C Preferred Stock at a price of $1.3796 per share in exchange for aggregate net proceeds of $164.6 million. The Company additionally executed various side letters where certain purchasers have the right to tender all owned shares back to the Company for an aggregate purchase price of $1.00 (the “Put Option”). The Put Option has no accounting implications as it is considered immaterial.

The Series Seed Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are collectively referred to as the “Preferred Stock”. As of December 31, 2023, the Preferred Stock had the following rights, preferences, and privileges:

Conversion Rights

The holders of the Preferred Stock have rights to convert the shares of Preferred Stock into shares of Common Stock (the “Conversion Rights”) at the applicable original issue price (“Conversion Price”) with a conversion ratio (“Conversion Ratio”) of 1:9.2435.

All outstanding shares of the Preferred Stock shall be converted automatically into shares of Common Stock upon the occurrence of any of the following events: a) the closing of the sale of shares of Common Stock to the public at a price of at least $15.94 per share in a public offering resulting in at least $50.0 of gross proceeds (a

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

“Qualified IPO); b) immediately prior to the closing of a SPAC Transaction (with at least $50.0 million in gross proceeds) or a “reverse merger” with a publicly traded corporation; c) upon the approval of at least 60% of the Series C preferred stockholders.

Liquidation Preference

Series B and Series C Preferred Stock—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the shareholders of outstanding Series B Preferred Stock and Series C Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to its stockholders and in case of a Deemed Liquidation Event (defined as a merger or consolidation in which the Company is a constituent party, or the sale, lease, transfer, exclusive license or other disposition by the Company of all or substantially all the assets), the holders of the Series B and Series C Preferred Stock shall be entitled to be paid out of the consideration payable to stockholders or out of the available proceeds of the Company, before the Series Seed and common stockholders, an amount per share (the “Liquidation Amount”) equal to the greater of: (a) the applicable original issue price, plus any dividends declared but unpaid, or (b) such amount per share amount as would have been payable on the conversion of all Series B Preferred Stock and Series C Preferred Stock (as applicable) into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If the amount to be paid as Liquidation Amount is insufficient, then all Series B and Series C preferred stockholders shall share the assets available for distribution in proportion of their shareholding.

Series Seed Preferred Stock—The Series Seed preferred stockholders shall have priority over the common stockholders, with a liquidation preference equal to the greater of (a) the Series Seed original issue price, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable on the conversion of all shares of Series Seed Preferred Stock into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, and after the payment of all preferential amounts required to be paid to the holders of the Series B Preferred Stock and Series C Preferred Stock, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Seed Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series Seed Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series Seed Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Redemption

The Preferred Stock is not redeemable except in the event of a Deemed Liquidation Event. As redemption by the holders is not within the control of the Company, all of the outstanding convertible preferred stock is classified as temporary equity in the balance sheets.

Dividends

Series B and Series C Preferred Stock—The holders of then outstanding shares of Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors of the Company, dividends at the rate of eight percent (8%) of the applicable original issue price for each share of Series B Preferred Stock or Series C Preferred Stock, prior and in preference to any declaration or payment of any other dividend on shares of Series Seed Preferred Stock or Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) during the same calendar year. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

unless the holders of the Series B Preferred Stock and Series C Preferred Stock then outstanding first receive a dividend on each outstanding share of Series B Preferred Stock or Series C Preferred Stock at the same rate and same time on an as-converted basis. No dividends have been declared or paid as of December 31, 2023.

Series Seed Preferred Stock—The Company shall not declare, pay or set aside any dividends on shares of Common Stock unless the holders of the Series Seed Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock at the same rate and same time on an as-converted basis. No dividends have been declared or paid as of December 31, 2023.

Voting Rights

The holders of the Preferred Stock have the same voting rights as the holders of the Common Stock, on an as-converted basis. As of December 31, 2023, the board of directors of the Company was comprised of ten members. The election of directors is determined as following:

i.	The holders of record of the shares of Series Seed Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company

ii.	The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Company

iii.	The holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company

iv.	The holders of record of the shares of common stock, $0.0001 par value per share, of the Company, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company

v.

The holders of record of the shares of Common Stock and the Preferred Stock, voting together as a single class on an as converted basis, shall be entitled to elect the balance of the total number of directors of the Company.

Any director elected as above may be removed without cause by, and only by, the affirmative vote of the holders of the class or series of capital stock entitled to elect such director or directors.

Protective Provisions

At any time when shares of Preferred Stock are outstanding, the Company shall not do any of the following without the written consent or affirmative vote of at least 65% of the outstanding Preferred Stock holders, including at least one holder of Series C Preferred Stock who does not hold shares of any other class or series of Preferred Stock: 1) liquidate, dissolve or wind-up the business and affairs of the Company, or effect any merger or consolidation or any other Deemed Liquidation Event; 2) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company in a manner that adversely affects the powers, preferences or rights of the Preferred Stock; 3) create, issue, or reclassify any capital stock unless the same ranks junior to the Preferred Stock with respect to its rights, preferences and privileges; 4) cause or permit any of its subsidiaries to, without approval of the Board of Directors, sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets; 5) purchase or redeem or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than as expressed with the Preferred Stock agreements; 6) create, issue, or authorize the issuance of any debt security or create any lien or security interest or incur other indebtedness for borrowed money; 7) create, or hold capital stock in, any subsidiary that is not wholly owned by the Company, or permit any subsidiary to create or issue any shares, or sell, transfer or otherwise dispose of any capital stock; 8) create, adopt, amend, terminate or repeal any equity (or equity-linked) compensation plan; or 9) increase or decrease the authorized number of directors constituting the Board of Directors.

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

Additional protective provisions for certain classes of shares include the following:

Series B Preferred Stock—For so long as at least 52,797,551 shares of Series B Preferred Stock are outstanding, the Company shall not do any of the following without the written consent or affirmative of at least 60% of the Series B holders: a) waive or otherwise forego any adjustment in the Series B Conversion Price; b) create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock unless the same ranks junior to the Series B Preferred Stock with respect to its rights, preferences and privileges; or c) amend, modify, change or waive the liquidation amount applicable to the Series B Preferred Stock.

Series C Preferred Stock—For so long as at least 71,759,924 shares of Series C Preferred Stock are outstanding, the Company shall not do any of the following without the written consent or affirmative of at least 60% of the Series C holders: a) waive or otherwise forego any adjustment in the Series C Conversion Price; b) effect the conversion of the Series C Preferred Stock to Common Stock in a Qualified IPO; c) create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock unless the same ranks junior to the Series C Preferred Stock with respect to its rights, preferences and privileges; or d) amend, modify, change or waive the liquidation amount applicable to the Series C Preferred Stock.

11.	Stock-Based Compensation

Stock Option and Grant Plan

In 2019, the board of directors adopted, and the Company’s shareholders approved, the 2019 Stock Option and Grant Plan (the “2019 Plan”) under which the Company may grant equity-based incentive awards to the Company’s employees, officers, directors, consultants and other key persons of the Company and its affiliates upon whose judgement, initiative, and efforts the Company largely depends for the successful conduct of its business.

The following are awards that are authorized to be issued:

•	Stock Options including Incentive Stock Options (“ISO”) or Non-Qualified Stock Options (“NQSO”);

•	Restricted Stock Awards (“RSA”);

•	Unrestricted Stock Awards (“URSA”); and

•	Restricted Stock Units (“RSU”)

Under the 2019 Plan, as amended, the Company is authorized to issue up to 5,881,181 shares of Common Stock. Through December 31, 2023, the Company has issued RSAs, ISOs and NQSOs under the 2019 Plan. The terms of equity award agreements, including vesting requirements, were determined by the board of directors and are subject to the provisions of the 2019 Plan. Equity awards granted to employees and non-employees generally vest over a four-year period but may be granted with different vesting terms. Certain options provide for early vesting.

RSAs were issued under individual RSA agreements (the “Award Agreements”). The Award Agreements dictate vesting terms and once vested, the recipients’ restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the respective Award Agreement.

Stock options granted to employees and non-employees expire no more than 10 years from the date of grant and are generally service based. A limited number of awards contain performance-based vesting criteria and for such awards that are deemed probable of vesting, the Company records expense in the period in which such determination is made through any estimated remaining vested period.

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

Stock-Based Compensation Expense

Stock-based compensation, measured at the grant date based on the fair value of the award, is typically recognized ratably over the requisite service period, using the straight-line method of expense attribution. When utilizing the Black-Scholes option-pricing model to determine the grant date fair value of stock options granted to employees or non-employees, we used the following weighted average assumptions:

	Year ended December 31,
	2023	2022
Risk-free interest rate	3.24%	3.79%
Expected life (in years)	6.06	6.06
Volatility	81.65%	80.60%
Expected dividend rate	0.00%	0.00%
Fair value of common stock	$3.79 – $5.45	$4.44

The Company recognized total stock-based compensation expense for non-employees and employees in its statements of operations as follows (in thousands):

	Year ended December 31,
	2023	2022
General and administrative	$1,518	$712
Research and development	381	98

Total	$1,899	$810

Restricted Stock Awards

A summary of RSA award activity for non-employees and employees of the Company is as follows:

	Number of Share	Weighted-Average Grant Date Fair Value
Balance as of December 31, 2022	157,365	$4.07
Vested	(106,693)	4.07
Canceled	(3,473)	—

Balance as of December 31, 2023	47,199	$4.07

As of December 31, 2023, total unrecognized compensation costs of $0.2 million related to unvested stock- based compensation arrangements are expected to be recognized as expense over a weighted average period of 0.57 years.

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

Stock Options

A summary of options award activity for non-employees and employees of the Company is as follows:

	Share	Weighted-Average Exercise Price	Weighted Average— Remaining Contractual Life (years)	Aggregate Intrinsic Value(1) (in thousands)
Outstanding as of December 31, 2022	727,304	$4.34
Granted	4,186,261	4.62
Exercised	(29,127)	4.16
Canceled	(33,769)	4.25

Outstanding as of December 31, 2023	4,850,669	4.53	9.50	$4,452

Exercisable as of December 31, 2023	408,556	$4.07	8.62	$565
Exercisable and expected to vest as of December 31, 2023	4,850,669		9.50

(1)

The aggregate intrinsic values is calculated as the difference between the exercise price of the underlying options and the fair value of the Company’s common stock on December 31, 2023 for the options that were in the money.

The Company had 41,382,172 unvested stock options outstanding as of December 31, 2023. The weighted- average fair value of options granted during the year ended December 31, 2023, and 2022, was $3.33 and $2.77, respectively.

As of December 31, 2023, total unrecognized compensation costs of $14.9 million related to unvested stock options are expected to be recognized as expense over a weighted average period of 3.58 years.

12.	Income Taxes

The Company’s provision for income taxes is not material for the years ended December 31, 2023, and 2022. The Company’s deferred tax assets (liabilities) consist of the following (in thousands):

	As of December 31,
	2023	2022
Deferred tax assets
Net operating losses	$21,651	$18,980
Tax credit carryforwards	1,510	994
Intangibles	1,633	1,698
Accruals and reserves	—	314
R&D Section 174 Intangibles	12,585	5,700
Stock compensation	307	70
Lease liability	174	—
Other	8	7

Total gross deferred tax asset	37,868	27,763

Deferred tax liabilities—ROU asset	(163)	—
Valuation allowance	(37,705)	(27,763)

Net deferred tax asset	$—	$—

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

The Company has had net operating losses (“NOLs”) since inception. As of December 31, 2023, and December 31, 2022, the Company has federal net operating loss carryforwards of $80.4 million and $69.4 million, respectively, all of which can be carried forward indefinitely. The Company also has federal research and development tax credit carryforwards of $1.3 million and $ 0.8 million, respectively, available to reduce future tax liabilities, which expire at various dates beginning in 2040.

The Company has state net operating loss carryforwards of $75.6 million and $69.8 million as of December 31, 2023 and December 31, 2022, respectively, to reduce future state taxable income. These state NOLs carryforwards will start expiring in 2039. The Company also has state research and development tax credit carryforwards of $0.3 million as of December 31, 2023 and 2022, available to reduce future state tax liabilities, which expire at various dates beginning in 2035.

Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may result in a limitation on the amount of NOL carryforwards and research and development credit carryforwards that may be utilized annually to offset future taxable income and taxes payable. The Company has not determined whether a limitation has occurred.

As required by ASC 740, management has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which principally comprise NOL carryforwards, research and development credit carryforwards and an IPR&D license. Management has determined that it is more likely than not that the Company will not recognize the benefits of its federal and state deferred tax assets, and as a result, a valuation allowance of $37.7 million and $27.8 million has been established as of December 31, 2023, and 2022, respectively. The change in the valuation allowance was $9.9 million for the year ended December 31, 2023. The primary reason for the difference between the income tax expense recorded by the Company and the amount of income tax expense at statutory income tax rates was the change in the valuation allowance.

As of December 31, 2023 and 2022, the Company had no unrecognized tax benefits. The Company has not as yet conducted a study of its research and development credit carryforwards. This study may result in an adjustment to the Company’s research and development credit carryforwards; however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s research and development credits, and if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. Thus, there would be no impact to the balance sheets or statements of operations if an adjustment were required.

Interest and penalty charges, if any, related to unrecognized tax benefits would be classified as income tax expense in the accompanying statements of operations. As of December 31, 2023 and 2022, the Company has no accrued interest related to uncertain tax positions. In many cases, the Company’s uncertain tax positions are related to years that remain subject to examination by relevant tax authorities. Since the Company is in a loss carryforward position, it is generally subject to examination by the U.S. federal, state, and local income tax authorities for all tax years in which a loss carryforward is available.

Net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50% as defined under Sections 382 and 383 in the Internal Revenue Code. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities.

The amount of the annual limitation is determined based on the Company’s value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not conducted a Section 382 and 383 study for the year ended December 31, 2023.

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

A reconciliation of the expected income tax (benefit) computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2023	2022
Income tax computed at federal statutory tax rate	21.0%	21.0%
State taxes, net of federal benefit	4.1%	6.1%
Change in valuation allowance	(19.1)%	(28.5)%
General business credit carryovers	1.0%	1.7%
Permanent differences	(5.6)%	(0.4)%
Other	(1.4)%	0.1%

Total	0.0%	0.0%

13.	Significant Agreements—Related Parties

In addition to the notes payable to Biocon that were repaid through the issuance of the Series Seed Preferred Stock (refer to Notes 7 and 10, respectively), the Company entered into a master services agreement on December 15, 2020 (the “Master Services Agreement”) with Biocon. Pursuant to the terms of the master service agreement, Biocon provided services related to research and development, clinical trials, regulatory interactions and manufacturing. The Company did not incur any expenses under the Master Services Agreement during the year ended December 31, 2023 and 2022. As of December 31, 2023, and 2022, the Company owed $1.6 million and $4.8 million, respectively, of which $0 million and $3.3 million, respectively, were classified in accounts payable-related party, and $1.6 million for both years were classified in accrued expenses-related party on the balance sheets.

On July 23, 2019, the Company entered into a manufacturing agreement with a wholly-owned subsidiary of Biocon, Biocon Biologics Limited (“BBL”) formerly Biocon Biologics India Limited, which is valid for 5 years unless earlier terminated by one of the parties. Additionally, the Company entered into a material transfer agreement on August 17, 2023, a quality agreement on October 12, 2023, a service agreement on October 18, 2023 and a manufacturing agreement on December 15, 2023 (the “BBL Agreements”). Pursuant to the terms of the BBL Agreements, BBL manufactures and supplies specified quantities of products to Bicara to be utilized in research and development and manufacturing as per purchase orders executed from time to time between the two parties. For the years ended December 31, 2023 and 2022, the Company incurred $1.2 million and $0 million research and development expenses, respectively, under the BBL Agreements. As of December 31, 2023, and 2022, the Company owed $0 million and $0.2 million, respectively, which were classified in accounts payable- related party.

The Company additionally entered into a manufacturing agreement with a wholly-owned subsidiary of Biocon, Syngene International Limited (“Syngene”), on July 17, 2019, as amended on May 18, 2022 and on August 1, 2022, along with a master contract services agreement on July 24, 2020 (the “Syngene Agreements”). Pursuant to the terms of the Syngene Agreements, Syngene manufactures and supplies specified quantities of products to Bicara to be used in research and development as per purchase orders executed from time to time between the two parties and performs additional contract research services under the master contract services agreement. The manufacturing agreement is valid for 6 years unless earlier terminated by one of the parties, while the master contract services agreement carried a term of 2 years. For the years ended December 31, 2023, and 2022, the Company incurred $8.4 million and $9.0 million of research and development expenses, respectively, under the Syngene Agreements. As of December 31, 2023, and 2022, the Company owed $2.9 million and $4.3 million, respectively, relating to these incurred costs, of which $1.0 million for both years

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

were classified in accounts payable-related party and $1.9 million and $3.3, respectively, were classified in accrued expenses-related party on the balance sheets.

On July 1, 2021, the Company entered into a master service agreement with a wholly-owned subsidiary of Biocon, Biofusion Therapeutics Limited (“Biofusion”) (the “Biofusion Agreement”), which was terminated upon acquisition of Biofusion by Sygnene on August 2, 2022. Pursuant to the terms of the Biofusion Agreement, Biofusion provided research and development services. As of December 31, 2022, the Company owed $7.7 million in connection with services provided by Biofusion, which were classified in accrued expenses- related party on the balance sheet, of which $4.1 million were incurred in 2022. The Company paid the full amount on March 21, 2023.

In September 2021, the Company entered into a full recourse promissory note (the “Promissory Note”) with our Chief Financial Officer (“CFO”), pursuant to which the Company loaned $274 thousand, plus interest accruing at rate of 0.86% per annum (or if higher, the applicable federal rate as of the date of the Promissory Note), due by the earliest to occur of (i) December 31, 2025, (ii) the date of certain transfers of the collateral pledged under the Promissory Note, (iii) upon the day prior to the date a change in the Company’s or the CFO’s status would cause the loan to be deemed prohibited under applicable law, (iv) upon the date prior to the Company’s filing of a registration statement for an initial public offering or a change of control, (v) upon acceleration of the Promissory Note in accordance with its terms or (vi) the date three months following the CFO’s termination of employment with the Company. As part of the Promissory Note, the CFO pledged 616,320 shares of restricted Common Stock as collateral under the terms of a security agreement. The CFO has repaid principal and interest in the following amounts on the following dates: $71 thousand in September 2022 and $69 thousand in July 2023. There has been immaterial interest income from the Promissory Note. As of December 31, 2023, and 2022, the Company recorded $68 thousand for both years within prepaid expenses and other assets, and $68 thousand and $139 thousand, respectively, within other assets on the balance sheets.

14.	Significant Agreements

On October 15, 2019, the Company entered into a master clinical contract services agreement with IQVIA RDS Inc (“IQVIA), which was amended in December 2023 to include global clinical trials Pursuant to the terms of the agreement, as amended, IQVIA will provide the Company with certain global clinical-development related services and laboratory services under separately executed statements of work (“SOWs”). In June 2021, the Company entered into an SOW with IQVIA for lab and clinical development services, to be invoiced on a monthly basis based on work performed by IQVIA. Under this SOW, Bicara agreed to provide IQVIA with an initial upfront payment of $1.8 million, of which $1.0 million was a refundable deposit and $0.8 million for investigator grant payment in advance. In December 2022, Bicara entered into an authorized to proceed agreement (“ATP”) with IQVIA. Under the ATP, Bicara agreed to provide IQVIA with an additional refundable deposit of $0.9 million, which was paid in March 2023. Both the initial deposit and the ATP deposit will be held on account and reconciled against final invoices. As of December 31, 2023, the refundable deposit balance was $1.9 million. For the years ended December 31, 2023 and 2022 the Company incurred $11.4 million and $6.0 million in expenses, respectively and paid $6.8 million and $3.7 million, respectively, to IQVIA. As of December 31, 2023 and 2022, the Company had $1.6 million and $0.3 million classified in accounts payable, respectively and $4.7 million and $2.7 million classified in accrued expenses and other current liabilities on the balance sheets.

15.	Event (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

In August 2024, the Company amended the 2019 Plan. Under the 2019 Plan, as amended, the Company is authorized to issue up to 81,862,703 shares of Common Stock and granted 3.2 million stock options to its

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2023 and 2022

employees and new members of the board of directors, of which 2.9 million contained service and performance conditions contingent on the successful completion of the Company’s initial public offering by December 31, 2024, after which the options would be forfeited, and 0.3 million stock options contained only service conditions. The preliminary grant date fair value for these stock options was $7.12 and all stock options vest over a four-year period.

As the performance condition of a successful initial public offering by December 31, 2024 must be met for 2.9 million of the stock options to vest, compensation cost will not be recognized until it is probable that such performance condition will be achieved and must be reevaluated each reporting period. The unrecognized stockbased compensation expense related to the 2.9 million stock options is approximately $20.8 million and it is expected to be recognized as an expense over four year vesting period after it is probable that the performance condition will be achieved.

For the 0.3 million stock options that contain only service conditions, the unrecognized stock-based compensation expense is approximately $2.2 million, and it is expected to be recognized as an expense over four years beginning in the third quarter of 2024.

The Company amended its certificate of incorporation in August 2024. As amended, the Company has the authority to issue 392,500,000 shares of Common Stock, $0.0001 par value per share and 306,985,117 shares of Preferred Stock, $0.0001 par value per share.

BICARA THEAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except shares and per share data)

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$203,855	$230,440
Prepaid expenses and other assets	2,222	633

Total current assets	206,077	231,073

Property and equipment, net	137	202
Right of use asset—operating lease	482	613
Other assets	2,088	2,094

Total assets	$208,784	$233,982

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$3,363	$2,142
Accounts payable—related party	1,320	1,044
Accrued expenses and other current liabilities	8,979	8,053
Accrued expenses and other current liabilities—related party	2,104	3,561
Operating lease liability—current portion	300	285

Total current liabilities	16,066	15,085

Operating lease liability—net of current portion	217	372
Other liabilities	—	17

Total liabilities	16,283	15,474

Commitments and Contingencies:

Series Seed redeemable convertible preferred stock, $0.0001 par value, 81,790,144 authorized; issued and outstanding as of June 30, 2024 and December 31, 2023, respectively (liquidation preference of $81,790 as of June 30, 2024, and December 31, 2023, respectively)	81,525	81,525

Series B redeemable convertible preferred stock, $0.0001 par value, 105,595,101 shares authorized; issued and outstanding as of June 30, 2024 and December 31, 2023, respectively (liquidation preference of $108,235 as of June 30, 2024 and December 31, 2023, respectively);	121,148	121,148

Series C redeemable convertible preferred stock, $0.0001 par value, 119,599,872 shares authorized; issued and outstanding as of June 30, 2024 and December 31, 2023, respectively (liquidation preference of $165,000 as of June 30, 2024 and December 31, 2023, respectively)	164,604	164,604

Total redeemable convertible preferred stock	367,277	367,277

Stockholders’ deficit:
Common stock, $0.0001 par value, 365,000,000 shares authorized; 1,053,545 and 711,895 shares issued and 1,023,541 and 699,415 shares outstanding as of June 30, 2024 and December 31, 2023, respectively	2	2
Additional paid-in capital	7,800	4,250
Accumulated deficit	(182,578)	(153,021)

Total stockholders’ deficit	(174,776)	(148,769)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$208,784	$233,982

See accompanying notes to condensed consolidated financial statements

BICARA THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except shares and per share data)

	Six Months ended June 30,
	2024	2023
Operating expenses
Research and development—related party	$5,091	$4,238
Research and development	22,782	8,874
General and administrative	7,251	3,560

Total operating expenses	35,124	16,672

Loss from operations	(35,124)	(16,672)

Other (expenses) income
Interest income	5,568	—
Change in fair value of Series B preferred stock tranche rights liability	—	(28)

Total other income (expense)	5,568	(28)

Net loss before income taxes	(29,556)	(16,700)
Income tax expense	(1)	—

Net loss	$(29,557)	$(16,700)

Net Loss per share, basic and diluted	$(38.19)	$(30.58)

Weighted-average number common shares outstanding, basic and diluted	774,012	546,171

See accompanying notes to condensed consolidated financial statements

BICARA THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Unaudited, in thousands except shares)

			Series Seed Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Common Equity		Additional Paid in Capital	Accumulated Deficit	Total Stockholders Deficit
			Shares	Amount	Shares	Amount	Shares	Amount
December 31, 2022			81,790,144	$81,525	—	$—	504,544	$2	$2,231	$(101,036)	$(98,803)
Issuance of Series B redeemable convertible preferred stock, net of offering cost, expenses and discount			—	—	37,073,162	37,185	—	—	—	—	—
Issuance of common stock upon exercise of stock options			—	—	—	—	17,167	—	71	—	71
Vesting of restricted common stock							54,035	—	—	—	—
Stock-based compensation			—	—	—	—	—	—	615	—	615
Net loss			—	—	—	—	—	—	—	(16,700)	(16,700)

June 30, 2023			81,790,144	$81,525	37,073,162	$37,185	575,746	$2	$2,917	$(117,736)	$(114,817)

	Series Seed Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Common Equity		Additional Paid in Capital	Accumulated Deficit	Total Stockholders Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
December 31, 2023	81,790,144	$81,525	105,595,101	$121,148	119,599,872	$164,604	640,386	$2	4,250	$(153,021)	$(148,769)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	349,962	—	1,365	—	1,365
Vesting of restricted common stock	—	—	—	—	—	—	33,193	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	2,185	—	2,185
Net loss	—	—	—	—	—	—	—	—	—	(29,557)	(29,557)

June 30, 2024	81,790,144	$81,525	105,595,101	$121,148	119,599,872	$164,604	1,023,541	$2	$7,800	$(182,578)	$(174,776)

See accompanying notes to condensed consolidated financial statements

BICARA THEAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in thousands)

	Six Months Ended June 30,
	2024	2023
Operating activities:
Net loss	$(29,557)	$(16,700)
Adjustments to reconcile net loss to cash used in operating activities:
Change in fair value of Series B preferred stock tranche rights liability	—	28
Stock-based compensation	2,185	615
Depreciation	26	3
Non-cash lease expense	131	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(172)	(880)
Accounts payable and accrued expenses	1,212	(464)
Accounts payable and accrued expenses—related party	(1,181)	(9,662)
Operating lease liabilities	(139)	—

Net cash used in operating activities	(27,495)	(27,060)

Investing activities:
Purchase of property and equipment	(23)	—
Proceeds from sale of property and equipment	62	—

Net cash provided by investing activities	39	—

Financing activities:
Proceeds from issuance of preferred stock and preferred stock tranche rights, net	—	37,827
Payment for deferred offering costs	(596)	—
Proceeds from exercise of options	1,467	65

Net cash provided by financing activities	871	37,892

Net increase (decrease) in cash and cash equivalents	(26,585)	10,832
Cash and cash equivalents at beginning of period	230,440	4,158

Cash and cash equivalents at end of period	$203,855	$14,990

Supplemental disclosure of cash flow information:
Cash paid for tax	$1	$—
Non-cash investing and financing activities:
Vesting of early exercise stock options	$34	$34
Offering costs included in accrued expenses	$953	$—
Series B preferred stock tranche rights liability, upon initial issuance of shares	$—	$642

See accompanying notes to condensed consolidated financial statements

Notes to Unaudited Condensed Consolidated Financial Statements

as of June 30, 2024 and December 31, 2023 and for the Six Months Ended June 30, 2024 and 2023

1.	Description of Business, Organization, and Liquidity

Bicara Therapeutics Inc. (“Bicara” or the “Company”) was incorporated in the state of Delaware in December 2018 and is a clinical-stage biopharmaceutical company based in Boston, Massachusetts. The Company is committed to bringing transformative bifunctional therapies to patients with solid tumors. Its lead program ficerafusp alfa is a bifunctional antibody that combines a clinically validated epidermal growth factor receptor directed monoclonal antibody with a domain that binds to human transforming growth factor beta.

Since inception, the Company has operated in the preclinical and clinical stages and has devoted substantially all its time and efforts to performing research and development activities, raising capital, and recruiting management and technical staff to support these operations. The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry including, but not limited to, risks associated with the successful research, development and manufacturing of product candidates, competition from other companies, dependence on key personnel, protection of intellectual property, compliance with government regulations and the ability to secure additional capital to fund operations. Current and future programs will require significant research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, Bicara will realize significant revenue from product sales.

The Company historically has funded its operations from the issuance of redeemable convertible preferred stock, common stock and through debt financing.

The Company has incurred operating losses since inception and expects such losses and negative operating cash flows to continue for the foreseeable future. As of June 30, 2024, the Company had cash of $203.9 million and an accumulated deficit of $182.6 million.

During 2023, the Company raised net proceeds of $272.3 million from the issuance of redeemable convertible preferred stock. The Company expects that its cash and cash equivalents as of June 30, 2024 of $203.9 million will be sufficient to fund the operating expenditures and capital expenditure requirements necessary to advance its research efforts and clinical trials for at least one year from the date of issuance of these unaudited condensed consolidated financial statements.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (SEC). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

The Company’s unaudited condensed consolidated financial statements include the financial position, results of operations and cash flows of Bicara. The Company’s unaudited condensed consolidated financial statements are denominated in U.S. dollars. The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned, controlled subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

Notes to Unaudited Condensed Consolidated Financial Statements

Unaudited Interim Condensed Consolidated Financial Statements

In September 2024, the Company effected a 1-for-9.2435 reverse stock split of its common stock. On the effective date of the reverse stock split, (i) each 9.2435 shares of outstanding common stock were reduced to one share of common stock; (ii) the number of shares of common stock into which each outstanding option to purchase common stock is exercisable were proportionately reduced on a 9.2435-to-1 basis; and (iii) the exercise price of each outstanding option to purchase common stock were proportionately increased on a 1-to-9.2435 basis. All the share numbers, share prices, and exercise prices have been adjusted, on a retroactive basis, to reflect this 1-for-9.2435 reverse stock split. Additionally, the authorized, issued and outstanding shares of redeemable convertible preferred stock and their related per share amount, other than the conversion price per share, was not adjusted as a result of the reverse stock split.

The condensed consolidated balance sheet as of June 30, 2024, condensed consolidated statements of operations, condensed consolidated statements of redeemable convertible preferred stock and stockholders’ deficit and condensed consolidated cash flows for the six months ended June 30, 2024 and 2023 and related notes to condensed consolidated financial statements are unaudited. These unaudited interim condensed consolidated financial statements have been prepared on the same basis as the Company’s annual consolidated financial statements and, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for the fair statement of the Company’s consolidated financial position, results of operations and cash flows for the periods presented. The condensed consolidated results of operations for the six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the full year or for any other future annual or interim period. The condensed consolidated balance sheet as of December 31, 2023 included herein was derived from the audited consolidated financial statements as of that date. These interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements included elsewhere in this prospectus.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosure of contingent assets and liabilities as of and during the reporting period. The Company bases its estimates on historical experience when available and on other assumptions that management believes are reasonable under the circumstances. Significant estimates and assumptions reflected in these unaudited condensed consolidated financial statements include but are not limited to: the estimated costs of research and development activities, the fair value of tranche right liabilities, and the fair values of common stock and stock awards and associated stock-based compensation expense. The Company assesses estimates on an ongoing basis; however, actual results could materially differ from those estimates.

Redeemable Convertible Preferred Stock

The Company recorded shares of redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The Company applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities, and therefore classified the Series Seed, Series B and Series C convertible preferred stock as mezzanine equity. The convertible preferred stock was recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger or consolidation and sale, lease or transfer of all or substantially all of the Company’s assets, the convertible preferred stock would have become redeemable at the option of the holders. In the event of a change of control of the Company, proceeds received from the sale of such shares would have been distributed in accordance with the corresponding liquidation preferences. The Company did not adjust the carrying values of the convertible preferred stock to the deemed liquidation values of such shares since a liquidation event was not probable at any of the reporting dates.

Notes to Unaudited Condensed Consolidated Financial Statements

Series B Tranche Rights

Freestanding financial instruments that permit the holder to acquire shares that are either puttable by the holder, redeemable or contingently redeemable are required to be reported as liabilities in the consolidated financial statements. We present such liabilities on the balance sheets at their estimated fair values. Changes in fair value of the liability are calculated each reporting period, and any change in value are recognized in the consolidated statements of operations.

The Series B Preferred Stock issuance as described in Note 7 Redeemable Convertible Preferred Stock to these condensed consolidated financial statements, included tranche rights (“Series B Tranche Rights”) to purchasers who participated in the initial Series B Preferred Stock issuance. The Series B Tranche Rights were determined to be a “freestanding financial instrument” as defined in the ASC Master Glossary as they are legally detachable and separately exercisable. Management assessed the freestanding financial instrument under ASC 480, Distinguishing Liabilities from Equity, and determined that such rights should be accounted for as a liability at fair value given they impose an obligation on the Company to issue shares that are contingently redeemable. The Series B Tranche Rights were revalued at each reporting period until settlement, with changes in the fair value recorded in the consolidated statements of operations.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A framework is used for measuring fair value utilizing a three-tier hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—defined as observable inputs, such as quoted prices unadjusted in active markets for identical assets or liabilities;

•	Level 2—defined as inputs other than quoted prices included in Level 1 that are either directly or indirectly observable; and

•	Level 3—defined as significant unobservable inputs in which little or no market data exists, therefore, requiring an entity to develop its own assumptions

The carrying amounts of the Company’s financial assets (which include cash) and liabilities (which include accounts payable) approximate fair value because of the short maturity of these instruments and have been classified as Level 1. The Series B Tranche Rights are classified as Level 3 financial liabilities (Refer to Note 3 Fair value measurement to these unaudited condensed consolidated financial statements for more details).

Cash and Cash Equivalents

The Company’s cash and cash equivalents are held in standard checking accounts and money market funds at two financial institutions. The Company considers all highly liquid investments with a maturity date of 90 days or less at the date of purchase to be cash equivalents.

Notes to Unaudited Condensed Consolidated Financial Statements

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents. At times, the Company’s cash deposits may be in excess of insured limits. Company has not experienced any losses on its deposits of cash and does not have off-balance sheet concentrations of credit risk.

Leases

ASC 842, Leases, requires lessees to recognize right-of-use assets and lease liabilities on the balance sheet for all leases with a term of greater than 12 months regardless of classification. Operating lease right-of-use assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term discounted using an appropriate incremental borrowing rate. The incremental borrowing rate is based on the estimated interest rate for borrowing over a term similar to that of the lease payments at commencement of the lease. The operating lease expense for the operating leases is recognized on a straight-line basis over the lease term. The Company has elected the practical expedient to not separate lease and non-lease components of contracts.

The Company adopted this new standard on January 1, 2022 using the required modified retrospective approach and utilizing the effective date as its date of initial application. The adoption of this standard did not have an impact on the Company’s financial statements.

Upon adoption, the Company elected, to apply the ‘package of practical expedients’ which permits the Company (i) not to reassess whether expired existing contracts are or contain leases, (ii) not to reassess the classification of expired or existing leases, if any, and (iii) not to reassess initial direct costs for any existing leases.

Research and Development Expense

Research and development costs are expensed as incurred in accordance with ASC 730, Research and Development (“ASC 730”). Research and development expenses include costs directly attributable to the conduct of research and development programs, including compensation costs, which includes salaries and benefits, stock-based compensation expense and the cost of services provided by outside contractors.

The Company capitalizes advance payments for goods or services that will be used or rendered for future research and development activities and recognizes expense as the related goods are delivered or services are performed. The Company also records expenses and accruals for estimated costs of research and development activities, including third party contract services for clinical research and contract manufacturing. The Company bases its estimates on the best information available at the time. Costs for certain research and development activities are recognized based on the pattern of performance of the individual arrangements, which may differ from the pattern of billings incurred, and are reflected in the consolidated financial statements as prepaid expenses or as accrued research and development expenses.

The financial terms of these agreements are subject to negotiation, vary from contract to contract, and may result in uneven payment flows to the Company’s vendors. Billing terms and payments are reviewed by management to ensure estimates of outstanding obligations are appropriate as of period end. Tracking the progress of completion for clinical trial and contract manufacturing activities performed by third parties allows the Company to record the appropriate expense and accruals under the terms of the agreements. During the six-months ended June 30, 2024 and 2023, the Company incurred $27.9 million and $13.1 million, respectively,

Notes to Unaudited Condensed Consolidated Financial Statements

relating to research and development expenses. The Company recorded accrued liabilities of $8.5 million and $9.6 million for clinical trial and contract manufacturing expenses as of June 30, 2024 and December 31, 2023, respectively.

General and Administrative Expense

General and administrative expenses consist primarily of salaries and related benefits, including share-based compensation expense, related to the Company’s executive, finance and other support functions. Other general and administrative expenses include professional fees for legal, auditing, tax, consulting services, investor relations, IT and office expenses, rent and insurance.

Stock-Based Compensation

The Company accounts for stock-based employee and nonemployee compensation awards in accordance with provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires the recognition of stock-based compensation expense, using a fair-value based method, for costs related to all stock-based compensation awards. We use the Black-Scholes option-pricing model to determine the fair value of options. The Black-Scholes option-pricing model requires the use of judgment to develop input assumptions, some of which are highly subjective, including: (i) the fair value of our common stock on the date of grant; (ii) the expected term of the award; (iii) the expected volatility; (iv) the risk-free interest rate; and (v) expected dividends. In applying these assumptions, we consider the following factors:

Fair Value of Common Stock: The grant date fair value of stock awards granted under its 2019 Stock Option and Grant Plan are determined using the fair market value of the Company’s common stock on the date of grant, as set forth in the applicable plan document. Due to the absence of an active market for the Company’s common stock, the Company utilized methodologies in accordance with ASC 820, Fair Value Measurement. The estimated fair value of the common stock has been determined at each grant date based upon a variety of factors, including the illiquid nature of the common stock, recent transactions involving the Company’s stock, the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event. Among other factors are the Company’s financial position and historical financial performance, the status of clinical developments, the composition and ability of the current research and management team, an evaluation or benchmark of the Company’s competition, and the current business climate in the marketplace. Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date.

Expected Term: The expected term represents the period that the options granted are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term). The expected life is applied to the stock option grant group as a whole as we do not expect substantially different exercise or post-vesting termination behavior among our employee population.

Expected Volatility: We used an average historical stock price volatility of comparable public companies within the biotechnology and pharmaceutical industry that were deemed to be representative of future stock price trends due to absence of an active market for the Company’s common stock.

Risk-Free Interest Rate: We based the risk-free interest rate over the expected term of the options based on the constant maturity rate of U.S. Treasury securities with similar maturities as of the date of the grant.

Expected Dividend: We have not paid and do not anticipate paying any dividends in the near future. Therefore, the expected dividend yield was zero.

Notes to Unaudited Condensed Consolidated Financial Statements

For awards that vest based solely on achievement of a service condition, the Company recognizes expense on a straight-line basis over the period during which the award holder provides such services. The Company recognizes forfeitures as they occur and reverses any previously recognized compensation cost associated with forfeited awards. In accordance with ASU 2018-07, the Company accounts for share-based compensation for awards granted to nonemployees in a similar fashion to the way it accounts for share-based compensation awards to employees.

Comprehensive Loss

Comprehensive loss consists of net loss and certain changes in stockholders’ equity that are excluded from net loss, of which we have none. Our comprehensive loss equals our net loss for all periods presented.

Net Loss Per Common Share

Net loss per common share is computed using the two-class method required due to the participating nature of the redeemable convertible preferred stock. Although the redeemable convertible preferred stock are participating securities, such securities do not participate in net losses and therefore do not impact the Company’s net loss from continuing operations per share calculations.

Basic net loss per common share is determined by dividing the net loss applicable to common shareholders by the weighted average common shares outstanding during the period. Outstanding common stock options, unvested restricted stock awards and redeemable convertible preferred shares are excluded from the calculation of diluted net loss per share when their effect would be anti-dilutive.

The following potentially dilutive securities have been excluded from the computations of diluted weighted average shares outstanding as they would be anti-dilutive:

	As of June 30, 2024	As of December 31, 2023
Options and restricted stock awards outstanding	4,635,215	4,897,868
Series Seed redeemable convertible preferred stock	8,848,387	8,848,387
Series B redeemable convertible preferred stock	11,423,688	11,423,688
Series C redeemable convertible preferred stock	12,938,801	12,938,801

Amounts in the table above reflect the common stock equivalents of the noted instruments.

Segments

The Company has one operating segment. The Company’s chief operating decision maker, its Chief Executive Officer, manages the Company’s operations on a consolidated basis for the purpose of allocating resources.

Accounting Pronouncements and Significant Accounting Policies

The Company reviews new accounting standards as they are issued by the FASB or other standard-setting bodies. As of June 30, 2024, the Company has not identified any new standards that it believes will have a material impact on the Company’s financial statements.

Accounting Pronouncements Issued and Not Adopted as of June 30, 2024

Accounting Standards Update (ASU) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires that an entity report segment information in accordance with Topic 280,

Notes to Unaudited Condensed Consolidated Financial Statements

Segment Reporting. The amendment in the ASU is intended to improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. The amendments in this update are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, on a retrospective basis, with early adoption permitted. The Company is currently evaluating the impact of the new standard on its unaudited condensed consolidated financial statements and disclosures.

Accounting Standards Update 2023-09—Income Taxes (Topic 740): Improvements to Income Tax Disclosures, or ASU 2023-09. ASU 2023-09 focuses on income tax disclosures around effective tax rates and cash income taxes paid. The standard largely follows the proposed ASU issued in 2023 with several important modifications and clarifications. ASU 2023-09 is effective for public entities for annual periods beginning after December 15, 2024 and for all other business for annual periods beginning after December 15, 2025. Early adoption is permitted, and the Company is evaluating the impact of this guidance on the unaudited condensed consolidated financial statements and related disclosures.

The Company reviewed additional recent accounting pronouncements and concluded they are either not applicable or that the Company does not expect adoption to have a material effect on the unaudited condensed consolidated financial statements.

3.	Fair Value Measurements

The following tables present information about the Company’s financial assets that have been measured at fair value as of June 30, 2024 and December 31, 2023 (in thousands):

Description	Level 1	Level 2	Level 3	June 30, 2024
Assets:
Money market funds included within
Cash and cash equivalent	$202,354	$—	$—	$202,354

Total	$202,354	$—	$—	$202,354

Description	Level 1	Level 2	Level 3	December 31, 2023
Assets:
Money market funds included within
Cash and cash equivalent	$230,088	$—	$—	$230,088

Total	$230,088	$—	$—	$230,088

The Company estimated the fair value of the Series B Tranche Rights at the time of issuance and subsequently remeasured them at each reporting period and prior to settlement. The fair value of the Series B Tranche Rights was determined using a contingent forward model, which considered as inputs the estimated fair value of the Series B Preferred Stock as of each valuation date, the risk-free interest rate, probability of achievement and estimated time to tranche closing. The most significant assumptions in the contingent forward model impacting the fair value of the Series B Tranche Rights are the fair value of the Company’s Series B Preferred Stock, probability of achievement of certain milestones, and time to the tranche closing as of each measurement date. The Company determined the fair value per share of the underlying Series B Preferred Stock by taking into consideration the most recent sales of its preferred units, results obtained from third-party valuations and additional factors the Company deemed relevant.

Notes to Unaudited Condensed Consolidated Financial Statements

The following table sets forth a summary of the changes in fair value of the Level 3 Series B Tranche Rights for the six months ended June 30, 2023 (in thousands):

Tranche Rights Liability
Balance as of December 31, 2022	$—
Fair value recognized upon the issuance of preferred stock tranche rights	642
Change in the fair value of preferred stock tranche rights	28

Balance as of June 30, 2023	$670

As of June 30, 2023, the Company recorded $0.7 million tranche rights liability within accrued expenses and other current liabilities on the balance sheet. The tranche rights liability were settled in September and November 2023.

The following assumptions were used in the estimation of the fair value of the Series B Tranche Rights, on the initial closing date of Series B financing tranches and as of June 30, 2023:

	March 2, 2023 Initial Closing	As of June 30, 2023
Preferred share price	$1.01	$1.01
Expected term (in years)	0.5	0.5
Risk-free rate	5.2%	4.8%
Probability of achievement	95.0%	97.5%

4.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	June 30, 2024	December, 31 2023
Accrued research and development expenses	$6,441	$6,035
Accrued bonus and payroll related expenses	1,117	1,742
Accrued professional fees	1,328	184
Accrued other	93	92

Total	$8,979	$8,053

5.	Commitments and Contingencies

Legal Matters

From time to time, the Company is involved in lawsuits, arbitrations, claims, investigations and proceedings, consisting of intellectual property, commercial, employment and other matters, which arise in the ordinary course of business. The Company makes provisions for liabilities when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

The Company is not a party to any material litigation and does not have contingency reserves established for any litigation liabilities as of June 30, 2024, and December 31, 2023.

6.	Common Stock

The Company has 365,000,000 shares of Common Stock authorized for issuance, par value $0.0001 per share, of which 1,053,545 shares issued, net of share repurchased and cancellation, and 1,023,541 shares, net

Notes to Unaudited Condensed Consolidated Financial Statements

were outstanding as of June 30, 2024 and December 31, 2023. The Company has reserved 5,881,181 shares of Common Stock for issuance to officers, directors, employees and consultants pursuant to the 2019 Stock Option and Grant Plan. Of the 1,023,541 shares outstanding, 437,389 shares relate to the exercises of stock options, 470,396 shares relate to vesting of RSAs issued under the 2019 Stock Option and Grant Plan, 115,757 shares of Common Stock are held by Biocon Limited and its affiliates (“Biocon”) and were awarded by the Company in 2020 and the remaining balance was issued to an investor.

7.	Redeemable Convertible Preferred Stock

On December 23, 2020, the Company issued to Biocon 40,000,000 shares of Series Seed Preferred Stock (“Seed Series”) with a par value of $0.0001 per share and purchase price of $1.00 per share, in exchange for net proceeds of $40.0 million. On April 26, 2022, the Company authorized for issuance an additional 50,940,144 shares of Series Seed Preferred Stock with par value of $0.0001 per share and price of $1.00 per share of which 9,990,144 shares were issued to Biocon upon settlement of a related party note payable. On March 2, 2023, the Company reduced the total number of its authorized Series Seed Preferred Stock to 81,790,144.

In March 2022, as part of the first close of the Company’s Series Seed extension financing, the Company entered into several SAFEs, pursuant to which the Company received approximately $5.4 million in exchange for its agreement to issue to certain investors shares of its preferred stock upon the occurrence of the Series Seed extension financing at $1.00 per share. On April 26, 2022, the Company issued 5,350,000 shares of Series Seed Preferred Stock with par value of $0.0001 per share and a $1.00 per share price to settle the $5.4 million in SAFEs, of which 4,000,000 shares of Series Seed Preferred Stock were issued to two investors controlled by a board member, who is also a relative of the Chief Executive Officer, and 350,000 shares of Series Seed Preferred Stock held by relatives of the Chief Executive Officer.

In July 2022, as part of the second close of the Company’s Series Seed extension financing, the Company sold an additional 3,000,000 shares of Series Seed Preferred Stock to the two investors controlled by a board member, who is also a relative of the Chief Executive Officer, referred to above increasing their ownership to 7,000,000 shares of Series Seed Preferred Stock.

On March 2, 2023, the Company issued 37,073,162 shares of Series B Preferred Stock at a price of $1.025 per share (the “Initial Series B Closing”) for net proceeds of $37.8 million.

The Company was also obligated to sell up to 68,521,939 additional shares (the “Milestone Shares”) of Series B Preferred Stock to the same purchasers at the same purchase price as the Initial Series B Closing the Series B Tranche Rights. The sale of Milestone Shares (the “Milestone Closings”) was contingent upon the Company’s achievement of certain milestones. In addition, if elected by a purchaser, the Company was obligated to sell Milestone Shares prior to achievement of the milestones (the “Voluntary Closings”). The Series B Tranche Rights are considered a freestanding instrument classified as a liability under ASC 480. The initial fair value of the liability was determined to be $0.6 million. Refer to Note 3 Fair Value Measurements to these unaudited condensed consolidated financial statements for further details. Share issuances pursuant to exercise of the Series B Tranche Rights under such Milestone Closings occurred on September 8 and November 3, 2023 in the amounts of 39,024,386 and 29,497,553, respectively, for net proceeds of $69.9 million. Upon completion of the Milestone Closings, such tranche liabilities of $8.0 million and $6.0 million on September 8, 2023 and November 3, 2023, respectively, were settled to redeemable convertible preferred stock on the unaudited condensed consolidated balance sheets. The Voluntary Closings were not exercised by the purchasers in 2023, and this right has expired.

On December 6, 2023, the Company issued 119,599,872 shares of Series C Preferred Stock at a price of $1.3796 per share in exchange for aggregate net proceeds of $164.6 million. The Company additionally

Notes to Unaudited Condensed Consolidated Financial Statements

executed various side letters where certain purchasers have the right to tender all owned shares back to the Company for an aggregate purchase price of $1.00 (the “Put Option”). The Put Option has no accounting implications as it is considered immaterial.

The Series Seed Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are collectively referred to as the “Preferred Stock”. As of June 30, 2024, the Preferred Stock had the following rights, preferences, and privileges:

Conversion Rights

The holders of the Preferred Stock have rights to convert the shares of Preferred Stock into shares of Common Stock (the “Conversion Rights”) at the applicable original issue price (“Conversion Price”) with a conversion ratio (“Conversion Ratio”) of 1:9.2435.

All outstanding shares of the Preferred Stock shall be converted automatically into shares of Common Stock upon the occurrence of any of the following events: a) the closing of the sale of shares of Common Stock to the public at a price of at least $15.94 per share in a public offering resulting in at least $50.0 of gross proceeds (a “Qualified IPO); b) immediately prior to the closing of a SPAC Transaction (with at least $50.0 million in gross proceeds) or a “reverse merger” with a publicly traded corporation; c) upon the approval of at least 60% of the Series C preferred stockholders.

Liquidation Preference

Series B and Series C Preferred Stock—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the shareholders of outstanding Series B Preferred Stock and Series C Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to its stockholders and in case of a Deemed Liquidation Event (defined as a merger or consolidation in which the Company is a constituent party, or the sale, lease, transfer, exclusive license or other disposition by the Company of all or substantially all the assets), the holders of the Series B and Series C Preferred Stock shall be entitled to be paid out of the consideration payable to stockholders or out of the available proceeds of the Company, before the Series Seed and common stockholders, an amount per share (the “Liquidation Amount”) equal to the greater of: (a) the applicable original issue price, plus any dividends declared but unpaid, or (b) such amount per share amount as would have been payable on the conversion of all Series B Preferred Stock and Series C Preferred Stock (as applicable) into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If the amount to be paid as Liquidation Amount is insufficient, then all Series B and Series C preferred stockholders shall share the assets available for distribution in proportion of their shareholding.

Series Seed Preferred Stock—The Series Seed preferred stockholders shall have priority over the common stockholders, with a liquidation preference equal to the greater of (a) the Series Seed original issue price, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable on the conversion of all shares of Series Seed Preferred Stock into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, and after the payment of all preferential amounts required to be paid to the holders of the Series B Preferred Stock and Series C Preferred Stock, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Seed Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series Seed Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series Seed Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Notes to Unaudited Condensed Consolidated Financial Statements

Redemption

The Preferred Stock is not redeemable except in the event of a Deemed Liquidation Event. As redemption by the holders is not within the control of the Company, all the outstanding convertible preferred stock is classified as temporary equity in the balance sheets.

Dividends

Series B and Series C Preferred Stock—The holders of then outstanding shares of Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors of the Company, dividends at the rate of eight percent (8%) of the applicable original issue price for each share of Series B Preferred Stock or Series C Preferred Stock, prior and in preference to any declaration or payment of any other dividend on shares of Series Seed Preferred Stock or Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) during the same calendar year. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless the holders of the Series B Preferred Stock and Series C Preferred Stock then outstanding first receive a dividend on each outstanding share of Series B Preferred Stock or Series C Preferred Stock at the same rate and same time on an as-converted basis. No dividends have been declared or paid as of June 30, 2024.

Series Seed Preferred Stock – The Company shall not declare, pay or set aside any dividends on shares of Common Stock unless the holders of the Series Seed Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock at the same rate and same time on an as-converted basis. No dividends have been declared or paid as of June 30, 2024.

Voting Rights

The holders of the Preferred Stock have the same voting rights as the holders of the Common Stock, on an as-converted basis. As of June 30, 2024, the board of directors of the Company was comprised of ten members. The election of directors is determined as following:

i.	The holders of record of the shares of Series Seed Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company

ii.	The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Company

iii.	The holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company

iv.	The holders of record of the shares of common stock, $0.0001 par value per share, of the Company, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company

v.

The holders of record of the shares of Common Stock and the Preferred Stock, voting together as a single class on an as converted basis, shall be entitled to elect the balance of the total number of directors of the Company.

vi.	Any director elected as above may be removed without cause by, and only by, the affirmative vote of the holders of the class or series of capital stock entitled to elect such director or directors.

Protective Provisions

At any time when shares of Preferred Stock are outstanding, the Company shall not do any of the following without the written consent or affirmative vote of at least 65% of the outstanding Preferred Stock holders,

Notes to Unaudited Condensed Consolidated Financial Statements

including at least one holder of Series C Preferred Stock who does not hold shares of any other class or series of Preferred Stock: 1) liquidate, dissolve or wind-up the business and affairs of the Company, or effect any merger or consolidation or any other Deemed Liquidation Event; 2) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company in a manner that adversely affects the powers, preferences or rights of the Preferred Stock; 3) create, issue, or reclassify any capital stock unless the same ranks junior to the Preferred Stock with respect to its rights, preferences and privileges; 4) cause or permit any of its subsidiaries to, without approval of the Board of Directors, sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets; 5) purchase or redeem or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than as expressed with the Preferred Stock agreements; 6) create, issue, or authorize the issuance of any debt security or create any lien or security interest or incur other indebtedness for borrowed money; 7) create, or hold capital stock in, any subsidiary that is not wholly owned by the Company, or permit any subsidiary to create or issue any shares, or sell, transfer or otherwise dispose of any capital stock; 8) create, adopt, amend, terminate or repeal any equity (or equity-linked) compensation plan; or 9) increase or decrease the authorized number of directors constituting the Board of Directors.

Additional protective provisions for certain classes of shares include the following:

Series B Preferred Stock—For so long as at least 52,797,551 shares of Series B Preferred Stock are outstanding, the Company shall not do any of the following without the written consent or affirmative of at least 60% of the Series B holders: a) waive or otherwise forego any adjustment in the Series B Conversion Price; b) create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock unless the same ranks junior to the Series B Preferred Stock with respect to its rights, preferences and privileges; or c) amend, modify, change or waive the liquidation amount applicable to the Series B Preferred Stock.

Series C Preferred Stock—For so long as at least 71,759,924 shares of Series C Preferred Stock are outstanding, the Company shall not do any of the following without the written consent or affirmative of at least 60% of the Series C holders: a) waive or otherwise forego any adjustment in the Series C Conversion Price; b) effect the conversion of the Series C Preferred Stock to Common Stock in a Qualified IPO; c) create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock unless the same ranks junior to the Series C Preferred Stock with respect to its rights, preferences and privileges; or d) amend, modify, change or waive the liquidation amount applicable to the Series C Preferred Stock.

8.	Stock-Based Compensation

Stock Option and Grant Plan

In 2019, the board of directors adopted, and the Company’s shareholders approved, the 2019 Stock Option and Grant Plan (the “2019 Plan”) under which the Company may grant equity-based incentive awards to the Company’s employees, officers, directors, consultants and other key persons of the Company and its affiliates upon whose judgement, initiative, and efforts the Company largely depends for the successful conduct of its business.

•	The following are awards that are authorized to be issued:

•	Stock Options including Incentive Stock Options (“ISO”) or Non-Qualified Stock Options (“NQSO”);

•	Restricted Stock Awards (“RSA”);

•	Unrestricted Stock Awards (“URSA”); and

•	Restricted Stock Units (“RSU”)

Notes to Unaudited Condensed Consolidated Financial Statements

Under the 2019 Plan, as amended, the Company is authorized to issue up to 5,881,181 shares of Common Stock. Through June 30, 2024, the Company has issued RSAs, ISOs and NQSOs under the 2019 Plan. The terms of equity award agreements, including vesting requirements, were determined by the board of directors and are subject to the provisions of the 2019 Plan. Equity awards granted to employees and non-employees generally vest over a four-year period but may be granted with different vesting terms. Certain options provide for early vesting.

RSAs were issued under individual RSA agreements (the “Award Agreements”). The Award Agreements dictate vesting terms and once vested, the recipients’ restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the respective Award Agreement.

Stock options granted to employees and non-employees expire no more than 10 years from the date of grant and are generally service based. A limited number of awards contain performance-based vesting criteria and for such awards that are deemed probable of vesting, the Company records expense in the period in which such determination is made through any estimated remaining vested period.

Stock-Based Compensation Expense

Stock-based compensation, measured at the grant date based on the fair value of the award, is typically recognized ratably over the requisite service period, using the straight-line method of expense attribution. When utilizing the Black-Scholes option-pricing model to determine the grant date fair value of stock options granted to employees or non-employees, we used the following weighted average assumptions:

	Six Months ended June 30,
	2024	2023
Risk-free interest rate	4.2% – 4.7%	3.4% – 4.0%
Expected life (in years)	6.1	6.1
Volatility	85.9% – 86.0%	82.0% – 83.2%
Expected dividend rate	0.0%	0.0%
Fair value of common stock	$5.45	$3.79 – $4.44

The Company recognized total stock-based compensation expense for non-employees and employees in its statements of operations as follows (in thousands):

	Six Months ended June 30,
	2024	2023
General and administrative	$1,704	$527
Research and development	481	88

Total	$2,185	$615

Notes to Unaudited Condensed Consolidated Financial Statements

Restricted Stock Awards

A summary of RSA award activity for non-employees and employees of the Company is as follows:

	Number of Share	Weighted-Average Grant Date Fair Value
Balance as of December 31, 2023	47,199	$4.07
Granted	—	—
Vested	(33,193)	4.07
Canceled	—	—

Balance as of June 30, 2024	14,006	$4.07

As of June 30, 2024, total unrecognized compensation costs of $0.1 million related to unvested stock-based compensation arrangements are expected to be recognized as expense over a weighted average period of 0.4 years.

Stock Options

A summary of options award activity for non-employees and employees of the Company is as follows:

	Share	Weighted-Average Exercise Price	Weighted Average— Remaining Contractual Life (years)	Aggregate Intrinsic Value(1) (in thousands)
Outstanding as of December 31, 2023	4,850,669	$4.53
Granted	238,005	5.45
Exercised	(349,962)	3.88
Canceled	(117,503)	3.97

Outstanding as of June 30, 2024	4,621,209	4.62	9.1	$21,252

Exercisable as of June 30, 2024	623,361	$4.62	8.7	$2,906
Exercisable and expected to vest as of June 30, 2024	4,621,209		9.1

(1)

The aggregate intrinsic values is calculated as the difference between the exercise price of the underlying options and the fair value of the Company’s common stock on June 30, 2024 for the options that were in the money.

The weighted-average fair value of options granted during the six months ended June 30, 2024 and 2023, was $3.97 and $2.77, respectively.

The Company had 3,997,901 unvested stock options outstanding as of June 30, 2024. As of June 30, 2024, total unrecognized compensation costs of $13.5 million related to unvested stock options are expected to be recognized as expense over a weighted average period of 3.2 years.

9.	Income Taxes

Deferred tax assets and deferred tax liabilities are recognized based on temporary differences between the financial reporting and tax basis of assets and liabilities using statutory rates. A valuation allowance is recorded against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized. Due to losses incurred since inception and the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has recorded a full valuation allowance against the Company’s otherwise recognizable net deferred tax assets.

Notes to Unaudited Condensed Consolidated Financial Statements

10.	Significant Agreements—Related Parties

The Company entered into a master services agreement on December 15, 2020 (the “Master Services Agreement”) with Biocon. Pursuant to the terms of the master service agreement, Biocon provided services related to research and development, clinical trials, regulatory interactions and manufacturing. The Company did not incur any expenses under the Master Services Agreement during the six months ended June 30, 2024 and 2023. As of June 30, 2024 and December 31, 2023, the Company owed $0 million and $1.6 million, respectively, which were classified in accrued expenses-related party on the balance sheets.

On July 23, 2019, the Company entered into a manufacturing agreement with a wholly-owned subsidiary of Biocon, Biocon Biologics Limited (“BBL”) formerly Biocon Biologics India Limited, which is valid for 5 years unless earlier terminated by one of the parties. Additionally, the Company entered into a material transfer agreement on August 17, 2023, a quality agreement on October 12, 2023, a service agreement on October 18, 2023 and a manufacturing agreement on December 15, 2023 (the “BBL Agreements”). Pursuant to the terms of the BBL Agreements, BBL manufactures and supplies specified quantities of products to Bicara to be utilized in research and development and manufacturing as per purchase orders executed from time to time between the two parties. For the six months ended June 30, 2024 and 2023, the Company incurred $0.7 million and $0.1 million research and development expenses, respectively, under the BBL Agreements. As of June 30, 2024, and December 31, 2023, the Company owed $0.7 million and $0 million, respectively, which were classified in accrued expenses-related party on the balance sheets.

The Company additionally entered into a manufacturing agreement with a wholly-owned subsidiary of Biocon, Syngene International Limited (“Syngene”), on July 17, 2019, as amended on May 18, 2022 and on August 1, 2022, along with a master contract services agreement on July 24, 2020 (the “Syngene Agreements”). Pursuant to the terms of the Syngene Agreements, Syngene manufactures and supplies specified quantities of products to Bicara to be used in research and development as per purchase orders executed from time to time between the two parties and performs additional contract research services under the master contract services agreement. The manufacturing agreement is valid for 6 years unless earlier terminated by one of the parties, while the master contract services agreement carried a term of 2 years. For the six months ended June 30, 2024 and 2023 the Company incurred $4.3 million and $4.2 million of research and development expenses, respectively, under the Syngene Agreements. As of June 30, 2024, and December 31, 2023, the Company owed $2.7 million and $2.9 million, respectively, relating to these incurred costs, of which $1.3 million and $1.0 million, respectively, were classified in accounts payable-related party and $1.4 million and $1.9, respectively, were classified in accrued expenses-related party on the balance sheets.

On July 1, 2021, the Company entered into a master service agreement with a wholly-owned subsidiary of Biocon, Biofusion Therapeutics Limited (“Biofusion”) (the “Biofusion Agreement”), which was terminated upon acquisition of Biofusion by Sygnene on August 2, 2022. Pursuant to the terms of the Biofusion Agreement, Biofusion provided research and development services. As of December 31, 2022, the Company owed $7.7 million in connection with services provided by Biofusion, which were classified in accrued expenses-related party on the balance sheet, of which $4.1 million were incurred in 2022. The Company paid the full amount on March 21, 2023.

In September 2021, the Company entered into a full recourse promissory note (the “Promissory Note”) with our Chief Financial Officer (“CFO”), pursuant to which the Company loaned $274 thousand, plus interest accruing at rate of 0.86% per annum (or if higher, the applicable federal rate as of the date of the Promissory Note), due by the earliest to occur of (i) December 31, 2025, (ii) the date of certain transfers of the collateral pledged under the Promissory Note, (iii) upon the day prior to the date a change in the Company’s or the CFO’s status would cause the loan to be deemed prohibited under applicable law, (iv) upon the date prior to the Company’s filing of a registration statement for an initial public offering or a change of control, (v) upon acceleration of the Promissory Note in accordance with its terms or (vi) the date three months following the

Notes to Unaudited Condensed Consolidated Financial Statements

CFO’s termination of employment with the Company. As part of the Promissory Note, the CFO pledged 66,676 shares of restricted Common Stock as collateral under the terms of a security agreement. There has been immaterial interest income from the Promissory Note. The CFO repaid the full amount in June 2024. As of December 31, 2023, the Company recorded $68 thousand within prepaid expenses and other assets, and $68 thousand within other assets on the balance sheet.

11.	Significant Agreements

On October 15, 2019, the Company entered into a master clinical contract services agreement with IQVIA RDS Inc (“IQVIA), which was amended in December 2023 to include global clinical trials Pursuant to the terms of the agreement, as amended, IQVIA will provide the Company with certain global clinical-development related services and laboratory services under separately executed statements of work (“SOWs”). In June 2021, the Company entered into an SOW with IQVIA for lab and clinical development services, to be invoiced on a monthly basis based on work performed by IQVIA. Under this SOW, Bicara agreed to provide IQVIA with an initial upfront payment of $1.8 million, of which $1.0 million was a refundable deposit and $0.8 million for investigator grant payment in advance. In December 2022, Bicara entered into an authorized to proceed agreement (“ATP”) with IQVIA. Under the ATP, Bicara agreed to provide IQVIA with an additional refundable deposit of $0.9 million, which was paid in March 2023. Both the initial deposit and the ATP deposit will be held on account and reconciled against final invoices. As of December 31, 2023, the refundable deposit balance was $1.9 million. For the six months ended June 30, 2024 and 2023 the Company incurred $6.2 million and $3.2 million in expenses, respectively and paid $9.8 million and $5.3 million, respectively, to IQVIA. As of June 30, 2024 and December 31, 2023, the Company had $0 million and $1.6 million classified in accounts payable, respectively and $2.8 million and $4.7 million classified in accrued expenses and other current liabilities on the balance sheets.

12.	Subsequent Events

In August 2024, the Company amended the 2019 Plan. Under the 2019 Plan, as amended, the Company is authorized to issue up to 81,862,703 shares of Common Stock and granted 3.2 million stock options to its employees and new members of the board of directors, of which 2.9 million contained service and performance conditions contingent on the successful completion of the Company’s initial public offering by December 31, 2024, after which the options would be forfeited, and 0.3 million stock options contained only service conditions. The preliminary grant date fair value for these stock options was $7.12 and all stock options vest over a four-year period.

As the performance condition of a successful initial public offering by December 31, 2024 must be met for 2.9 million of the stock options to vest, compensation cost will not be recognized until it is probable that such performance condition will be achieved and must be reevaluated each reporting period. The unrecognized stock-based compensation expense related to the 2.9 million stock options is approximately $20.8 million and it is expected to be recognized as an expense over four year vesting period after it is probable that the performance condition will be achieved.

For the 0.3 million stock options that contain only service conditions, the unrecognized stock-based compensation expense is approximately $2.2 million, and it is expected to be recognized as an expense over four years beginning in the third quarter of 2024.

The Company amended its certificate of incorporation in August 2024. As amended, the Company has the authority to issue 392,500,000 shares of Common Stock, $0.0001 par value per share and 306,985,117 shares of Preferred Stock, $0.0001 par value per share.

11,765,000 Shares

Common Stock

PRELIMINARY PROSPECTUS

Morgan Stanley

TD Cowen

Cantor

Stifel

Until    , 2024 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

   , 2024

PART II

Information Not Required in Prospectus

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and The Nasdaq Global Market, or Nasdaq, listing fee.

Amount to be Paid
SEC registration fee	$35,496
FINRA filing fee	$37,031
Nasdaq listing fee	$295,000
Printing and mailing expenses	$450,000
Legal fees and expenses	$2,100,000
Accounting fees and expenses	$1,000,000
Transfer agent and registrar fees and expenses	$5,000
Miscellaneous expenses	$127,473

Total	$4,050,000

Item 14.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We will adopt provisions in our certificate of incorporation to be in effect immediately prior to the closing of this offering and bylaws to be in effect upon the effectiveness of this registration statement that limit or eliminate the personal liability of our directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director or officer, except for liability for:

•	any breach of their duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for our Directors, any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions;

•	any transaction from which the director derived an improper personal benefit; or

•	for our officers, any derivative action by or in the right of the corporation.

These limitations of liability do not alter director and officer liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•

we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with our executive officers. These agreements provide that we will indemnify each of our directors, our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended (the Securities Act).

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Securities Exchange Act of 1934.

Item 15.  Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

(a)	Issuances of Capital Stock

Set forth below is information regarding securities we have issued within the past three years that were not registered under the Securities Act.

In December 2020, April 2022, July 2022, and September 2022, we issued and sold an aggregate of 81,790,144 shares of Series Seed redeemable convertible preferred stock at a purchase price of $1.00 per share for an aggregate purchase price of approximately $81.8 million.

In March 2023, September 2023, and November 2023, we issued and sold an aggregate of 105,595,101 shares of Series B redeemable convertible preferred stock at a purchase price of $1.025 per share for an aggregate purchase price of approximately $108 million (including $70.2 million of Milestone closings).

In December 2023, we issued and sold an aggregate of 119,599,872 shares of Series C redeemable convertible preferred stock at a purchase price of $1.3796 per share for an aggregate purchase price of approximately $165 million.

No underwriters were involved in the foregoing sales of securities. Unless otherwise stated, the sales of securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, as transactions by an issuer not involving a public offering. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b)	Grants and Exercises of Stock Options

Since May 31, 2021, we have granted stock options to purchase an aggregate of 8,437,429 shares of our common stock, with a weighted average exercise price of $6.37 per share, to employees, directors and consultants pursuant to the 2019 Plan. Since May 31, 2021, 437,660 shares of common stock have been issued upon the exercise of stock options pursuant to the 2019 Plan. Since May 31, 2021, 249,823 stock options previously issued pursuant to the 2019 Plan have been cancelled and forfeited.

The issuances of the securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans. The shares of common stock issued upon the exercise of options are deemed to be restricted securities for purposes of the Securities Act. The recipients of such securities were our directors, employees or bona fide consultants and received the securities under our equity incentive plans. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16.  Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1	Fourth Amended and Restated Certificate of Incorporation, as amended, as currently in effect.

3.2	Form of Fifth Amended and Restated Certificate of Incorporation, to be in effect upon completion of this offering.

3.3*	Bylaws of Registrant, as currently in effect.

3.4	Form of Amended and Restated Bylaws of Registrant, to be in effect upon the effectiveness of this registration statement.

4.1	Specimen Common Stock Certificate.

4.2*	Amended and Restated Investors’ Rights Agreement among the Registrant and certain of its stockholders, dated December 6, 2023.

5.1	Opinion of Goodwin Procter LLP.

10.1#*	2019 Stock Option and Grant Plan, as amended, and form of award agreements thereunder.

10.2#	Bicara Therapeutics Inc. 2024 Stock Option and Grant Plan and form of award agreements thereunder.

Exhibit Number	Description

10.3#	Bicara Therapeutics Inc. 2024 Employee Stock Purchase Plan.

10.4#	Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers.

10.5#*	Senior Executive Incentive Bonus Plan.

10.6†#*	Form of Executive Employment Agreement.

10.7#	Non-Employee Director Compensation Policy.

10.8#*	Compensation Clawback Policy.

10.9†+*	Contract Transfer and License Agreement, by and between the Registrant and Biocon Limited, dated October 1, 2019.

10.10†+*	Clinical Trial Collaboration and Supply Agreement, by and between the Registrant and MSD International GmbH and MSD International Business GmbH, dated May 19, 2022.

10.11+*	Office Lease Agreement, dated August 16, 2023.

21.1*	Subsidiaries of the Registrant.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24*	Power of Attorney (included on signature page).

107	Filing Fee Table

*	Previously filed.
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to Item 601(b)(10) of Regulation S-K.
#	Indicates a management contract or any compensatory plan, contract or arrangement.
+

Certain exhibits and schedules to these agreements have been omitted pursuant to Item 601(a)(5) and (6) of Regulation S-K. The registrant will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.

(b)	Financial Statements Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.  Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a) The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on the 6th day of September, 2024.

BICARA THERAPEUTICS INC.

By:	/s/ Claire Mazumdar
Name: Claire Mazumdar, Ph.D., M.B.A. Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Claire Mazumdar Claire Mazumdar, Ph.D., M.B.A.	Chief Executive Officer (Principal Executive Officer)	September 6, 2024

/s/ Ivan Hyep Ivan Hyep, M.B.A.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 6, 2024

* Michael Powell	Director, Chairperson	September 6, 2024

* Carolyn Ng, Ph.D.	Director	September 6, 2024

* Vijay Kuchroo, D.V.M., Ph.D.	Director	September 6, 2024

* Kiran Mazumdar-Shaw	Director	September 6, 2024

* Heath Lukatch, Ph.D.	Director	September 6, 2024

* Jake Simson, Ph.D.	Director	September 6, 2024

* Kate Haviland, M.B.A.	Director	September 6, 2024

* Scott Robertson, M.B.A.	Director	September 6, 2024

* Nils Lonberg, Ph.D.	Director	September 6, 2024

* Christopher Bowden	Director	September 6, 2024

*By:	/s/ Claire Mazumdar
Claire Mazumdar, Ph.D., M.B.A.
Attorney-in-Fact